As filed with the Securities and Exchange Commission on November 6, 2009

Registration No. 333-162806

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

7 DAYS GROUP HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10F, 705

GuangzhouDaDaoNan Road

Guangzhou, Guangdong 510290

People’s Republic of China

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kurt J. Berney Portia Ku O’Melveny & Myers LLP 37/F, Plaza 66 1266 Nanjing Road West Shanghai 200040 People’s Republic of China +(86) 21-2307-7000	Jonathan B. Stone Edward Lam Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road, Central Hong Kong +(852) 3740-4700

Approximate date of commencement of proposed sale to the public:  as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Ordinary shares, par value US$0.125 per share(2)(3)	US$127,311,526	US$7,104(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No.333-162949). Each American depositary share represents three ordinary shares.
(4)	Of this amount, $5,580 was previously paid on November 2, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated November 6, 2009

Prospectus

10,100,000 American Depositary Shares

representing 30,300,000 Ordinary Shares

This is an initial public offering of American Depositary Shares, or ADSs, representing ordinary shares of 7 Days Group Holdings Limited, or 7 Days Inn. We are offering 10,100,000 ADSs. Each ADS will represent the right to receive three of our ordinary shares, par value $0.125 per share. The estimated initial public offering price is between $9.00 and $11.00 per ADS.

Prior to this offering, there has been no public market for our ADSs or our ordinary shares. We have applied for listing our ADSs on the New York Stock Exchange under the symbol “SVN”.

	Per ADS	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to 7 Days Inn, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to 1,515,000 additional ADSs.

Investing in our ADSs involves a high degree of risk. See “Risk factors” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan	Citi

Oppenheimer & Co.

            , 2009

A LEADING AND FAST GROWING NATIONAL ECONOMY HOTEL CHAIN

- Third largest national economy hotel chain by number of hotels, with 283 hotels and 28,266 rooms in operation
- Fastest growing top-ten national economy hotel chain
- Largest member loyalty program in the Chinese economy hotel industry with over eight million members
- Pipeline of 77 hotels and 7,476 rooms under conversion

Continued growth in number of hotels in operation

Number of Hotels
Revenue (US$million)
2005-08 revenue CAGR of 272%
5
2
24
8
106
37
223
106
283
122
2005
2006
2007
2008
9 months ended September 30, 2009

As of December 31 of 2005, 2006, 2007 and 2008

7天连锁酒店

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to offer and sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

i

Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common shares. You should read the entire prospectus carefully, including “Risk factors,” on page 16, and our consolidated financial statements and notes to those consolidated financial statements, on page F-1, before making an investment decision.

7 Days Group Holdings Limited

We are a leading and fast growing national economy hotel chain based in China. We convert and operate limited service economy hotels across major metropolitan areas in China under our award-winning “7 Days Inn” brand. We strive to offer consistent and high-quality accommodations and services primarily to the growing population of value-conscious business and leisure travelers who demand affordable, clean, comfortable, convenient and safe lodging, and to respond to our guests’ needs. Two important drivers of our business are our 7 Days Club and our eCommerce platform, which is supported by our integrated proprietary information technology, or IT, system. We are the third largest economy hotel chain in China based on the total number of hotels as of December 31, 2008, and we were the fastest growing among the top ten economy hotel chains in China in 2006, 2007 and 2008 based on the number of new hotels opened, according to the China Hotel Association. As of September 30, 2009, we had 283 hotels in operation, 48 of which were managed hotels, with 28,266 hotel rooms in 41 cities, and an additional 77 hotels with 7,476 hotel rooms under conversion. Upon completion of these hotels, we will cover 59 cities in China.

Over eight million members have registered with our 7 Days Club as of the date of this prospectus. During the first nine months of 2009, members of our 7 Days Club who had previously stayed at our hotels at least once before accounted for approximately 81% of our total hotel room nights. Our eCommerce platform, supported by our IT system, allows our guests to make reservations through various electronic reservation channels, receive confirmations and make payments in real-time. According to Alexa.com, an Internet information company that tracks website traffic, we had the top ranked website for Internet traffic among Chinese economy hotel chains as of September 30, 2009. The popularity of our various electronic reservation channels with our members and guests has reduced our reliance on more costly third-party agents, which accounted for only approximately 1% of our total hotel room reservations for 2008 and the first nine months of 2009. In addition, our IT system, with its centralized database, integrates and links each hotel’s local management system with our central network, and provides our management with real-time financial, operating and reservation information. By leveraging our eCommerce platform, 7 Days Club and IT system, we plan to continue to manage our business, enhance customer loyalty and grow our number of hotels and hotel rooms.

We have historically grown our 7 Days Inn hotel chain by leasing and converting existing real estate properties meeting our site and other selection criteria. We refer to these hotels as our “leased-and-operated” hotels. For our leased-and-operated hotels, we target existing properties as opposed to new construction because we believe this strategy results in more favorable lease terms. More recently, we expanded our focus to include hotel management arrangements. Hotel management arrangements capitalize on our hotel chain’s maturity and our brand recognition and also allow us to continue to expand our hotel chain and build our 7 Days brand without the same level of capital expenditures as our leased-and-operated hotels. We refer to these hotels as our “managed” hotels. Under our standardized hotel management arrangements, we license our brand to third parties and are responsible for managing these hotels, including hiring and appointing hotel managers and staff and installing and maintaining our IT system, allowing us to control brand consistency and ensure that we offer high quality accommodations to our guests. We do not own the real property on which, or the buildings in which, any of our hotels are operated.

Our 7 Days Inn hotel chain has a national footprint with hotels in operation and under conversion in 28 of China’s 31 provinces as of September 30, 2009. We established our initial hotels in 2005 and 2006 primarily in southern China, particularly in Guangzhou and Shenzhen. In 2007, we continued our expansion efforts in existing markets and expanded into central, southwest and eastern China, covering cities such as Chongqing, Wuhan and Shanghai, as well as the national capital of Beijing in the north. In 2008, we continued our national expansion by targeting the provincial capital of most provinces. In 2009, we are continuing our national expansion with an increased focus on managed hotels. We have more hotels in operation than any of our five primary national economy hotel chain competitors in Guangzhou (31 hotels), Shenzhen (31 hotels), Wuhan (17 hotels), Changsha (14 hotels), Chongqing (13 hotels) and Guiyang (8 hotels), six cities with aggregate population of approximately 67 million. We also have a strong presence in Beijing (34 hotels), Nanjing (13 hotels), Jinan (10 hotels) and Chengdu (11 hotels), four cities with aggregate population of approximately 44 million. In addition, we have 23 hotels in Shanghai, which has a population of approximately 19 million. Our hotels located in Beijing, Shanghai, Guangzhou and Shenzhen have typically enjoyed higher average occupancy rates and average daily room rates than our hotels located in other cities.

Our 7 Days Inn hotel chain has grown from 5 hotels in 2 cities as of the end of 2005, to 24 hotels in 7 cities as of the end of 2006, to 106 hotels in 20 cities as of the end of 2007, to 223 hotels in 33 cities as of the end of 2008 and to 283 hotels in 41 cities as of September 30, 2009. As of those dates, we had 0, 1, 3, 17 and 48 managed hotels in operation, respectively. Our revenues grew from RMB54.9 million in 2006 to RMB252.8 million in 2007 and to RMB721.4 million (US$105.7 million) in 2008. Our revenues for the nine months ended September 30, 2009 were RMB830.8 million (US$121.7 million). During 2008 and for the nine months ended September 30, 2009, we had net losses of RMB209.9 million (US$30.8 million) and RMB9.3 million (US$1.4 million), respectively. Our average occupancy rates were 88.1% and 88.4% for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

Industry background

China’s lodging industry has expanded rapidly as a result of the substantial growth of the Chinese economy and travel industry over the past several years. According to Datamonitor, the lodging industry generated total revenues of RMB121.2 billion in 2004 and RMB216.1 billion (US$31.7 billion) in 2008, representing a four-year compound annual growth rate, or CAGR, of 15.6%.

China’s lodging industry includes both hotels and other forms of accommodation such as guesthouses and privately-owned lodging outlets. The lodging industry has historically been dominated by low-end guesthouses operated by a large number of independent operators that are non-standardized in terms of room quality, design and hospitality. The high-end lodging sector in China is primarily targeted at international tourists and corporate travelers and is dominated by international operators such as InterContinental Hotels Group and Starwood Hotels and Resorts Worldwide. The mid-tier lodging sector has long been fragmented, with no dominant players and a large pool of individual domestic hotel operators owning one or two hotels. Recently, many international and domestic hotel chain operators have begun to focus on this sector as travelers face tighter budget constraints.

As recently as 2003, there were fewer than 100 branded economy hotels in China, according to www.inn.net.cn. Since then, economy hotel chains have emerged and expanded in China, gaining a growing customer base consisting primarily of individual domestic business and leisure travelers. Economy hotel chains aim to satisfy customers’ basic accommodation needs with affordable pricing, comfortable lodging and a standardized product. According to the 2009 China Economy Hotel Survey, the top ten economy hotel operators in China based on the total number of hotel rooms had opened 1,736 hotels with 213,789 hotel rooms by the end of 2008, representing three-year CAGRs of 85.3% and 80.8%, respectively. It is estimated that there were over 4,000 branded economy hotels with around 400,000 rooms as of December 31, 2008. The sector is still at an early development stage and remains largely untapped with 0.3 economy hotel rooms per 1,000 people in China in 2008, as compared to 2.5 economy hotel rooms per 1,000 people in the United States, according to data from the 2009 China Economy Hotel Survey, Global Insight, CEIC Data and the U.S. Census Bureau. As of June 30, 2009, the largest economy hotel operator in China had 547 hotels compared to the largest economy hotel operator in the United States which had over 5,070 economy hotels in its system.

The economy hotel chain sector of China’s lodging industry has been expanding rapidly as a result of a number of factors, including the growth of the Chinese economy and the growth of the travel industry in China, as well as increasing numbers of fast-growing small- to medium-sized enterprises, or SMEs, the growth of domestic tourism, increasing disposable income, Internet developments, the expansion of urban business centers and a growing recognition of the economy hotel accommodation options by customers.

Although China has experienced a reduction in its economic growth rate as part of the world financial crisis, the economy hotel industry in China has performed well during this period. In some instances, the economy hotel industry has benefited from a shift in business and leisure traveler preferences to economy hotel options from star-rated options. As a result, we believe economy hotel chains in China that have established a strong brand and a nationwide network, as well as eCommerce capabilities, such as our 7 Days Inn national hotel chain, are well-positioned to capture the opportunities presented by the continued growth of the economy hotel market in China.

Our strengths, strategies and challenges

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

•	powerful “7 Days Inn” brand characterized by consistent, convenient and comfortable lodging and friendly services;

•	leading economy hotel chain achieving strong growth and stable operating performance;

•	continuous innovation driving growth and performance;

•	largest member loyalty program in the Chinese economy hotel industry;

•	comprehensive eCommerce platform and integrated proprietary IT system; and

•	strong entrepreneurial management team in partnership with committed institutional investors.

Our goal is to become the top national economy hotel chain in China by continuing to offer consistent, convenient and comfortable lodging in a friendly and safe environment that provides competitive value-for-money. We believe our corporate culture, customer-oriented and innovative offerings, cost-effectiveness, flat management system, performance driven compensation and proprietary integrated IT system strongly position us to achieve our goal. Our primary growth strategies include:

•	continue to expand to achieve and maintain leading market share in key target cities in China through both leased-and-operated hotels and managed hotels;

•	continue to lower hotel operating costs to enhance same hotel profitability;

•	continue to develop innovative products and services to enhance our member and guest loyalty and room and non-room revenue;

•	further develop our brand and our 7 Days Club via our eCommerce platform to enhance our revenue base; and

•	further upgrade our IT infrastructure and system to enhance operating performance and support further expansion.

The successful execution of our strategies is subject to certain risks and uncertainties, including:

•	risks associated with our limited operating history and historical operating losses;

•	uncertainties regarding our ability to continue our growth and achieve profitability;

•	uncertainties regarding our ability to fund our working capital needs;

•	uncertainties regarding our ability to expand our operations, either through leased-and-operated hotels or managed hotels, while maintaining consistent and high-quality accommodations and services;

•	uncertainties regarding our ability to respond to competitive pressures; and

•

uncertainties associated with factors typically affecting the lodging industry, including changes in economic conditions, adverse weather conditions, natural disasters or outbreaks of serious contagious diseases in markets where we have a presence.

Please see “Risk factors” and other information included in this prospectus for a detailed discussion of these and other risks and uncertainties.

Our corporate information

Our principal executive offices are located at 10F, 705 GuangzhouDaDaoNan Road, Guangzhou, Guangdong 510290, People’s Republic of China. Our telephone number at this address is (86) 20 8922 6577 and our fax number is (86) 20 8922 6707. Our website is www.7daysinn.cn. The information contained on our website is not a part of this prospectus.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

Our corporate structure

We incorporated 7 Days Group Holdings Limited, or 7 Days Inn, in the Cayman Islands in October 2004. We have implemented an offshore holding company structure and we conduct substantially all of our operations in China through our PRC wholly-owned subsidiary, 7 Days Inn (Shenzhen) Co., Ltd., or 7 Days Shenzhen, and its subsidiaries and branches. For additional information on our holding company structure, see “Related party transactions—Transactions related to our offshore holding company structure.” The following diagram illustrates our corporate structure and the place of formation and affiliation of our subsidiaries and branches as of the date of this prospectus:

(1)

These seventeen wholly-owned subsidiaries are Guangzhou 7 Days Hotel Management Co., Ltd., Guangzhou 7 Days Inn Co., Ltd., Chengdu 7 Days Hotel Management Co., Ltd., Fuzhou Gulou District 7 Days Hotel Management Co., Ltd., Guiyang 7 Days Hotel Management Co., Ltd., Wuhan 7 Days Hotel Management Co., Ltd., Xi’an 7 Days Hotel Management Co., Ltd., Tianjin 7 Days Hotel Management Co., Ltd., Jinan 7 Days Hotel Management Co., Ltd., Guiyang Nanming 7 Days Hotel Management Co., Ltd., Foshan 7 Days Inn Co., Ltd., Shenyang 7 Days Hotel Management Co., Ltd., Kunming 7 Days Hotel Management Co., Ltd., Nanjing 7 Days Speedy Hotel Management Co., Ltd., Hefei 7 Days Hotel Management Co., Ltd., Nanjing 7 Days Sabo

Hotel Management Co., Ltd., and Shanghai 7 Days Investment Management Co., Ltd. In addition, Guangzhou 7 Days Hotel Management Co., Ltd. owns 100% of the outstanding equity interests in Nanchang 7 Days Hotel Management Co., Ltd, which is not illustrated in the diagram above.

(2)	The 20% equity interest in Shanghai 7 Days Hotel Management Co., Ltd. is owned directly by Guangzhou 7 Days Hotel Management Co., Ltd.

(3)	The 30% equity interest in Wuxi Shenglong Hotel Management Co., Ltd. is held by Mr. Nanyan Zheng, our chief executive officer, in trust for our company.

Conventions which apply to this prospectus

Unless we indicate otherwise, all information in this prospectus reflects the following:

•	no exercise by the underwriters of their option to purchase up to 1,515,000 additional ADSs representing 4,545,000 ordinary shares from us;

•

assumes the net issuance of a maximum of 8,000,000 ordinary shares in connection with the exercise of ordinary share purchase warrants outstanding as of the date of this prospectus which will be required to be exercised upon the closing of this offering at an exercise price of US$0.833 per share, which represents a 75% discount to the midpoint of the estimated public offering price range, and further assumes that payment of the related aggregate exercise price is made by delivery of cash; and

•	conversion of all outstanding preferred shares to ordinary shares immediately prior to the closing of this offering.

Except where the context otherwise requires and for purposes of this prospectus only:

•	“we,” “us,” “our company,” “our” and “7 Days Inn” refer to 7 Days Group Holdings Limited, a Cayman Islands company, and its subsidiaries;

•	“ADSs” refers to our American depositary shares, each of which represents three ordinary shares, and “ADRs” refers to American depositary receipts, which, if issued, evidence our ADSs;

•	“average daily rate” refers to total hotel room revenues divided by the total number of occupied rooms in a given period;

•	“China” or “PRC” refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau;

•

“conversion” with respect to our leased-and-operated hotels and managed hotels means the renovations and leasehold improvements undertaken to convert an existing real estate property into a leased-and-operated hotel or a managed hotel;

•

“conversion costs” with respect to our leased-and-operated hotels includes costs incurred during the construction and installation of leasehold improvements for our leased-and-operated hotels which are initially capitalized as construction in progress and reflected in “Property and equipment” on our balance sheet before being transferred to leasehold improvements when the assets are ready for their intended use, at which time depreciation commences, but excluding rent expense and other miscellaneous expenses such as staff costs which are expensed as incurred;

•	“LIBOR” refers to the London Interbank Offered Rate;

•	“occupancy rate” refers to the total number of occupied rooms divided by the total number of available rooms in a given period;

•	“our hotels” refers, collectively, to our leased-and-operated hotels and our managed hotels;

•

“RevPAR” represents revenue per available hotel room, which is calculated by dividing total hotel room revenues by the total number of hotel rooms available to rent in a given period or by multiplying average daily rates and occupancy rates in a given period;

•	“RMB” or “Renminbi” refers to the legal currency of China and “$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States; and

•	“shares” or “ordinary shares” refers to our ordinary shares, and “preferred shares” refers to our Series A preferred shares, Series B preferred shares and Series C preferred shares, collectively.

This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the exchange rate as set forth in the H. 10 statistical release of the Federal Reserve Board. Unless otherwise noted, all translations of financial data from RMB to U.S. dollars in this prospectus were made at a rate of RMB6.8262 to US$1.00, the exchange rate as of September 30, 2009. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. See “Risk factors—Risks related to doing business in China—Fluctuations in the value of the Renminbi may have a material adverse effect on your investment.” On October 30, 2009, the exchange rate was RMB6.8264 to US$1.00.

The offering

The following information assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

American depositary shares offered:

By 7 Days Inn	10,100,000 ADSs

The ADSs	Each ADS represents three ordinary shares, par value US$0.125 per share.

ADSs outstanding immediately after this offering	10,100,000 ADSs

Reserved ADSs	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 505,000 ADSs to certain directors, officers, employees and associates of our company through a directed share program. These reserved ADSs account for an aggregate of 5% of the ADSs offered in this offering.

Ordinary shares outstanding immediately after this offering	147,073,387 ordinary shares

Listing	We have applied to have our ADSs traded on the New York Stock Exchange, or NYSE. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

NYSE trading symbol	SVN

Over-allotment option	We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 1,515,000 additional ADSs.

Use of proceeds	We intend to use the net proceeds from this offering to repay our outstanding indebtedness under our senior floating rate notes due September 10, 2010, to fund working capital and for other general corporate purposes, which may include the expansion of our hotel chain and the improvement of existing leased-and-operated hotels.

Depositary	Citibank, N.A.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ADSs.

The number of ordinary shares that will be outstanding immediately after this offering:

•	assumes no exercise of the underwriters’ overallotment option;

•	assumes the conversion of all outstanding preferred shares into 45,120,035 ordinary shares immediately prior to the completion of this offering;

•

excludes 3,468,600 ordinary shares issuable upon the exercise of options outstanding under our 2007 Employee Share Incentive Plan, or 2007 Plan, at a weighted average exercise price of approximately US$2.37 per share;

•	excludes 1,803,048 ordinary shares reserved for future issuances under our 2007 Plan as of September 30, 2009; and

•

assumes the issuance of 8,000,000 ordinary shares in connection with the exercise of ordinary share purchase warrants outstanding as of the date of this prospectus which will be required to be exercised upon the closing of this offering.

At an assumed initial public offering price of US$10.00 per ADS, the midpoint of the estimated public offering price range, our outstanding ordinary share purchase warrants are exercisable in the aggregate for a maximum of 8,000,000 ordinary shares at a per share exercise price of US$0.833 per share, representing a 75% discount to the assumed public offering price and an aggregate exercise price of US$6.7 million. Payment of the warrant exercise price may be made by delivery of cash, by tendering warrants (with the value of such warrants based on the public offering price), by tendering our outstanding senior floating rate notes due September 10, 2010, issued in September 2007, or senior notes, or by a combination thereof. The number of ordinary shares to be issued set forth above will be reduced by 2,000,000 ordinary shares if the ordinary share purchase warrants are exercised in full by tendering warrants.

Our summary consolidated financial and operating data

You should read the following information in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our summary consolidated statement of operations data for the years ended December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus and are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Our summary consolidated statement of operations data for the nine months ended September 30, 2008 and 2009 and our summary consolidated balance sheet data as of September 30, 2009 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have prepared our unaudited interim condensed consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited interim condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our historical results do not necessarily indicate our results expected for any future periods.

The following information contains translations of RMB amounts to U.S. dollars at a rate of RMB6.8262 to US$1.00, the exchange rate as of September 30, 2009, solely for the convenience of the reader.

(in thousands, except share, per share and per ADS data)	For the year ended December 31,				For the nine months ended September 30,
	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	US$	RMB	RMB	US$

Summary consolidated statement of operations data:
Revenues	54,852	252,799	721,434	105,686	487,186	830,777	121,704
Operating costs and expenses(1)	(75,247)	(343,080)	(860,732)	(126,092)	(616,297)	(783,751)	(114,815)
Profit (loss) from operations	(20,395)	(90,281)	(139,298)	(20,406)	(129,111)	47,026	6,889
Net loss	(21,486)	(123,665)	(209,922)	(30,752)	(184,802)	(9,320)	(1,365)
Loss (income) attributable to noncontrolling interests	—	933	(608)	(89)	(420)	(1,247)	(183)
Net loss attributable to 7 Days Group Holdings Limited shareholders	(21,486)	(122,732)	(210,530)	(30,841)	(185,222)	(10,567)	(1,548)
Net loss per ordinary share:
Basic and diluted	(0.87)	(2.05)	(3.51)	(0.51)	(3.09)	(0.18)	(0.03)
Net loss per ADS (unaudited)(2):
Basic and diluted	(2.60)	(6.14)	(10.53)	(1.54)	(9.26)	(0.53)	(0.08)
Weighted average ordinary shares outstanding:
Basic and diluted	24,826,608	60,000,000	60,000,000	60,000,000	60,000,000	60,000,000	60,000,000

(1)	Includes share-based compensation expenses as follows:

	For the year ended December 31,				For the nine months ended September 30,
(in thousands)	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	US$	RMB	RMB	US$
Share-based compensation expenses	(1,751)	(15,633)	(27,221)	(3,988)	(22,201)	(8,631)	(1,264)

(2)	Each ADS represents three ordinary shares.

	As of September 30, 2009
(in thousands)	Actual		As adjusted(1)

	RMB	US$	RMB	US$
Summary consolidated balance sheet data:
Cash	276,995	40,578	451,795	66,185
Restricted cash	57,906	8,483	—	—
Total assets	1,558,401	228,297	1,666,185	244,087
Total current liabilities	924,331	135,409	390,766	57,245
Series A convertible preferred shares	78,294	11,470	—	—
Series C convertible preferred shares	436,428	63,934	—	—
Total 7 Days Group Holdings Limited shareholders’ equity (deficit)	(116,123)	(17,011)	1,106,592	162,109

(1)	Our unaudited consolidated balance sheet data as of September 30, 2009 are adjusted to give effect to (i) the automatic conversion of all of our outstanding preferred shares into 45,120,035 ordinary shares immediately prior to the closing of this offering, (ii) the repayment of US$81.6 million in outstanding principal and interest under our senior notes, (iii) the issuance and sale of 10,100,000 ADSs by us in this offering, assuming an initial public offering price of US$10.00 per ADS, the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option, and (iv) the issuance of ordinary shares issuable upon the exercise of our outstanding ordinary share purchase warrants which will be required to be exercised in connection with the closing of this offering. At an assumed initial public offering price of US$10.00 per ADS, the midpoint of the estimated public offering price range, our ordinary share purchase warrants are exercisable in the aggregate for a maximum of 8,000,000 ordinary shares at a per share exercise price of US$0.833 per share, representing a 75% discount to the assumed public offering price, resulting in aggregate warrant exercise proceeds to us of US$6.7 million. Payment of the exercise price may be made by delivery of cash, by tendering warrants (with the value of such warrants based on the public offering price), by tendering our outstanding senior notes or by a combination thereof. The amount of cash and cash equivalents will be reduced to the extent warrant holders exercise ordinary share purchase warrants by tendering warrants or senior notes as payment of the exercise price. A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.00 per ADS would increase (decrease) the amounts representing cash and cash equivalents, total assets and total 7 Days Group Holdings Limited shareholders’ equity by US$9.4 million.

The following table sets forth selected operating data as of and for the dates and periods indicated:

	As of and for the Year ended December 31,			As of and for the nine months ended September 30,
	2006	2007	2008	2008	2009

Hotels in operation(1):
Leased-and-operated hotels	23	103	206	163	235
Managed hotels(2)	1	3	17	15	48

Total	24	106	223	178	283

Hotels under conversion(1):
Leased-and-operated hotels	19	84	34	69	4
Managed hotels	—	2	15	5	73

Total	19	86	49	74	77

Total hotel rooms for hotels in operation(1)	2,678	11,399	22,352	18,220	28,266
Total hotel rooms for hotels under conversion(1)	2,153	7,364	4,821	6,649	7,476
Number of cities covered for hotels in operation(1)	7	20	33	27	41
Average occupancy rate(3)	93.0%	88.0%	88.1%	87.0%	88.4%
Average daily rate (in RMB)	162.97	158.12	159.88	159.71	158.26
RevPAR (in RMB)	151.53	139.20	140.89	138.99	139.96

(1)	As of the end of each period.

(2)	Includes one managed hotel in which we own a noncontrolling interest for each period.

(3)	Occupancy rates for certain hotels benefit from rental of the same hotel room multiple times a day.

The following table sets forth certain unaudited financial data as of and for the dates and periods indicated:

	For the year ended December 31,				For the nine months ended September 30,
(in thousands)	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	US$	RMB	RMB	US$
Non-GAAP financial data(1):
EBITDA	(14,953)	(64,327)	(39,040)	(5,719)	(62,562)	145,576	21,326
EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants	(13,202)	(46,453)	(22,303)	(3,267)	(45,068)	160,626	23,530

(1)	We believe that earnings before interest, income tax expense, depreciation and amortization, or EBITDA, is a useful financial metric to assess our operating and financial performance before the impact of investing and financing transactions and income taxes. In addition, we believe that EBITDA is widely used by other companies in the lodging industry and may be used by investors as a measure of our financial performance. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures. The presentation of EBITDA should not be construed as an indication that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

We also calculate EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants. We prepare our financial statements in accordance with U.S. GAAP and, accordingly, expense our employee share options and recognize the impact of changes in the fair value of our ordinary share purchase warrants. Since share-based compensation expense and change in fair value of ordinary share purchase warrants are non-cash expenses, we believe excluding them from our calculation of EBITDA allows us to provide investors with a more useful tool for assessing our operating and financial performance. Specifically, with respect to shared-based compensation expense, because of the variety of equity awards used by companies, the varying methodologies for determining share-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding share-based compensation enhances the ability of management and investors to understand the impact of share-based compensation expense on EBITDA. With respect to change in fair value of ordinary share purchase warrants, because of the varying warrant terms employed by different companies when issuing warrants and the subjective assumptions involved in making the determination of fair value of any business and the corresponding fair value of the related warrants, we believe excluding change in fair value of ordinary share purchase warrants enhances the ability of management and investors to understand the impact of change in fair value of our ordinary share purchase warrants on EBITDA. We do not include non-cash compensation-based expense or change in fair value of ordinary share purchase warrants in our internal measures.

The use of EBITDA and EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants has certain limitations. Depreciation and amortization expense for various long-term assets, such as property and equipment, income tax expense, interest expense and interest income have been and will be incurred and are not reflected in the presentation of EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest expense and interest income, income tax expense, capital expenditures, share-based compensation expense and other relevant items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The terms EBITDA and EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants are not defined under U.S. GAAP, and EBITDA and EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants are not measures of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing our operating and financial performance, you should not consider this data in isolation or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA and EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants may not be comparable to EBITDA or EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA and EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants in the same manner as we do.

A reconciliation of EBITDA and EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants to net loss attributable to 7 Days Group Holdings Limited shareholders, which is the most directly comparable U.S. GAAP measure, is provided below:

	For the year ended December 31,				For the nine months ended September 30,
(in thousands)	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	US$	RMB	RMB	US$
Net loss attributable to 7 Days Group Holdings Limited shareholders	(21,486)	(122,732)	(210,530)	(30,841)	(185,222)	(10,567)	(1,548)
Interest income	(279)	(3,185)	(2,395)	(351)	(1,548)	(2,956)	(433)
Interest expense	568	31,233	84,470	12,374	61,023	63,690	9,330
Income tax expense (benefit)	535	3,262	(781)	(114)	1,050	(10,763)	(1,577)
Depreciation and amortization	5,709	27,095	90,196	13,213	62,135	106,172	15,554

EBITDA	(14,953)	(64,327)	(39,040)	(5,719)	(62,562)	145,576	21,326

Share-based compensation expense	1,751	15,633	27,221	3,988	22,201	8,631	1,264
Change in fair value of ordinary share purchase warrants	—	2,241	(10,484)	(1,536)	(4,707)	6,419	940

EBITDA excluding share-based compensation expense and change in fair value of ordinary share purchase warrants	(13,202)	(46,453)	(22,303)	(3,267)	(45,068)	160,626	23,530

Risk factors

You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

Risks relating to our business

Our operating results are subject to conditions typically affecting the lodging industry.

Our operating results are subject to conditions typically affecting the lodging industry, including, among others:

•	changes in national, regional or local economic conditions;

•	competition from other hotels;

•	the attractiveness of our hotels to our guests;

•	local market conditions such as an oversupply of, or a reduction in demand for, hotel rooms;

•	adverse weather conditions, natural disasters or travelers’ fears of exposure to serious contagious diseases;

•	the performance of managerial and other employees of our hotels; and

•	increases in operating costs and expenses, particularly rents, due to inflation and other factors.

Changes in any of these conditions could adversely affect our occupancy rates, average daily rates and RevPAR, or otherwise adversely affect our results of operations and financial condition.

If we are unable to compete successfully, our financial condition and results of operations may be harmed.

The lodging industry in China is highly competitive. Competition for customers primarily is based on hotel room rates, quality of accommodations, brand name recognition, convenience of location, geographic coverage, quality and range of services, and guest amenities. Our primary competitors are other economy hotel chains, as well as various regional and local economy hotels and local guest houses in each of the markets in which we operate. We also compete with one-, two- and three-star hotels, as we offer rooms with standards comparable to many of those hotels while maintaining competitive pricing. In addition, we may face competition from new entrants in the economy hotel industry in China or increased competition from competitors who are expanding rapidly since developing or converting economy hotels does not require significant capital commitments or human resources. This relatively low barrier to entry potentially allows new and existing competitors to enter or expand in our markets quickly. New and existing competitors may offer more competitive rates, greater convenience, superior services or amenities, or superior facilities, possibly attracting guests away from our hotels and resulting in lower occupancy and average daily rates for our hotels. Competitors may also outbid us in the selection of sites for new leased-and-operated hotel conversion, negotiate better management terms for potential managed hotels or offer better terms to our existing managed hotel owners, thereby slowing our anticipated pace of expansion. Furthermore, our typical guests may change their travel, spending and consumption patterns and choose to stay in other kinds of hotels. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

We may not be able to manage our expected growth, which could adversely affect our operating results.

We have experienced substantial growth since our inception. We have increased the number of our hotels in our 7 Days chain in operation in China from five in 2005 to 283 as of September 30, 2009, and we intend to continue to convert, operate and manage additional hotels in markets where we have a presence and in additional cities in China. Our expansion has placed, and will continue to place, substantial demands on our managerial, financial, operational, IT, and other resources. In order to manage and support our growth, we must continue to improve our existing managerial, operational and IT systems, including our financial and management controls, and recruit, train and retain qualified hotel management and other personnel. Our planned expansion will also require us to maintain consistent and high-quality accommodations and services to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in our quality standards. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations or maintain our quality standards. If we are unable to do so, our results of operations and financial condition may be materially and adversely affected.

In addition, our expansion within markets where we already have a presence may adversely affect the financial performance of our hotels in operation in those markets and, as a result, negatively affect our overall results of operations. Furthermore, expansion into new markets may present operating and marketing challenges that are different from those that we currently encounter in our existing markets. Expansion into new markets may also cause certain of our non-financial key performance indicators to decline, such as our average daily rate, average occupancy rate and RevPAR, as new markets may have lower average hotel room rates than markets in which we currently have a presence and our new hotels tend to have a lower occupancy rate than our more mature hotels. Our inability to anticipate the changing demands that expanding operations will impose on our managerial, operational, IT, and other resources, or our failure to quickly adapt our systems and procedures to the demands of new markets, could result in lost revenues and increased expenses and otherwise harm our results of operations and financial condition.

We have a history of losses and may never achieve sustained profitability.

We have a history of net losses. For the years ended December 31, 2006, 2007 and 2008, our net losses were RMB21.5 million, RMB123.7 million and RMB209.9 million (US$30.8 million), respectively. For the nine months ended September 30, 2009, our net losses were RMB9.3 million (US$1.4 million). As of September 30, 2009, we had an accumulated deficit of RMB391.5 million (US$57.4 million). We cannot anticipate when, if ever, we will become profitable. We may incur additional net losses as we expand our hotel chain and pursue our business strategy. In addition, because we recognize rent expense over the full lease term on a straight-line basis including any “free rent” lease period, we incur operating costs and expenses for hotels under conversion for which no revenues are being recognized during such period. Therefore, our income from operations will be adversely impacted during periods in which we continue to increase our number of leased-and-operated hotels, and this impact is likely to continue as we pursue our expansion strategy. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

Furthermore, in connection with the repayment of our outstanding senior notes and related interest within 60 days of the completion of this offering and the exercise of our outstanding ordinary share purchase warrants that will be required to be exercised upon the completion of this offering, we expect to incur debt extinguishment costs and a charge for change in fair value of warrants upon the repayment of the senior notes and the exercise of the warrants, respectively. See “Management’s discussion and analysis of financial condition and results of operations—Loss on extinguishment” and “—Warrant liability.” The impact of the debt extinguishment costs and (assuming that we repay our senior notes during the fourth quarter, as planned) additional charge for change in fair value of ordinary share purchase warrants will materially decrease the likelihood of us achieving profitability for the fourth quarter or full year of 2009.

Finally, due to a transfer of shares for nominal consideration by our founders to our Series C investors in connection with this offering, we will record the fair value of the shares being transferred over the nominal consideration as a combination of capital contributions from our founding shareholders and corresponding dividends to our Series C investors. See “Management’s discussion and analysis of financial condition and results of operations—Deemed dividend and earnings available for ordinary shareholders.” This deemed dividend will reduce earnings available for ordinary shareholders and, consequently, earnings per ordinary share and earnings per ADS in the quarter in which this offering is completed.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We believe that our future success depends on our ability to significantly increase revenue and maintain profitability from our operations. We have a limited operating history since we formed our company in 2004. Our limited operating history and significant growth make it difficult to evaluate our historical performance or prospects. In addition, fluctuations in results could make period to period comparisons difficult. You should consider our future prospects in light of the risks and challenges encountered by a company with a limited operating history. These risks and challenges include, among others:

•	the uncertainties associated with our ability to continue our growth and maintain profitability;

•	preserving our competitive position in the economy hotel segment of the lodging industry in China;

•	offering consistent and high-quality accommodations and services to retain and attract guests;

•	implementing our strategy and modifying it from time to time to respond effectively to competition and changes in customer preferences;

•	increasing awareness of our “7 Days Inn” brand and continuing to develop customer loyalty; and

•	recruiting, training and retaining qualified managerial and other personnel.

If we are unsuccessful in addressing any of these risks or challenges, our business may be materially and adversely affected.

We expect to need additional capital and we may not be able to obtain such capital in a timely manner or on acceptable terms, or at all.

We intend to use a significant portion of the proceeds of this offering to pay down our existing debt, a substantial portion of which is required to be repaid within 60 days after the completion of this offering. See “Use of proceeds.” We expect to require additional capital to implement our growth strategy, remain competitive or expand our hotel network. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	economic, political and other conditions in China and elsewhere;

•	our future results of operations, financial condition and cash flows; and

•	general market conditions for capital raising activities by companies in our business.

Our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain credit facilities. The sale of additional equity or equity-linked securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and our ability to pay dividends to our shareholders. We may be unable to obtain additional capital in a timely manner or on acceptable terms, or at all, which could have a material adverse effect on our liquidity and financial condition and our ability to pursue our growth plans, particularly our ability to add more leased-and-operated hotels to our chain.

Our business is sensitive to the current global economic crisis and continued weakness in the global or Chinese economy could materially and adversely affect our revenues and results of operations.

Deterioration in the global financial markets and economic conditions has reduced and could continue to reduce business and consumer travel activities in China. Our key performance indicators and results of operations for 2008 and for the nine months ended September 30, 2009 have been impacted by the economic slowdown and there are still great uncertainties regarding the economic conditions and the demand for travel in China for the remainder of 2009 and into next year. Continued turbulence in the international financial markets and economies and prolonged declines in business travel and consumer spending in China may adversely affect our liquidity and financial condition, including our ability to access the capital markets to meet liquidity needs.

We may not be able to successfully identify, secure or operate additional hotel properties.

We plan to open more hotels in markets where we have a presence and additional cities in China to further grow our business. We may not be successful in identifying and leasing or managing additional hotel properties at desirable locations and on commercially reasonable terms, or at all. In more developed cities, it may be difficult to increase the number of hotels because we or our competitors may already have operations in such cities, rental prices may increase, or our competitors may be able to gain leases of properties before we can do so. In some cases, our competitors may be willing to enter into less favorable lease or hotel management arrangements in order to prevent us from securing a particular property. Alternatively, in less developed cities, demand for our hotels may not increase as rapidly as we may expect. In addition, even if we are able to successfully identify and lease or manage new hotel properties, new hotels may not generate the returns we expect. Furthermore, we may incur costs in connection with evaluating properties and negotiating with property owners, lessors and managed hotel owners, including properties that we are subsequently unable to lease or manage. If we fail to successfully identify or compete for additional hotel properties, our ability to execute our growth strategy could be impaired and our business and prospects may be materially and adversely affected.

We may not be able to convert hotels on a timely or cost-efficient basis, which may adversely affect our growth strategy and business prospects.

We fund and oversee the conversion of our leased-and-operated hotels. Our involvement in the conversion of leased properties presents a number of risks, including conversion delays or cost overruns, which may result in increased project costs or lost revenues. We may be unable to recover conversion costs we incur for projects that are not pursued to completion. In addition, properties that we convert could become less attractive due to market saturation or oversupply, meaning we may be unable to recover conversion costs at the expected rate, or at all. Furthermore, we may not have available cash to complete projects that we have commenced, or we may be unable to obtain financing for conversion of future properties on favorable terms, if at all. If we are unable to successfully manage our hotel conversion activities to minimize these risks, our growth strategy and business prospects may be adversely affected.

Interruption or failure of our eCommerce platform or IT system could impair our ability to effectively provide accommodations and services, which could damage our reputation.

Our ability to provide consistent and high-quality accommodations and services across our hotel chain depends on the continued operation of our eCommerce platform and IT system. Any damage to, or failure of, our eCommerce platform or IT system could interrupt our service. Our eCommerce platform and IT system are vulnerable to damage or interruption as a result of power loss, telecommunications failures, computer viruses, hackers, fires, floods, earthquakes, interruptions in access to our toll-free numbers, or other attempts to harm our systems, and similar events. Our servers, which are maintained in Guangzhou, may also be vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant and our disaster recovery planning does not account for all possible scenarios. In addition, our eCommerce platform, IT system and related technologies may become outdated and we may not be able to replace or introduce upgrades as quickly as our competitors or within budgeted costs for such upgrades. If we experience frequent, prolonged or persistent eCommerce platform or IT system failures, the quality of our accommodations and services and our reputation could be harmed. The steps we need to take to increase the reliability and redundancy of our eCommerce platform and IT system may be costly, which could reduce our operating margin, and may not be successful in reducing the frequency or duration of any failures or service interruptions.

If the value of our brand diminishes, it could have a material adverse effect on our business and results of operations.

We believe our “7 Days Inn” brand is integral to our success, including the success of our sales and marketing efforts and our efforts to grow through hotel management arrangements. Our continued success in maintaining and enhancing our brand depends, to a large extent, on our ability to provide consistent and high-quality accommodations and services across our hotel chain, and design and introduce new accommodations and services to meet customer demands, as well as our ability to respond to competitive pressures. In addition, we and our managed hotel owners must maintain our hotels’ good condition and attractive appearance which requires ongoing renovations and other leasehold improvements, including periodic repair and replacement of furniture, fixtures and equipment. If we are unable to maintain and enhance our brand reputation, our occupancy and room rates may decline, which would adversely affect our business and results of operations.

Any failure to protect our trademarks and other intellectual property rights could have a negative impact on our business.

We believe our brand, trade name, trademarks and other intellectual property are critical to our success. “7 Days Inn” is a highly recognized brand in the economy hotel segment of China’s lodging industry and the success of our business depends in part upon our continued ability to use our brand, trade names and trademarks to increase brand awareness and to further develop our brand. We have applied for trademark registration for our “7 Days Inn” brand and logo in China, Hong Kong, the United States and Malaysia. Some of these applications have been rejected by the relevant authorities in China and the remaining trademark registrations in China and elsewhere may not be granted. The unauthorized reproduction of our trademarks or the use of confusingly similar brands could diminish the value of our brand and its market acceptance, competitive advantages and goodwill. In addition, we consider our eCommerce platform and IT system to be key components of our competitive advantage and our growth strategy. We have applied for an invention patent for a method of data transmission and two design patents for our modular bathroom, and we have received copyright registration certificates for 12 software programs developed by us. There can be no assurance that our patent applications will be granted. None of our other proprietary and operational systems have been patented or otherwise registered as our property.

Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brand, trade names, trademarks and other intellectual property rights may be costly, involve substantial management time and resources to enforce and fail to prevent their unauthorized use by third parties. Furthermore, the application of laws governing intellectual property rights in China is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trade names, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially.

We also may be subject to claims for infringement, invalidity, or indemnification relating to third parties’ intellectual property rights. Such claims may be time-consuming and costly to defend, divert management attention and resources, or require us to enter into licensing agreements, which may not be available on commercially reasonable terms, or at all.

If we are not able to recruit, train and retain qualified managerial and other employees, our brand and our business may be materially and adversely affected.

Our managerial and other employees operate our hotels and interact with our guests on a daily basis and are critical to maintaining our consistent and high-quality accommodations and services, as well as our established brand and reputation. We aim to recruit, train and retain entrepreneurial, motivated and positive customer service oriented managerial and other employees with backgrounds and experience in hotel, service and other industries. We must recruit and train qualified managerial and other employees on a timely basis to keep pace with our rapid growth. There may be a limited supply of such qualified individuals in some of the metropolitan markets in China where we have operations and other cities into which we intend to expand. In addition, criteria such as dedication to work and commitment to customer service are difficult to ascertain during the recruitment process. We also must provide continuous training to our managerial and other employees so that they can stay abreast of changes in our hotel operations and consumer preferences and demands, and meet and implement our quality standards. If we fail to recruit, train and retain qualified managerial and other employees, our quality standards may decrease in one or more of our hotels, which in turn may have a material and adverse effect on our brand, our business, and our financial condition and results of operations.

Failure to retain our senior management team and other key employees could harm our business and operations.

Our future success significantly depends upon the continuing service of our senior management team, including Mr. Nanyan Zheng, our chief executive officer, and Mr. Yuezhou Lin, our senior vice president and chief information officer. If one or more members of our senior management team or other key employees are unable or unwilling to continue in their present position, we may not be able to replace them easily, or at all. As a result, our business could be severely disrupted and our financial condition and results of operations could be materially and adversely affected. We do not carry key person insurance on any of our senior management team.

Our costs and expenses may remain constant or increase even if our revenues decline.

A significant portion of our operating costs for a particular period, including rent, is fixed. Accordingly, a decrease in our revenues could result in a disproportionately higher decrease in our earnings because our operating costs and expenses are unlikely to decrease proportionately. For example, during January and February, the months during which the Chinese New Year falls, our occupancy rates tend to decline and our revenues fall, but our expenses do not vary significantly since we continue to pay rent and salary, make regular repairs, conduct maintenance and renovations, and invest in other capital improvements on a continuous basis to maintain the attractiveness of our hotels. In addition, our conversion costs may increase as a result of increasing costs of materials and our labor costs may increase over time. However, we have a limited ability to pass increased costs on to guests through hotel room rate increases. Therefore, our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

Our legal right to lease certain properties could be challenged by property owners or other third parties, which could prevent us from continuing to operate the affected hotels or increase the costs associated with operating these hotels.

We do not hold any land-use rights with respect to the land on which our leased-and-operated hotels are located nor do we own any of the hotel properties we operate. Instead, we primarily rely on leases with third parties who either own the properties or lease the properties from the ultimate property owner. As of the date of this prospectus, of our 235 leased-and-operated hotels in operation as of September 30, 2009, 38 of the properties were leased from lessors who were unable to provide us copies of title certificates for such properties. Title to these properties could be challenged and, if successful and if we are not adequately indemnified by the lessors for our related losses, these challenges could impair the conversion or operations of our hotels on such properties. In the event that we could no longer operate on such sites, the proportion of revenue from such hotels that we may lose may be higher than the proportion that such number of hotels represent of all of our hotels. As of the date of this prospectus, of our 235 leased-and-operated hotels in operation as of September 30, 2009, six of the properties were leased from lessors who are not the ultimate owners of such properties and no consent was obtained from the ultimate owners to sublease the hotel properties to us. These or future lessor’s failures to duly obtain the title to the property or to receive any necessary approvals from the ultimate owner or the primary lease holder, as applicable, could potentially invalidate our lease or result in the renegotiation of such lease on less favorable terms. Moreover, building ownership or leaseholds in connection with our managed hotels could be subject to similar third-party challenges, possibly invalidating those leases or resulting in renegotiated leases and, in turn, possibly harming our managed hotel operations and brand. As of the date of this prospectus, of our 235 leased-and-operated hotels in operation as of September 30, 2009, nine of the properties were subject to mortgages at the time the leases were signed where consent to the leases was not obtained from the respective mortgage holders. In such circumstances where consent to the lease was not obtained from the mortgage holder, the lease may not be binding on the transferee of the property if the mortgage holder forecloses on the mortgage and transfers the property, which could in turn materially and adversely affect our ability to operate the hotel facility or require us to renegotiate our lease on terms which could be substantially less favorable to us. Our managed hotel owners face similar risks. In addition to the above risks, we also face potential disputes with property owners. Such disputes, whether or not resolved in our favor, may divert management attention, involve significant cost, harm our reputation and otherwise disrupt our business.

Our lessors’ failure to comply with lease registration and other compliance requirements under PRC law may subject these lessors or us to fines or other penalties that may negatively affect our ability to operate our hotels.

As an operator of hotel properties, we, our managed hotel owners and those from whom we lease properties are subject to a number of land- and property-related legal requirements. For instance, under PRC law, all lease agreements are required to be registered with the local housing bureau. For our leased-and-operated hotels, our standard lease agreement generally requires the lessor to make such registrations. However, as of the date of this prospectus, 190 of the properties where we lease and operate our hotels were leased from lessors who had not obtained required registrations of their leases from the relevant authorities and we continue to remind these lessors to obtain registrations under our lease agreements with them. The failure to file these leases may result in fines or penalties on our lessors. In addition, based on the specific land use right certificates and property ownership certificates currently held by some of our lessors, certain hotel properties we lease are restricted to industrial and other uses, rather than for commercial service use and we may commence hotel operations for hotels that have not yet received required commercial use zoning. The failure of our lessors to ensure that the hotel properties are operated in compliance with their designated use may subject these lessors or us to fines or other penalties or the invalidity of our lease agreements, which may negatively affect our ability to operate the hotels covered under those leases. Our managed hotel owners face similar risks which could subject them to fines and possible closure of the managed hotel and, in turn, could harm our managed hotel operations and brand. Since we commenced operations and through September 30, 2009, we have been subject to fines totaling approximately RMB424,333 (US$62,162) for operating hotels which have not been zoned for commercial use and there can be no assurance that we won’t be subject to such fines in the future or other penalties, including potentially being required to cease hotel operations at non-complying properties.

Our failure to comply with franchise regulations may result in penalties to us and could have a material adverse effect on our business.

In China, franchise activities are subject to the supervision and administration of the Ministry of Commerce and its local counterparts. Under the relevant regulations, franchisors are required to file their franchise contracts with the Ministry of Commerce or its local counterparts. We have not made the required filings for our existing management agreements and there is some uncertainly as to whether our management arrangements constitute franchising activities under these regulations. Nevertheless, we are in the process of filing our management agreements with the local counterpart of the Ministry of Commerce in Guangdong province. If relevant authorities determine that we have failed to report franchising activities in accordance with the regulations, we may be subject to fines of up to RMB100,000 (US$14,649). In that case, we may not be able to continue to conduct our business using hotel management arrangements and our business would be adversely affected.

Before entering into franchise agreements, the franchisor is required to disclose and provide specified written information to the franchisee regarding the franchise businesses, which includes certain proprietary information. If our management agreements are determined to be franchise agreements by relevant authorities and we have failed to disclose the required information correctly, accurately and fully, our managed hotel owners would have the right to terminate the management agreements, which could result in a material adverse effect on our business. Furthermore, franchise agreements are required to include certain provisions, such as termination rights and payment obligations. If our management agreements are determined to be franchise agreements by relevant authorities and the terms of our agreements are deemed to violate the required provisions, such terms may be treated as invalid and unenforceable by our managed hotel owners and we may be required to terminate or revise our agreements on terms more favorable to our managed hotel owners, which could materially diminish the economic value of our agreements.

We may be liable for improper use or appropriation of personal information provided by members of our 7 Days Club.

PRC laws do not prohibit us from collecting and analyzing the personal information of our 7 Days Club members and we require our members to provide certain personal information to us when they register their membership. We have taken commercially reasonable measures to keep the personal information safe and have implemented a privacy policy regarding the use of such information. However, we cannot assure you that individuals with access to personal information will abide by our privacy policy or that the personal information will not be appropriated by third parties, such as hackers, which may result in the inappropriate use or release of such information and could lead to potential lawsuits from members of our 7 Days Club and liability to us for not protecting their personal information.

We may not be able to successfully continue our managed hotel expansion.

As of September 30, 2009, we had 48 managed hotels and we intend to pursue additional hotel management arrangements as part of our growth strategy. Such arrangements generally require us to license our brand to third parties and we are responsible for managing these hotels, including hiring and appointing hotel managers and staff. There can be no assurance that we will be able to identify and secure additional suitable hotel management arrangements or, if so, that we will be able to negotiate commercially reasonable terms. In addition, hotel management arrangements may limit our ability to maintain consistent and high-quality accommodations and services and may give rise to disputes with our managed hotel owners or dilute our brand, which could harm our business. Furthermore, if third parties use our brand in a harmful manner, our business and reputation may be adversely affected.

The implementation of our offshore holding company structure related to the equity interests in Guangzhou 7 Days Hotel Management Co., Ltd. and Guangzhou 7 Days Inn Co., Ltd. may be challenged by PRC regulatory agencies to have violated a PRC regulation and, if challenged, we may be required to divest these equity interests and may be subject to administrative fines and other penalties.

Prior to November 2005, all of the outstanding equity interests of Guangzhou 7 Days Hotel Management Co., Ltd., a PRC limited liability company, or 7 Days Guangzhou, were held in trust for our company by Mr. Nanyan Zheng, our chief executive officer, and Mr. Linde Huang, who was an employee of a company affiliated with Mr. Boquan He, one of our founders and our chairman. The equity interests in 7 Days Guangzhou held in trust for our company by Mr. Huang were previously held in trust for our company by Mr. Guangji Chen until Mr. Chen left our company. Our investment in 7 Days Guangzhou through this trust arrangement was not approved by the Bureau of Foreign Trade and Economic Cooperation of Guangzhou, which is required under PRC laws. In November 2005, our beneficial ownership in the equity interests in 7 Days Guangzhou were transferred to 7 Days Shenzhen pursuant to a trust agreement entered into among Messrs. Zheng and Huang and 7 Days Shenzhen, and the prior trust arrangement with our company was terminated. In addition, prior to October 2005, all of the outstanding equity interests in Guangzhou 7 Days Inn Co., Ltd., a PRC limited liability company, or 7 Days Inn Guangzhou, were held in trust for 7 Days Shenzhen by Messrs. Zheng and Huang. In October and November 2006, we completed the restructuring related to 7 Days Guangzhou and 7 Days Inn Guangzhou, as a result of which 7 Days Shenzhen now holds all of the outstanding equity interests of 7 Days Guangzhou and 7 Days Inn Guangzhou directly instead of through these trust arrangements. The completion of these formalities was registered with local government authorities in Guangzhou and our PRC counsel, Commerce & Finance Law Offices, has advised us that the completion of such formalities does not render the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors that became effective on September 8, 2006, or the New M&A Rule, applicable. Under the New M&A Rule, acquisitions by an offshore SPV of domestic equity interests related to it are subject to the approval of the Ministry of Commerce. We cannot guarantee you, however, that relevant PRC government authorities will not determine that approval of the Ministry of Commerce was required. If relevant PRC government authorities deem our transactions with 7 Days Guangzhou and 7 Days Inn Guangzhou to be an “acquisition” subject to the New M&A Rule, we may have violated the New M&A Rule and could be subject to administrative fines and other penalties from relevant PRC authorities, may be required to obtain approval for such transactions from the Ministry of Commerce and could be required to divest 7 Days Guangzhou and 7 Days Inn Guangzhou, in which case we would lose the benefit of the revenues from hotels operated by such entities, which is substantial. There are no specific declarations of fines or penalties for such violations under current PRC laws and regulations and so the penalties we may suffer are uncertain. As of September 30, 2009, 7 Days Guangzhou and 7 Days Inn Guangzhou operated a total of 21 hotels, which accounted for 9.37% of our total revenues for the nine months ended September 30, 2009. Any of these events could have a material adverse effect on our business, operating results, and reputation and the trading price of our ADSs.

We have not obtained approvals from the local counterparts of the Ministry of Commerce and the National Development and Reform Commission in connection with our ownership of 7 Days Inn (HK) Investment Co., Limited, and if our ownership is challenged we may be subject to administrative fines and other penalties.

When we established 7 Days Inn (HK) Investment Co., Limited, we were required to obtain approvals from the respective local counterparts of the Ministry of Commerce and the National Development and Reform Commission under relevant PRC laws and regulations. We have obtained the approval from the local counterpart of the Ministry of Commerce but our application with the local counterpart of the National Development and Reform Commission was turned down because the relevant officials of the local National Development and Reform Commission were of the view that its approval was not required. Nevertheless, if, in the future, the local National Development and Reform Commission adopts a different interpretation, our failure to obtain its approval in connection with our equity interest in 7 Days Inn (HK) Investment Co., Limited may be challenged and we may be subject to fines and other penalties.

We are subject to various hotel industry, health and safety, and environmental laws and regulations that may subject us to liability.

Our PRC counsel, Commerce & Finance Law Offices, has advised us that each hotel in our chain must hold a basic business license and a special industry license issued by the local public security bureau and must have hotel operation included in the business scope of their respective business license. Our business also is subject to various health and safety and environmental laws and regulations that affect our operations and conversion activities in the jurisdictions in which we operate, including building, zoning, fire prevention, public safety, health and sanitary requirements. As of the date of this prospectus, of our 235 leased-and-operated hotels in operation as of September 30, 2009, 9 have not obtained a basic business license, 18 have not obtained their special industry licenses, 10 have not expanded the business scope of their respective business license to include hotel operation, 21 have not obtained approvals from local fire prevention authorities and 89 of our hotels serving breakfast have not obtained the relevant approvals from local health administrations for such activities. As a result of these compliance failures, we have been and may be subject to monetary damages, the imposition of fines against us, or the suspension or disruption of our operations or conversion activities, which could materially adversely affect our financial condition and results of operations. Furthermore, as of the date of this prospectus, of our 235 leased-and-operated hotels in operation as of September 30, 2009, 99 have not obtained environmental approvals from local environmental protection agencies and, as a result, we may be subject to fines. From the time that we commenced operations up through September 30, 2009, three of our hotels were required to temporarily cease operation due to non-compliance with applicable health and safety regulations and we have paid fines and penalties totaling approximately RMB1.3 million (US$0.2 million) related to such compliance failures.

If we fail to comply with any future material environmental, health and safety laws and regulations related to our business, we may be subject to additional monetary damages, the imposition of fines against us, or the suspension of our operations or conversion activities. Furthermore, new regulations could also require us to retrofit or modify our hotels or incur other significant expenses. Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances in our conversion activities, or otherwise operate in compliance with environmental laws, could subject us to potentially significant monetary damages and fines or suspension of our business operations, which could materially adversely affect our financial condition and results of operations.

Owners of our managed hotels are subject to these same permit and safety requirements. Although our managed hotel arrangements require the hotel owners to obtain and maintain all required permits or licenses, we have limited control over the managed hotel owners. Any failure to obtain and maintain the required permits or licenses may require us to delay opening of a managed hotel or to forgo or terminate our managed hotel arrangement which could harm our brand, result in lost management revenues and subject us to potential indirect liability.

Accidents, injuries or prohibited activities in our hotels may adversely affect our reputation and subject us to liability.

There are inherent risks of accidents, injuries or prohibited activities (such as illegal drug use, gambling, violence or prostitution by guests) taking place in hotels. The occurrence of one or more accidents, injuries or prohibited activities at any of our hotels could adversely affect our safety reputation among guests, harm our brand, decrease our overall occupancy rates, and increase our costs by requiring us to implement additional safety measures. In addition, if accidents, injuries or prohibited activities occur at any of our hotels, we may be held liable for costs or damages and fines. Our current property and liability insurance policies may not provide adequate or any coverage for such losses, and we may be unable to renew our insurance policies or obtain new insurance policies without increases in premiums and deductibles or decreases in coverage levels, or at all.

Our financial and operating performance may be adversely affected by epidemics, adverse weather conditions, natural disasters and other catastrophes.

Our financial and operating performance may be adversely affected by epidemics, adverse weather conditions, natural disasters and other catastrophes, particularly in locations where we have a concentration of hotels. For example, in early 2003, several economies in Asia, including China, were affected by the outbreak of severe acute respiratory syndrome, or SARS. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. In addition, some Asian countries, including China, have recently encountered incidents of the H5N1 strain of bird flu, or avian flu. Avian flu, which originally spread through poultry, is capable in some circumstances of being transmitted to humans and is often fatal. More recently, there has been a global outbreak of the H1N1 virus, or swine flu, which has affected many regional economies in China. The swine flu outbreak has had a negative impact on many businesses in Shenzhen, including our business, due to reduced business travel between Hong Kong and Shenzhen. Furthermore, the 2008 Sichuan earthquake also had a negative impact on many businesses in the region, including our business, due to reduced economic and travel activity in the affected region. Losses caused by epidemics, adverse weather conditions, natural disasters and other catastrophes, including SARS, avian flu, swine flu, earthquakes or typhoons, are either uninsurable or too expensive to justify insuring against in China. In the event an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any financial obligations related to the hotel. Similarly, war (including the potential for war), terrorist activity (including threats of terrorist activity) and travel-related accidents, as well as geopolitical uncertainty and international conflict, may affect travel and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely affected and our reputation may be harmed.

We have limited insurance coverage.

Our property insurance covers the assets that we own at our hotels and the buildings in which our leased-and-operated hotels and managed hotels operate. We also require our lessors and managed hotel owners to purchase customary insurance policies but they may fail to satisfy these requirements. If we are held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our business, results of operations and financial condition may be materially and adversely affected. In addition, we do not have any business disruption insurance coverage for our operations to cover losses possibly caused by adverse weather conditions, natural disasters or catastrophic events, such as SARS, avian flu or swine flu. Any business disruptions or natural disasters may result in our incurring substantial costs and diversion of our resources. Furthermore, we do not carry key person insurance on any of our senior management team.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Upon completion of this offering, we will be subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a report from management on its internal control over financial reporting in its annual report containing management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, an independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending on December 31, 2010. Our management may conclude that our internal control over our financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may disagree and may issue an adverse opinion.

Our reporting obligations as a public company will place a significant strain on our management and our operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a young, private company with limited accounting and other resources with which to adequately address our internal controls and procedures. As a result, in connection with the audits of our consolidated financial statements, our independent registered public accounting firm identified and communicated to us material weaknesses and significant deficiencies in our internal control over financial reporting, as defined by Auditing Standard No. 5 of the Public Company Accounting Oversight Board. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting. The material weakness in our internal control over financial reporting communicated by our independent registered public accounting firm related to our lack of sufficient U.S. GAAP and SEC resources and expertise to prepare and review our U.S. GAAP financial statements and disclosures, which resulted, for example, in audit adjustments and/or additional disclosure related to deferred taxes. Our independent registered public accounting firm also identified (1) several significant deficiencies including those related to insufficient documentation of intercompany transactions among our consolidated group companies and (2) a control deficiency in our IT system general control, including a need for additional procedures to reduce the risk of unauthorized access and improve data back up and storage.

We are in the process of trying to remediate these material weaknesses, significant deficiencies and other control deficiencies in time to meet the deadline for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If, however, we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal control over financial reporting. Moreover, effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent fraud. As a result, our failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our ADSs. Furthermore, we anticipate that we will incur considerable costs and devote significant management time and efforts and other resources to comply with Section 404 of the Sarbanes-Oxley Act.

If we grant employee share options and other share-based compensation in the future, our net profit could be adversely affected.

We believe our share incentive plan and other similar types of incentive plans are important to attract and retain key personnel. We have granted share options in the past and expect to do so in the future. As a result of the issuance of share options, we expect to incur share-based compensation expenses in the future. We have adopted Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R, in accounting for our share-based compensation. We account for compensation expenses for all share options, including share options granted to our directors and employees, using a fair-value based method and recognize the expense in our consolidated statement of operations in accordance with U.S. GAAP, which may have a material adverse effect on our net profit.

Our PRC subsidiaries have advanced funds among each other, which practice may have violated PRC regulations on inter-company lending and we may be subject to administrative fines and other penalties as a result of such violation.

As of September 30, 2009, 7 Days Shenzhen had advanced an aggregate amount of approximately RMB639.6 million (US$93.7 million) to our various PRC subsidiaries in which we own a majority interest. Our PRC counsel, Commerce & Finance Law Offices, has advised us that these inter-company loans may have violated certain PRC laws and regulations regarding commercial loans. As a result, we may be required to unwind these transactions and may be subject to administrative fines, which could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs.

In the future, we may pursue selective acquisitions to complement our organic growth which may not be successful.

In the future, we may pursue selective acquisitions to complement our organic growth, although we have no current plans to do so. If we decide to pursue selective acquisitions, we may not be successful in identifying suitable acquisition opportunities or completing such transactions, and our competitors may be more effective in executing and closing acquisitions in competitive bid situations than us. Our ability to enter into and complete acquisitions may be restricted by, or subject to, various approvals under PRC law or may not otherwise be possible, may result in a possible dilutive issuance of our securities, or may require us to seek additional financing. We also may experience difficulties integrating acquired operations, services, corporate cultures and personnel into our existing business and operations. Completed acquisitions may also expose us to potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing business, and the potential loss of, or harm to, relationships with our employees or guests as a result of our integration of new businesses. In addition, following completion of an acquisition, our management and resources may be diverted from their core business activities due to the integration process, which diversion may harm the effective management of our business. Furthermore, it may not be possible to achieve the expected level of any synergy benefits on integration and/or the actual cost of delivering such benefits may exceed the anticipated cost. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

The growth of third-party websites and other hotel reservation intermediaries and travel consolidators may adversely affect our margins and profitability.

Some of our hotel rooms are reserved through third-party websites and other hotel reservation intermediaries and travel consolidators to whom we pay commissions for such services. We believe that the aim of such intermediaries and consolidators is to have consumers develop loyalties to their reservation systems rather than to hotel brands such as ours. If these intermediaries and consolidators become a significant channel through which our guests make reservations, they may be able to negotiate higher commissions, reduced room rates, or other significant concessions from us, which could adversely affect our margins and profitability.

Certain of our non-financial key performance indicators may not be directly comparable to those of our competitors.

We may calculate certain of our non-financial key performance indicators, such as average occupancy rate and average daily rate, in a manner different than our competitors. As a result, certain of our non-financial key performance indicators may not be directly comparable to those of our competitors.

Risks related to the regulation of our business

We are subject to governmental regulations affecting the lodging industry and the costs of complying with governmental regulations, or our failure to comply with such regulations, could harm our financial condition and results of operations.

We are subject to numerous national and local government regulations affecting the lodging industry, including building, zoning, fire prevention, public safety, health and sanitary requirements. Increased government regulation could require us to make unplanned expenditures which could result in higher operating costs. Any failure to comply with these requirements or other governmental regulations could result in government fines or other penalties which may negatively affect our ability to operate hotels covered by these requirements and adversely affect our reputation, financial condition and results of operations.

Our failure to obtain the prior approval of the China Securities Regulatory Commission, or CSRC, for this offering and the listing and trading of our ADSs on the NYSE could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs, and may also create uncertainties for this offering; the regulation also establishes more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions.

Six PRC regulatory agencies, including the CSRC, promulgated a regulation effective on September 8, 2006 that purports to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear, with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our PRC counsel, Commerce & Finance Law Offices, has advised us that, based on their understanding of the current PRC laws, regulations and rules and the procedures announced on September 21, 2006:

•	currently, the CSRC has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus shall be subject to these new procedures; and

•

in spite of the above, given that we established our PRC subsidiaries by means of direct investments or trusts, this regulation does not require an application to be submitted to the CSRC for the approval of the listing and trading of our ADSs on the NYSE, unless we are clearly required to do so by subsequently promulgated rules of the CSRC.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for this offering, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from these regulatory agencies. The regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies also may take action requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

Also, if the CSRC later requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding these CSRC approval requirements could have a material adverse effect on the trading price of our ADSs.

The regulation also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses. Complying with the requirements of these additional procedures and requirements to complete such transactions could be time-consuming and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Regulations relating to offshore investment activities by PRC residents may increase our administrative burden and create regulatory uncertainties that could restrict our overseas and cross-border investment activities, and failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

The PRC State Administration of Foreign Exchange, or SAFE, has promulgated Circular No. 75 issued in November 2005 requiring registration with the local SAFE in connection with direct or indirect offshore investment by PRC residents. The regulation applies to our shareholders who are PRC residents and also applies to our offshore acquisitions.

Under the SAFE regulations, any PRC resident who makes, or has previously made, direct or indirect investments in an offshore company is required to register such investments with a local branch of SAFE. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to file or update the registration with a local branch of SAFE with respect to that offshore company and any material capital variation relating to its round-trip investment, such as an increase or decrease in its share capital, transfer or swap of its shares, merger, division, long-term equity or debt investment and creation of any security interest. If a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for violation of the relevant rules relating to transfers of foreign exchange.

As a result of uncertainty regarding the SAFE regulations, it remains unclear how such regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended or implemented by the relevant government authorities. We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by the regulation or other related legislation. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, as a result of which our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected.

Our current employment practices may be restricted under a new labor contract law of the PRC and our labor costs may increase as a result.

China adopted a new labor contract law effective on January 1, 2008. The new labor contract law imposes requirements concerning, among others, the types of contracts to be executed between an employer and its employees and establishes time limits for probationary periods and for how long an employee can be placed in a fixed-term employment contract. Due to the limited period of effectiveness of the new labor contract law and the lack of clarity with respect to its implementation and potential penalties and fines, it is uncertain how it will impact our current employment policies and practices. We cannot assure you that our employment policies and practices do not, or will not, violate the new labor contract law and that we will not be subject to related penalties, fines or legal fees. For example, to eliminate the need for local human resource managers for each of our hotels, we have outsourced the human resources administration with respect to our employees below the level of assistant hotel manager to two specialized independent human resources companies, which are responsible for managing, among others, payrolls, social insurance contributions and local residency permits of covered employees. We may not be able to continue this practice under the new labor contract law, which would increase our human resources administration expenses. Furthermore, even if we are allowed to continue this practice, we may be held jointly liable under the new labor contract law for any damages to such employees caused by these human resources companies including lost wages, if these human resources companies did not pay such employees their wages. If we are subject to large penalties or fees related to the new labor contract law, our business, financial condition and results of operations may be materially and adversely affected.

Our corporate structure may limit our ability to receive dividends from, and transfer funds to, our PRC subsidiary, which could restrict our ability to act in response to changing market conditions.

We are a Cayman Islands holding company and substantially all of our operations are conducted through our wholly-owned PRC subsidiary, 7 Days Shenzhen. We rely on dividends and other distributions from 7 Days Shenzhen to provide us with our cash flow and allow us to pay dividends on the shares underlying our ADSs and meet our other obligations. Current regulations in China permit our PRC subsidiary to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of 7 Days Shenzhen to make dividends and other payments to us may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations. In particular, under PRC law, our subsidiary may only pay dividends after 10% of its after-tax profits have been set aside as reserve funds, unless such reserves have reached at least 50% of its registered capital. Such cash reserve may not be distributed as cash dividends. 7 Days Shenzhen is also required to allocate a portion of its after-tax profits, as determined by its board of directors, to its staff welfare and bonus funds, which may not be distributed to it shareholders. In addition, if our operating subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Moreover, the profit available for distribution from our operating subsidiary is determined in accordance with generally accepted accounting principles in China. This calculation may differ from that performed in accordance with U.S. GAAP. As a result, we may not have sufficient distributions from our PRC subsidiary to enable necessary profit distributions to us or any distributions to our shareholders in the future, the calculation of which would be based upon our financial statements prepared under U.S. GAAP.

Distributions by our PRC subsidiary to us other than as dividends may be subject to governmental approval and taxation. Any transfer of funds from our company to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of Chinese government authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. These limitations on the free flow of funds between us and our PRC subsidiary could restrict our ability to act in response to changing market conditions.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries.

In utilizing the proceeds of this offering in the manner described in “Use of proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with the SAFE.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Discontinuation of the preferential tax treatment currently available to us could result in a decrease of our net income and materially and adversely affect our financial condition and results of operations.

Our PRC subsidiaries are subject to enterprise income tax in China. Prior to December 31, 2007, the enterprise income tax rate for all of our PRC subsidiaries, except for 7 Days Shenzhen’s branches located in Shenzhen, was 33%, the statutory rate under the then-effective PRC enterprise income tax law and regulations, while 7 Days Shenzhen’s branches located in Shenzhen enjoyed a reduced 15% rate as a foreign-invested enterprise located in the Shenzhen Special Economic Zone. In addition, in March 2006, as a foreign-invested enterprise located in the Shenzhen Special Economic Zone that is engaged in a service business and meeting certain other criteria, 7 Days Shenzhen was granted a one-year exemption to be followed by a two-year 50% reduction of enterprise income tax, starting from 2007 when our taxable profits more than offset our accumulated tax losses brought forward. As a result, 7 Days Shenzhen was exempted from paying enterprise income tax for taxable year 2007.

China passed a new enterprise income tax law effective on January 1, 2008. The new law significantly curtails tax incentives granted to foreign-invested enterprises under its predecessor. However, the new law also (i) reduces the statutory rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria. Under the phase-out rules, 7 Days Shenzhen’s branches located in Shenzhen will be subject to a gradual increase in rates over the five-year transition period, from 9% in 2008 to 10% in 2009, 22% in 2010, 24% in 2011 and the new statutory enterprise income tax rate of 25% from 2012 onwards. 7 Days Shenzhen’s branches located in cities other than Shenzhen will be subject to a tax rate of 12.5% in 2008 and 2009 under the phase-out rules, and the new statutory enterprise income tax rate of 25% from 2010 onwards.

The discontinuation of any preferential tax treatments currently available to our subsidiaries will cause our effective tax rate to increase, which could have a material adverse effect on our results of operations. We expect that our current effective tax rate will increase in the future.

Under China’s enterprise income tax laws, we may be classified as a “resident enterprise” of China which could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under China’s enterprise income tax law that became effective on January 1, 2008, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise” and is generally subject to the uniform 25% enterprise income tax rate on its worldwide income. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This recent circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the enterprise income tax, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the recent circular mentioned above details that certain Chinese-invested enterprises will be classified as “resident enterprises” if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights.

If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and other non-China source income would be subject to PRC enterprise income tax at a rate of 25%, in comparison to no taxation in the Cayman Islands. Second, although under the enterprise income tax law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax because the PRC foreign exchange control authorities, which enforce the withholding tax, or the

PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a withholding tax of 10% for our non-PRC enterprise shareholders or a potential withholding tax of 20% for non-PRC individual shareholders is imposed on dividends we pay to them and with respect to gains derived by our non-PRC shareholders from transferring our shares or ADSs. In addition to the uncertainty in how the new “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. We are actively monitoring the “resident enterprise” classification rules and are evaluating appropriate organization changes to avoid this treatment, to the extent possible.

Risks related to doing business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

We conduct substantially all of our business operations in China. As the travel industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. China has also experienced a recent reduction on its economic growth as part of the world financial crisis. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. For example, our results of operations and financial condition may be adversely affected by government control over capital investments or changes in environmental, health, labor or tax regulations that are applicable to us.

The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Between late 2003 and mid-2008, the PRC government implemented a number of measures from time to time, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines, that had the effect of slowing the growth of credit, in attempts to slow the growth of the Chinese economy. In response to the recent global and Chinese economic downturn, the PRC government has promulgated several measures aimed at expanding credit and stimulating economic growth. Since August 2008, the People’s Bank of China has decreased the statutory deposit reserve ratio and lowered benchmark interest rates several times. Beginning in January 2009, the volume of new bank lending in China has increased greatly. Total new bank lending reached RMB8.7 trillion (US$1.3 trillion) in the first nine months of 2009, representing an increase of RMB5.2 trillion (US$0.8 trillion) from the RMB3.5 trillion of total new lending made in the same period of 2008, according to the National Bureau of Statistics. It is unclear whether PRC economic policies will be effective in stimulating growth, and the PRC government may not be effective in creating stable economic growth in the future.

Uncertainties with respect to the Chinese legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. Our PRC subsidiary, 7 Days Shenzhen, is a foreign-invested enterprise incorporated in China. It is subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to foreign-invested enterprises in particular. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operations. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and our foreign investors, including you.

Governmental control of currency conversion may affect the value of your investment.

Substantially all of our net revenues are currently generated in Renminbi. Any future restrictions on currency exchanges may limit our ability to use net revenues generated in Renminbi to make dividends or other payments in U.S. dollars or fund possible business activities outside China. Although the PRC government introduced regulations in 1996 to allow greater convertibility of Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. In addition, remittance of foreign currencies abroad and conversion of Renminbi for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot assure you the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of Renminbi, especially with respect to foreign exchange transactions.

Fluctuations in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among others, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi was permitted to fluctuate within a managed band based on market supply and demand and by reference to a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the People’s Bank of China regularly intervenes in the foreign exchange market to achieve policy goals. Since reaching a high against the U.S. dollar in July 2008, the RMB has traded within a narrow range against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the RMB has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how RMB exchange rates may change going forward.

Substantially all of our revenues and costs are denominated in the Renminbi, and a significant portion of our financial assets are also denominated in the Renminbi. We rely entirely on dividends paid to us by our subsidiaries in China. Any significant fluctuation in the Renminbi exchange rate may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, an appreciation of the Renminbi against the U.S. dollar would make any new Renminbi-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into the Renminbi for such purposes. An appreciation of the Renminbi against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar-denominated financial assets into the Renminbi, as the Renminbi is our reporting currency. Furthermore, a depreciation of the Renminbi against the U.S. dollar would decrease the value of our Renminbi-denominated profits in U.S. dollar terms and increase the value of any U.S. dollar-denominated debt on our balance sheet. As of September 30, 2009, our U.S. dollar-denominated financial assets consisted of bank deposits amounting to US$15.6 million and restricted cash of US$8.5 million. We expect to have additional U.S. dollar-denominated assets from the net proceeds we will receive from this offering pending our application of such proceeds to the uses described in “Use of proceeds.”

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in this prospectus.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our directors and all of our executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, our PRC legal counsel, Commercial & Finance Law Offices, has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As such, recognition and enforcement in

China of judgments against us, our directors, executive officers or the experts named in this prospectus obtained from a court in any of those jurisdictions may be difficult or impossible to enforce.

Risks related to our ADSs and this offering

An active market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

Prior to this offering, there has been no public market for our ADSs or our ordinary shares underlying the ADSs. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs may be adversely affected. We have applied to have our ADSs listed on the NYSE. A liquid public market for our ADSs may not develop. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors. The price at which the ADSs are traded after this offering may decline below the initial public offering price, meaning you may experience a decrease in the value of your ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company’s securities, shareholders often have instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management and, if adversely determined, could require us to pay substantial damages and have a material adverse effect on our business, financial condition and results of operations.

Future sales, or perceived sales, of ADSs or ordinary shares by existing shareholders could cause the price of our ADSs to decline.

Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 147,073,387 ordinary shares outstanding. All shares sold in this offering will be freely transferable without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the closing of this offering, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the representatives of the underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

In addition, certain holders of our ordinary shares after the completion of this offering will have the right to cause us to register the sale of a total of 113,120,035 shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market, or the perception that such sales could occur, could cause the price of our ADSs to decline.

You will experience immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering.

The initial public offering price of our ADSs will be substantially higher than the book value per share of the outstanding ordinary shares after this offering. In addition, at an assumed offer price of US$10.00 per ADS, the midpoint of the estimated public offering price range, a maximum of 8,000,000 ordinary shares will be issuable upon the exercise of ordinary share purchase warrants outstanding as of the date of this prospectus and will be required to be exercised upon the closing of this offering at an exercise price of US$0.833 per share, which represents a 75% discount to the midpoint of the estimated public offering price range assuming the related exercise price is paid in full by delivery of cash. The exercise of these ordinary share purchase warrants and outstanding options with respect to our ordinary shares will result in additional dilution. See “Dilution” for more information.

Our corporate actions are substantially controlled by our officers, directors and principal shareholders.

After this offering, our executive officers, directors and principal shareholders will beneficially own approximately 64.6% of our outstanding shares. These shareholders, acting individually or as a group, could exert control over and substantially influence matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company that might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering.

We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences for U.S. holders.

Depending upon the value of our ordinary shares and ADSs and the nature of our assets and income over time, we could be classified as a passive foreign investment company or PFIC, for U.S. federal income tax purposes. Based on assumptions as to our projections of the value of our outstanding ordinary shares and ADSs during the year and our use of the proceeds from the initial public offering of our ADSs and ordinary shares and of the other cash that we will hold and generate in the ordinary course of our business throughout taxable year 2009, we do not expect to be a PFIC for the taxable year 2009. However, because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be a PFIC for the taxable year 2009 or any future taxable year as PFIC status is tested each taxable year and depends on the composition of our assets and income in such taxable year. Our PFIC status for the current taxable year 2009 will not be determinable until the close of the taxable year ending December 31, 2009.

We will be classified as a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our assets (based on an quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. In determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (determined by the sum of the aggregate value of our outstanding equity) plus our liabilities. Additionally, our goodwill (determined by the sum of our market capitalization plus liabilities, less the value of known assets) should be treated as a non-passive asset. Therefore, a drop in the market price of our ADSs and ordinary shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test. Accordingly, we would likely become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash and cash equivalents.

If we are classified as a PFIC in any taxable year in which you hold our ADSs or ordinary shares, and you are a U.S. Holder (as defined in “Taxation—United States federal income taxation”), you would generally be taxed at a higher ordinary income tax rates, rather than lower capital gain rates, if you dispose of our ADSs or ordinary shares for a gain in a later year, even if we are not a PFIC in that year. Moreover, if we are classified as a PFIC in any taxable year in which you hold our ADSs or ordinary shares, you would not be able to benefit from any preferential tax rate with respect to any dividend distribution that you may receive from us in that year or in the following year. Finally, you would also be subject to special U.S. tax reporting requirement. For more information on the U.S. tax consequences to you that would result from our classification as a PFIC, see “Taxation—United States federal income taxation—Passive foreign investment company.”

You may lose some or all of the value of a distribution by the depositary if the depositary cannot convert Renminbi into U.S. dollars on a reasonable basis at the time of such distribution for regulatory or other reasons.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a practicable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from any government is needed and cannot be obtained, the depositary is allowed to distribute Renminbi only to those ADS holders to whom it is possible to do so. It will hold Renminbi it cannot convert for the account of the ADS holders who have not been paid. However, it will not invest Renminbi and it will not be liable for interest. In addition, if the exchange rates fluctuate during a time when the depositary cannot convert Renminbi at the time of such distribution for regulatory or other reasons, the ADS holders who have not been paid may lose some or all of the value of the distribution.

The sale, deposit, cancellation and transfer of the ADSs issued after an exercise of rights may be restricted under applicable U.S. securities laws.

If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you if it is lawful and reasonably practicable. However, the depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. In addition, U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, you may be unable to participate in our rights offerings and may experience additional dilution of your holdings as a result.

The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.

The trading prices for our ADSs are likely to be volatile and could fluctuate widely in response to factors beyond our control. In particular, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs. Recently, a number of PRC companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines in connection with their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect overall investor sentiment towards PRC companies listed in the United States and, consequently, may impact the trading performance of our ADSs. These broad market and industry factors may significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume of our ADSs may be highly volatile for specific business reasons. Factors such as variations in our financial results, announcements of new business initiatives by us or by our competitors, recruitment or departure of key personnel, changes in the estimates of our financial results by financial analysts or others, or changes in the recommendations of any securities analysts electing to follow our securities or the securities of our competitors could cause the market price for our ADSs to change substantially. Any of these factors may result in large and sudden changes in the trading volume and price of our ADSs.

Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

We have adopted our amended and restated articles of association that will become effective upon the completion of this offering. Our new articles of association contain provisions limiting the ability of others to acquire control of our company or cause us to enter into change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may decline and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law (2009 Revision), as amended, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. Furthermore, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

You will have limited ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands, because we conduct a majority of our operations in China, and because the majority of our directors and officers reside outside the United States.

We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our wholly-owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of civil liabilities” and “Risk factors—Risks related to our ADSs and this offering—We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.”

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests with respect to actions taken by management, members of the board or directors, or controlling shareholders than they would as public shareholders of a U.S. corporation.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

The voting rights of holders of ADSs are limited in several significant ways by the terms of the deposit agreement.

Holders of our ADSs may only exercise their voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying ordinary shares in accordance with these instructions. Under our amended and restated memorandum and articles of association and Cayman Islands law, the minimum notice period required for convening a general meeting is 10 days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ordinary shares are not voted as you requested.

The depositary of our ADSs will, except in limited circumstances, grant to us a discretionary proxy to vote the ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests and the ability of our shareholders as a group to influence the management of our company.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote the ordinary shares underlying your ADSs at shareholders’ meetings if you do not vote, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.

The effect of this discretionary proxy is that you cannot prevent ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may be more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive distributions on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it could be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. We have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.

You may be subject to limitations on transfer of your ADSs.

Your ADSs, which may be represented by ADRs, are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it is necessary or advisable to do so in connection with the performance of its duty under the deposit agreement, including due to any requirement of law or of any government or governmental body, or under any provision of the deposit agreement.

The costs associated with becoming a public company could reduce our net income and the value of your investment.

Our future financial results will be impacted as a result of our becoming a public company. We anticipate incurring significant additional annual general and administrative expenses to operate as a publicly-held company, including compensation and benefit expenses of our executive management personnel, costs associated with annual and quarterly reports to stockholders, costs associated with our compliance with the Sarbanes-Oxley Act, independent registered public accounting firm fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs, and director compensation. These additional costs could have a significant impact on our net income and the value of your investment.

Forward-looking statements

This prospectus contains forward-looking statements that involve risks and uncertainties. Our forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry, and are contained principally in the sections entitled “Prospectus summary,” “Risk factors,” “Use of proceeds,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. You can identify these forward-looking statements by words or phrases such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely to,” “may,” “plan,” “will,” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	our ability to convert new hotels at desirable locations in a timely and cost-effective manner;

•	our ability to successfully continue our managed hotel strategy;

•	trends and competition in our industry;

•	our ability to attract guests and leverage our brand;

•	our ability to leverage our 7 Days Club, member-to-member social network system, eCommerce platform and IT system;

•	expected changes in our revenues and certain cost or expense items; and

•	PRC governmental policies and regulations relating to our business.

This prospectus also contains data relating to the economy hotel industry that includes projections based on a number of assumptions. The economy hotel industry may not grow at the rates projected by the market data, or at all. The failure of this industry to grow at projected rates may have a material adverse effect on our business and the market price of our ADSs. In particular, the relatively new and rapidly changing nature of the economy hotel industry subjects any projections or estimates relating to the growth prospects or future conditions of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. Accordingly, you should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from what we expect.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately US$92.0 million, or approximately US$106.1 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$10.00 per ADS, which is the midpoint of the estimated public offering price range. A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.00 per ADS would increase (decrease) the net proceeds of this offering by US$9.4 million, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repay outstanding indebtedness under our senior notes, to fund working capital and for other general corporate purposes, which may include the expansion of our hotel chain and the improvement of existing leased-and-operated hotels.

The following table sets forth a summary of our outstanding senior notes as of September 30, 2009. Our outstanding senior notes will become due and payable, in full, within 60 days after the completion of this offering.

Lender	Date of Borrowing	Due Date	Principal (in RMB)(1)	Principal (in US$)(1)	Interest Rate

Senior notes(2)	9/10/2007	9/10/2010	546.1 million	80.0 million	8.70438%(3)

(1)	The original borrowings under our senior notes are denominated in U.S. dollars and are converted into Renminbi for convenience purposes using the exchange rate in effect as of September 30, 2009. See “Exchange rate information.”

(2)	The senior notes are secured by, among other things, a pledge of our shares of 7 Days Shenzhen which holds directly or indirectly all our operating assets in China. The senior note proceeds have been used to fund the expansion of our hotel chain and for working capital purposes.

(3)	Reflects the interest rate as of September 30, 2009, which is calculated based on LIBOR plus 8%, adjusted semi-annually.

In utilizing the proceeds of this offering, as an offshore holding company, we are permitted, under PRC regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registrations and approval requirements, we may extend inter-company loans or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We may be unable to obtain these government registrations or approvals on a timely basis, if at all. See “Risk factors—Risks related to the regulation of our business—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries.”

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of this offering. The occurrence of unforeseen events or changed business conditions may result in application of the net proceeds of this offering in a manner other than as described in this prospectus.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing,

debt instruments or bank deposits. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ADSs. It is possible we may become a passive foreign investment company for U.S. federal income tax purposes, which could result in negative tax consequences for you. See “Risk factors—Risks related to our ADSs and this offering—We may become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences for U.S. Holders.”

Dividend policy

We have no present plan to declare and pay any dividends on our shares or ADSs in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in China. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

In September 2007, in connection with the issuance of our senior notes, we entered into an indenture whereby we agreed not to pay any dividend or distribution with respect to any of our ordinary shares or other securities while any of the senior notes remain outstanding. The indenture will terminate following our repayment of the senior notes.

Our board of directors has complete discretion as to whether to distribute dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American depositary shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

Capitalization

The following table sets forth our capitalization as of September 30, 2009:

•	on an actual basis; and

•

on an as adjusted basis to reflect (i) the automatic conversion of all of our outstanding preferred shares into 45,120,035 ordinary shares upon the closing of this offering, (ii) the issuance of              ordinary shares upon the exercise of our outstanding ordinary share purchase warrants which will be required to be exercised upon the closing of this offering at an assumed exercise price of US$0.833 per share, which represents a 75% discount to the midpoint of the estimated public offering price range, and the receipt of aggregate warrant exercise proceeds of US$6.7 million, assuming payment of the aggregate exercise price is made by delivery of cash, (iii) the repayment in full of US$81.6 million in outstanding principal and unpaid interest under our senior notes, and (iv) the sale of 30,300,000 ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$3.33 per share, which is the midpoint of the estimated public offering price range, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s discussion and analysis of financial condition and results of operations.”

	As of September 30, 2009
(in thousands)	Actual		As adjusted(1)

	RMB	US$	RMB	US$
Loans(2)	636,985	93,315	114,117	16,718

Series A convertible preferred shares:
US$0.125 par value, 16,000,000 shares authorized, 15,724,432 issued and outstanding on an actual basis	78,294	11,470	—	—

Series C convertible preferred shares:
US$0.125 par value, 21,533,387 shares authorized, 21,533,387 issued and outstanding on an actual basis	436,428	63,934	—	—

7 Days Group Holdings Limited shareholders’ equity (deficit):
Series B convertible preferred shares:
US$0.125 par value, 8,000,000 shares authorized, 7,862,216 issued and outstanding on an actual basis	7,523	1,102	—	—
Ordinary shares:
US$0.125 par value, 150,000,000 shares authorized, 60,000,000 shares issued and outstanding(3)	61,502	9,010	132,682	19,437
Additional paid-in capital	175,857	25,762	1,437,133	210,532
Accumulated deficit	(391,538)	(57,358)	(493,756)	(72,333)
Accumulated other comprehensive income	30,533	4,473	30,533	4,473

Total 7 Days Group Holdings Limited shareholders’ equity (deficit)(4)	(116,123)	(17,011)	1,106,592	162,109

Total capitalization(4)	1,035,584	151,708	1,220,709	178,827

(1)	The “as adjusted” information discussed above is for illustrative purpose only. Our ordinary shares, additional paid-in capital, total 7 Days Group Holdings Limited shareholders’ equity (deficit) and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	Includes outstanding indebtedness under our senior notes, short-term borrowing arrangements with the Industrial and Commercial Bank of China and the Shanghai Pudong Development Bank, long-term borrowings under a credit facility with the Bank of Communications and borrowings from noncontrolling shareholders. The senior notes are secured by, among other things, a pledge of our shares in 7 Days Shenzhen, which holds directly or indirectly all of our operating assets in China. The short-term borrowing arrangement with the Shanghai Pudong Development Bank is guaranteed by Mr. Nanyan Zheng, our chief executive officer, and Guangzhou 7 Days Hotel Management Co., Ltd. The short-term borrowing arrangement with the Industrial and Commercial Bank of China and borrowings from noncontrolling shareholders are unsecured.

(3)	At an assumed initial public offering price of US$10.00 per ADS, the midpoint of the estimated public offering price range, our ordinary share purchase warrants are exercisable in the aggregate for a maximum of 8,000,000 ordinary shares. Payment of the US$6.7 million aggregate exercise price may be made by delivery of cash, by tendering warrants (with the value of such warrants based on the public offering price), by tendering our outstanding senior notes or by a combination thereof. The number of outstanding ordinary shares following this offering will be reduced by 2,000,000 ordinary shares if our outstanding ordinary share purchase warrants are exercised in full by tendering warrants.

(4)	Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$1.00 per ADS would increase (decrease) each of total 7 Days Group Holdings Limited shareholders’ equity and total capitalization by US$9.4 million.

Dilution

Our net tangible book value as of September 30, 2009 was approximately US$0.96 per share, and US$2.87 per ADS. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share.

Without taking into account any other changes in net tangible book value after September 30, 2009, other than to give effect to (i) the automatic conversion of all of our outstanding preferred shares into 45,120,035 ordinary shares upon the closing of this offering, (ii) the issuance of              ordinary shares upon the exercise of outstanding ordinary share purchase warrants which will be required to be exercised upon the closing of this offering at an assumed exercise price of US$0.833 per share, which represents a 75% discount to the midpoint of the estimated public offering price range, assuming payment of the aggregate exercise price is made by delivery of cash, and the receipt of aggregate warrant exercise proceeds of US$6.7 million and (iii) our sale of 10,100,000 ADSs offered in this offering, at an assumed initial public offering price of US$10.00 per ADS, the midpoint of the estimated public offering price range, and after deduction of underwriting discounts and commissions and estimated offering expenses (assuming the over-allotment option is not exercised), our pro forma net tangible book value at September 30, 2009 would have been US$1.13 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or US$3.40 per ADS. This represents an immediate increase in net tangible book value of US$0.17 per ordinary share, or US$0.52 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$2.20 per ordinary share, or US$6.60 per ADS, to purchasers of ADSs in this offering.

The following table illustrates the dilution on a per ordinary share basis assuming that the initial public offering price per ordinary share is US$10.00 and all ADSs are exchanged for ordinary shares:

Assumed initial public offering price per ordinary share	US$3.33
Pro forma net tangible book value per ordinary share	US$1.13

Amount of dilution in pro forma net tangible book value per ordinary share to new investors in the offering	US$2.20

Amount of dilution in pro forma net tangible book value per ADS to new investors in the offering	US$6.60

A $1.00 increase (decrease) in the assumed public offering price of US$10.00 per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$9.4 million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.07 per ordinary share and US$0.22 per ADS, respectively and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.26 per ordinary share and US$0.79 per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

At an assumed initial public offering price of US$10.00 per ADS, the midpoint of the estimated public offering price range, our ordinary share purchase warrants are exercisable in the aggregate for a maximum of 8,000,000 ordinary shares. Payment of the US$6.7 million aggregate exercise price may be made by delivery of cash, by tendering warrants (with the value of such warrants based on the public offering price), by tendering our outstanding senior notes or by a combination thereof.

The following table summarizes, on a pro forma basis as of September 30, 2009, the differences between the shareholders as of September 30, 2009, the existing holders of our ordinary share purchase warrants and the new investors in this offering with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid at an assumed initial public offering price of US$10.00 per ADS before deducting estimated underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include 1,515,000 ADSs issuable pursuant to the exercise of the over-allotment option granted to the underwriters. The following table assumes all ordinary share purchase warrants are exercised in full by delivery of cash in the aggregate amount of US$6.7 million. The pro forma information discussed above and summarized below is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent

Existing shareholders	105,120,035	73.3	US$97.5 million	47.5	US$0.93	US$2.78

Warrant holders(1)	8,000,000	5.6	US$6.7 million	3.3	US$0.83	US$2.50

New investors	30,300,000	21.1	US$101.0 million	49.2	US$3.33	US$10.00

Total	143,420,035	100.0	US$205.2 million	100.0	US$1.43	US$4.29

(1)	The number of outstanding ordinary shares purchased will be reduced by 2,000,000 ordinary shares, at an assumed exercise price of US$0.833, the midpoint of the estimated public offering price range, if our outstanding ordinary share purchase warrants are exercised in full by tendering warrants.

The discussion and tables above also assume no exercise of any outstanding stock options. As of September 30, 2009, there were 7,121,952 ordinary shares issuable upon exercise of outstanding stock options under our 2007 Plan at a weighted average exercise price of approximately US$1.424 per share and 1,803,048 ordinary shares available for future issuance upon the exercise of future grants under our 2007 Plan. To the extent that any of these options is exercised, there will be further dilution to new investors.

Exchange rate information

Our business is conducted in China and substantially all of our revenues are denominated in RMB. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. For all dates and periods through December 31, 2008, the conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise noted, all translations of financial data from RMB to U.S. dollars in this prospectus were made at a rate of RMB6.8262 to US$1.00, the exchange rate as of September 30, 2009. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On October 30, 2009, the exchange rate was RMB6.8264 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Exchange rate
Period	Period End	Average(1)	Low	High

	(RMB per US$1.00)
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1940	8.2765	8.0702
2006	7.8041	7.9723	8.0702	7.8041
2007	7.3040	7.6084	7.8127	7.3040
2008	6.8225	6.9193	7.2946	6.7800
2009 (through September 30)	6.8262	6.8277	6.8303	6.8247
2009:
April	6.8180	6.8306	6.8361	6.8180
May	6.8278	6.8235	6.8326	6.8176
June	6.8302	6.8334	6.8371	6.8264
July	6.8319	6.8317	6.8342	6.8300
August	6.8299	6.8323	6.8358	6.8299
September	6.8262	6.8277	6.8303	6.8247
October (through October 30)	6.8264	6.8267	6.8292	6.8248

(1)	Annual averages and monthly averages are calculated using the average of the daily rates during the relevant period.

Enforceability of civil liabilities

We were incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law.

Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Accordingly, PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Since China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments, it is generally difficult to recognize and enforce in China a judgment rendered by a court in the United States.

Selected consolidated financial data

You should read the following information in conjunction with our consolidated financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus.

Our selected consolidated statement of operations data and consolidated statement of cash flows data for the years ended December 31, 2006, 2007 and 2008 and our selected consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our selected consolidated statement of operations data and consolidated statement of cash flows for the year ended December 31, 2005 and our selected consolidated balance sheet data as of December 2005 and 2006 have been derived from our audited consolidated financial statements not included in this prospectus. Our selected consolidated statement of operations data and selected consolidated statement of cash flows data for the nine months ended September 30, 2008 and 2009 and our consolidated balance sheet data as of September 30, 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our selected consolidated statement of operations data and selected consolidated statement of cash flows data for the year ended December 31, 2004 and our consolidated balance sheet data as of December 31, 2004 have been derived from our unaudited consolidated financial statements not included in this prospectus. We have prepared our unaudited interim condensed consolidated financial statements and our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements. Our unaudited interim condensed consolidated financial statements and our unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our historical results do not necessarily indicate our results expected for any future periods.

	For the year ended December 31,						For the nine months ended September 30,
(in thousands, except share and per share data)	2004	2005	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
Selected consolidated statement of operations data:
Revenues	—	14,007	54,852	252,799	721,434	105,686	487,186	830,777	121,704
Operating costs and expenses(1):
Hotel operating costs:
Rent expense	—	(7,128)	(26,748)	(130,933)	(295,595)	(43,303)	(215,759)	(263,289)	(38,570)
Staff costs	—	(2,336)	(10,280)	(49,050)	(164,922)	(24,160)	(113,357)	(150,784)	(22,089)
Depreciation and amortization	—	(1,461)	(5,585)	(26,808)	(88,939)	(13,029)	(61,307)	(104,933)	(15,372)
Hotel supplies	—	(1,832)	(5,772)	(21,739)	(49,331)	(7,227)	(38,145)	(42,253)	(6,190)
Utilities	—	(1,271)	(4,301)	(19,059)	(57,511)	(8,425)	(39,496)	(66,185)	(9,696)
Other	—	(869)	(6,254)	(25,652)	(73,906)	(10,827)	(48,585)	(83,920)	(12,294)

Total hotel operating costs	—	(14,897)	(58,940)	(273,241)	(730,204)	(106,971)	(516,649)	(711,364)	(104,211)
Sales and marketing expenses(1)(2)	—	(2,869)	(4,168)	(13,690)	(36,897)	(5,405)	(26,544)	(21,486)	(3,147)
General and administrative expenses(1)(2):	(1)	(22,396)	(12,139)	(56,149)	(93,631)	(13,716)	(73,104)	(50,901)	(7,457)

Total operating costs and expenses	(1)	(40,162)	(75,247)	(343,080)	(860,732)	(126,092)	(616,297)	(783,751)	(114,815)

Profit (loss) from operations	(1)	(26,155)	(20,395)	(90,281)	(139,298)	(20,406)	(129,111)	47,026	6,889
Interest income	—	74	279	3,185	2,395	351	1,548	2,956	433
Interest expense	—	—	(568)	(31,233)	(84,470)	(12,374)	(61,023)	(63,690)	(9,330)
Change in fair value of ordinary share purchase warrants	—	—	—	(2,241)	10,484	1,536	4,707	(6,419)	(940)
Equity in income (loss) of an affiliate	—	—	(267)	167	186	27	127	44	6

Loss before income taxes	(1)	(26,081)	(20,951)	(120,403)	(210,703)	(30,866)	(183,752)	(20,083)	(2,942)
Income tax benefit (expense)	—	(141)	(535)	(3,262)	781	114	(1,050)	10,763	1,577

Net loss	(1)	(26,222)	(21,486)	(123,665)	(209,922)	(30,752)	(184,802)	(9,320)	(1,365)
Loss (income) attributable to noncontrolling interests	—	—	—	933	(608)	(89)	(420)	(1,247)	(183)

Net loss attributable to 7 Days Group Holdings Limited shareholders	(1)	(26,222)	(21,486)	(122,732)	(210,530)	(30,841)	(185,222)	(10,567)	(1,548)

Basic and diluted loss per ordinary share(3)(4)	(1.46)	(3,483.73)	(0.87)	(2.05)	(3.51)	(0.51)	(3.09)	(0.18)	(0.03)
Weighted average ordinary shares outstanding(3):
Basic and diluted	800	7,527	24,826,608	60,000,000	60,000,000	60,000,000	60,000,000	60,000,000	60,000,000

(1)	Includes share-based compensation expenses as follows:

	For the year ended December 31,						For the nine months ended September 30,
(in thousands)	2004	2005	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
Hotel operating costs	—	—	(111)	(898)	(3,584)	(525)	(2,865)	(1,254)	(183)
Sales and marketing expenses	—	—	(204)	(227)	(1,163)	(170)	(870)	(520)	(76)
General and administrative expenses	—	(303)	(1,436)	(14,508)	(22,474)	(3,293)	(18,466)	(6,857)	(1,005)

Total	—	(303)	(1,751)	(15,633)	(27,221)	(3,988)	(22,201)	(8,631)	(1,264)

(2)	Includes depreciation and amortization expenses as follows:

	For the year ended December 31,						For the nine months ended September 30,
(in thousands)	2004	2005	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
Sales and marketing expenses	—	(14)	(20)	(22)	(57)	(8)	(40)	(66)	(10)
General and administrative expenses	—	(104)	(104)	(265)	(1,200)	(176)	(788)	(1,173)	(172)

Total	—	(118)	(124)	(287)	(1,257)	(184)	(828)	(1,239)	(182)

(3)	The 2004 and 2005 weighted average shares and net loss per share have been retroactively restated to reflect a 8-for-1 stock split as approved by our company in August 2006.
(4)	Basic and diluted net loss per ordinary share effect of the tax holiday requiring no payment of taxes for 7 Days Shenzhen for the year ended December 31, 2007 was RMB0.07.

The following table presents a summary of our consolidated balance sheet data as of December 31, 2004, 2005, 2006, 2007 and 2008 and September 30, 2009:

	As of December 31,						As of September 30,
(in thousands)	2004	2005	2006	2007	2008	2008	2009	2009

	RMB	RMB	RMB	RMB	RMB	US$	RMB	US$
Selected consolidated balance sheet data:
Cash	7,880	10,257	8,034	179,174	283,850	41,582	276,995	40,578
Restricted cash	—	—	—	159,710	51,381	7,527	57,906	8,483
Property and equipment, net	—	26,420	121,819	590,141	962,976	141,071	1,032,970	151,324
Total assets	7,880	44,066	158,627	1,074,925	1,475,415	216,140	1,558,401	228,297
Total current liabilities	7,880	51,034	36,818	285,384	396,889	58,142	924,331	135,409
Non-current senior notes payable	—	—	—	517,048	504,142	73,854	—	—
Series A convertible preferred shares	—	—	78,294	78,294	78,294	11,470	78,294	11,470
Series B convertible preferred shares	—	—	—	7,523	7,523	1,102	7,523	1,102
Series C convertible preferred shares	—	—	—	—	436,428	63,934	436,428	63,934
Ordinary shares	1	8	61,502	61,502	61,502	9,010	61,502	9,010
Additional paid-in capital	—	17,264	19,015	141,868	169,089	24,771	175,857	25,762
Accumulated deficit	(1)	(26,223)	(47,709)	(170,441)	(380,971)	(55,810)	(391,538)	(57,358)
Total 7 Days Group Holdings Limited shareholders’ equity (deficit)	—	(9,592)	29,720	42,068	(113,971)	(16,696)	(116,123)	(17,011)
Noncontrolling interests	—	—	—	242	1,150	168	2,397	351
Total equity (deficit)	—	(9,592)	29,720	42,310	(112,821)	(16,528)	(113,726)	(16,660)

The following table presents a summary of our consolidated statements of cash flows data for the years and period indicated:

(in thousands)	For the year ended December 31,						For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
Selected consolidated statement of cash flows data:
Net cash provided by (used in) operating activities.	(1)	(5,841)	(11,928)	(43,558)	4,436	650	(32,874)	162,111	23,748
Net cash used in investing activities.	—	(26,664)	(84,360)	(338,024)	(404,959)	(59,324)	(305,004)	(268,778)	(39,374)
Net cash provided by financing activities	7,881	35,523	95,094	556,727	510,034	74,717	209,344	100,005	14,650
Effect of foreign currency exchange rate changes on cash	—	(641)	(1,029)	(4,005)	(4,835)	(709)	(3,637)	(193)	(28)

Net increase (decrease) in cash	7,880	2,377	(2,223)	171,140	104,676	15,334	(132,171)	(6,855)	(1,004)
Cash at beginning of period	—	7,880	10,257	8,034	179,174	26,248	179,174	283,850	41,582

Cash at end of the period	7,880	10,257	8,034	179,174	283,850	41,582	47,003	276,995	40,578

Management’s discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with our consolidated financial statements and notes to those consolidated financial statements, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk factors” and elsewhere in this prospectus.

Overview

We are a leading and fast growing economy hotel chain based in China. We operate limited service economy hotels across major metropolitan areas in China under our “7 Days Inn” brand. Our 7 Days Inn hotel chain has grown from 5 hotels in 2 cities as of the end of 2005 to 283 hotels in 41 cities as of September 30, 2009. We have more hotels in operation than any of our five primary national economy hotel chain competitors in Guangzhou (31 hotels), Shenzhen (31 hotels), Wuhan (17 hotels), Changsha (14 hotels), Chongqing (13 hotels) and Guiyang (8 hotels), six cities with aggregate population of approximately 67 million. We also have a strong presence in Beijing (34 hotels), Nanjing (13 hotels), Jinan (10 hotels) and Chengdu (11 hotels), four cities with aggregate population of approximately 44 million. In addition, we have 23 hotels in Shanghai, which has a population of approximately 19 million. Our revenues grew from RMB54.9 million in 2006, to RMB252.8 million in 2007, and to RMB721.4 million (US$105.7 million) in 2008. Our revenues for the nine months ended September 30, 2009 were RMB830.8 million (US$121.7 million).

We have historically grown our 7 Days Inn hotel chain by leasing and converting existing real estate properties meeting our site and other selection criteria. We refer to these hotels as our “leased-and-operated” hotels. For our leased-and-operated hotels, we target existing properties as opposed to new construction because we believe this strategy results in more favorable lease terms. More recently, we expanded our focus to include hotel management arrangements. Hotel management arrangements capitalize on our hotel chain’s maturity and our brand recognition and also allow us to continue to expand our hotel chain and build our 7 Days brand without the same level of capital expenditures as our leased-and-operated hotels. We refer to these hotels as our “managed” hotels. Under our standardized hotel management arrangements, we license our brand to third parties and are responsible for managing these hotels, including hiring and appointing hotel managers and staff and installing and maintaining our IT system, allowing us to control brand consistency and ensure that we offer high quality accommodations to our guests. We do not own the real property on which, or the buildings in which, any of our hotels are operated. As of December 31, 2006, 2007 and 2008 and September 30, 2009, we had 24, 106, 223 and 283 hotels in operation, including 1, 3, 17 and 48 managed hotels as of those dates, respectively.

Our hotels are strategically located to provide our guests with convenient access to major office buildings and shopping centers, universities, convention and exhibition centers, and transportation hubs. Our typical hotel has 80 to 120 hotel rooms. Each hotel has a standardized design, appearance, decor, color scheme, lighting scheme and set of guest amenities in each hotel room. The hotel rooms in each of our hotels are divided into several classes and are offered at different rates and with different amenities. All of our hotel rooms include a standard bedding package, a comfortable work space, free broadband Internet access, cable television, air-conditioning, and a bathroom with a walk-in shower.

Our 7 Days Inn hotel chain has a national footprint with hotels in operation and under conversion in 28 of 31 provinces in China as of September 30, 2009. We established our initial hotels in 2005 and 2006 primarily in southern China, particularly in Guangzhou and Shenzhen. In 2007, we continued our on-going expansion efforts in existing markets and expanded into central, southwest and eastern China, covering cities such as Chongqing, Wuhan and Shanghai, as well as the national capital of Beijing in the north. In 2008, we continued our national expansion by targeting the provincial capital of most provinces. In 2009, we are continuing our national expansion with an increased focus on managed hotels. Our hotels located in Beijing, Shanghai, Guangzhou and Shenzhen have typically enjoyed higher average occupancy rates and average daily room rates than our hotels located in other cities.

During the nine months ended September 30, 2009, we had operating income of RMB47.0 million (US$6.9 million) and generated EBITDA of RMB145.6 million (US$21.3 million), compared to cumulative operating losses of RMB276.1 million (US$40.4 million) and negative EBITDA totaling RMB142.9 million (US$20.9 million) for the years ended December 31, 2004 to 2008. These historical operating losses and negative EBITDA amounts reflect, among other things, the rapid expansion of our hotel chain, particularly growth in our number of leased-and-operated hotels and related investments in furniture, fixtures and equipment, and our focus on building our 7 Days brand. Before a leased-and-operated hotel begins to generate revenue, which is when we generally consider a hotel to be operational, we incur significant out-of-pocket operational related expenses. Operating expenses for new leased-and-operated hotels are also impacted by our recognition of rent expense over the full lease term on a straight-line basis including any “free rent” lease period, which is common under many of our lease agreements before a hotel becomes operational and generally ranges from three to four months. Once operational, cash flow and operating performance for our hotels, including average occupancy rates, average daily rates and RevPAR generally improve until stabilization is reached, which in turn usually results in positive operating cash flow contribution. For example, rent and staff costs—our two largest cash expenses in any period—as a percentage of total revenues have declined from an aggregate of 71.2% in 2007, to 63.9% in 2008 and to 49.8% in the nine months ended September 30, 2009. Therefore, in the early stages of our chain expansion program, a large percentage of our leased-and-operated hotels were either in the negative operating cash flow conversion stage or were in operation but not yet fully stabilized, causing our consolidated operating income to be negative. However, as our stabilized hotel portfolio has grown and the percentage of new leased-and-operated hotels in our growth pipeline has decreased, our operating income has become positive.

For the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2009, we had net losses of RMB123.7 million, RMB209.9 million (US$30.8 million) and RMB9.3 million (US$1.4 million). These historical net losses reflect, among other things, the factors described above regarding our historical operating losses as well as interest expense primarily related to our senior notes. We expect that our ability to generate net profit in future periods will depend on a number of factors, including our ability to continue to increase our revenues while containing operating costs and expenses and our ability to reduce our interest expense as a proportion of our revenues. As discussed more fully below, our future revenue growth is expected to depend significantly upon our ability to expand our hotel chain in existing and new markets in China and maintain and further increase our average occupancy rate, average daily rate and RevPAR at existing hotels. Our future revenue growth will also depend on our mix of leased-and-operated hotels and managed hotels and the maturity and locations of our hotels. In addition, we will be required to repay the entire outstanding principal and unpaid interest on the senior notes within 60 days of the completion of this offering. To the extent that we do so from the proceeds of this offering without incurring additional indebtedness, we will reduce our current interest expense.

In addition to the factors described above, our operating results are subject to conditions typically affecting the lodging industry, including:

•	changes in global, national, regional or local economic conditions;

•	competition from other hotels;

•	the attractiveness of our hotels to our guests;

•	local market conditions such as an oversupply of, or a reduction in demand for, hotel rooms;

•	adverse weather conditions, natural disasters or travelers’ fears of exposure to serious contagious diseases;

•	the performance of managerial and other employees of our hotels; and

•	increases in operating costs and expenses, particularly rents, due to inflation and other factors.

Changes in any of these conditions could negatively impact our average occupancy rates, average daily rates and RevPAR, or otherwise adversely affect our results of operations and financial condition. While China’s economic growth has remained positive, its economic growth rate has fallen as part of the world financial crisis. However, the economy hotel industry in China has been less severely impacted than certain other Chinese industries and, in some instances, has benefited from a shift in consumer and business traveler preferences to economy hotel options from star-rated options. Nevertheless, occupancy at our hotels in Shanghai, Shenzhen and other cities in the Pearl River Delta Region were temporarily impacted due to the impact of the world financial crisis and the H1N1 virus scare. In addition, our operations were temporarily impacted in Sichuan following the 2008 earthquake. Our ability to obtain and maintain profitability and positive operating income will be impacted by those conditions generally impacting the lodging industry in China described above and the company-specific financial and non-financial key performance indicators described below.

Key performance indicators

Through the use of our centralized IT system, which integrates and links each hotel’s local management system to our central network, we are able to track a set of non-financial and financial key performance indicators on a real-time basis, such as each hotel’s daily occupancy, revenues and other operating data. As a result, we can efficiently and effectively monitor the actual performance of each hotel in our chain on a real-time basis and can adjust sales efforts and other resources quickly to take advantage of changes in the market and to maximize our profitability.

Non-financial key performance indicators

Our non-financial key performance indicators include the total number of hotels and hotel rooms in our 7 Days Inn hotel chain, as well as RevPAR achieved by our hotels. The increase in the number of hotels in our chain is largely affected by the demand for our hotels in various cities and our ability to successfully identify and secure new properties and open new hotels at desirable locations and at reasonable cost. RevPAR is a commonly used operating measure in the lodging industry and is defined as the product of average occupancy rate, which refers to the total number of occupied hotel rooms divided by the total number of hotel rooms available for rent for a given period, and average daily rate achieved, which refers to total hotel room revenues divided by the total number of occupied hotel rooms in a given period. We generally experience an increasing average occupancy rate as our hotels mature and we establish a presence in the relevant market, customer awareness of new hotel sites increases and our promotional activities take effect. Once our hotels mature, we generally experience stability in our average occupancy rate and average daily rate.

The following table presents certain selected operating data as of and for the dates and periods indicated. Our revenues have been and will continue to be significantly affected by these operating measures which are widely used in our industry. See “Risk factors—Risks relating to our business—Certain of our non-financial performance indicators may not be comparable to those of our competitors.”

	As of and for the year ended December 31,			As of and for the nine months ended September 30,
	2006	2007	2008	2008	2009

Hotels in operation(1):
Leased-and-operated hotels	23	103	206	163	235
Managed hotels(2)	1	3	17	15	48

Total	24	106	223	178	283

Hotels under conversion(1):
Leased-and-operated hotels	19	84	34	69	4
Managed hotels	—	2	15	5	73

Total	19	86	49	74	77

Total hotel rooms for hotels in operation(1)	2,678	11,399	22,352	18,220	28,266
Total hotel rooms for hotels under conversion(1)	2,153	7,364	4,821	6,649	7,476
Number of cities covered for hotels in operation(1)	7	20	33	27	41
Average occupancy rate(3)	93.0%	88.0%	88.1%	87.0%	88.4%
Average daily rate (in RMB)	162.97	158.12	159.88	159.71	158.26
RevPAR (in RMB)	151.53	139.20	140.89	138.99	139.96

(1)	As of the end of each period.

(2)	Includes one managed hotel in which we own a noncontrolling interest for each period.

(3)	Occupancy rates for certain hotels benefit from rental of the same hotel room multiple times a day.

Average occupancy rate.    Occupancy rates of our hotels mainly depend on market demand, the maturity of our hotels, the locations of our hotels, our ability to maintain consistent and high-quality accommodations and services, the effectiveness of our sales and marketing efforts, and the performance of managerial and other employees of our hotels, as well as our ability to respond to competitive pressure, including pricing pressure. Occupancy rates are also affected by our rental of the same hotel room multiple times a day in certain locations. In addition, most of our guests are individual business and leisure travelers and we typically do not benefit from group travelers who tend to reserve blocks of rooms. We generally believe that an average occupancy rate for our hotel chain significantly above 90% is not sustainable as a result of, among others, the following factors:

•	hotel room demand varies throughout the week (for example, in many locations we experience near full occupancy on Thursday, Friday and Saturday and lesser occupancy on other days of the week);

•	seasonality experienced by our hotels with occupancy rates lower in the first quarter of each year corresponding with Chinese New Year;

•	scheduled maintenance and minor repairs;

•

unanticipated vacancies due to unanticipated events (for example, the impact of the 2008 Sichuan earthquake and lower occupancies in Beijing surrounding the 2008 Beijing Olympics due to travel restrictions imposed by the Chinese government); and

•	in an effort to maximize RevPAR, we may opt to raise hotel room rates in certain locations which may negatively impact occupancy rates.

During 2006, the small number of hotels in our chain and their location in southern China, where we enjoy a particularly large market presence and strong brand recognition, allowed us to experience unusually high occupancy rates. Beginning in late 2007 and early 2008, we significantly expanded into regions and metropolitan areas where we did not have a presence or had only recently established a presence or did not otherwise benefit from strong brand recognition, which resulted in a decrease in our average occupancy rates. Partially offsetting these decreases was our continued expansion during these periods in our key target cities where we continue to benefit from strong brand recognition and average occupancy rates. We expect to continue our expansion in regions and metropolitan areas outside key target cities in the future and, over time, we believe that our greater market presence and improved brand recognition in these regions and metropolitan areas will result in a more stable average occupancy rate.

Our average occupancy rate also includes hotel rooms rented to members of our 7 Days Club using accumulated points to pay for the hotel room rental.

Average daily rate.    We set hotel room rates based on several factors, including local market conditions and the location of our hotels, and try to set competitive hotel room rates for new hotels in cities where we do not already have a presence while we increase occupancy rates. For new hotels in cities where we already have a presence, we typically set hotel room rates to correspond with hotels already in operation. However, rates for our hotel rooms can vary within a particular city depending on the location and maturity of a particular hotel. Once a hotel has established a presence and occupancy rates have increased, we may gradually increase hotel room rates depending on market conditions and other factors. In addition, rates for our hotel rooms can vary significantly between hotels in different cities depending on local market conditions. For example, for the nine months ended September 30, 2009, the average hotel room rates in Beijing and Jinan were RMB188.83 (US$27.66) and RMB132.53 (US$19.41), respectively. Our hotels located in Beijing, Shanghai, Guangzhou and Shenzhen have typically enjoyed higher average hotel room rates than our hotels located in other cities. As described above, beginning in late 2007 and early 2008, we significantly expanded into regions and metropolitan areas where we did not have a presence or had only recently established a presence or did not otherwise benefit from strong brand recognition. This expansion, combined with lower average hotel room rates in these regions and metropolitan areas compared to our key target cities, resulted in a decrease in our average daily rate for the nine months ended September 30, 2009. Over time, we believe that our greater market presence and improved brand recognition in these regions and metropolitan areas will result in a more stable average daily rate. However, our average daily rate will continue to be impacted by the maturity of our hotels and our expansion into regions and metropolitan areas that command lower average daily rates than our key target cities.

As described above, we rent hotel rooms to members of our 7 Days club using accumulated points to pay for the hotel room rental. These rooms are counted in the denominator in our calculation of average daily rate, but since we do not charge a daily hotel room rate for such rooms or assign any value to the redeemed points for purposes of this calculation, they have the effect of reducing our average daily rate.

Financial key performance indicators

Our financial key performance indicators consist of our revenue and cost structure, which are discussed in greater detail in the following paragraphs. In addition, we use EBITDA, a non-GAAP financial measure, as a key financial performance indicator to assess our operating results before the impact of interest, income taxes, depreciation and amortization. Given the significant investments that we have made in leasehold improvements, depreciation and amortization expenses comprise a significant portion of our cost structure. We believe that EBITDA is widely used by other companies in the lodging industry and may be used by investors as a measure of our financial performance.

Revenues.    We generated total revenues of RMB721.4 million (US$105.7 million) in 2008 and RMB830.8 million (US$121.7 million) for the nine months ended September 30, 2009. We derive our revenues primarily from sales of hotel rooms at our leased-and-operated hotels and, to a much lesser extent, souvenir sales and sales of food and beverages at our hotels. We recognize revenues from sales of hotel rooms and food and beverages when our goods and services are delivered, collection of the relevant receivable is probable, and the price for the goods or services is fixed or determinable. Beginning in 2007, we also derive revenues from our managed hotels. We derive our revenues from hotel management arrangements through on-going management and service fees based on a percentage of the managed hotel’s revenue. On-going management and service fees are recognized when the underlying service revenue is recognized by the managed hotel’s operations. As part of our expanded focus on our portfolio of managed hotels and to encourage potential managed hotel owners to enter into hotel management arrangements with us, we have not charged a one-time management fee upon entering into management agreements in the past. Now that we have grown our managed hotel portfolio, we are considering charging a one-time management fee in the future. In 2008 and for the nine months ended September 30, 2009, revenues from our hotel management arrangements amounted to RMB1.4 million (US$0.2 million) and RMB4.5 million (US$0.7 million), respectively. As of September 30, 2009, a total of 48 of our 283 hotels are operated under hotel management arrangements and we expect to continue to pursue additional hotel management arrangements. Accordingly, we expect an increase in this revenue stream in the future as we begin to recognize management fees related to our managed hotels.

The following table sets forth the revenues generated by our hotels for the periods indicated:

	For the year ended December 31,				For the nine months ended September 30,
(in thousands)	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	US$	RMB	RMB	US$
Revenues:
Room accommodation	54,061	249,287	688,160	100,812	469,505	789,033	115,589
Non-room revenues	791	3,378	31,913	4,675	17,172	37,282	5,461
Revenues from managed hotels	—	134	1,361	199	509	4,462	654

Total	54,852	252,799	721,434	105,686	487,186	830,777	121,704

Our revenues are significantly affected by the following operating factors:

•	our total number of hotels;

•	our total number of hotel rooms;

•	our mix and age of leased-and-operated hotels and managed hotels;

•	average occupancy rates achieved by our hotels; and

•	average daily rates achieved by our hotels.

Our future revenue growth is expected to depend significantly upon our ability to expand our hotel chain in existing and new markets in China and maintain and further increase our average occupancy rate, average daily rate and RevPAR at existing hotels. As of September 30, 2009, we had 283 hotels in operation, 48 of which are managed hotels, covering 41 cities, and 28,266 total hotel rooms in operation, of which 23,646 hotel rooms were located in leased-and-operated hotels and 4,620 hotel rooms were located in managed hotels. As of the same date, we also had 77 hotels under conversion, four of which are leased-and-operated hotels and 73 of which are managed hotels, with an additional 424 and 7,052 hotel rooms, respectively. Upon completion of these hotels, we will cover 59 cities in China. While our leased-and-operated hotels required greater capital investment, we expect that our revenue will grow more rapidly through the addition of leased-and-operated hotels which generate room accommodation revenue related to the additional hotels rooms, compared to additional managed hotels which generate primarily management fees based on a percentage of the managed hotel’s revenues (typically 5% to 7% of total revenues).

In addition, we are constantly exploring ways to increase the number of 7 Days Club members and usage of our eCommerce platform and, ultimately, to generate additional non-room revenues through our membership base and eCommerce platform. For example, we entered into an arrangement with China Merchants Bank to offer a co-branded credit card with holders of the co-branded credit card automatically becoming 7 Days Club members and earning five times the typical China Merchants Bank award points when the co-branded credit card is used to pay at our hotels, and an arrangement with China Southern Airlines whereby any 7 Days Club member may use points earned by staying at our hotels towards mileage rewards offered by China Southern Airlines if the member is also a China Southern Airlines “Sky Pearl Club” member. We also provide our members greater benefits and more membership points for using our eCommerce platform to locate and reserve hotel rooms. In addition, we have developed an online game that members can play using their membership points. As our members are more regularly drawn to and utilize our eCommerce platform, we believe opportunities to offer our members additional accommodations and services though our eCommerce platform increase, such as our planned introduction of direct airline ticket sales in partnership with Hainan Airlines for which we will generate a booking fee. Additional products and services might include offerings by third-party partners through our eCommerce platform of, among others, travel accident insurance, rental cars and additional airline ticket direct sales for which we might generate a booking or referral fee.

Operating costs and expenses.    Our operating costs and expenses consist of hotel operating costs, sales and marketing expenses, general and administrative expenses, and other operating expenses. The following table sets forth the components of our operating costs and expenses, both in absolute amount and as a percentage of total revenues for the periods indicated:

(in thousands, except percentages)	For the year ended December 31,							For the nine months ended September 30,
	2006	2006	2007	2007	2008	2008	2008	2008	2008	2009	2009	2009

	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
Revenues	54,852	100.0	252,799	100.0	721,434	105,686	100.0	487,186	100.0	830,777	121,704	100.0

Hotel operating costs(1):
Rent expense	(26,748)	(48.9)	(130,933)	(51.8)	(295,595)	(43,303)	(41.0)	(215,759)	(44.3)	(263,289)	(38,570)	(31.7)
Staff costs	(10,280)	(18.7)	(49,050)	(19.4)	(164,922)	(24,160)	(22.9)	(113,357)	(23.3)	(150,784)	(22,089)	(18.1)
Depreciation and amortization	(5,585)	(10.2)	(26,808)	(10.6)	(88,939)	(13,029)	(12.3)	(61,307)	(12.6)	(104,933)	(15,372)	(12.6)
Hotel supplies	(5,772)	(10.5)	(21,739)	(8.6)	(49,331)	(7,227)	(6.8)	(38,145)	(7.8)	(42,253)	(6,190)	(5.1)
Utilities	(4,301)	(7.8)	(19,059)	(7.5)	(57,511)	(8,425)	(8.0)	(39,496)	(8.1)	(66,185)	(9,696)	(8.0)
Other	(6,254)	(11.4)	(25,652)	(10.2)	(73,906)	(10,827)	(10.2)	(48,585)	(9.9)	(83,920)	(12,294)	(10.1)

Total	(58,940)	(107.5)	(273,241)	(108.1)	(730,204)	(106,971)	(101.2)	(516,649)	(106.0)	(711,364)	(104,211)	(85.6)
Sales and marketing expenses(1)(2)	(4,168)	(7.6)	(13,690)	(5.4)	(36,897)	(5,405)	(5.1)	(26,544)	(5.4)	(21,486)	(3,147)	(2.6)
General and administrative expenses(1)(2)	(12,139)	(22.1)	(56,149)	(22.2)	(93,631)	(13,716)	(13.0)	(73,104)	(15.0)	(50,901)	(7,457)	(6.1)

Total operating costs and expenses	(75,247)	(137.2)	(343,080)	(135.7)	(860,732)	(126,092)	(119.3)	(616,297)	(126.5)	(783,751)	(114,815)	(94.3)

(1)	Includes share-based compensation expenses as follows:

	For the year ended December 31,				For the nine months ended September 30,
(in thousands)	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	US$	RMB	RMB	US$
Hotel operating costs (staff costs)	(111)	(898)	(3,584)	(525)	(2,865)	(1,254)	(183)
Sales and marketing expenses	(204)	(227)	(1,163)	(170)	(870)	(520)	(76)
General and administrative expenses	(1,436)	(14,508)	(22,474)	(3,293)	(18,466)	(6,857)	(1,005)

Total	(1,751)	(15,633)	(27,221)	(3,988)	(22,201)	(8,631)	(1,264)

(2)	Includes depreciation and amortization expenses as follows:

	For the year ended December 31,				For the nine months ended September 30,
(in thousands)	2006	2007	2008	2008	2008	2009	2009

	RMB	RMB	RMB	US$	RMB	RMB	US$
Sales and marketing expenses	(20)	(22)	(57)	(8)	(40)	(66)	(10)
General and administrative expenses	(104)	(265)	(1,200)	(176)	(788)	(1,173)	(172)

Total	(124)	(287)	(1,257)	(184)	(828)	(1,239)	(182)

Hotel operating costs.    Our hotel operating costs consist of costs and expenses directly attributable to the operation of our leased-and-operated hotels and primarily include lease charges, which include lease charges related to our leased-and-operated hotels under conversion, as well as compensation and benefits for our hotel-based staff, including our local hotel managers and assistant managers, depreciation and amortization of property and equipment, utility costs for our hotel properties, and other expenses, including hotel supplies, laundering costs, and costs of food and beverage, souvenirs and other amenities.

For the year ended December 31, 2008 and for the nine month period ended September 30, 2009, lease charges constituted 41.0% and 31.7% of our total revenues, respectively. We typically pay fixed rent on either a monthly or quarterly basis for the first three or five years of the lease term, after which we may be subject to a 3% to 5% increase every three to five years, with the applicable percentage increase fixed by our lease agreements. During late 2007 and early 2008, we generally faced increasing lease costs as a result of competition for desirable locations and increasing property costs in China. More recently we have experienced more stable lease costs. For accounting purposes, all leases are operating leases and related lease charges are recognized to reflect the average rate to be paid over the full lease term on a straight-line basis including any “free rent” lease period, which is common under many of our lease agreements before a hotel becomes operational and generally ranges from three to four months.

Our staff costs and depreciation and amortization costs have increased generally in line with the increase in our number of new hotels and hotel rooms. Our staff wages typically have increased in line with other expenses.

Sales and marketing expenses.    Our sales and marketing expenses consist of compensation and benefits for our sales and marketing personnel, expenses associated with our 7 Days Club membership program, advertising expenses, and other expenses, including production costs of marketing materials. We seek to minimize these expenses by encouraging our guests to use our eCommerce platform and leveraging our 7 Days Club to conduct lower-cost, more targeted sales and marketing activities to our members, which should lessen our reliance on more costly sales and marketing methods, such as travel agencies and television and print advertising. For example, total hotel rooms booked through our website or by wireless application protocol, or WAP, or by telephone short message service, or SMS, increased from approximately 43.8% of our total room nights in the nine months ended September 30, 2008 to approximately 59.1% of our total room nights in the nine months ended September 30, 2009. As a percentage of total revenues, our sales and marketing expenses have decreased from 7.6% for 2006 to 2.6% for the nine months ended September 30, 2009.

General and administrative expenses.    Our general and administrative expenses consist of compensation and benefits for our corporate office employees, traveling and entertainment expenses, and other expenses, including costs of third-party professional services, and rental payments relating to office and administrative functions. We expect that our general and administrative expenses will increase in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business and with being a publicly traded company. However, we expect that our general and administrative expenses as a percentage of total revenues will decrease over time as our hotels and operations continue to mature and we further benefit from economies of scale. As a percentage of total revenues, our general and administrative expenses have decreased from 22.1% for 2006 to 6.1% for the nine months ended September 30, 2009.

Loss on extinguishment

Our outstanding senior notes and related interest will become due and payable, in full, within 60 days after the completion of this offering. In connection with this repayment, we will incur debt extinguishment costs relating to previously unamortized debt issuance costs and issuance discount on senior notes payable.

Charge for change in fair value of warrants

On September 10, 2007, we issued an aggregate of 800 units to various lenders for aggregate consideration of US$80.0 million. Each unit consisted of a senior note and a warrant with the right to purchase a certain number of our ordinary shares as determined by a formula set forth in a warrant agreement. See “—Financing Activities.” Since the senior notes and ordinary share purchase warrants are separately transferable from the issuance date and, in accordance with the terms of the ordinary share purchase warrants, cash settlement may be required, we have deemed the ordinary share purchase warrants to be freestanding derivative liabilities that require the ordinary share purchase warrants to be measured at fair value upon initial recognition and subsequent to initial recognition. Accordingly, our financial results for the year ended December 31, 2007 reflect a charge of RMB2.2 million related to a change in fair value of ordinary share purchase warrants due to an increase in the estimated value of our business during the period, our financial results for the year ended December 31, 2008 and for the nine months ended September 30, 2008 reflect a credit of RMB10.5 million (US$1.5 million) and RMB4.7 million (US$0.7 million), respectively, related to a change in fair value of ordinary share purchase warrants due to a decrease in the estimated value of our business during the periods, and our financial results for the nine months ended September 30, 2009 reflect a charge of RMB6.4 million (US$0.9 million) related to a change in value of ordinary share purchase warrants due to an increase in the estimated fair value of our business during the period. Upon the closing of this offering, our outstanding ordinary share purchase warrants will be required to be exercised. We previously recognized a RMB66.6 million (US$9.8 million) charge in connection with the ordinary share purchase warrants and, based on the warrant exercise price (a 75% discount to the public offering price) and the number of ordinary shares acquirable upon such exercise, we expect the additional charge to exceed that amount. Thereafter, we will incur no additional change in fair value charges.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

We incorporated 7 Days Hong Kong in November 2007. 7 Days Hong Kong is subject to Hong Kong profits tax at a tax rate of 17.5% and 16.5% for the years ended December 31, 2007 and 2008. 7 Days Hong Kong did not have any income subject to Hong Kong profits tax and no provision for Hong Kong profits tax during the years ended December 31, 2007 and 2008 or the nine months ended September 30, 2009 has been made.

China

Our PRC subsidiaries are subject to enterprise income tax in China. Prior to December 31, 2007, the enterprise income tax rate for all of our PRC subsidiaries, except for 7 Days Shenzhen’s branches located in Shenzhen, was 33%, the statutory rate under the then-effective PRC enterprise income tax law and regulations, while 7 Days Shenzhen’s branches located in Shenzhen enjoyed a reduced 15% rate as a foreign-invested enterprise located in the Shenzhen Special Economic Zone. In addition, in March 2006, as a foreign-invested enterprise located in the Shenzhen Special Economic Zone that is engaged in a service business and meeting certain other criteria, 7 Days Shenzhen was granted a one-year exemption to be followed by a two-year 50% reduction of enterprise income tax, starting from 2007 when our taxable profits more than offset our accumulated tax losses brought forward. As a result, 7 Days Shenzhen was exempted from paying enterprise income tax for taxable year 2007.

China passed a new enterprise income tax law effective on January 1, 2008. The new law significantly curtails tax incentives granted to foreign-invested enterprises under its predecessor. However, the new law also (i) reduces the statutory rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria. Under the phase-out rules, enterprises that were subject to an enterprise income tax rate lower than 25% prior to January 1, 2008 may continue to enjoy the lower rate and gradually transition to the new tax rate within five years after the effective date of the new enterprise income tax Law. In addition, under the phase-out rules, enterprises established before the promulgation date of the new law and which were granted tax holidays under the then effective tax laws or regulations may continue to enjoy their tax holidays until their expiration. Accordingly, 7 Days Shenzhen’s branches located in Shenzhen will be subject to rates of 9% in 2008, 10% in 2009, 22% in 2010, 24% in 2011 and the new statutory enterprise income tax rate of 25% from 2012 onward. 7 Days Shenzhen’s branches located in cities other than Shenzhen will be subject to tax rate of 12.5% in 2008 and 2009 under the phase-out rules, and the new statutory enterprise income tax rate of 25% from 2010 onwards. Our other PRC subsidiaries that were subject to a 33% income tax rate will be subject to a 25% rate starting in 2008. All of our PRC subsidiaries are also subject to a 5% business tax and an additional surcharge ranging from 0.05% to 0.8% (depending on their respective local tax rules) on gross revenues generated from their operations.

As a Cayman Islands holding company, substantially all of our income may be derived from dividends we receive from our PRC operating subsidiaries described above. The new enterprise income tax law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes. We expect that such 10% withholding tax will apply to dividends paid to us by our PRC subsidiaries, but this treatment will depend on our status as a non-resident enterprise. For a detailed discussion of PRC tax issues related to resident enterprise status, see “Risk factors—Risks relating to the regulation of our business—Under China’s new enterprise income tax law, we may be classified as a ‘resident enterprise’ of China which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Deemed dividend and reduction in earnings available for ordinary shareholders

In connection with this offering, the five largest holders of our currently outstanding ordinary shares (including our chairman and chief executive officer and other founders) will transfer a total of 1,157,537 ordinary shares and Series B preferred shares owned by them to our Series C investors, WP RE and Happy Travel, for nominal consideration. We consider the share transfers as an inducement to the conversion of the preferred shares. The excess of the fair value of the shares being transferred over the nominal consideration to be paid by our Series C investors will be recorded as capital contributions from our founding shareholders, with a corresponding amount recorded as a dividend to our Series C investors. This deemed dividend will reduce earnings available for ordinary shareholders and, consequently, earnings per ordinary share and earnings per ADS in the period in which this offering is completed.

Critical accounting policies

We prepare financial statements in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenues and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience, and on various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on our management’s judgment.

Property and equipment

We amortize our property and equipment using the straight-line method over the estimated useful lives of the assets. We make estimates of the useful lives of property and equipment (including the salvage values) in order to determine the amount of depreciation and amortization expenses to be recorded during any reporting period. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives. We estimate the useful lives of our other property and equipment at the time we acquire the assets based on our historical experience with similar assets as well as anticipated technological and other changes. If these changes occur more rapidly than anticipated or in a different form than anticipated, we may shorten the useful lives assigned to these assets as appropriate, which will result in the recognition of increased depreciation and amortization expense in future periods. The table below sets forth the estimated useful lives of our property and equipment:

Useful life

Leasehold improvements	4 - 15 years
Hotel fixtures and equipment	5 years
Motor vehicles	5 years

There has been no change to the estimated useful lives and salvage values for any of the periods presented.

We evaluate property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We assess recoverability by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, we recognize an impairment charge based on the amount by which the carrying amount of the asset exceeds the fair value of the asset. We estimate the fair value of the asset based on the best information available, including prices for similar assets and, in the absence of an observable market price, the results of using a present value technique to estimate the fair value of the asset. We recognized no impairment charges on our property and equipment for any of the periods presented.

Accrued membership reward program costs

Under our 7 Days Club membership program, members enjoy discounts on room rates and accumulate membership credit points for their paid stays. When the membership credit points reach a specified level, members are eligible to redeem membership credit points earned for upgrades, free room nights or other gifts. The membership credit points expire after two years from the date of grant.

The estimated incremental costs to provide the services and gifts for the membership credit points earned by members are recorded in our balance sheet as accrued membership reward program costs and included in accrued expenses and other payables, with a corresponding charge recognized as sales and marketing expenses in the accompanying statement of operations. Due to the limited history of the membership reward program, we cannot make reasonable and reliable estimates of the redemption levels of the credit points earned by members. Therefore, we have recognized a liability for membership reward program assuming all points will eventually be redeemed. The liability for membership reward program is reduced upon the redemption or expiration of the credit points.

Deferred income taxes

We recognize deferred tax assets for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is likely that some portion or all of the deferred tax assets will not be realized. We continue to assess, on an ongoing basis, the degree of certainty regarding the realization of deferred tax assets and whether a valuation allowance is required.

The realization of the future tax benefits of a deferred tax asset is dependent on future taxable income against which such tax benefits can be applied or utilized, the consideration of the scheduled reversal of deferred tax liabilities and any available tax planning strategies. Sufficient negative evidence, such as a history of operating losses, losses expected in the early future years and cumulative net losses in recent years, may require that a valuation allowance be established with respect to existing and future deferred tax assets. The valuation allowance for our deferred tax assets is made based upon the level of our historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible. In 2006, 2007 and 2008, our major subsidiaries in the PRC did not record any income tax benefit for their losses incurred as it was considered more likely than not that these subsidiaries would not be able to generate future taxable income to realize such benefits due to uncertainty regarding our ability to generate profits following our ongoing expansion. During the nine months ended September 30, 2009, the financial performance of these PRC subsidiaries improved significantly and, based on current business plans, we believe it is more likely than not that these subsidiaries will be able to generate future taxable income, and thus, we recorded a tax benefit in the amount of RMB10.8 million (US$1.6 million) related to the reduction of valuation allowance during the nine-month period ended September 30, 2009. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

Share-based compensation

We have adopted SFAS No. 123R for the accounting treatment of our share-based compensation. We account for compensation expenses for all share options, including share options granted to our directors and employees, using a fair-value based method and recognize the expense in our consolidated statement of operations in accordance with U.S. GAAP, which may have a material adverse effect on our results of operations. The following table sets forth a summary of outstanding options as of the date of this prospectus:

Date of Grant	Number of ordinary shares underlying options granted and outstanding	Option exercise price	Fair value of ordinary shares	Type of valuation

		(US$)	(US$)
01/01/2006	62,500	0.125	0.390	(1)
07/01/2006	318,750	0.125	0.336	(1)
12/20/2007	37,500	0.125	3.813	(1)
12/20/2007	409,000	0.64	3.813	(1)
12/20/2007	669,250	1.90	3.813	(1)
05/15/2008	401,000	3.25	3.018	(1	)(2)
08/15/2009	1,070,600	3.30	2.546	(3)
09/25/2009	500,000	3.60	2.751	(3)

(1)	Retrospective valuation by the independent appraiser.

(2)	Originally granted at a per share exercise price of $3.70 based on management’s estimate of the fair value of our ordinary shares and reduced to $3.25 on October 21, 2008 following a retrospective valuation by an independent appraiser.

(3)	Contemporaneous valuation by the independent appraiser.

Determination of the amount of share-based compensation expense to be recognized requires significant judgment, including, most importantly, the estimated fair value of our ordinary shares underlying the options as of each date of grant. We have engaged an independent appraiser, Jones Lang Lasalle Sallmanns Limited, or JLLS, to conduct valuations and assist us in determining the fair value of our ordinary shares underlying options as of each date of grant since July 29, 2005, the date the first option was granted. Determining the fair value of ordinary shares requires making complex and subjective judgments regarding projected financial and operating results, our business risks, the liquidity of our shares and our operating history and prospects at the time of grant.

In assessing the fair value of our ordinary shares, JLLS and we considered the following principal factors:

•	the nature of our business;

•	the financial condition of our business and the economic outlook in general;

•	the operational contracts and agreements in relation to our business;

•	our projected operating results; and

•	financial and business risks.

JLLS and we believe the discounted cash flow method, an income approach technique, to be most relevant and reliable to assess the fair value of our ordinary shares. The discounted cash flow method involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. The major assumptions used in deriving the fair values are consistent with our business plan, including:

•	opening schedule of new hotels and hotel rooms;

•	average occupancy rate;

•	average daily room rate; and

•	operating margins.

Other major assumptions used by JLLS and us in calculating the fair values of our ordinary shares include our weighted average costs of capital. The major assumptions used in deriving our weighted average cost of capital are consistent with our business plan and major milestones we achieved. JLLS and we also used other general inherently uncertain assumptions, including the following:

•	no material changes in the existing political, legal, fiscal and economic conditions and travel industry in China;

•	no major changes in tax law in China or the tax rates applicable to our subsidiaries and consolidated affiliated entities in China;

•	no material changes in exchange rates between the Renminbi and U.S. dollars;

•	no constraint on our future growth due to lack of funding;

•	our ability to retain competent management and key personnel to support our ongoing operations; and

•	no significant deviation from economic forecasts in industry trends and market conditions for hotel and related industries.

As set forth in the table above, for our recent option grants (August 2009 and September 2009) we established the fair value of our ordinary shares with the assistance of a contemporaneous valuation conducted by an independent appraiser.

As reflected in the above valuations, the value of our ordinary shares increased significantly over time during the first several years of our operations as our number of leased-and-operated hotels and related revenues grew quickly and as the prospects for our initial public offering increased, with the per share fair value of our ordinary shares reaching US$3.813 at the end of 2007. Subsequently, notwithstanding our continued addition of new leased-and-operated hotels and managed hotels and revenue growth, the value of our ordinary shares declined, in large part due to turbulence in the financial markets, which among other things caused us to defer our initial public offering efforts in mid-2008, constrained our access to capital and contributed to a reduction in the rate at which we were able to add new leased-and-operated hotels. As a result, the fair value of our ordinary shares declined to US$3.018 per share in May 2008 and to US$2.546 per share in August 2009.

These trends are similarly reflected in the issue price per preferred share previously paid by our outside preferred investors. We issued 15.7 million Series A preferred shares in November 2006 at a price per share of US$0.64 and 7.86 million Series B preferred shares in May 2007 at a price per share of US$1.91, as our share price was increasing. In October 2008, after we had postponed our original plans to conduct an initial public offering, we issued 21.5 million Series C preferred shares at a price per share of US$3.02, somewhat lower than our last previous appraised value. In connection with this offering, several of our founders will transfer approximately 1.16 million shares to our Series C investors for nominal consideration, serving to reduce their effective cost per Series C share.

With the assistance of JLLS, we determined that the fair value of our ordinary shares increased from US$2.546 per share in August 2009 to US$2.751 per share in September 2009 due to our improved performance indicators as well as the enhancement of our execution capacity with the hiring of our new chief operating officer.

The estimated offering price is US$10.00 per ADS (corresponding to US$3.33 per ordinary share), based on the mid-point of the estimated offering range. Factors contributing to an increase in the fair value of our ordinary shares from the appraised value of US$2.751 per share in September 2009 to the offering price of our ADSs include the following:

•	increased liquidity for our ordinary shares following consummation of this offering and the listing of our ADSs on the NYSE; and

•	the conversion into ordinary shares, immediately prior to completion of this offering, of all our preferred shares and the corresponding elimination of the related liquidation and other preferences.

Share-based compensation expenses recognized for the years ended December 31, 2006, 2007 and 2008 and for the nine months ended September 30, 2009 amounted to RMB1.8 million, RMB15.6 million, RMB27.2 million (US$4.0 million) and RMB8.6 million (US$1.3 million), respectively.

Internal control over financial reporting

In connection with the audits of our consolidated financial statements, our independent registered public accounting firm identified and communicated to us material weaknesses and significant deficiencies in our internal control over financial reporting, as defined by Auditing Standard No. 5 of the Public Company Accounting Oversight Board. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting.

The material weaknesses in our internal control over financial reporting communicated by our independent registered public accounting firm related to our lack of sufficient U.S. GAAP and SEC resources and expertise to prepare and review our U.S. GAAP financial statements and disclosures, which resulted, for example, in audit adjustments and additional disclosure related to deferred taxes. Our independent registered public accounting firm also identified (1) several significant deficiencies including those related to insufficient formal documentation of intercompany transactions between our consolidated group companies and (2) a control deficiency in our IT system general control, including a need for additional procedures to reduce the risk of unauthorized access and improve data back up and storage.

To address these control deficiencies:

•	we are actively seeking to hire additional individuals with the requisite U.S. GAAP and SEC reporting expertise;

•

we intend to increase our in-house expertise and reporting capabilities through additional training, and the retention of a third-party consultant to assist us in enhancing our internal control over financial reporting;

•	we are implementing additional control procedures and are preparing an accounting policy manual to assist in preparing our financial statements in accordance with U.S. GAAP; and

•	we have implemented or are in the process of implementing additional IT control procedures including those to ensure proper system access and improved data backup and storage.

Our Selected Quarterly Results of Operations

The following table presents our selected unaudited consolidated quarterly results of operations for the eight quarters in the period from October 1, 2007 to September 30, 2009. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. The unaudited consolidated quarterly financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our quarterly operating results have fluctuated and will continue to fluctuate from period to period. The operating results for any quarter are not necessarily indicative of the operating results for any future period or for a full year. Factors that may cause our revenue and operating results to vary or fluctuate include those discussed in the “Risk Factors” section of this prospectus.

(in thousands, except share and per share data)	For the three months ended
	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Selected consolidated statement of operations data:
Revenues	104,061	131,770	166,140	189,276	234,248	239,031	282,081	309,665
Operating costs and expenses(1):
Hotel operating costs:
Rent expense	(51,785)	(68,620)	(71,365)	(75,774)	(79,836)	(82,196)	(90,185)	(90,908)
Staff costs	(19,344)	(29,732)	(36,583)	(47,042)	(51,565)	(46,774)	(51,910)	(52,100)
Depreciation and amortization	(12,327)	(17,715)	(20,631)	(22,961)	(27,632)	(33,175)	(34,832)	(36,926)
Hotel supplies	(7,994)	(11,395)	(12,228)	(14,522)	(11,186)	(12,624)	(16,347)	(13,282)
Utilities	(6,969)	(13,804)	(10,091)	(15,601)	(18,015)	(23,075)	(18,337)	(24,773)
Other	(9,226)	(13,741)	(14,985)	(19,859)	(25,321)	(22,241)	(30,132)	(31,547)

Total hotel operating costs	(107,645)	(155,007)	(165,883)	(195,759)	(213,555)	(220,085)	(241,743)	(249,536)
Sales and marketing expenses(1)(2)	(7,945)	(7,052)	(9,467)	(10,025)	(10,353)	(7,013)	(6,256)	(8,217)
General and administrative expenses(1)(2):	(37,972)	(21,614)	(21,013)	(30,477)	(20,527)	(16,037)	(17,001)	(17,863)

Total operating costs and expenses	(153,562)	(183,673)	(196,363)	(236,261)	(244,435)	(243,135)	(265,000)	(275,616)

Profit (loss) from operations	(49,501)	(51,903)	(30,223)	(46,985)	(10,187)	(4,104)	17,081	34,049
Interest income	2,971	1,052	332	164	847	1,714	1,154	88
Interest expense	(22,713)	(21,655)	(17,647)	(21,721)	(23,447)	(19,341)	(21,742)	(22,607)
Change in fair value of ordinary share purchase warrants	(2,299)	1,126	679	2,902	5,777	(2,047)	(1,433)	(2,939)
Equity in income (loss) of an affiliate	48	51	72	4	59	(11)	70	(15)

Profit (loss) before income taxes	(71,494)	(71,329)	(46,787)	(65,636)	(26,951)	(23,789)	(4,870)	8,576
Income tax benefit (expense)	(1,371)	371	(704)	(717)	1,831	16,168	(863)	(4,542)

Net profit (loss)	(72,865)	(70,958)	(47,491)	(66,353)	(25,120)	(7,621)	(5,733)	4,034
Loss (income) attributable to noncontrolling interests	57	131	(337)	(214)	(188)	(160)	(498)	(589)

Net profit (loss) attributable to 7 Days Group Holdings Limited shareholders	(72,808)	(70,827)	(47,828)	(66,567)	(25,308)	(7,781)	(6,231)	3,445

	For the three months ended
	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

	% of revenue	% of revenue	% of revenue	% of revenue	% of revenue	% of revenue	% of revenue	% of revenue

Selected consolidated statement of operations data:
Revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Operating costs and expenses(1):
Hotel operating costs:
Rent expense	(49.8)	(52.1)	(43.0)	(40.0)	(34.1)	(34.4)	(32.0)	(29.4)
Staff costs	(18.6)	(22.6)	(22.0)	(24.9)	(22.0)	(19.6)	(18.4)	(16.8)
Depreciation and amortization	(11.8)	(13.4)	(12.4)	(12.1)	(11.8)	(13.9)	(12.3)	(11.9)
Hotel supplies	(7.7)	(8.6)	(7.4)	(7.7)	(4.8)	(5.3)	(5.8)	(4.3)
Utilities	(6.7)	(10.5)	(6.1)	(8.2)	(7.7)	(9.6)	(6.5)	(8.0)
Other	(8.9)	(10.4)	(9.0)	(10.5)	(10.8)	(9.3)	(10.7)	(10.2)

Total hotel operating costs	(103.5)	(117.6)	(99.9)	(103.4)	(91.2)	(92.1)	(85.7)	(80.6)
Sales and marketing expenses(1)(2)	(7.6)	(5.4)	(5.7)	(5.3)	(4.4)	(2.9)	(2.2)	(2.6)
General and administrative expenses(1)(2):	(36.5)	(16.4)	(12.6)	(16.1)	(8.8)	(6.7)	(6.0)	(5.8)

Total operating costs and expenses	(147.6)	(139.4)	(118.2)	(124.8)	(104.4)	(101.7)	(93.9)	(89.0)

Profit (loss) from operations	(47.6)	(39.4)	(18.2)	(24.8)	(4.4)	(1.7)	6.1	11.0
Interest income	2.9	0.8	0.2	0.1	0.4	0.7	0.4	—
Interest expense	(21.8)	(16.4)	(10.6)	(11.5)	(10.0)	(8.1)	(7.7)	(7.3)
Change in fair value of ordinary share purchase warrants	(2.2)	0.9	0.4	1.5	2.5	(0.9)	(0.5)	(0.9)
Equity in income (loss) of an affiliate	—	—	—	—	—	—	—	—

Profit (loss) before income taxes	(68.7)	(54.1)	(28.2)	(34.7)	(11.5)	(10.0)	(1.7)	2.8
Income tax benefit (expense)	(1.3)	0.3	(0.4)	(0.4)	0.8	6.8	(0.3)	1.5

Net profit (loss)	(70.0)	(53.8)	(28.6)	(35.1)	(10.7)	(3.2)	(2.0)	1.3
Loss (income) attributable to noncontrolling interests	—	—	(0.2)	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)

Net profit (loss) attributable to 7 Days Group Holdings Limited shareholders	(70.0)	(53.8)	(28.8)	(35.2)	(10.8)	(3.3)	(2.2)	1.1

(1)	Includes share-based compensation expenses as follows:

	For the three months ended
(in thousands)	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Hotel operating costs	(764)	(1,107)	(1,032)	(726)	(719)	(244)	(440)	(570)
Sales and marketing expenses	(70)	(31)	(528)	(311)	(293)	(140)	(180)	(200)
General and administrative expenses	(13,663)	(8,114)	(5,680)	(4,672)	(4,008)	(2,046)	(2,384)	(2,427)

Total	(14,497)	(9,252)	(7,240)	(5,709)	(5,020)	(2,430)	(3,004)	(3,197)

(2)	Includes depreciation and amortization expenses as follows:

	For the three months ended
(in thousands)	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Sales and marketing expenses	(13)	(10)	(14)	(16)	(17)	(17)	(29)	(20)
General and administrative expenses	(164)	(207)	(223)	(358)	(412)	(368)	(379)	(426)

Total	(177)	(217)	(237)	(374)	(429)	(385)	(408)	(446)

Our quarterly revenues have experienced continued growth for the eight quarters in the period from October 1, 2007 to September 30, 2009, as we have grown the number of our leased-and-operated hotels from 103 at December 31, 2007 to 235 at September 30, 2009 and as operations at newly opened hotels stabilize over time. Our revenues will normally be lower during the quarter ended March 31 of each year compared to other quarters due to seasonality related to Chinese New Year, when business travel declines and fewer leisure travellers stay in hotels. The slowdown in revenues in the quarter ended March 31, 2009 and the corresponding drop in our average occupancy rate and RevPAR also reflect the impact of the recent financial crisis and particularly in the Pearl River Delta region the H1N1 virus scare. In the quarter ended September 30, 2009, we experienced our highest RevPAR since 2007 with RevPAR of RMB147.6 (US$21.6) and an occupancy rate of 92.2%, primarily due to the increased domestic tourism activities in July and August, when many of our young customers are on summer holiday. As noted above, we believe maintaining occupancy rates significantly above 90% is generally not sustainable for a long term.

As we open more hotels and our business model becomes more mature, with limited exceptions in the earlier periods, our rent expenses, staff costs, sales and marketing expenses and general and administrative expenses have each decreased as a percentage of revenues in the following quarter.

The following table presents certain selected operating data of our company as of and for the eight quarters in the period from October 1, 2007 to September 30, 2009.

	For the three months ended
(in thousands)	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

Hotels in operation(1):
Leased-and -operated hotels	103	126	142	163	206	221	228	235
Managed hotels(2)	3	4	6	15	17	21	31	48

Total	106	130	148	178	223	242	259	283

Hotels under conversion(1):
Leased-and -operated hotels	84	85	80	69	34	19	11	4
Managed hotels	2	8	9	5	15	26	48	73

Total	86	93	89	74	49	45	59	77

Hotel rooms for hotels in operation(1)
Leased-and -operated hotels	11,057	13,178	14,690	16,770	20,697	22,025	22,837	23,646
Managed hotels(2)	342	450	671	1,450	1,655	2,026	2,921	4,620

Total	11,399	13,628	15,361	18,220	22,352	24,051	25,758	28,266

Total hotel rooms for hotels under conversion(1)	7,364	8,526	8,258	6,649	4,821	4,417	5,834	7,476
Number of cities covered for hotels in operation(1)	20	21	26	27	33	34	35	41
Average occupancy rate(3)	84.1	83.5	86.6	90.0	90.5	83.5	88.9	92.2
Average daily rate (in RMB)	161.2	157.0	163.6	158.3	160.2	154.4	159.5	160.0
RevPAR (in RMB)	135.6	131.1	141.8	142.5	145.0	128.9	141.8	147.6

(1)	As of the end of each period.

(2)	Includes one managed hotel in which we own a noncontrolling interest for each period.

(3)	Occupancy rates for certain hotels benefit from rental of the same hotel room multiple times a day.

Results of operations

The following table sets forth a summary of our consolidated results of operations, both in absolute amount and as a percentage of revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. Our business has grown rapidly and substantially since we formed our company in 2004. Our limited operating history makes it difficult to predict future operating results. As such, the period-to-period comparison of operating results should not be relied upon as being indicative of future performance.

(in thousands, except percentages)	For the year ended December 31,							For the nine months ended September 30,
	2006	2006	2007	2007	2008	2008	2008	2008	2008	2009	2009	2009

	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
Summary consolidated statement of operations data:
Revenues	54,852	100.0	252,799	100.0	721,434	105,686	100.0	487,186	100	830,777	121,704	100
Hotel operating costs	(58,940)	(107.5)	(273,241)	(108.1)	(730,204)	(106,971)	(101.2)	(516,649)	(106.0)	(711,364)	(104,211)	(85.6)
Sales and marketing expenses	(4,168)	(7.6)	(13,690)	(5.4)	(36,897)	(5,405)	(5.1)	(26,544)	(5.4)	(21,486)	(3,147)	(2.6)
General and administrative expenses	(12,139)	(22.1)	(56,149)	(22.2)	(93,631)	(13,716)	(13.0)	(73,104)	(15.0)	(50,901)	(7,457)	(6.1)

Total operating costs and expenses	(75,247)	(137.2)	(343,080)	(135.7)	(860,732)	(126,092)	(119.3)	(616,297)	(126.5)	(783,751)	(114,815)	(94.3)

Profit (loss) from operations	(20,395)	(37.2)	(90,281)	(35.7)	(139,298)	(20,406)	(19.3)	(129,111)	(26.5)	47,026	6,889	5.7
Interest income	279	0.5	3,185	1.3	2,395	351	0.3	1,548	0.3	2,956	433	0.4
Interest expense	(568)	(1.0)	(31,233)	(12.4)	(84,470)	(12,374)	(11.7)	(61,023)	(12.5)	(63,690)	(9,330)	(7.7)
Change in fair value of ordinary share purchase warrants	—	—	(2,241)	(0.9)	10,484	1,536	1.5	4,707	1.0	(6,419)	(940)	(0.8)
Equity in income (loss) of an affiliate	(267)	(0.5)	167	0.1	186	27	0.1	127	—	44	6	—

Loss before income taxes	(20,951)	(38.2)	(120,403)	(47.6)	(210,703)	(30,866)	(29.2)	(183,752)	(37.7)	(20,083)	(2,942)	(2.4)
Income tax benefit (expense)	(535)	(1.0)	(3,262)	(1.3)	781	114	0.1	(1,050)	(0.2)	10,763	1,577	1.3

Net loss	(21,486)	(39.2)	(123,665)	(48.9)	(209,922)	(30,752)	(29.1)	(184,802)	(37.9)	(9,320)	(1,365)	(1.1)
Loss (income) attributable to noncontrolling interests	—	—	933	0.4	(608)	(89)	(0.1)	(420)	(0.1)	(1,247)	(183)	(0.2)

Net loss attributable to 7 Days Group Holdings Limited shareholders	(21,486)	(39.2)	(122,732)	(48.5)	(210,530)	(30,841)	(29.2)	(185,222)	(38.0)	(10,567)	(1,548)	(1.3)

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

Non-financial key performance indicators.    Our average occupancy rate increased from 87.0% for the nine months ended September 30, 2008 to 88.4% for the nine months ended September 30, 2009. The period-over-period increase favorably reflects (i) the increasing maturity of our hotels with more new hotels opened in the first nine months of 2008 compared to the first nine months of 2009, and (ii) the benefit of greater market presence and improved brand recognition in the first nine months of 2009 as our expansion in the first nine months of 2008 was partly focused on regions and metropolitan areas where we did not have a presence or only had recently established a market presence or did not otherwise benefit from strong brand recognition. Partially offsetting these favorable factors was the temporary adverse impact in the early part of 2009 of the world financial crisis and, particularly in the Pearl River Delta region, the H1N1 scare.

Our average daily rate decreased from RMB159.71 for the nine months ended September 30, 2008 to RMB158.26 (US$23.18) for the nine months ended September 30, 2009. The period-over-period decrease in average daily rate reflects a greater percentage of our total hotels located outside of our key target cities in the first nine months of 2009 compared to the first nine months of 2008. As described above, rates for our hotel rooms can vary significantly between hotels in different cities depending on local market conditions.

Our RevPAR increased slightly from RMB138.99 for the nine months ended September 30, 2008 to RMB139.96 (US$20.50) for the nine months ended September 30, 2009, as a cumulative result of the above factors.

Revenues.    Our revenues increased by 70.5% from RMB487.2 million for the nine months ended September 30, 2008 to RMB830.8 million (US$121.7 million) for the nine months ended September 30, 2009, primarily due to increased sales of hotel room nights due to our substantial expansion from 163 leased-and-operated hotels and 16,770 related hotel rooms as of September 30, 2008 to 235 leased-and-operated hotels and 23,646 related hotel rooms as of September 30, 2009. As of September 30, 2008 and 2009, we operated 15 and 48 hotels under hotel management arrangements, respectively. Management fees from our managed hotels (included in our revenues) increased from RMB0.5 million for the nine months ended September 30, 2008 to RMB4.5 million (US$0.7 million) for the nine months ended September 30, 2009.

Operating costs and expenses.    Our total operating costs and expenses increased by 27.2% from RMB616.3 million for the nine months ended September 30, 2008 to RMB783.8 million (US$114.8 million) for the nine months ended September 30, 2009, primarily due to increases in our hotel operating costs as our hotel operations substantially expanded period over period. Our operating costs and expenses also include lease charges for hotel properties for leased-and-operated hotels under conversion in most cases for which no revenues currently were being recognized during such period.

•

Hotel operating costs.    Our hotel operating costs increased by 37.7% from RMB516.6 million for the nine months ended September 30, 2008 to RMB711.4 million (US$104.2 million) for the nine months ended September 30, 2009, primarily due to increases in all of our hotel operating costs expense line items related to our substantial expansion from 163 leased-and-operated hotels and 16,770 related hotel rooms as of September 30, 2008 to 235 leased-and-operated hotels and 23,646 related hotel rooms as of September 30, 2009.

•	Sales and marketing expenses. Our sales and marketing expenses decreased from RMB26.5 million for the nine months ended September 30, 2008 to RMB21.5 million (US$3.1 million) for the nine months ended September 30, 2009, primarily due to cost-cutting measures targeting, for example, headcount and travel expense. Share-based compensation expenses for our sales and marketing staff amounted to RMB0.9 million and RMB0.5 million (US$76,177) of our total sales and marketing expenses for the nine months ended September 30, 2008 and 2009, respectively. As a percentage of revenues, our sales and marketing expenses declined period-over-period from 5.4% to 2.6% as we reduced costs and increased revenue.

•

General and administrative expenses.    Our general and administrative expenses decreased by 30.4% from RMB73.1 million for the nine months ended September 30, 2008 to RMB50.9 million (US$7.5 million) for the nine months ended September 30, 2009, primarily due to a decrease in staff costs related to a reduction in headcount of corporate office employees and share-based compensation expenses for our corporate office employees. Share-based compensation expenses for our corporate office employees amounted to RMB18.5 million and RMB6.9 million (US$1.0 million) of our total general and administrative expenses for the nine months ended September 30, 2008 and 2009, respectively. As a percentage of revenues, our general and administrative expenses declined period over period from 15.0% to 6.1% as we reduced costs and increased revenue.

Profit from operations.    Our profit from operations was RMB47.0 million (US$6.9 million) for the nine months ended September 30, 2009, compared to a loss from operations of RMB129.1 million for the nine months ended September 30, 2008, as a cumulative result of the above factors.

Interest income.    Our interest income increased from RMB1.5 million for the nine months ended September 30, 2008 to RMB3.0 million (US$0.4 million) for the nine months ended September 30, 2009, primarily reflecting interest earned on amounts raised from our Series C preferred share offering in October 2008 and held by us pending use to expand our hotel chain.

Interest expense.    Our interest expense increased slightly from RMB61.0 million for the nine months ended September 30, 2008 to RMB63.7 million (US$9.3 million) for the nine months ended September 30, 2009, primarily reflecting short-term borrowing arrangements in the aggregate amount of RMB80.0 million (US$11.7 million) entered into during the first nine months of 2009.

Change in fair value of ordinary share purchase warrants.    We recorded a charge in fair value of ordinary share purchase warrants of RMB6.4 million (US$0.9 million) as an expense due to an increase in the estimated value of our business from December 31, 2008 to September 30, 2009, compared to RMB4.7 million as income due to a decrease in the estimated value of our business from December 31, 2007 to September 30, 2008.

Income tax benefit (expense).    We had income tax expense of RMB1.1 million for the nine-month period ended September 30, 2008, and income tax benefit of RMB10.8 million (US$1.6 million) for the nine-month period ended September 30, 2009 as we began to recognize deferred tax benefits.

Income attributable to noncontrolling interests.    Noncontrolling interests represent the noncontrolling interests’ share of the income in five hotels established in 2007. For the nine months ended September 30, 2008 and 2009, the noncontrolling interests’ share of the income amounted to RMB0.4 million and RMB1.2 million (US$0.2 million), respectively.

Net loss attributable to 7 Days Group Holdings Limited shareholders.    As a result of the foregoing, our net loss attributable to 7 Days Group Limited Shareholders decreased by 94.3%

from RMB185.2 million for the nine months ended September 30, 2008 to RMB10.6 million (US$1.5 million) for the nine months ended September 30, 2009.

Year ended December 31, 2008 compared to year ended December 31, 2007

Non-financial key performance indicators.    Our average occupancy rate increased slightly from 88.0% for 2007 to 88.1% for 2008. The period-over-period increase in average occupancy rate favorably reflects (i) a greater percentage of mature hotels in operation at the end of 2008 compared to 2007, with 66 of our 82 new hotels in 2007 opened in the second half of 2007 and 42 of our 117 new hotels in 2008 opened in the first half of 2008, and (ii) our continued expansion in our key target cities where we benefit from strong brand recognition and average occupancy rates. Partially offsetting a higher average occupancy rate in 2008 were temporary decreases in occupancy rates at our hotels in Beijing around the time of the 2008 Beijing Olympics, at our hotels in Chengdu and Chongqing following the May 2008 Sichuan earthquake and at our hotels in the Pearl River Delta Region in late 2008 due to the impact of the world financial crisis.

Our average daily rate increased from RMB158.12 for 2007 to RMB159.88 (US$23.42) for 2008. The period-over-period increase in average daily rate reflects a greater proportion of mature hotels to total hotels in 2008 compared to 2007, with room rates typically increasing with a hotel’s maturity, as well as the favorable impact of our continued expansion in our key target cities and our ability to opportunistically increase hotel room rates at selected hotels.

Our RevPAR increased from RMB139.20 for 2007 to RMB140.89 (US$20.64) for 2008, as a cumulative result of the above factors.

Revenues.    Our revenues increased by 185.4% from RMB252.8 million for 2007 to RMB721.4 million (US$105.7 million) for 2008, primarily due to increased sales of hotel room nights at our leased-and-operated hotels due to our substantial expansion from 103 leased-and-operated hotels and 11,057 related hotel rooms as of December 31, 2007 to 206 leased-and-operated hotels and 20,697 related hotel rooms as of December 31, 2008. Revenues from management fees under our 17 managed hotels amounted to RMB1.4 million (US$0.2 million) for 2008, while revenues from management fees under our three managed hotels amounted to RMB134,000 for 2007.

Operating costs and expenses.    Our total operating costs and expenses increased by 150.9% from RMB343.1 million for 2007 to RMB860.7 million (US$126.1 million) for 2008, primarily due to increases in all of our cost and expense line items as our hotel operations substantially expanded during 2008. Our operating costs and expenses also include lease charges for hotel properties for leased-and-operated hotels under conversion in most cases for which no revenues currently were being recognized during such period.

•

Hotel operating costs.    Our hotel operating costs increased by 167.2% from RMB273.2 million for 2007 to RMB730.2 million (US$107.0 million) for 2008, primarily due to increases in all of our hotel operating costs expense line items related to our substantial expansion from 103 leased-and-operated hotels and 11,057 related hotel rooms as of December 31, 2007 to 206 leased-and-operated hotels and 20,697 related hotel rooms as of December 31, 2008, as well as the significant increase in leased-and-operated hotels under conversion.

•	Sales and marketing expenses. Our sales and marketing expenses increased by 169.5% from RMB13.7 million for 2007 to RMB36.9 million (US$5.4 million) for 2008, primarily due to increased sales and marketing and promotional expenses in connection with 103 new leased-and-operated hotels that opened during 2008, including advertising costs and our 7 Days Club membership reward program costs. Share-based compensation expenses for our sales and marketing staff amounted to RMB0.2 million and RMB1.2 million (US$0.2 million) of our total sales and marketing expenses for 2007 and 2008, respectively. As a percentage of revenues, our sales and marketing expenses held steady as we significantly increased revenue.

•

General and administrative expenses.    Our general and administrative expenses increased by 66.8% from RMB56.1 million for 2007 to RMB93.6 million (US$13.7 million) for 2008, primarily due to an increase in staff costs related to the hiring of approximately 47 employees to support our expanded operations, an increase in traveling and entertainment expenses related to our hotel conversion activities, and an increase in other expenses related to audit fees, brokerage fees relating to leased properties, government certificate and license fees and stamp duties. Share-based compensation expenses for our corporate office employees amounted to RMB14.5 million and RMB22.5 million (US$3.3 million) of our total general and administrative expenses for 2007 and 2008, respectively. As a percentage of revenues, our general and administrative expenses decreased from 22.2% in 2007 to 13.0% in 2008.

Loss from operations.    Our loss from operations increased by 54.3% from RMB90.3 million for 2007, including RMB15.6 million of share-based compensation expense, to RMB139.3 million (US$20.4 million) for 2008, including RMB27.2 million (US$4.0 million) of share-based compensation expense, as a cumulative result of the above factors.

Interest income.    Our interest income was RMB3.2 million in 2007 and RMB2.4 million (US$0.4 million) in 2008, reflecting our use of proceeds from amounts raised from our Series B preferred share offering in May 2007 and our senior note and warrant offering in September 2007 to expand our hotel chain and the related decrease in interest earned on such proceeds, partially offset by interest earned on amounts raised from our Series C preferred share offering in October 2008 held by us pending use to expand our hotel chain.

Interest expense.    Our interest expense increased from RMB31.2 million for 2007 to RMB84.5 million (US$12.4 million) for 2008, reflecting increased interest expense following completion of our senior note and warrant offering in September 2007.

Change in fair value of ordinary share purchase warrants.    We recorded a change in fair value of ordinary share purchase warrants of RMB10.5 million (US$1.5 million) as income due to a decrease in the estimated value of our business from December 31, 2007 to December 31, 2008.

Income tax expenses.    Our income tax benefit was RMB0.8 million (US$0.1 million) for 2008 compared to income tax expense of RMB3.3 million for 2007.

Loss (income) attributable to noncontrolling interests.    Noncontrolling interests represent the noncontrolling interests’ share of the losses in five hotels established in 2007. For the year ended December 31, 2007, the noncontrolling interests’ share of the losses amounted to RMB0.9 million, and for the year ended December 31, 2008, the noncontrolling interests’ share of the income amounted to RMB(0.6) million (US$(0.1) million).

Net loss attributable to 7 Days Group Holdings Limited shareholders.    As a result of the foregoing, our net loss attributable to 7 Days Group Limited Shareholders increased by 71.6% from RMB122.7 million for 2007 to RMB210.5 million (US$30.8 million) for 2008.

Year ended December 31, 2007 compared to year ended December 31, 2006

Non-financial key performance indicators.    Our average occupancy rate decreased from 93.0% for 2006 to 88.0% for 2007. The period-over-period decrease in average occupancy rate reflects the related impact of opening 82 new hotels in 2007, as newly opened hotels typically experience lower occupancy rates than older hotels. Our 2007 expansion was also focused on regions and metropolitan areas where we did not have a presence or only recently had established a market presence or otherwise did not benefit from strong brand recognition, with these hotels having lower occupancy rates than those located in our more established markets.

Our average daily rate decreased from RMB162.97 for 2006 to RMB158.12 for 2007. The period-over-period decrease in average daily rate reflects the addition of 82 hotels in 2007, including 80 leased-and-operated hotels and 2 managed hotels, and the related impact of competitive hotel room rates for new hotels as we establish a presence in new cities and increase occupancy rates, as well as the impact of opening new hotels in cities with lower average hotel room rates compared to the prior period.

Our RevPAR decreased from RMB151.53 for 2006 to RMB139.20 for 2007, as a cumulative result of the above factors.

Revenues.    Our revenues increased by 360.9% from RMB54.9 million for 2006 to RMB252.8 million for 2007, primarily due to increased sales of hotel room nights due to our substantial expansion from 23 leased-and-operated hotels and 2,557 related hotel rooms as of December 31, 2006 to 103 leased-and-operated hotels and 11,057 related hotel rooms as of December 31, 2007. Revenues from our hotel management arrangements related to management fees from one of our managed hotels and amounted to RMB134 thousand for 2007.

Operating costs and expenses.    Our total operating costs and expenses increased by 355.9% from RMB75.2 million for 2006 to RMB343.1 million for 2007, primarily due to increases in all of our cost and expense line items as our hotel operations substantially expanded during 2007. Our operating costs and expenses also include lease charges for leased-and-operated hotel properties under conversion in most cases for which no revenues currently were being recognized during such period.

•

Hotel operating costs.    Our hotel operating costs increased by 363.6% from RMB58.9 million for 2006 to RMB273.2 million for 2007, primarily due to increases in all of our hotel operating costs expense line items related to our substantial expansion from 23 leased-and-operated hotels and 2,557 related hotel rooms as of December 31, 2006 to 103 leased-and-operated hotels and 11,057 related hotel rooms as of December 31, 2007, as well as the significant increase in leased-and-operated hotels under conversion.

•

Sales and marketing expenses.    Our sales and marketing expenses increased by 228.5% from RMB4.2 million for 2006 to RMB13.7 million for 2007, primarily due to increased sales and marketing and promotional expenses in connection with 80 new leased-and-operated hotels that opened during 2007, including advertising costs and costs associated with our 7 Days Club. Share-based compensation expenses for our sales and marketing staff amounted to RMB0.2 million and RMB0.2 million of our total sales and marketing expenses for 2006 and 2007, respectively. As a percentage of revenues, we have been able to contain our sales and marketing expenses as we have expanded our operations.

•

General and administrative expenses.    Our general and administrative expenses increased by 362.6% from RMB12.1 million for 2006 to RMB56.1 million for 2007, primarily due to an increase in staff costs related to the hiring of approximately 284 employees to support our expanded operations, an increase in traveling and entertainment expenses related to our hotel conversion activities, and an increase in other expenses related to audit fees, brokerage fees relating to leased properties, government certificate and license fees and stamp duties. Share-based compensation expenses for our corporate office employees amounted to RMB1.4 million and RMB14.5 million of our total general and administrative expenses for 2006 and 2007, respectively.

Loss from operations.    Our loss from operations increased by 342.7% from RMB20.4 million for 2006, including RMB1.8 million of share-based compensation, to RMB90.3 million for 2007, including RMB15.6 million of share-based compensation expense, as a cumulative result of the above factors.

Interest income.    Our interest income increased from RMB0.3 million for 2006 to RMB3.2 million for 2007, reflecting interest earned on amounts raised from our Series B preferred share offering in May 2007 and our senior note and warrant offering in September 2007 and held by us pending use to expand our hotel chain.

Interest expense.    Our interest expense increased from RMB0.6 million for 2006 to RMB31.2 million for 2007, reflecting increased interest expense following completion of our senior note and warrant offering in September 2007.

Change in fair value of ordinary share purchase warrants.    We recorded a change in fair value of ordinary share purchase warrants of RMB2.2 million as an expense due to an increase in the estimated value of our business from the issuance date to December 31, 2007.

Income tax expenses.    Our income tax expense was RMB0.5 million for 2006, compared to RMB3.3 million for 2007.

Loss attributable to noncontrolling interests.    Noncontrolling interests represent the noncontrolling interests’ share of the losses in five hotels established in 2007. For 2007, the noncontrolling interests’ share of the losses amounted to RMB0.9 million.

Net loss attributable to 7 Days Group holdings limited shareholders.    As a result of the foregoing, our net loss attributable to 7 Days Group Limited Shareholders increased by 471.2% from RMB21.5 million for 2006 to RMB122.7 million for 2007.

Our liquidity and capital resources

Historically, we had incurred operating losses each quarter and only started to achieve profit from operations from the second quarter of 2009. Our principal sources of liquidity have been our issuance of ordinary shares, preferred shares, and senior notes and warrants through private placements, as well as borrowings from related party and third-party lenders. As of September 30, 2009, we had cash of RMB277.0 million (US$40.6 million), and restricted cash of RMB57.9 million (US$8.5 million). Our cash consists of cash on hand, cash at our hotels and cash at banks. Our restricted cash consists of deposits held in escrow pursuant to the terms of the purchase agreements entered into in connection with the issuance of our senior notes and warrants in September 2007.

As of September 30, 2009, our current assets amounted to RMB457.4 million (US$67.0 million) and our current liabilities amounted to RMB924.3 million (US$135.4 million). We had net current liabilities of RMB467.0 million as of September 30, 2009, primarily due to the fact that our senior notes will become due within one year on September 10, 2010.

Upon completion of this offering and our repayment of the outstanding principal and accrued interest under our senior notes, our restricted cash balances will be released from escrow. We intend to use a portion of the net proceeds of this offering to repay the entire outstanding principal and unpaid interest under the senior notes which will become due and payable within 60 days after the completion of this offering. In the event this offering is not completed before September 10, 2010, the maturity date of the senior notes, we will take other actions to obtain alternative sources of financing such as obtaining new loan facilities from financial institutions as well as issuing debt securities to meet our repayment obligation. As of the date of this prospectus, we have not identified a committed source of funding in this respect. There can be no guarantee that our capital raising or refinancing plans will be successfully implemented. Unless we are able raise funds sufficient to repay or refinance our senior notes due September 2010 through proceeds from this offering or other capital transactions, we may be unable to repay such amounts as they come due, which raises substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated financial statements as of and for the nine-month period ended September 30, 2009 have been prepared on the basis that we will be able to continue as a going concern, and do not include any adjustments that might result from the outcome of this uncertainty.

As of September 30, 2009, we had entered into binding lease agreements with lessors and had commenced conversion activities for four leased-and-operated hotels with 424 related hotel rooms and hotel management arrangements for 73 managed hotels with 7,052 related hotel rooms. As of September 30, 2009, we expect to pay approximately RMB101.4 million (US$14.9 million) of capital expenditures in connection with recently completed leasehold improvements and the completion of the leasehold improvements of these four leased-and-operated hotels. We intend to fund this planned and other future expansion with cash generated from operating activities, existing cash balances, additional domestic bank financing activities and the anticipated proceeds from this offering.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the year ended December 31,				For the nine months ended September 30,
(in thousands)	2006	2007	2008		2008	2009

	RMB	RMB	RMB	US$	RMB	RMB	US$
Net cash provided by (used in) operating activities.	(11,928)	(43,558)	4,436	650	(32,874)	162,111	23,748
Net cash used in investing activities.	(84,360)	(338,024)	(404,959)	(59,324)	(305,004)	(268,778)	(39,374)
Net cash provided by financing activities	95,094	556,727	510,034	74,717	209,344	100,005	14,650
Effect of foreign currency exchange rate changes on cash	(1,029)	(4,005)	(4,835)	(709)	(3,637)	(193)	(28)

Net increase (decrease) in cash	(2,223)	171,140	104,676	15,334	(132,171)	(6,855)	(1,004)
Cash at beginning of period	10,257	8,034	179,174	26,248	179,174	283,850	41,582

Cash at end of the period	8,034	179,174	283,850	41,582	47,003	276,995	40,578

Operating activities

Our cash flow from operating activities was RMB162.1 million (US$23.7 million) for the nine months ended September 30, 2009 compared to RMB32.9 million of cash used in operating activities for the nine months ended September 30, 2008. The improvement in our cash flow from operating activities in the nine months ended September 30, 2009 was mainly attributable to a 70.5% increase in revenues from RMB487.2 million for the nine months ended September 30, 2008 to RMB830.8 million (US$121.7 million) for the nine months ended September 30, 2009, compared to a 27.2% increase in operating expenses from RMB616.3 million for the nine months ended September 30, 2008 to RMB783.8 million (US$114.8 million) for the nine months ended September 30, 2009 and the following adjustments: a RMB106.2 million (US$15.6 million) add-back of non-cash depreciation and amortization, a RMB19.1 million (US$2.8 million) add-back of non-cash amortization of discount on senior notes payable, a RMB13.9 million (US$2.0 million) increase in accrued lease payments, RMB13.8 million (US$2.0 million) of managed hotel deposits, and a RMB8.6 million (US$1.3 million) add-back of non-cash share-based compensation expense. We increased the number of leased-and-operated hotels in our chain from 163 hotels and 16,770 related hotel rooms as of September 30, 2008 to 235 hotels and 23,646 related hotel rooms as of September 30, 2009, with the number of managed hotels increasing from 15 to 48 as of those dates, respectively.

Our cash flow from operating activities was RMB4.4 million (US$0.7 million) for the year ended December 31, 2008 compared to RMB43.6 million of cash used in operating activities for the year ended December 31, 2007. Contributing to this shift to positive cash flow from operating activities for the year ended December 31, 2008 was a 185.4% increase in revenues from RMB252.8 million for the year ended December 31, 2007 to RMB721.4 million (US$105.7 million) for the year ended December 31, 2008, compared to a 150.9% increase in operating expenses from RMB343.1 million for the year ended December 31, 2007 to RMB860.7 million (US$126.1 million) for the year ended December 31, 2008 and the following adjustments: a RMB90.2 million (US$13.2 million) add-back of non-cash depreciation and amortization, a RMB46.9 million (US$6.9 million) increase in accrued expenses and other payables, a RMB36.9 million (US$5.4 million) increase in accrued lease payments, a RMB27.2 million (US$4.0 million) add-back of non-cash share-based compensation expense, a RMB20.7 million (US$3.0 million) add-back of non-cash amortization of discount on senior notes payable, and a RMB10.5 million (US$1.5 million) increase in bills payable. The various increases in accounts, bills and rents payable as December 31, 2008 described above reflect in part cash conservation measures such as extending payments to certain vendors and suppliers and our use of bank notes for certain payables that are not due for three months from the date of issuance under an arrangement with the Industrial and Commercial Bank of China. We increased the number of leased-and-operated hotels in our chain from 103 hotels and 11,057 related hotel rooms as of December 31, 2007 to 206 hotels and 20,697 related hotel rooms as of December 31, 2008, with the number of managed hotels increasing from three to 17 as of those dates, respectively.

Net cash used in operating activities increased substantially from RMB11.9 million for the year ended December 31, 2006 to RMB43.6 million for the year ended December 31, 2007. The increase resulted from a 360.9% increase in revenues from RMB54.9 million for the year ended December 31, 2006 to RMB252.8 million for the year ended December 31, 2007, compared to a 355.9% increase in operating expenses from RMB75.2 million for the year ended December 31, 2006 to RMB343.1 million for the year ended December 31, 2007 and the following adjustments: a RMB51.5 million increase in accrued expenses and other payables, a RMB50.1 million increase in accrued lease payments, a RMB27.1 million add-back of non-cash depreciation and amortization, a RMB15.6 million add-back of non-cash share-based compensation expense, and a RMB6.8 million increase in accounts payable. We increased the number of leased-and-operated hotels in our chain from 23 hotels and 2,557 related hotel rooms as of December 31, 2006 to 103 hotels and 11,057 related hotel rooms as of December 31, 2007, with the number of managed hotels increasing from 1 to 3 as of those dates, respectively.

Investing activities

Our cash used in investing activities is primarily related to investments in leasehold improvements used in our leased-and-operated hotels. Net cash used in investing activities decreased from RMB305.0 million during the nine months ended September 30, 2008 to RMB268.8 million (US$39.4 million) during the nine months ended September 30, 2009, primarily due to a reduction in purchases of property and equipment.

Net cash used in investing activities increased from RMB338.0 million during the year ended December 31, 2007 to RMB405.0 million (US$59.3 million) during the year ended December 31, 2008, primarily due to our purchase of property and equipment used in an increased number of owned hotels during the year ended December 31, 2008.

Net cash used in investing activities increased from RMB84.4 million during the year ended December 31, 2006 to RMB338.0 million during the year ended December 31, 2007, primarily due to our purchase of property and equipment used in an increased number of owned hotels during the year ended December 31, 2007.

Financing activities

Our financing activities consist of our sale of ordinary shares, preferred shares, and senior notes and warrants through private placements. The following table sets forth a summary of our issuances of securities through private placements as of September 30, 2009:

Issue	Year	No. shares	Approximate amount(1)(2)

			RMB	US$
			(in thousands)
Ordinary shares	2006 and before	60,000,000	49,981	7,322
Series A convertible preferred shares	2006	15,724,432	68,262	10,000
Series B convertible preferred shares	2007	7,862,216	102,393	15,000
Senior notes and warrants	2007	—	546,096	80,000
Series C convertible preferred shares	2008	21,533,387	443,703	65,000

			1,210,435	177,322

(1)	Represents gross proceeds.

(2)	The original gross proceeds from these issuances of securities were denominated in U.S. dollars and are converted into Renminbi for convenience purposes using the exchange rate as of September 30, 2009.

On September 10, 2007, we entered into a series of securities purchase agreements pursuant to which we issued an aggregate of 800 units to an investor group for aggregate consideration of US$80.0 million. Each unit consists of a guaranteed senior floating rate note in the principal amount of US$100,000, due September 10, 2010 and bearing interest at an initial annual rate of LIBOR plus 5.5% (subsequently raised to LIBOR plus 8% on July 1, 2009), adjusted semi-annually, and a warrant with the right to purchase a certain number of our ordinary shares as determined by a formula set forth in a warrant agreement. In connection with the issuance of the units, we entered into an indenture and related collateral arrangements for the benefit of the senior note holders. The senior notes are secured by various instruments, including our pledge of all of the outstanding equity interests in 7 Days Shenzhen, which holds, directly or indirectly, all of our operating assets in China, in favor of the collateral agent. The indenture contains certain restrictions on our major corporate actions that may limit the manner in which we conduct our business, including payment of dividends to our shareholders, incurrence of additional debts and liens, payments to third parties, sale of our assets, transactions with our affiliates and issuance or sale of shares in our subsidiaries. We are also obligated to maintain certain operational and financial covenants under the indenture and we have been, and currently, are in compliance with these restrictions. The entire outstanding principal and unpaid interest under the senior notes will become due and payable within 60 days after the completion of this offering and, following repayment in full of the senior notes, all collateral arrangements will be terminated. See “Related party transactions—Issuance of senior notes and warrants.”

As of September 30, 2009, we had an aggregate of RMB110.0 million (US$16.1 million) outstanding under short- and long-term bank borrowing arrangements. As of September 30, 2009, we have two short-term bank borrowing arrangements, one with the Industrial and Commercial Bank of China in the amount of RMB30.0 million (US$4.4 million) and bearing interest at a rate of 5.5755%, and the other with the Shanghai Pudong Development Bank in the amount of RMB50.0 million (US$7.3 million) and bearing interest at a rate of 5.841%. In September 2009, we entered into an RMB200.0 million (US$29.3 million) credit facility with the Bank of Communications and borrowed RMB30 million (US$4.4 million) on September 28, 2009 for a period of three years. Borrowings under the credit facility bear interest at a variable rate, currently 5.67%, calculated as 105% of a benchmark rate published by the People’s Bank of China. In October 2009, we borrowed an additional RMB30.0 million (US$4.4 million) and RMB50.0 million (US$7.3 million) under the credit facility with the Bank of Communications. In addition, in October 2009, we entered into a long- term borrowing arrangement with the Bank of Hangzhou in the amount of RMB30.0 million (US$4.4 million) and bearing interest at a fixed rate of 5.94%, and entered into a long-term borrowing arrangement with the Shanghai Pudong Development Bank in the amount of RMB56.0 million (US$8.2 million) and bearing interest at a variable rate, currently 5.94%, calculated as 110% of a benchmark rate published by the People’s Bank of China. As of the date of this prospectus, we have an aggregate of RMB110.0 million (US$16.1 million) outstanding under the credit facility with the Bank of Communications, RMB50.0 million (US$7.3 million) outstanding under the arrangement with the Shanghai Pudong Development Bank and RMB5.0 million (US$0.7 million) outstanding under the long-term borrowing arrangement with the Bank of Hangzhou.

Our financing activities for the periods discussed below were primarily to fund the rapid expansion of our hotel chain throughout China.

Net cash provided by financing activities decreased from RMB209.3 million during the nine months ended September 30, 2008 to RMB100.0 million (US$14.7 million) for the nine months ended September 30, 2009. Financing activities in the first nine months of 2009 reflect proceeds from short- and long-term bank borrowings of RMB110.0 million (US$16.1 million), partially offset by an increase in restricted cash of RMB6.6 million (US$1.0 million) and our repayment of RMB3.0 million (US$0.4 million) in borrowings from related parties. Our financing activities for the first nine months of 2009 were primarily to fund the rapid expansion of our hotel chain throughout China.

Net cash provided by financing activities decreased from RMB556.7 million during the year ended December 31, 2007 to RMB510.0 million (US$74.7 million) in the year ended December 31, 2008. Financing activities in 2008 reflect RMB443.8 million (US$65.0 million) in gross proceeds we received from the sale and issuance of our Series C preferred shares, as well as a RMB103.7 million (US$15.2 million) decrease in restricted cash and short-term bank loans of RMB170.0 million (US$24.9 million), partially offset by our repayment of RMB200.0 million (US$29.3 million) in short-term bank loans.

Net cash provided by financing activities increased substantially from RMB95.1 million for the year ended December 31, 2006 to RMB556.7 million during the year ended December 31, 2007, primarily due to the RMB85.7 million and RMB600.9 million gross proceeds we received from the sale and issuance of our Series B preferred shares and our senior notes and warrants, respectively, as well as borrowings from related parties of RMB123.3 million and short-term bank loans of RMB50.0 million, respectively, partially offset by an increase in restricted cash of RMB409.4 million, our repayment of RMB86.5 million in borrowings from related parties and our repayment of RMB20.0 million in short-term bank loans.

Capital expenditures

Our capital expenditures were incurred primarily in connection with leasehold improvements, investments in furniture, fixtures and equipment and technology, information and operational software. Our capital expenditures totaled RMB84.5 million, RMB338.4 million, RMB405.2 million (US$59.4 million) and RMB268.7 million (US$39.4 million) in 2006, 2007 and 2008 and for the nine months ended September 30, 2009, respectively. We expect the substantial majority of our capital expenditures in 2009 will relate to the expected growth of our operations. We intend to fund our capital expenditures with cash generated from our operating activities, existing cash balances, additional domestic bank financing activities and the anticipated proceeds from this offering.

Contractual obligations

The following table sets forth our contractual obligations as of December 31, 2008:

	Payment due by period
(in RMB millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-term debt obligations	553.5	—	546.4	—	7.1
Operating lease obligations	4,206.5	307.7	708.3	733.1	2,457.4
Purchase obligations (excluding construction related obligations)	1.9	1.9	—	—	—
Construction obligations	41.0	41.0	—	—	—
Future interest payments on senior notes, short-term bank borrowings and borrowings from related parties	86.8	47.8	33.9	1.3	3.8

Total	4,889.7	398.4	1,288.6	734.4	2,468.3

As of December 31, 2008, our long-term debt obligations related to our outstanding senior notes in an aggregate principal amount of US$80.0 million with an initial interest rate of LIBOR plus 5.5%, adjusted semi-annually and due on September 10, 2010, and borrowings received by our subsidiaries from their noncontrolling shareholders. The interest rate for the senior notes was raised to LIBOR plus 8% on July 1, 2009. The entire outstanding principal and unpaid interest under the senior notes will become due and payable within 60 days after the closing of this offering and will be fully repaid with a portion of the proceeds from this offering. See “Related party transactions—Issuance of senior notes and warrants.” Our senior notes were issued together with 800 ordinary share purchase warrants, which are governed by a warrant agreement entered into by us. In the event this offering does not meet certain criteria provided in the warrant agreement, in lieu of exercising the right to purchase the ordinary shares, each holder of ordinary share purchase warrants may require us to repurchase the ordinary share purchase warrants at a price of US$9,000 per warrant. Furthermore, upon the occurrence of a “block trade,” which includes a sale of all or substantially all of our assets or a transaction involving the sale of 25% or more of the shares held by Mr. Boquan He, Mr. Nanyan Zheng or WP RE , in lieu of exercising the right to purchase the ordinary shares, each holder of the senior notes and ordinary share purchase warrants may require us to redeem any of the then-outstanding senior notes and warrants at an aggregate repurchase price equal to 115% of the principal amount of such related senior notes, plus any accrued and unpaid interest on the senior notes up to the date of redemption.

Subsequent to December 31, 2008, we entered into a short-term bank borrowing arrangement with the Industrial and Commercial Bank of China in the amount of RMB30.0 million (US$4.4 million) and bearing interest at a rate of 5.5755%, and a short-term borrowing arrangement with the Shanghai Pudong Development Bank in the amount of RMB50.0 million (US$7.3 million) and bearing interest at a rate of 5.841%. As of September 30, 2009, we had an aggregate of RMB80.0 million (US$11.7 million) outstanding under these arrangements. The borrowings with the Industrial and Commercial Bank of China are unsecured and are due in full on April 2, 2010. The borrowings with the Shanghai Pudong Development Bank are guaranteed by Mr. Nanyan Zheng, our chief executive officer, and Guangzhou 7 Days Hotel Management Co., Ltd., and are due in full on June 15, 2010.

In September 2009, we entered into an RMB200.0 million (US$29.3 million) credit facility with the Bank of Communications for a period of three years. Borrowings under the credit facility bear interest at a variable rate, currently 5.67%, calculated as 105% of a benchmark rate published by the People’s Bank of China. In addition, in October 2009, we entered into a long-term borrowing arrangement with the Bank of Hangzhou in the amount of RMB30.0 million (US$4.4 million) and bearing interest at a fixed rate of 5.94%, and entered into a long-term borrowing arrangement with the Shanghai Pudong Development Bank in the amount of RMB56.0 million (US$8.2 million) and bearing interest at a variable rate, currently 5.94%, calculated as 110% of a benchmark rate published by the People’s Bank of China. As of the date of this prospectus, we had an aggregate of RMB110.0 million (US$16.1 million) outstanding under the credit facility with the Bank of Communications, RMB50.0 million (US$7.3 million) outstanding under the arrangement with the Shanghai Pudong Development Bank and RMB5.0 million (US$0.7 million) outstanding under the long-term borrowing arrangement with the Bank of Hangzhou. Borrowings under the credit facility with the Bank of Communications are guaranteed by Guangzhou 7 Days Hotel Management Co., Ltd. and will be due in full on the third anniversary of the date of each initial borrowing. The borrowings with the Bank of Hangzhou are unsecured and will be due in full on January 28, 2011.

As of December 31, 2008, our operating lease obligations related to our contractual obligations under lease agreements with lessors of our hotels, our purchase obligations primarily consisted of our contractual obligations relating to the purchase of furniture and advertising materials, and our construction obligations primarily consisted of our contractual obligations relating to leasehold improvements and installation of equipment for our existing hotels and hotels under conversion.

Off-balance sheet commitments and arrangements

Other than operating lease obligations set forth in the table above, as part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which are often established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. With the exception of our investment in Wuxi Shenglong Hotel Management Co., Ltd., a PRC limited liability company, or Wuxi Shenglong, all of our subsidiaries and affiliated companies are at least 51% owned by us and are included in our consolidated financial statements. We account for our 30% equity interest in Wuxi Shenglong under the equity method.

Holding company structure

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, 7 Days Shenzhen is required to set aside a portion of its after-tax profits each year to fund a statutory reserve and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board or the enterprise itself. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of these subsidiaries.

Quantitative and qualitative disclosure about market risk

Interest rate risk

Our exposure to interest rate risk primarily relates to the variable interest rates for our outstanding debt and, following this offering, any interest income generated by excess cash. As of September 30, 2009, our total outstanding bank loans amounted to RMB656.1 million (US$96.1 million) with interest rates varying from 5.5755% to 8.70438%. Assuming the principal amount of the outstanding loans remains the same as of September 30, 2009, a one percentage point increase in each applicable interest rate would add RMB6.3 million (US$0.9 million) to our interest expense over the next 12 months. We intend to use a portion of the net proceeds from this offering to repay the outstanding loans. See “Use of proceeds.” We have entered into an interest rate cap agreement with Deutsche Bank AG to manage our interest risk exposure as a result of our issuance of the senior notes. The interest rate cap agreement is effective as of September 13, 2007, carries a nominal amount of US$80.0 million and a cap on LIBOR of 5.97875%. Interest-earning instruments carry a degree of interest rate risk.

We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign exchange risk

Substantially all of our revenues and expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash and restricted cash denominated in U.S. dollars as a result of our past issuances of senior notes and the proceeds from this offering. With the exception of our U.S. dollar-denominated senior notes, we do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the People’s Bank of China regularly intervenes in the foreign exchange market to achieve policy goals. Since reaching a high against the U.S. dollar in July 2008, the RMB has traded within a narrow range against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the RMB has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB-denominated cash amounts into U.S. dollars amounts for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency exchange risk.

Inflation

To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the consumer price index in China increased 1.5%, 4.8% and 5.9% in 2006, 2007 and 2008, respectively, and decreased 0.8% during the 12 months ended September 30, 2009.

Recent accounting pronouncements

On January 1, 2009, we adopted the disclosure requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 815-10, Derivatives and Hedging—Overall (“FASB ASC Subtopic 815-10”). FASB ASC Subtopic 815-10 requires enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under FASB ASC Topic 815, Derivatives and Hedging, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The disclosures for our derivative instrument in accordance with FASB ASC Subtopic 815-10 have been set out in our unaudited condensed consolidated financial statements for the nine-month period ended September 30, 2009.

On January 1, 2009, we adopted the presentation and disclosure requirements for noncontrolling interests in consolidated financial statements as codified in FASB ASC Subtopic 810-10, Consolidations—Overall (“FASB ASC Subtopic 810-10”). FASB ASC Subtopic 810-10 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FASB ASC Subtopic 810-10 defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. FASB ASC Subtopic 810-10 requires, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. The presentation and disclosure requirements of FASB ASC Subtopic 810-10 are applied retrospectively. Other than the change in presentation of noncontrolling interests, the requirement of FASB ASC Subtopic 810-10 had no impact on our consolidated financial statements.

In May 2009, the FASB issued FASB ASC Topic 855, Subsequent Events (“FASB ASC Topic 855”). FASB ASC Topic 855 sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. FASB ASC Topic 855 is effective for interim or annual financial periods ending after June 15, 2009 and shall be applied prospectively. We have evaluated the period beginning October 1, 2009 to October 26, 2009, the date our unaudited condensed consolidated financial statements were issued, and concluded there were no events or transactions occurring during this period beginning October 1, 2009 to October 26, 2009 that required recognition or disclosure in our unaudited condensed consolidated financial statements for the nine-month period ended September 30, 2009.

On January 1, 2009, we adopted the requirements for determining whether instruments granted in share-based payment transactions are participating securities as codified in FASB ASC Subtopic 260-10, Earnings per Share—Overall (“FASB ASC Subtopic 260-10”). FASB ASC 260-10 states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The adoption of the requirements for determining whether instruments granted in share-based payment transactions are participating securities as codified in FASB ASC Subtopic 260-10 did not have any impact on our unaudited condensed consolidated financial statements for the nine-month period ended September 30, 2009.

In June 2009, the FASB issued FASB ASC Topic 105—Generally Accepted Accounting Principles (“FASB ASC Topic 105”). According to FASB ASC Topic 105, the FASB Accounting Standards Codification will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting literature. The FASB Accounting Standards Codification reorganizes GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Codification includes reference to relevant SEC guidance organized using the same topical structure in separate sections, but does not change the authority of SEC pronouncements. FASB ASC Topic 105 is effective for financial statements issued for reporting periods ending after September 15, 2009. For reporting periods ending after September 15, 2009, references to authoritative accounting literature included in our financial statements have been adjusted to include references to the new FASB Accounting Standards Codification.

Industry background

Overview of China hotel industry

China’s lodging industry has expanded rapidly as a result of the substantial growth of the Chinese economy and travel industry over the past several years. According to Datamonitor, the lodging industry generated total revenues of RMB121.2 billion in 2004 and RMB216.1 billion (US$31.7 billion) in 2008, representing a four-year CAGR of 15.6%.

China’s lodging industry includes both hotels and other forms of accommodation such as guesthouses and privately-owned lodging outlets. The lodging industry has historically been dominated by low-end guesthouses operated by a large number of independent operators that are non-standardized in terms of room quality, design and hospitality. The high-end lodging sector in China primarily targeted at international tourists and corporate travelers, is dominated by international operators such as InterContinental Hotels Group and Starwood Hotels and Resorts Worldwide. The mid-tier lodging sector has long been fragmented, with no dominant players and a large pool of individual domestic hotel operators owning one or two hotels. Recently, many international operators, such as InterContinental Hotels Group, Accor SA and Novotel, have begun to focus on this sector as travelers face tighter budget constraints. Domestic economy hotel operators such as Home Inns have also launched a new brand, H Hotel, to target the mid-tier business lodging sector.

Emergence and expansion of economy hotel chains in China

In recent years, economy hotel chains have emerged and expanded in China. According to the 2006 China Economy Hotel Survey, the concept of a branded economy hotel chain was first introduced in China in 1997, and the growth of such chains in China has accelerated since 2004, as evidenced by existing chains’ rapid expansion into new urban business centers in other regions of China. Economy hotel chains aim to satisfy customers’ basic accommodation needs with affordable pricing, comfortable lodging and a standardized product. The customer base consists primarily of individual domestic business and leisure travelers. According to the 2009 China Economy Hotel Survey, 42% of economy hotel guests were individual business travelers, 23% were individual leisure travelers, 21% were contract corporate customers and 14% others, in 2008.

According to the 2009 China Economy Hotel Survey, the top ten economy hotel operators based on the total number of hotel rooms had opened 1,736 hotels with 213,789 hotel rooms by the end of 2008, representing a three-year CAGR of 85.3% and 80.8%, respectively. It is estimated that there were over 4,000 economy hotels with around 400,000 rooms as of December 31, 2008.

The following table sets forth a summary of the top ten economy hotel operators in China(1) based on the total number of hotel rooms as of December 31, 2008:

	2005	2006	2007	2008	CAGR (2005-2008)

Total Number of Hotels	273	520	1,080	1,736	85.3%
Total Number of Rooms.	36,144	65,882	135,896	213,789	80.8%

Source: China Economy Hotel Survey (2006 ~ 2009)

(1)	The top ten economy hotel operators include Home Inns & Hotels Management, Jinjiang Inn Co., Ltd., 7 Days Inn Group, Shanghai Motel Hotel Management Co., Ltd, Hanting Inns & Hotels, Green Tree Inns Hotel (China) Co., Ltd, Super 8 Hotels (China) Co., Ltd, Zhongzhou Express Hotel Investment Co., Ltd, China Utels International Youth Hotel Management Co., Ltd and Tianjin Accor Hotel Management Co., Ltd.

While the supply of economy hotel rooms has grown rapidly, the market has demonstrated an ability to absorb the increase in hotel room supply due to strong demand for economy hotel rooms and overall economic growth, as evidenced by the growth in average daily rate and RevPAR from 2005 to 2007, as illustrated in the below table. However, the economy hotel sector in 2008 was adversely affected by the economic downturn and outbreak of natural disasters such as earthquakes and severe snow storms.

The following table sets forth a summary of certain operating data of the top ten economy hotel chains in China based on the total number of hotel rooms as of December 31, 2008:

	2005	2006	2007	2008

Average occupancy rate (%)	89%	82%	82%	80%
Average daily rate (in RMB)	154	169	190	166
RevPAR (in RMB)	138	141	156	135

Source:	China Economy Hotel Survey (2006 ~ 2009)

In comparison, economy hotels in more mature markets like the United States operate at much lower occupancy levels. In 2008, economy chain hotels in the United States had an average occupancy rate of 54.4% according to STR Global.

The nascent and fragmented China economy hotel sector

According to the 2009 China Economy Hotel Survey, 7 Days Inn had the third largest number of hotels of any national economy hotel chain by the end of 2008, and was the fastest growing economy hotel chain out of the top ten hotel chains in terms of number of hotels opened during 2006, 2007 and 2008. Our 7 Days Inn hotel chain has grown rapidly from 24 hotels with 2,678 hotel rooms as of December 31, 2006 to 283 hotels with 28,266 hotel rooms as of September 30, 2009, representing CAGRs of 145% and 136%, respectively. Competition among economy hotel chains in China is primarily based on a hotel chain’s ability to provide affordable lodging, consistent and high-quality products and services, an efficient reservation system and effective sales channels, as well as specific product and service features across the chain, including the design, decoration and guest amenities of hotels and hotel rooms.

China’s economy lodging industry is at an early stage of development, with market penetration far behind that of more mature markets and most of the leading players entering the market in the last seven years. As of 2003, there were fewer than 100 branded economy hotels in China, according to www.inn.net.cn and the economy hotel market remains largely untapped with 0.3 economy hotel rooms per 1,000 people in China in 2008, as compared to 2.5 economy hotel rooms per 1,000 people in the United States, according to data from the China Economy Survey Hotel, Global Insight, CEIC data and the U.S. Census Bureau. Branding of hotels is also a relatively new phenomenon in China with only about 15% of hotels of all types having a brand affiliation, versus about 68% in the United States, according to data from InterContinental Hotels Group and Smith Travel Research. As of June 30, 2009, the largest economy hotel operator in China had 547 hotels compared to the largest economy hotel operator in the United States which had over 5,070 economy hotels in its system. We believe such fragmentation has created opportunities for leading economy hotel chains to further grow and gain market share by focusing on domestic value-conscious customers who demand convenient lodging and consistent and high-quality accommodations and services.

Even though the economy hotel chain segment of China’s lodging industry is still at an early stage of development, it is expanding rapidly as a result of a number of factors, including the growth of the Chinese economy and the growth of the travel industry in China, as well as the growth of domestic tourism, an increase in capital investment for tourism development, the expansion of urban business centers, increasing numbers of fast-growing SMEs and increasing use of the Internet.

General factors driving the growth of economy hotel chains in China

Growth of the economy in China.    China’s economy has grown rapidly in recent years. The following table sets forth a summary of certain data regarding China’s population and economic growth for the years 2004 through 2008:

	2004	2005	2006	2007	2008	CAGR 2004–2008

Total population (in millions)	1,300	1,308	1,314	1,321	1,328	0.5%
Urban population (in millions)	543	562	577	594	607	2.8%
GDP (in RMB billions)	15,988	18,322	21,192	24,953	30,067	17.1%
Annual per capita disposable income of urban residents (in RMB)	9,422	10,493	11,760	13,786	15,781	13.8%

Source:	National Bureau of Statistics of China

Despite the global financial crisis, China posted real GDP growth of 9.0% for 2008, and the annual per capita disposable income of urban households in China increased by 8.4% in 2008 after adjusting for inflation, according to the National Bureau of Statistics of China. However, year-on-year real GDP growth rate fell to 6.8% for the fourth quarter of 2008, at which time China adopted an ambitious stimulus program to counter the economic slowdown. Beginning in January 2009, the volume of new lending in China has increased greatly, and total new lending reached RMB8.7 trillion (US$1.3 trillion) in the first nine months of 2009, representing an increase of RMB5.2 trillion (US$0.8 trillion) from the RMB3.5 trillion of total new lending made in the same period of 2008, according to the National Bureau of Statistics. While the year-on-year real GDP growth rate fell further to 6.1% for the first quarter of 2009, it rebounded to 7.9% for the second quarter of 2009 and 8.9% for the third quarter of 2009, according to the National Bureau of Statistics. Meanwhile, annual per capita disposable income of urban households in the first nine months of 2009 grew 10.5% over the same period of 2008 after adjustment for price changes, according to the same source.

Growth of the travel industry in China.    Rapid economic growth in China has led to a significant increase in domestic travel activities. According to the China Statistical Yearbook (2008), domestic travel volume grew from approximately 1.1 billion trips in 2004 to approximately 1.7 billion trips in 2008, representing a four-year CAGR of 11.6%. In turn, the substantial increase in domestic travel activities has resulted in significant growth in domestic travel spending from RMB471.1 billion in 2004 to RMB874.9 billion (US$128.1 billion) in 2008, representing a four-year CAGR of 16.7%.

The following table sets forth a summary of certain data regarding the growth of the travel industry in China for the years ended 2004 to 2008:

	2004	2005	2006	2007	2008	CAGR (2004-2008)

Number of domestic trips (in millions)	1,102	1,212	1,394	1,610	1,712	11.6%
Number of travelers (overnight visitors) (in millions)	41.8	46.8	49.9	54.7	N/A	9.4%	(1)
Number of domestic air passengers (in millions)	110.5	126.0	145.5	168.8	176.8	12.5%
Total spending on domestic travel (in billions of RMB).	471.1	528.6	623.0	777.1	874.9	16.7%

Source:	China Statistics Yearbook (2008), CEIC Data

(1)	2004-2007 three-year CAGR.

Specific factors driving the growth of economy hotel chains in China

Growth of domestic tourism.    In conjunction with growing disposable income per capita in China, the central government and various levels of local governments in China have actively promoted the development of the leisure travel market. The central government’s legislation on increasing the number of holidays as a way to stimulate internal consumption has boosted domestic tourism. In the first quarter of 2009, notwithstanding the impact of the H1N1 epidemic, China’s domestic tourism industry saw 560 million visitors, representing a 9.4% year-over-year increase according to the China National Tourism Administration. As China’s economy and disposable income per capita continue to grow, leisure travel activities in China are expected to continue to increase.

Increase in capital investment for tourism development.    The Chinese government has ambitious plans for the tourism industry. Data from the World Travel and Tourism Council show that government expenditure on the travel and tourism industry was RMB87.5 billion in 2004 and approximately RMB158.6 billion (US$23.2 billion) in 2008, representing a four-year CAGR of 16.0%. Growth in capital investment accelerated ahead of the 2008 Beijing Olympics and the Chinese government has indicated that the conclusion of the 2008 Beijing Olympics does not imply an end to investment in the country’s infrastructure. In November 2008, the central government announced a RMB4.0 trillion (US$586.0 billion) stimulus package of which, according to the China National Tourism Administration, RMB1.5 trillion (US$220.0 billion) has been earmarked for the improvement of railways, highways and other facilities that are expected to directly benefit the tourism sector.

Expansion of urban business centers.    Substantial economic growth in China during the past decades has resulted in the rapid expansion of urban business centers across China with populations over two million people. According to the latest CEIC Data, China had over 48 cities exceeding this urban population threshold. We believe the expansion of urban business centers has fostered and will continue to support increasing business travel among different business centers across China, resulting in growing demand for economy hotel chains that have broad geographic coverage and strong brand recognition in China.

Fast growing SMEs.    As the PRC economy transformed from a planned economy to a more market-oriented economy, the number of SMEs in China has increased from 26.2 million in 2004 to an estimated 37.3 million in 2008, representing a CAGR of 9.3%, and is expected to reach 50.0 million by the end of 2012, according to iResearch. Given their relatively modest budgets,

SMEs are generally more value-oriented consumers. As a result, SMEs’ travel policies are more likely to require their employees to stay in economy hotels that provide services tailored to their needs. According to the China Economy Hotel Survey, in 2008, 42% of economy hotel guests were individual business travelers and 21% were corporate agreement guests, of whom we believe a substantial majority were SME travelers. We believe SME travelers will continue to comprise a substantial and growing portion of the customer base for economy hotels in China.

Growth of Internet users.    According to iResearch, there was a significant increase in popularity of the Internet for booking hotels online during 2008, with the total size of the online travel booking industry increasing by approximately 60% over the previous year. Key drivers for the increase in online travel bookings include rising broadband penetration, proliferation of mobile Internet devices and services, and growth of e-commerce as consumers gain trust in making online payments. Hotel and travel websites provide customers with 24-hour convenience for making hotel reservations, information on hotel facilities and discounts on room rates. According to iResearch, the number of Internet users in China was 273.0 million at the end of 2008 and is expected to reach 482.3 million by the end of 2011. The increasing number of Internet users presents a high growth potential for online sales in the tourism market, and we believe this will further drive sales growth in the Chinese economy hotel industry.

Business

Overview

We are a leading and fast growing national economy hotel chain based in China. We convert and operate limited service economy hotels across major metropolitan areas in China under our award-winning “7 Days Inn” brand. We strive to offer consistent and high-quality accommodations and services primarily to the growing population of value-conscious business and leisure travelers who demand affordable, clean, comfortable, convenient and safe lodging, and to respond to our guests’ needs. Two important drivers of our business are our 7 Days Club and our eCommerce platform, which is supported by our IT system. We are the third largest economy hotel chain in China based on the total number of hotels as of December 31, 2008, and we were the fastest growing economy hotel chain in China in 2006, 2007 and 2008 based on the number of new hotels opened, according to the China Hotel Association. As of September 30, 2009, we had 283 hotels in operation, 48 of which were managed hotels, with 28,266 hotel rooms in 41 cities, and an additional 77 hotels with 7,476 hotel rooms under conversion. Upon completion of these hotels, we will cover 59 cities in China.

Over eight million members have registered with our 7 Days Club as of the date of this prospectus. During the first nine months of 2009, members of our 7 Days Club who had previously stayed at our hotels at least once before accounted for approximately 81% of our total hotel room nights. Our eCommerce platform, supported by our IT system, allows our guests to make reservations through various electronic reservation channels, receive confirmations and make payments in real-time. According to Alexa.com, an Internet information company that tracks website traffic, we had the top ranked website for Internet traffic among Chinese economy hotel chains as of September 30, 2009. The popularity of our various electronic reservation channels with our members and guests has reduced our reliance on more costly third-party agents, which accounted for only approximately 1% of our total hotel room reservations for 2008 and the first nine months of 2009. In addition, our IT system, with its centralized database, integrates and links each hotel’s local management system with our central network, and provides our management with real-time financial, operating and reservation information. By leveraging our eCommerce platform, 7 Days Club and IT system, we plan to continue to manage our business, enhance customer loyalty and grow our number of hotels and hotel rooms.

We have historically grown our 7 Days Inn hotel chain by leasing and converting existing real estate properties meeting our site and other selection criteria. We refer to these hotels as our “leased-and-operated” hotels. For our leased-and-operated hotels, we target existing properties as opposed to new construction because we believe this strategy results in more favorable lease terms. More recently, we expanded our focus to include hotel management arrangements. Hotel management arrangements capitalize on our hotel chain’s maturity and our brand recognition and also allow us to continue to expand our hotel chain and build our 7 Days brand without the same level of capital expenditures as our leased-and-operated hotels. We refer to these hotels as our “managed” hotels. Under our standardized hotel management arrangements, we license our brand to third parties and are responsible for managing these hotels, including hiring and appointing hotel managers and staff and installing and maintaining our IT system, allowing us to control brand consistency and ensure that we offer high quality accommodations to our guests. We do not own the real property on which, or the buildings in which, any of our hotels are operated.

Our 7 Days Inn hotel chain has a national footprint with hotels in operation and under conversion in 28 of 31 provinces in China as of September 30, 2009. We established our initial hotels in 2005 and 2006 primarily in southern China, particularly in Guangzhou and Shenzhen. In 2007, we continued our on-going expansion efforts in existing markets and expanded into central, southwest and eastern China, covering cities such as Chongqing, Wuhan and Shanghai, as well as the national capital of Beijing in the north. In 2008, we continued our national expansion by targeting the provincial capital of most provinces. In 2009, we are continuing our national expansion with an increased focus on managed hotels. We have more hotels in operation than any of our five primary national economy hotel claim competitors in Guangzhou (31 hotels), Shenzhen (31 hotels), Wuhan (17 hotels), Changsha (14 hotels), Chongqing (13 hotels) and Guiyang (8 hotels), six cities with aggregate population of approximately 67 million. We also have a strong presence in Beijing (34 hotels), Nanjing (13 hotels), Jinan (10 hotels) and Chengdu (11 hotels), four cities with aggregate population of approximately 44 million. In addition, we have 23 hotels in Shanghai, which has a population of approximately 19 million. Our hotels located in Beijing, Shanghai, Guangzhou and Shenzhen have typically enjoyed higher average occupancy rates and average daily room rates than our hotels located in other cities.

We have received many awards and accolades for our consistent, high-quality and customer-oriented accommodations and services, including the following:

•	Awarded the titles of “China’s Best Local Hotel Management Group” and “China’s Most Popular Hotel Website” in the Fourth China Hotel Starlight Award Competition in 2008;

•	“Hotel Corporate Top 10” awarded by the journal Hotels China in the 2009 China Hotel of the Year Competition;

•	“Best Online Booking Service” and “Best Value Hotel” jointly awarded in 2008 by Qunar.com, a leading travel search engine in China, Nielsen and China Websites Ranking;

•	“Top Ten Global Website Operators” awarded in 2008 by the Fifth E-businessmen Conference;

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Awarded the 2008 honorary title of “Most Competent Chain Hotel Brand” for hotels by China Hotel Magazine, Tourism Research Center of Chinese Academy of Social Sciences and Pacific Asia Travel Association;

•	“2007 Best Chinese Economy Hotel Chain” and “2007 China’s Top Ten Best Chain Enterprises” awarded by China’s Moneyweek newspaper and Microdream Media; and

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“Best Growth Brand in China” awarded in 2006 at the 3rd China International Commercial Real Estate (Chengdu) Expo, sponsored by a consortium of Chinese organizations, including the China Commercial Real Estate Association, the China Real Estate Chamber of Commerce, the Sichuan Investment Promotion Bureau, the 21st Century Business Herald and Sofun.cn, a leading Chinese real estate sales and advertising website.

Our 7 Days Inn hotel chain has grown from 5 hotels in 2 cities as of the end of 2005, to 24 hotels in 7 cities as of the end of 2006, to 106 hotels in 20 cities as of the end of 2007, to 223 hotels in 33 cities as of the end of 2008 and to 283 hotels in 41 cities as of September 30, 2009. As of those dates, we had 0, 1, 3, 17 and 48 managed hotels in operation, respectively. Our revenues grew from RMB54.9 million in 2006, to RMB252.8 million in 2007 and to RMB721.4 million (US$105.7 million) in 2008. Our revenues for the nine months ended September 30, 2009 were RMB830.8 million (US$121.7 million). During 2008 and for the nine months ended September 30, 2009, we had net losses of RMB209.9 million (US$30.8 million) and RMB9.3 million (US$1.4 million), respectively. Our average occupancy rates were 88.1% and 88.4% for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

Our strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

Powerful “7 Days Inn” brand characterized by consistent, convenient and comfortable accommodations and friendly service

Our 7 Days Inn hotel chain offers consistent, convenient and comfortable accommodations in a friendly and safe environment that provides competitive value-for-money. We have positioned our brand to appeal to younger business and leisure travelers who tend to be technology-savvy and prefer to take charge of their own itinerary. We offer our guests the convenience of real-time information on availability of dates and locations combined with the comfort of consistency and predictability in their accommodations. We want our guests to feel welcome when they arrive, but we recognize that they generally prefer to do things for themselves and are not interested in paying extra for frills or options. We focus on providing them with quality and value in basic amenities such as clean and comfortable bedding, a comfortable work space, free broadband Internet access, air-conditioning, cable television, and a bathroom with a walk-in shower. We believe if guests feel that they can rely on us to deliver the same quality at every hotel in our national chain, we will continue to attract satisfied repeat guests and maintain high occupancy rates.

In order to promote consistency across our 7 Days Inn hotel chain, we focus on a single brand and have standardized our policies and procedures in a detailed procedural manual that all employees are required to adhere to, and we provide continuous on-the-job training for our managerial and other hotel-based staff. We use our IT system to monitor the performance of each of our hotels and hotel managers based on a comprehensive set of key performance indicators that we review on a real-time basis. We also monitor our quality standards through both scheduled and unannounced visits by management from our headquarters and we have implemented a “secret guest” program conducted by third parties that provides us with monthly reports on our hotels. However, we find that our best source of information is often our own guests and we use our eCommerce platform to survey our members and solicit candid feedback. We currently offer membership points to members who complete an online survey and we averaged approximately 30,000 responses per month under this program in the first nine months of 2009. We follow up on specific complaints with both the customer and the relevant hotel.

Our efforts have been recognized with a number of prestigious awards such as the titles of “China’s Best Local Hotel Management Group” and “China’s Most Popular Hotel Website” in 2008 and the 2008 honorary title of “Chain Hotel with the Most Competitive Brand.” Most importantly, our guests have recognized our efforts by continuing to return and stay with us. Our average occupancy rate increased from 87.0% for the first nine months of 2008 to 88.4% for the first nine months of 2009, despite the economic downturn in China, and members of our 7 Days Club who had previously stayed at our hotels at least once before accounted for approximately 81% of our total hotel room nights during the first nine months of 2009.

Leading economy hotel chain achieving strong growth and stable operating performance

We are the third largest economy hotel chain in China based on the total number of hotels as of December 31, 2008, and we were the fastest growing among the five largest national economy hotel chains in China based on the number of new hotels opened during 2006, 2007 and 2008, according to a survey by the China Hotel Association. We have grown from 5 hotels and 535 hotel rooms in 2 cities as of the end of 2005 to 283 hotels and 28,266 hotel rooms in 41 cities as of September 30, 2009. We also had 77 hotels under conversion with an additional 7,476 hotel rooms as of September 30, 2009, which will extend our coverage to a total of 59 cities in 28 of China’s 31 provinces. Our revenues have grown from RMB54.9 million in 2006 to RMB721.4 million (US$105.7 million) in 2008, representing a two-year CAGR of 262.7%, and from RMB487.2 million for the nine months ended September 30, 2008 to RMB830.8 million (US$121.7 million) for the nine months ended September 30, 2009, representing an increase of 70.5% over that period.

We have achieved our strong growth while maintaining stable operating statistics. From a sizeable base of over one hundred hotels in operation at the end of 2007, we more than doubled our number of hotels and hotel rooms in operation in 2008 while slightly increasing our average occupancy rate from 88.0% to 88.1% and our RevPAR from RMB139.20 to RMB140.89 (US$20.64) over these periods. Our RevPAR increased slightly from RMB138.99 in the first nine months of 2008 to RMB139.96 (US$20.50) in the first nine months of 2009.

We attribute our strong growth and stable performance to a combination of carefully planned and executed expansion, our ability to recruit and train qualified hotel managers and close attention to cost control. For example, we have achieved a staff-per-room ratio that we believe to be among the lowest in our industry while maintaining our quality standards. In addition, our proprietary integrated IT system provides real-time financial, operating and reservation information in a central database, which allows us to avoid multiple layers of regional or local management, reduce personnel and eliminate multiple-system costs. Our IT system also supports our eCommerce platform and its various electronic reservation channels which minimize our reliance on more costly call center staff and third-party agents and which, together with our proprietary 7 Days Club member database, allows us to conduct lower-cost more targeted sales and marketing activities. We have also implemented a centralized procurement function to help obtain the best price and ensure the quality and consistency for a majority of the goods sourced to our hotels.

Continuous innovation driving growth and performance

We continuously seek to design and introduce new accommodations and services to meet the demands of our guests. Our innovations relate to, among others, guest experience and convenience, cost control and social responsibility, and include:

•	introducing the first real-time online economy hotel booking system in China, which allows our guests to see which hotels have room availability when they make their bookings;

•	allowing guests to book rooms by WAP and SMS as well as over the phone and through the internet;

•	developing a “self-help” check-in system to provide a convenient, automated check-in experience for guests;

•	centralizing laundry facilities in certain cities, and distributing seal-packaged clean towels back to the hotels;

•	installing a main room switch in hotel rooms that can only be enabled by a SIM-card embedded key;

•	installing hotel room heating and air conditioning systems that are timed to switch to energy saving mode after they detect a certain period of inactivity;

•	providing a member-to-member social network system; and

•	offering an online game that members can play using their membership points to enhance customer loyalty.

We also believe we have established an entrepreneurial, motivated and customer service-oriented corporate culture that encourages innovation in delivering better accommodations and services and drives our growth and performance. Factors driving innovation and our growth and performance include:

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our proprietary integrated IT systems, which by automating collecting reservation, accounting and other operational data that we can monitor on a real-time basis, allow us to delegate significant responsibility to individual hotel managers, including management of hotel operating costs and the selection of hotel staff at the local level, without sacrificing overall quality or consistency;

•

implementing a multi-step management recruiting and training program while offering competitive performance-linked compensation packages and career advancement opportunities to recruit, train and retain the best talent;

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introducing an internal human resource market allowing hotel managers to bid on the services of employees located throughout our national chain for their own hotels and opening new avenues for employees to achieve geographic and career mobility; and

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eliminating the layer of regional management between our hotels and our national headquarters and allowing hotel managers to choose regional representatives from among their peers via an annual voting system to perform regional leadership functions.

We believe that this delegation of responsibility, together with our extensive recruiting and training program, encourages initiative and entrepreneurial behavior by our employees.

Largest member loyalty program in the Chinese economy hotel industry

With over eight million members having registered with our 7 Days Club, we believe we have the largest member loyalty program in the Chinese economy hotel industry. We have positioned our brand to appeal to the younger generation in China, and approximately 86% of our members are under the age of 40. Our 7 Days Club is designed to promote a positive sense of community among our guests and enhance member loyalty and satisfaction, and this is demonstrated by our operating statistics: approximately 81% of our total hotel room nights in the first nine months of 2009 were by members of our 7 Days Club who had previously stayed at our hotels at least once before. How we and other member loyalty programs determine their membership levels could differ, and these details are not publicly disclosed. To discourage duplicate or frivolous registrations, we require new members to provide us with the identification number from their government issued identification card as part of the registration. Once registered, a member typically remains in our membership base eligible for sales and marketing activities regardless of how recently they have stayed at our hotels.

We believe our attractive 7 Days Club promotions and benefits help build brand loyalty both locally and when members travel throughout China. Member benefits include the ability to earn points towards free room nights, exclusive discounts on hotel room rates and the ability to make reservations through our eCommerce platform’s various electronic reservation channels. We have entered into promotional arrangements with China Merchants Bank, China Southern Airlines and other leading Chinese banks and airlines and other companies to give our members additional opportunities to earn points. We encourage our members to discuss their experiences and provide feedback on our website, and we continually monitor our members’ suggestions and complaints to improve the quality of our accommodations and services. We also hold focus groups with members from time to time to solicit member feedback.

Our 7 Days Club provides us with a proprietary database to conduct lower-cost, more targeted sales and marketing activities to our members through our eCommerce platform, helping minimize our reliance on traditional and more costly sales and marketing methods, such as travel agencies and television and print advertising. In addition, we are constantly exploring ways to increase the number of 7 Days club members and usage of our eCommerce platform and, ultimately, to generate additional non-room revenues through our membership base and eCommerce platform. To facilitate these activities, our IT system was designed to track and analyze members’ consumption patterns and preferences when staying in our hotels. Together, our 7 Days Club and IT system contribute to the growth and strength of our brand.

Comprehensive eCommerce platform and integrated proprietary IT system

Developing and implementing a comprehensive eCommerce platform has long been a priority of our strategic business planning. According to Alexa.com, an Internet information company that tracks website traffic, we had the top ranked website for Internet traffic among Chinese economy hotel chains as of September 30, 2009. Our eCommerce platform was developed in-house and incorporates features to provide customer convenience and independence, such as electronic reservation channels and online discussion forums. Through our eCommerce platform, our guests can:

•	easily locate hotels, available rooms and pricing on a real-time basis;

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reserve a room through various electronic reservation channels, including our website or by WAP or SMS, or by directly phoning a hotel, or by phoning our call center using a toll-free number and receive an immediate booking confirmation;

•	pay for their stay online; and

•	provide feedback.

We believe many of these features are particularly attractive to our guests who are typically younger and technology-savvy and generally prefer “self-help” and online reservation and interaction methods. Our total hotel rooms booked through our website or by WAP or SMS, the most cost-effective channels for hotel room bookings, increased from approximately 43.8% of total room nights in the nine months ended September 30, 2008 to approximately 59.1% of total room nights in the nine months ended September 30, 2009.

Our IT system, based on a self-developed cloud computing operating system, synchronizes each hotel’s room inventory with our proprietary central reservation system, enabling guests using our eCommerce platform and call center to identify and confirm available rooms on a real-time basis.

In addition, our IT system integrates and links each hotel’s local management system to our central network, providing comprehensive real-time financial, operating and reservation information in a central database and allowing our management to monitor our operations and make timely decisions. As a result, we have centralized our financial management, budget control, accounting and bookkeeping functions, which allows us to avoid multiple layers of management on a regional or local basis, reduce personnel and eliminate multiple-system costs.

Strong entrepreneurial management team in partnership with committed institutional investors

Our seasoned management team, with the capital and management assistance provided by our strategic investors, has successfully expanded our hotel chain network and increased our revenue through organic growth. We seek to promote an entrepreneurial, motivated and customer service-oriented corporate culture, as reflected in the diverse backgrounds of our management team. Our management team’s experience ranges from the information technology industry to hotel and other customer service-oriented industries, such as food and beverage, retail and advertising. We believe this diversity of experience promotes varying perspectives and creative thinking, which in turn results in innovative and effective ways of operating our hotels and growing our business. Our chairman, Mr. Boquan He, is an established entrepreneur who was the founder and chief executive officer of Robust Group, a food and beverage company which is now a member of Danone Group. Mr. He has received many awards for his entrepreneurship, including “The Best Angel Investor” at the 2009 Respected Venture Angels Awards sponsored by The Founder, a Chinese business magazine, and “2008 Top Ten Angel Investors” at the 2008 Entrepreneur China Annual Conference sponsored by Cyzone Media, which has the exclusive licensing partnership with Entrepreneur Media, Inc. Our chief executive officer, Mr. Nanyan Zheng, is the former head of marketing at C-Trip, the leading Chinese travel website, which is listed on NASDAQ, and an established Chinese entrepreneur. Mr. Zheng has received many awards for his entrepreneurship in China, including “30 Most Influential People of the China Hotel Industry in the Last 30 Years” in the Fourth China Hotel Starlight Award Competition in 2009 and “Most Innovative People of the Chinese Hotel Industry” awarded in 2007 at the China Hotels Starlight Awards hosted by the Guangzhou Daily, the Beijing Evening News, the Shanghai Morning Post and the Ming Pao Newspaper.

Our strategic investors include Warburg Pincus and Actis LLP. Warburg Pincus is a global private equity firm which currently has more than US$20.0 billion under management. Through over 40 years of operations, Warburg Pincus has invested more than US$29.0 billion in approximately 585 companies in 30 countries across a variety of sectors. Actis LLP is a leading investor in emerging markets with an exclusive focus on Asia, Africa and Latin America. With over 60 years of operations, Actis LLP has more than 100 investment professionals in nine offices worldwide who currently manage funds of US$4.8 billion on behalf of more than 100 institutional investors. Other investors in our company include Deutsche Bank AG, London Branch and Merrill Lynch International.

Our strategy

Our goal is to establish our 7 Days Inn hotel chain as the top national economy hotel chain in China by continuing to offer consistent, convenient and comfortable lodging in a friendly and safe environment that provides competitive value-for-money. We believe our corporate culture, customer-oriented and innovative offerings, cost effectiveness, flat management system, performance driven compensation, and proprietary integrated IT system strongly position us to achieve our goal. Our primary growth strategies include:

Continue to expand to achieve and maintain leading market share in key target cities in China through both leased-and-operated hotels and managed hotels

In the short and medium term, we intend to focus on expanding our presence to achieve and maintain leading market share in key target cities in China or, for those key target cities where we are already the market leader, to increase market share. From our roots in Guangzhou and Shenzhen in 2005 and 2006, we expanded quickly throughout China in 2007 and 2008, establishing a national footprint and rapidly achieving our goal of nationwide brand recognition. We intend to focus on continued expansion of our leased-and-operated hotels in China’s larger cities by leveraging our national brand. We believe China’s larger cities offer significant potential for market share gains, local brand recognition, critical mass and economies of scale. We believe our established presence in most of China’s larger cities provide the local knowledge and resources needed to facilitate our expansion in these markets quickly, efficiently and cost-effectively. In cities where we already have a leading market share, our site selection will continue to focus on cost-effective locations (often found away from major thoroughfares) where we intend to leverage our 7 Days Club membership base to help drive occupancy. We also intend to continue to improve our managed hotel business model to increase our hotel management revenues and maximize profits from this growing revenue stream. Supporting our efforts to attract the most desirable managed hotel owners and their hotel sites are our nationally recognized 7 Days Inn brand and our 7 Days Club, the largest customer loyalty program in the Chinese economy hotel industry.

Continue to lower hotel operating costs to enhance our same hotel profitability

We intend to continue to actively manage our operating costs to improve margins through the following measures:

•	Controlling rental costs by actively managing both existing and new lease agreements.

•

Continuing to improve staff productivity and efficiency to streamline labor costs through a strong and innovation-focused corporate culture, increased economies of scale, streamlined management systems, comprehensive training and performance-linked compensation.

•

Implementing energy saving initiatives that are both cost-efficient and environmentally friendly, such as installing heating and air conditioning systems that automatically switch to energy saving mode after they detect a certain period of inactivity and thermal-powered water heating systems.

•

Continuing to maintain low hotel conversion costs through strict planning and site identification criteria and streamlined project management to maintain competitive construction costs, as well as innovative yet easily replicable product designs, such as modular bathroom and furniture designs, to lower procurement costs and expedite installation and fit-out time.

Continue to develop innovative products and services to enhance our member and guest loyalty and room and non-room revenue

We intend to continue promoting our entrepreneurial, motivated and service-oriented corporate culture to encourage the innovation that drives our growth and performance. We believe significant additional opportunities remain to innovate for the benefit of our guests, who typically prefer automated or online interaction and reservation methods. For example, we are developing a “self-help” check-in system to allow guests to select their preferred room at check- in, which will fully automate the check-in process. We are also preparing to upgrade our online reservation system to allow guests to reserve a specific room up to three months in advance of their intended stay. To encourage our guests to book multiple return visits, we are planning to introduce prepaid membership cards offering additional discounts. We intend to continue to motivate our employees to actively promote both our room and non-room revenue streams via existing and planned initiatives such as our bonus and profit sharing scheme with hotel staff on merchandise sales.

In addition to increasing revenues through our managed hotel arrangements, we will continue to drive top-line revenue growth by:

•

increasing room revenue by optimizing RevPAR through actively and selectively adjusting our pricing structure in response to seasonality as well as occupancy levels, which we monitor on a daily basis; and

•

increasing non-room revenue by continuing to provide value-added ancillary services to our hotel guests, including rental of notebook computers and 3G mobile access cards and travel accident insurance sales, which also help to further establish our brand,

Further develop our brand and our 7 Days Club via our eCommerce platform to enhance our revenue base

We intend to continue expanding our customer base by leveraging our established and rapidly growing 7 Days Club, our eCommerce platform and our member-to-member social network systems, to conduct lower-cost, more targeted marketing campaigns. We intend to continue to build and enhance customer loyalty by (i) strengthening our online community to enhance customer interaction, build a positive sense of community and provide direct feedback channels for our accommodations and services and (ii) providing additional incentives, benefits, and ancillary services. We believe our growing membership base will continue to promote our brand and help drive our future growth.

We are constantly exploring ways to increase the number of 7 Days Club members and usage of our eCommerce platform and, ultimately, to generate additional non-room revenues through our membership base and eCommerce platform. For example, we have entered into an arrangement with China Southern Airlines pursuant to which new members of their “Sky Pearl Club” also become members of our 7 Days Club and we provide our members greater benefits and more membership points for using our eCommerce platform to locate and reserve hotel rooms. We have also developed an online game that members can play using their membership points. As our members are more regularly drawn to and utilize our eCommerce platform, we believe opportunities to offer our members additional products and services through our eCommerce platform will increase. We are now in the process of arranging referrals to air ticket vendors and rental car companies through our eCommerce platform, for which we may generate a booking or referral fee, and referrals of future products and services might include travel accident insurance.

Further upgrade our IT system to enhance operating performance and support further expansion

We intend to continually upgrade our IT infrastructure and system and develop additional innovative features and applications to improve our financial and operational performance and customer convenience and satisfaction. We believe our existing features and applications, which include our eCommerce platform and its various electronic reservation channels, automatic recommendations of other 7 Days Hotels when a selected hotel is fully booked, and online discussion forums, cater to our targeted customers, who are highly receptive to new information technologies.

We also intend to continue to leverage our IT system to further improve our financial, operational and managerial efficiency as we expand the number of our hotels. Such measures include (i) real-time and more reliable tracking of our occupancy levels and an automated system to monitor room energy usage to detect improper or unrecorded leasing activity, (ii) ongoing sharing of best practices and streamlined flow of information between headquarters and our hotels via our comprehensive online database and (iii) continued integration of our reservation systems via our website, SMS and WAP to provide one-stop convenience to our customers and encourage them to continue using our in-house, low-cost electronic reservation channels and away from more costly booking routes such as the call center and third-party agents.

Our 7 Days Inn national hotel chain

We are dedicated to providing consistent and high-quality accommodations and services to our guests in a friendly environment, allowing them to enjoy affordable, clean, comfortable, convenient and safe lodging at any of our 7 Days Inn hotels. As of September 30, 2009, we had 283 hotels in operation, 48 of which were managed hotels, with 28,266 hotel rooms in 41 cities, and an additional 77 hotels with 7,476 hotel rooms under conversion. Upon completion of these hotels, we will cover 59 cities in 28 of China’s 31 provinces.

We established our initial hotels in 2005 and 2006 primarily in southern China, particularly in Guangzhou and Shenzhen. In 2007, we continued our on-going expansion efforts in existing markets and expanded into central, southwest and eastern China, covering cities such as Chongqing, Wuhan and Shanghai, as well as the national capital of Beijing in the north. In 2008, we continued our national expansion by targeting the provincial capital of most provinces. We typically focus on opening multiple hotels in a targeted market to achieve meaningful market share, local brand recognition, critical mass and economies of scale. The following map sets forth the geographic coverage of our hotels in operation and under conversion as of September 30, 2009:

Source: CEIC Data and company websites

Note: As of latest available information

1 Includes all leased-and-operated hotels and managed hotels in operation and under development.

We intend to continue our targeted geographic expansion strategy through both leased-and-operated and managed hotels to achieve meaningful market share, local brand recognition, critical mass and economies of scale. We also intend to continue to expand into additional cities in China meeting certain conversion criteria, including sufficient local GDP, airport handling capacity, concentration of competitors and other economic factors. We believe cities meeting our conversion criteria and exhibiting positive market indicators generally have the potential for sustainable and increasing demand for hotel accommodations. In addition, we intend to continue expanding through hotel management arrangements, capitalizing on the maturity of our hotel chain and our brand recognition, as well as continuing to expand our hotel chain and build our 7 Days brand without the same level of capital expenditures as our leased-and-operated hotels. The following table sets forth the number of our hotels by city, including hotels under conversion, as of September 30, 2009:

	Leased-and-operated hotels		Managed hotels		Total hotels in operation and under conversion(1)
City	Hotels in operation	Hotels under conversion(1)	Hotels in operation	Hotels under conversion(1)

Beijing	26	—	8	6	40
Guangzhou	30	2	1	7	40
Shenzhen	25	—	6	—	31
Shanghai	14	—	9	2	25
Wuhan	17	1	—	5	23
Changsha	13	—	1	4	18
Nanjing	13	—	—	1	14
Chongqing	11	—	2	1	14
Chengdu	10	—	1	2	13
Jinan	8	—	2	2	12
Guiyang	8	—	—	2	10
Nanchang	6	—	1	2	9
Xi’an	9	—	—	—	9
Tianjin	5	—	2	1	8
Hefei	5	—	—	1	6
Kunming	2	—	—	4	6
Shenyang	5	—	—	1	6
Harbin	2	—	2	1	5
Zhuhai	3	—	1	1	5
Hangzhou	2	—	1	1	4
Ningbo	2	1	—	1	4
Zhengzhou	1	—	1	2	4
Dongguan	3	—	—	—	3
Foshan	2	—	—	1	3
Fuzhou	2	—	—	1	3
Huhhot	1	—	2	—	3
Lanzhou	2	—	1	—	3
Qingdao	1	—	—	2	3
Suzhou	1	—	—	2	3
Linyi	—	—	1	1	2
Nanning	2	—	—	—	2

	Leased-and-operated hotels		Managed hotels		Total hotels in operation and under conversion(1)
City	Hotels in operation	Hotels under conversion(1)	Hotels in operation	Hotels under conversion(1)

Wuxi	—	—	1	1	2
Changchun	—	—	1	—	1
Changzhou	1	—	—	—	1
Dalian	—	—	1	—	1
Daqing	—	—	—	1	1
Dandong	—	—	—	1	1
Guilin	—	—	—	1	1
Haikou	1	—	—	—	1
Heze	—	—	1	—	1
Huai’an	—	—	—	1	1
Jining	—	—	—	1	1
Jiangmen	—	—	—	1	1
Jinzhou	—	—	—	1	1
Panjin	—	—	—	1	1
Qinghuangdao	—	—	—	1	1
Shijiazhuang	—	—	—	1	1
Tai’an	—	—	—	1	1
Weihai	—	—	1	—	1
Wuhu	—	—	—	1	1
Xining	1	—	—	—	1
Xiamen	—	—	1	—	1
Xiangfan	—	—	—	1	1
Xuzhou	—	—	—	1	1
Yangzhou	—	—	—	1	1
Yangshuo	—	—	—	1	1
Yinchuan	1	—	—	—	1
Zibo	—	—	—	1	1
Zunyi	—	—	—	1	1

Total	235	4	48	73	360

(1)	Hotels under conversion include hotels which have not commenced operations but for which we have entered into binding lease agreements or hotel management arrangements with the respective lessors or managed hotel owners, as the case may be, and have commenced conversion activities.

Our hotels are strategically located to provide our guests with convenient access to major office buildings and shopping centers, universities, convention and exhibition centers, and transportation hubs. Our typical hotel has 80 to 120 hotel rooms. Each hotel has a standardized design, appearance, decor, color scheme, lighting scheme and set of guest amenities in each hotel room. The hotel rooms in each of our hotels are divided into several classes and are offered at different rates and with different amenities. All of our hotel rooms include a standard bedding package, a comfortable work space, free broadband Internet access, cable television, air-conditioning, and a bathroom with a walk-in shower.

We have implemented certain innovative measures in our hotels relating to, among others, guest experience and convenience, cost control and social responsibility. We are developing a “self-

help” check-in system to provide a convenient, automated check-in experience, and our members can check in and pay for their hotel room online. We are in the process of modifying our “self-help” check-in system to allow guests to select their preferred room at check-in, which will fully automate the check-in process. In addition, we have centralized the laundry facilities in certain cities, and clean towels are seal-packaged for distribution back to the hotels. We have installed a main room switch in hotel rooms that can only be enabled by a SIM-card embedded key and our hotel room heating and air conditioning systems are timed to switch to energy saving mode after they detect a certain period of inactivity.

We set hotel room rates based on several factors, including local market conditions and the location of our hotels, and set more competitive hotel room rates for new hotels in cities where we do not already have a presence while our hotels mature and we increase occupancy rates. For new hotels in cities where we already have a presence, we typically set hotel room rates to correspond with hotels already in operation. However, rates for our hotel rooms can vary within a particular city depending on the location and maturity of a particular hotel. Once a hotel has established a presence and occupancy rates have increased, we may gradually increase hotel room rates depending on market conditions and other factors. In addition, rates for our hotel rooms can vary significantly between hotels in different cities depending on local market conditions, with room rates in our key target cities being the highest. For example, for the nine months ended September 30, 2009, the average hotel room rates in Beijing and Jinan were RMB188.83 (US$27.66) and RMB132.53 (US$19.41), respectively.

The following table presents certain selected operating data as of and for the dates and periods indicated. Our results of operations have been and will continue to be significantly affected by these operating measures which are widely used in our industry.

	As of and for the year ended December 31,			As of and for the nine months ended September 30,
	2006	2007	2008	2008	2009

Hotels in operation(1):
Leased-and-operated hotels	23	103	206	163	235
Managed hotels(2)	1	3	17	15	48

Total	24	106	223	178	283

Hotels under conversion(1):
Leased-and-operated hotels	19	84	34	69	4
Managed hotels	—	2	15	5	73

Total	19	86	49	74	77

Total hotel rooms for hotels in operation(1)	2,678	11,399	22,352	18,220	28,266
Total hotel rooms for hotels under conversion(1)	2,153	7,364	4,821	6,649	7,476
Number of cities covered for hotels in operation(1)	7	20	33	27	41
Average occupancy rate(3)	93.0%	88.0%	88.1%	87.0%	88.4%
Average daily rate (in RMB)	162.97	158.12	159.88	159.71	158.26
RevPAR (in RMB)	151.53	139.20	140.89	138.99	139.96

(1)	As of the end of each period.

(2)	Includes one managed hotel in which we own a noncontrolling interest for each period.

(3)	Occupancy rates for certain hotels benefit from rental of the same hotel room multiple times a day.

We believe that there will continue to be a large supply of qualified buildings in desirable locations suitable for conversion to economy hotels. Factors driving these dynamics include the historic role of PRC state-owned enterprises, or SOEs, in China’s economy and restrictions on what these SOEs can do with their owned assets, as well as difficulties that existing building owners face in redeveloping their buildings and the limited alternative uses for older buildings typically suited for conversion to an economy hotel.

Given their historical and continued prevalence in China’s economy, many SOEs own a large number of buildings in China, particularly older buildings. Due to restrictions on the disposition of their public assets, including numerous national and local governmental approvals and public auction requirements, SOEs are more favorably inclined to lease rather than dispose of their older buildings. In contrast, leasing is viewed as ordinary course and requires fewer and lower level approvals. A large portion of our existing leases are with entities we believe to be SOEs.

In addition, property redevelopment has historically been conducted by local governments who frequently clear large pieces of land and sell the associated land rights to generate significant government revenues. In contrast, redevelopment by the private sector is a time consuming and cumbersome process subject to significantly greater approval and zoning limitations.

We believe that older buildings are best qualified for lease and conversion to economy hotels. Due to their conditions, these buildings are typically unsuitable for conversion to retail property, Class A office buildings or apartments. While conversion to apartments is not prohibited, restrictions on land use rights prevent delivery of individual titles and make obtaining purchase mortgages difficult or impossible. For the above reasons, once their building is converted to an economy hotel, real property owners are likely to continue using the building as an economy hotel, increasing the likelihood our existing hotel leases will be renewed.

Leased-and-operated hotels

For our leased-and-operated hotels, we lease properties from real estate owners or sublease from other lessees and we carry out conversion of those properties to conform to the standards of 7 Days Inn. We do not own the real property on which, or the buildings in which, any of our hotels are operated. We are responsible for repairs and maintenance and operating expenses of our properties over the term of the lease. We also are responsible for all aspects of hotel operations and management, including hiring, training and supervising the hotel managers and employees required to operate our hotels. As a leading economy hotel chain in China, we are generally able to establish credibility with property owners to secure desirable properties on commercially reasonable terms. We typically pay fixed rent on either a monthly or quarterly basis for the first three to five years of the lease term, after which we may be subject to a 3% to 5% increase every three to five years during the term of the lease. We generally have a right of first refusal to extend the lease after the initial term expires. The annual rent for our leased-and-operated hotels varies depending on the location, size and condition of the hotel property, and the average term of our leases is 12.5 years. Certain of our leases provide for a rent-free period which typically relates to the period during which we are engaged in conversion activities. In general, upon expiration of a lease, we may dispose of the removable facilities, equipment and appliances installed by us while leasehold improvements and fixtures are retained by the lessor of the premises. In the case of early termination of a lease due to the lessor’s default, we generally are entitled to take all removable items installed by us, and we may be compensated for the amount we spent on leasehold improvements and entitled to liquidated damages. In the case of early termination of a lease due to our default, we generally are entitled to take all removable items installed by us and the lessor is entitled to the leasehold improvements which result from our investments and liquidated damages.

We have entered into a total of five joint ventures with other companies, three in Beijing and one in each of Shanghai and Shenzhen, and we control each of our joint ventures, owning 95%, 70%, 70%, 70% and 65% of the equity interests in these joint ventures, respectively. These joint ventures operate six leased-and-operated hotels. We also have an investment in Wuxi Shenglong which operates one of our hotels in Wuxi pursuant to a hotel management arrangement. The 30% equity interest in Wuxi Shenglong is held directly by Mr. Nanyan Zheng, our chief executive officer, for the benefit of our company pursuant to an agreement entered into between Mr. Zheng and us.

Managed hotels

Beginning in 2009, we expanded our focus to include hotel management arrangements. Hotel management arrangements capitalize on our hotel chain’s maturity and our brand recognition and also allow us to continue to expand our hotel chain and build our 7 Days brand without the same level of capital expenditures as our leased-and-operated hotels. As of September 30, 2009, a total of 48 of our hotels are operated under hotel management arrangements and an additional 73 managed hotels are under conversion. Under our hotel management arrangements, we license our brand to property owners, lessors or existing hotel operators, and we are responsible for managing these hotels, including decisions regarding hiring, appointing and training hotel managers and staff and managing sales, financial and operating performance. Our proprietary IT system is installed in and used to operate all of our managed hotels. We also provide assistance to our managed hotel owners in property design, leasehold improvement and construction project management in accordance with our rigorous standards. Under our hotel management arrangements, we negotiate on-going management fees based on a percentage of the managed hotel’s revenue, typically 5% to 7% of the hotel room revenues of a managed hotel. Most of our hotel management arrangements have a term of five to ten years. As part of our strategy to rapidly grow our portfolio of managed hotels and to encourage potential managed hotel owners to enter into hotel management arrangements with us, we have not charged a one-time management fee upon entering into management agreements in the past. Now that we have grown our managed hotel portfolio, we are considering charging a one-time management fee in the future.

We intend to continue to pursue additional hotel management arrangements as part of our targeted geographic expansion strategy. We also intend to opportunistically pursue hotel management arrangements which can provide us access to highly desirable locations or allow us to expand in cities outside of our key target markets without a significant commitment of capital. When evaluating future managed hotel opportunities, we will consider, among other things, our ability to maintain consistent and high-quality accommodations and services, protection of our brand image and the related economics.

Our 7 Days Club membership program

Since our inception, our 7 Days Club has attracted guests by rewarding frequent stays with points towards free room nights, exclusive discounts on hotel room rates, the ability to make reservations through our eCommerce platform’s various electronic reservation channels, and other rewards. Corporations are also eligible to join our 7 Days Club and employees of corporate members may enjoy all of the benefits afforded to individual members. Over eight million members have registered as members of our 7 Days Club as of the date of this prospectus. During the first nine months of 2009, members of our 7 Days Club who had previously stayed at our hotels at least once before accounted for approximately 81% of our total hotel room nights. During 2008 and the first nine months of 2009, our members accounted for approximately 98.4% of our total hotel room nights sold, including members who joined our 7 Days Club at the time of check in to take advantage of a hotel room discount.

We do not currently charge a membership fee to become a member of our 7 Days Club for members who register on our website, although we have done so in the past. In 2007, we implemented a designer membership card marketing initiative. Under this initiative, we offer designer membership cards from time to time for a fixed fee and will provide bonus points and other features to members purchasing the card. For example, we currently offer free travel accident insurance for one year to members purchasing our designer membership card. During the 12 months ended September 30, 2009, we sold a total of 761,594 designer membership cards.

We believe our 7 Days Club allows us to, among others:

•	build customer loyalty;

•	expand our brand through member referrals;

•	minimize costs by promoting our eCommerce platform’s various electronic reservation channels;

•	provide an existing customer base for our managed hotels; and

•	improve the quality of our accommodations and services; and

•	conduct lower-cost, more targeted marketing campaigns to our members through our eCommerce platform.

In addition, we are constantly exploring ways to increase the number of 7 Days Club members and usage of our eCommerce platform and, ultimately, to generate additional non-room revenues through our membership base and eCommerce platform. For example, we entered into an arrangement with China Merchants Bank to offer a co-branded credit card with holders of the co-branded credit card automatically becoming 7 Days Club members and earning five times the typical China Merchants Bank award points when the co-branded credit card is used to pay at our hotels, and an arrangement with China Southern Airlines whereby any 7 Days Club member may use points earned by staying at our hotels towards mileage rewards offered by China Southern Airlines if the member is also a China Southern Airlines “Sky Pearl Club” member. We also have promotional arrangements with other leading Chinese banks and airline operators such as Industrial and Commercial Bank of China, Air China and China Eastern Airlines, as well as other Chinese companies such as Tencent, Inc. In addition, we provide our members greater benefits and more membership points for using our eCommerce platform to locate and reserve hotel rooms and we have developed an online game that members can play using their membership points. As our members are more regularly drawn to and utilize our eCommerce platform, we believe opportunities to offer our members additional products and services though our eCommerce platform increase, such as our recent introduction of direct airline ticket sales in partnership with Hainan Airlines for which we will generate a booking fee. Additional products and services might include offerings by third-party partners through our eCommerce platform of travel accident insurance, rental cars and additional airline ticket direct sales for which we might generate a booking or referral fee.

We encourage our members to discuss their experiences and provide feedback on our website, and we continually monitor our members’ suggestions and complaints in order to improve the quality of our accommodations and services. We use our eCommerce platform to survey our members and solicit candid feedback. We currently offer membership points to members who complete an online survey and we averaged approximately 30,000 responses per month under this program in the first nine months of 2009. Historically, our most common suggestions and complaints relate to service attitude and efficiency and membership preferences. We follow up on specific complaints with both the guest and the relevant hotel. In certain cases, we may offer membership points, refunds, coupons or other incentives to guests depending on the nature of the complaint and any loss suffered. We use representative complaints as case studies for our training programs to enhance our overall quality of service and to prevent similar problems in the future.

Our eCommerce platform and integrated proprietary IT system

Our eCommerce platform, developed in-house and supported by our integrated proprietary IT system, incorporates features to improve guest convenience and independence, such as our various electronic reservation channels, automatic hotel recommendation and online discussion forums. Through our eCommerce platform, our guests can:

•	easily locate hotels and available rooms and pricing on a real-time basis;

•

reserve a room through various electronic reservation channels, including our website or by WAP or SMS, or by directly phoning a hotel, or by phoning our call center using a toll-free number, and receive an immediate booking confirmation;

•	pay for their stay online; and

•	provide feedback.

In addition to supporting our eCommerce platform, our IT system integrates and links each hotel’s local management system to our central network, providing real-time financial, operating and reservation information in a central database. As a result, we have centralized our financial management, budget control, accounting and bookkeeping functions, which allows us to avoid multiple layers of management on a regional or local basis, reduce personnel and eliminate multiple-system costs. Our IT system also allows us to efficiently delegate management of our hotels to individual hotel managers, including management of hotel operating costs and the selection of hotel staff, which we believe encourages innovative and entrepreneurial behavior. We fully deploy our IT system in all of our hotels, including our managed hotels.

The primary components of our proprietary IT system, based on a self-developed cloud computing operating system, include the following:

7 Days operation platform.    Our 7 Days operation platform is the backbone of our IT system and supports all components of our IT system, including our report management system, our central reservation system and our hotel branch management system, as well as other components such as our 7 Days Club membership system. This system was designed in 2005, is fully scalable and is supported by 30 engineers. We continually seek to upgrade and enhance this system to meet our needs.

Report management system.    Our proprietary report management system monitors each hotel’s financial and operational performance on a real-time basis. This system allows us to track each hotel’s daily occupancy, revenues and other operating and financial data and provides for centralized financial management, budget control, accounting and bookkeeping functions. This system also allows us to generate a comprehensive set of reports for any given period to monitor various aspects of our business.

Central reservation system.    Our proprietary central reservation system allows our guests to reserve a hotel room through our eCommerce platform’s various electronic reservation channels, including our website or by WAP or SMS, by directly phoning a hotel, by phoning our call center using a toll-free number, or through third-party agents. This system synchronizes hotel room inventory with all reservation channels across our chain in a central database and hotel room confirmations made through various reservation channels are transmitted instantly and automatically to the hotel for which the reservations are made. In addition, this system displays real-time hotel room availability at nearby hotels so local hotel managers can refer guests to available hotel rooms if their hotel is fully booked. We are also in the process of implementing additional features for our proprietary central reservation system, including allowing our members to self-select their hotel room and the ability to make reservations up to three months in advance through our eCommerce platform.

Hotel management system.    Our hotel management system is deployed locally and used to manage each hotel’s reservations, guest registration and accounting functions. This system also monitors each hotel’s operating performance on a local basis and provides a data link to our report management system to synchronize financial and operating data on a real-time basis across our chain.

One of our ongoing primary objectives is to maintain reliable information, management and operational systems and we have implemented performance monitoring for all key systems to enable us to respond quickly to potential problems. We also have implemented a security recognition system for certain aspects of our IT system which requires fingerprint identification before any of our personnel can access a particular system. Our computers and servers are hosted at our headquarters in Guangzhou. This facility provides redundant utility systems, a backup electric generator and 24-hour server support. All servers have multiple, uninterrupted power supplies and redundant file systems to maximize system and data availability. We regularly back up our data to minimize the impact of data loss due to system failure and we have established an offsite backup server approximately two miles from our headquarters. Our entire database is copied from our corporate headquarters to this server two or three times a week. In addition, we provide 24-hour technical support for each of our local hotel networks.

Hotel chain expansion

We established our initial hotels in 2005 and 2006 primarily in southern China, particularly in Guangzhou and Shenzhen. Since then, we have continued our on-going expansion efforts, targeting cities of Guangzhou, Shenzhen, Beijing and Shanghai, as well as other regions and provinces, including cities such as Changsha, Chongqing and Wuhan. When we enter a market, our goal is to open multiple hotels to achieve meaningful market share, local brand recognition, critical mass and economies of scale, while at the same time ensuring consistency in our accommodations and services. Once we achieve adequate scale in a particular metropolitan area, we seek to leverage our brand to expand in nearby markets. We typically prefer to lease and operate our hotels. However, we have more recently expanded, and for the remainder of 2009 expect to continue to expand, primarily through hotel management arrangements. Hotel management arrangements capitalize on our hotel chain’s maturity and our brand recognition and also allow us to continue to expand our hotel chain without the same level of capital expenditures as our leased-and-operated hotels. In any event, we intend to opportunistically pursue hotel management arrangements which can provide us access to highly desirable locations or allow us to expand in cities outside of our key target markets without a significant commitment of capital.

We follow a structured and systematic expansion process with respect to our new hotels. We have implemented a team-based, flat decision-making process that allows us to make rapid decisions to capitalize on market opportunities. To implement our conversion process for our leased-and-operated hotels and our selection and sourcing of managed hotels, we have a centralized project management team based in our head office in Guangzhou and eight regional development teams ranging in size from three to seven members allocated among various cities throughout China. Our centralized project management team supports our regional development teams, which have primary responsibility for researching and evaluating new markets and locations, conducting feasibility studies for proposed locations, identifying potential managed hotel owners and negotiating the commercial terms of our leases and hotel management arrangements. We also rely on our regional development teams to help us establish and coordinate relationships with local governments, supervise construction contractors, and monitor the performance of our hotels, which help influence future market and location selections. We have strict hiring requirements for our regional development team members, including demonstrated maturity, energy and performance in their prior positions, and more than 70% of the senior regional development team members are locals in their relevant markets. We also train our regional development team members, contractors and managed hotel owners in our basic construction standards. In addition, we seek to appoint a hotel manager at least 60 days before opening so that the hotel manager can participate in the conversion process.

The key components of our structured and systematic conversion process are set forth below:

Planning and site identification.    Our multi-step conversion process starts with planning and site identification by our regional development teams who focus on identifying potential new markets and locations and determining whether to pursue a leased-and-operated hotel or a managed hotel. Together with support from our centralized development staff, the regional development teams perform comprehensive studies of each new market and location by conducting site visits, gathering economic and other data, and conducting studies using a proprietary scoring system to select qualified hotel locations in the chosen market. For managed hotel site identification, the regional development teams also interview existing hotel operators, local investors and potential managed hotel owners and property owners to determine whether to pursue a managed hotel. Once a site has been selected or a managed hotel owner has been identified, the regional development team submits a proposal to our centralized project management team for approval.

In selecting new markets and locations for our hotels, we consider the following criteria:

General market criteria.    General market criteria include local GDP, airport handling capacity, concentration of competitors, and other economic factors. Our experience indicates that our key target cities and other large cities generally meet our general market criteria for both leased-and-operated hotels and managed hotels. We have identified certain cities meeting our general market criteria that we believe generally have the potential for sustainable economic growth and the ability to support multiple 7 Days Inn hotels. We refer to these cities as our key target cities.

Specific location criteria.    Specific location criteria include proximity to major office buildings and shopping centers, universities, convention and exhibition centers, and transportation hubs. In addition, before selecting a location, we study other factors such as property structural engineering specifications to ensure that we can renovate a particular structure to our standards. We also consider automobile and foot traffic flow patterns, but do not emphasize these criteria because our membership program reduces our reliance on walk-in guests. With respect to managed hotels, we also assess the attractiveness of the location and its ability to enhance our brand.

Financial performance criteria.    For our leased-and-operated hotels, we analyze various operating, economic and other data to confirm that a proposed location will meet, among others, our target average daily rate and RevPAR and our required rate of return. For our managed hotels, we analyze various operating, economic and other data to confirm that the proposed location will generate sufficient revenue.

Lease negotiation.    Once a site has been approved by our centralized project management team for a leased-and-operated hotel, we negotiate with the property owner or lessor while concurrently conducting legal and regulatory due diligence investigations. Lease negotiations are led by our regional development teams and are guided by a comprehensive set of criteria, including certain financial return requirements, and we use our own standardized lease forms in most cases. All new hotel leases are subject to the final approval of our chief executive officer. Part of our due diligence investigation is designed to ensure that property owners and lessors have the legal title to their properties and the legal right to lease or sublease their properties to us, and that our intended use is consistent with local land-use regulations. If property owners are not able to provide title certificates, we seek alternative proofs of ownership.

Hotel management arrangement negotiation.    Once a site has been approved by our centralized project management team for a managed hotel, we negotiate with the managed hotel owner while concurrently conducting legal and regulatory due diligence investigations. Negotiations are led by our regional development teams and we use our standardized management agreement forms in most cases. All new hotel management arrangements are subject to the final approval of our chief executive officer. As part of these arrangements, our managed hotel owners must attend, at their own expense, training designed to educate them on the manner in which we operate our hotels.

Conversion.    For our leased-and-operated hotels, we commence conversion after definitive agreements with the owner or lessor have been executed. Each of our construction projects is supervised by the contractor’s project manager, who is trained and monitored by our centralized project management team. We generally engage general contractors for our construction projects locally. The general contractors are typically responsible for identifying and selecting local subcontractors to complete various phases of construction. A majority of the construction materials and supplies for the new hotel are purchased by our contractors according to our contract specifications. We typically withhold 5% to 10% of the contract price for up to one year following completion of construction as a quality control measure.

For our managed hotels, the managed hotel owner is responsible for any required renovation and construction although we provide assistance with property design, leasehold improvement, construction project management and installation of our IT system. In order to control brand consistency and ensure that the managed hotel offers high-quality accommodations to our guests, we require our managed hotel owners to buy certain fixtures and construction materials from our vendors and suppliers and certain other fixtures and construction materials not necessarily from our vendors and suppliers but otherwise meeting our standards and specifications. In some cases, we allow for a departure from our standardized design with regard to lobby design, décor, color scheme or lighting scheme, if we determine these features meet or exceed our own standards. However, we require all managed hotels to offer the same set of guest amenities in each hotel room, including our standard bedding package and a walk-in shower, and we do not allow a managed hotel to commence operation without our final approval of the building and the design.

Pre-opening activities.    Before opening a leased-and-operated hotel or a managed hotel, we carry out a series of pre-opening and completion activities, such as applying for, or, if necessary, assisting our managed hotel owners to apply for, relevant permits and approvals, identifying and appointing members of the hotel management team, and hiring and training hotel staff in anticipation of the hotel opening.

It typically takes approximately 120 days from the start of hotel conversion to completion and approximately 10 additional days to prepare for opening.

We have incurred capital expenditures for our leased-and-operated hotels primarily related to leasehold improvements and investments in furniture, fixtures and equipment, technology and information and operational systems. Our capital expenditure cash payments totaled RMB84.5 million, RMB338.4 million, RMB405.2 million (US$59.4 million) and RMB268.7 million (US$39.4 million) in 2006, 2007 and 2008 and for the nine months ended September 30, 2009, respectively. As of September 30, 2009, we expect to pay approximately RMB101.4 million (US$14.9 million) of capital expenditures in connection with recently completed leasehold improvements and the completion of the leasehold improvements of four leased-and-operated hotels under conversion as of September 30, 2009.

Sales and marketing

Our core targeted guests consist of the growing population of value-conscious business and leisure travelers who demand affordable, clean, comfortable, convenient and safe lodging. We also focus sales and marketing efforts on technology-savvy guests. During 2008, approximately 86% of our members were under the age of 40. With the participation of our local hotel managers, our headquarters typically set, review and adjust our hotel room rates based on local market conditions and the location of our hotels. We generally offer our hotel room rates to members of our 7 Days Club that are discounted to the hotel room rates offered to non-members depending on the location and maturity of the hotel and other demand factors. Once the hotel room rates are set, neither the sales teams at our headquarters nor our local hotel managers are permitted to change them in their daily sales and marketing activities. The rates of our hotel rooms marketed and sold through third-party agents are the same as those offered by us to our members. We believe our competitive and transparent pricing policy has enabled us to increase and subsequently maintain high customer loyalty and occupancy rates, thereby minimizing our reliance on more costly third-party agents.

We maintain sales and marketing personnel at both our headquarters and at the local level and these personnel are responsible for implementing our marketing plans in a coordinated manner. Our sales and marketing efforts focus primarily on our 7 Days Club membership program, as opposed to simply selling our hotel rooms. We believe this allows us to expand our available customer base. In keeping with this focus, we evaluate the performance of our sales and marketing personnel with an emphasis on their contributions to the growth of our 7 Days Club member base in addition to hotel room nights sold. Our 7 Days Club provides us with a proprietary database to conduct lower-cost, more targeted sales and marketing activities to our members through our website and by email, WAP and SMS. For example, based on market conditions, we prioritize room availability in our various sales channels through our centralized IT system on a real-time basis in order to optimize our profitability. We also seek member feedback through our website and by holding focus groups with members of our 7 Days Club from time to time. In addition, we also are able to track the consumption patterns of members through our IT system, which allows us to improve our customer service and marketing initiatives.

We support each hotel’s local sales efforts with corporate office sales executives who develop and implement new marketing programs, and monitor and respond to specific market needs and preferences. Our corporate marketing and advertising programs are designed to enhance customer awareness and preference for the “7 Days Inn” brand and the 7 Days Club. In our marketing efforts, we encourage guests’ use of our eCommerce platform, and we have been successful in migrating our guests to our eCommerce platform and away from our call center and more-costly third-party agents. For example, we have increased our total hotel rooms booked through our website or by WAP or SMS from approximately 43.8% of total room nights in the nine months ended September 30, 2008 to approximately 59.1% of total room nights in the nine months ended September 30, 2009.

For our corporate customers, we have developed our E-7 Days business and travel management system. The system generates detailed reports of hotel room rental activity for our corporate customers and is intended to provide a convenient and cost-effective tool to manage business trip expenses. We believe our system will help us develop additional corporate customers and business travelers.

We currently advertise and promote our “7 Days Inn” brand and 7 Days Club through our partnership arrangements with China Merchants Bank, China Southern Airlines and other Chinese companies, and through the Internet pursuant to our arrangements with Tencent and Tianya. We also market our 7 Days Inn hotels and 7 Days Club through promotional events, special holiday promotions, and joint promotional activities with strategic partners. For example, we concluded a marketing campaign with Sohu.com, a leading Chinese Internet portal, to accept bids on hotel rooms in Beijing and Tianjin during the 2008 Beijing Olympic Games. We intend to enter into additional arrangements in the future to further promote our membership base, hotel network and brand image.

Hotel management

We believe that skilled management is a critical element in maximizing revenues and the profitability of our hotel operations. Personnel at our corporate office perform strategic planning, finance, project development, sales and marketing, training and other functions and guide, support and monitor our on-site hotel operations and managers. Each of our departments, including hotel operations, sales and marketing, human resources and training, information technology, development, legal, and accounting and finance, is staffed by an experienced team with significant expertise in their respective fields. Together with our centralized IT system, these departments support each hotel and its management in day-to-day activities by providing operating statistics, accounting and budgeting services, sales and revenue management, marketing and promotion support, cost control, property management tools and other resources that we develop, maintain and deliver efficiently and effectively using our centralized corporate office resources.

We have also eliminated a layer of regional management between our hotels and our national headquarters by allowing hotel managers to elect regional representatives from among their peers via an annual voting system. These regional representatives perform some of the regional leadership functions that otherwise would be delegated to regional management, including identifying operating efficiencies, coordinating regional initiatives and securing the implementation of material company policies on a regional basis. In addition, nine members of our legislative commission are hotel managers who are elected by their peers to participate in the formulation of our management and company policies, thereby ensuring direct input from the operating level for the formulation and implementation of these policies.

Key elements of our centralized hotel management programs include the following:

Budgeting and monitoring.    Our corporate office personnel set a detailed annual budget for revenues and cost categories of each hotel based on historical and projected operating performance of the hotel, planned targeted marketing, planned renovations, operational efficiencies and local market conditions. Through the use of our centralized IT system, we are able to track each hotel’s daily occupancy, revenues and other operating data. We also are able to identify potential issues for further investigation. As a result, we can efficiently and effectively monitor the actual performance of each hotel and can adjust sales efforts and other resources in time to take advantage of changes in the market and to maximize our profitability. Our IT system allows us to delegate significant responsibility to individual hotel managers, including management of hotel operating costs and the selection of hotel staff, which we believe encourages innovative and entrepreneurial behavior.

Quality assurance and training.    We have established quality standards for all aspects of our hotel operations covering, among other areas, housekeeping, hotel maintenance and renovation, and products and services generally. To ensure uniform compliance with our quality standards, we have developed a comprehensive set of procedural manuals relating to all aspects of our hotel operations to ensure that our employees follow the same standards. We have implemented comprehensive training programs to ensure the effectiveness and uniformity of our employee training through our centralized human resources department at our corporate office, as well as through our 7 Days Inn management academy.

To ensure that all of our hotels perform to our standards, we have established an effective and clearly-defined performance evaluation system based on a comprehensive set of key performance indicators that we assess on a real-time basis. In addition, compliance with quality standards is monitored through both scheduled and unannounced visits by management from our headquarters and reviews are conducted periodically at each hotel. We also have implemented a “secret guest” program conducted by third parties that provides us with monthly reports on the quality standards of our hotels, and we hold focus groups with members of our 7 Days Club from time to time to solicit member feedback.

We require most of our employees to take periodic tests in order to monitor compliance with our quality standards. In addition, our practice of tracking customer and member comments through website feedback and the direct solicitation of guest opinions regarding specific items, helps us to improve services and amenities at each hotel across our hotel chain.

Periodic renovations.    To maintain our quality standards and enhance our hotels’ appeal to our guests, we require each of our hotels to conduct periodic renovations, including replacement of furnishings, fixtures and equipment. We base recommendations for capital spending decisions on, among others, customer and hotel manager feedback, maintenance of our quality standards and our targeted financial return on a given capital investment. In general, we expect to complete renovations as necessary to maintain our quality standards. We may remove a managed hotel from our central reservation system for a period of time if our managed hotel owner does not complete periodic renovations in a timely manner or to our standards.

Centralized procurement.    We have implemented a centralized procurement system to allow us to obtain the best price and ensure the quality and consistency for a majority of the goods sourced to our hotels. As a leading branded economy hotel chain in China with a national footprint, we believe we generally are able to exert leverage over our suppliers of commodity goods and services to improve pricing and other terms. In addition, we have centralized laundry facilities in certain cities, and clean towels are seal-packaged for distribution back to the hotels.

Employees and training

We believe recruiting and retaining a team of capable and motivated managerial and other employees is critical to our success. Because our managerial and other employees manage our leased-and-operated hotels and managed hotels and interact with our guests on a daily basis, they are critical to maintaining the high-quality and consistency of our product and service offerings, as well as our brand and reputation. Accordingly, we aim to recruit, train and retain the best talent through a multi-step recruiting and training process while offering competitive performance-linked compensation packages and career advancement opportunities. In addition, our IT system is designed to allow us to delegate significant responsibility to individual hotel managers, including management of hotel operating costs and the selection of hotel staff, which we believe encourages innovative and entrepreneurial behavior. We also encourage open communication between our employees and senior management and facilitate this communication with discussion forums and by email.

Our IT system also allows us to centralize our financial management, budget control and accounting and bookkeeping functions, which allows us to avoid multiple layers of management on a regional or local basis, reduce personnel and eliminate multiple-system costs. As a result, we have reduced the headcount of our corporate staff despite our significant expansion from 348 as of December 31, 2007, to 316 as of December 31, 2008 and to 293 as of September 30, 2009.

We have also implemented an internal human resource market allowing hotel managers to bid on the services of employees located throughout our national chain for their own hotels and opening new avenues for employees to achieve geographic and career mobility. We believe this internal human resource market promotes fair competition among our personnel, enhances their enthusiasm and job satisfaction and reduces our attrition rate.

Recruiting.    We seek to hire entrepreneurial, motivated and customer service oriented managerial employees with backgrounds and experience in hotel, service and other industries. We source potential management candidates through two distinct tracks: (1) we use staffing firms and hiring agents, as well as newspaper advertisements and website postings, to identify experienced candidates; and (2) we have implemented an on-campus recruiting program that seeks to identify capable and motivated potential management candidates and provides each of them with an opportunity to become an assistant hotel manager after successful completion of a two-year training and employment program. Our hiring process for hotel managers includes an initial screening interview, followed by further interviews and group testing. Successful candidates in the screening and interview process must then complete our two-month training program before being assigned to their respective hotels.

Training.    To promote consistent and high-quality accommodations and customer satisfaction, we have standardized our policies and procedures in a detailed procedural manual that all employees are required to adhere to, and we have implemented extensive training programs, including various eLearning courses, and periodic tests for managerial and other hotel-based staff primarily through our 7 Days Inn management academy. Candidates for hotel manager are required to undergo a two-month training period, during which they receive classroom and practical training in managing all core aspects of our hotel operations, as well as our company culture and philosophy. At the end of the two-month training period, new managers must pass a test before being assigned to their respective hotels. We also require our managed hotel owners to complete our training program so they are familiar with our policies and procedures and company culture and philosophy before opening their managed hotel.

Our training program is also designed to address our continuing need for qualified managerial and other employees to keep pace with our rapid growth. Because of our standardized policies and procedures and our extensive training programs, we have been able to recruit and train entrepreneurial, motivated and customer service oriented managerial employees with diverse backgrounds rather than relying on identifying individuals with prior hotel management experience or expertise.

Performance evaluation and compensation.    To ensure that all of our hotels perform to our standards, we have established a clearly defined performance evaluation system based on a comprehensive set of key performance indicators that are aligned with a corresponding compensation and bonus structure and we assess these key performance indicators on a real-time basis. For example, 30% of each hotel manager’s base salary is based upon our determination of satisfactory performance at the local and company-wide level. We also provide hotel managers with the opportunity to earn quarterly and year-end bonuses, and they are eligible to participate in our stock option plan. In addition, we provide capable and experienced hotel staff with opportunities to be promoted to management positions. We believe our performance-linked compensation structure, career-oriented training and career advancement opportunities, as well as the significant level of responsibility we delegate, are the key drivers that motivate our employees and encourage their entrepreneurship. As a result, we have experienced a low attrition rate among our hotel managers since our inception.

The following table sets forth a breakdown of our employees for each of the periods indicated:

	As of December 31,			As of September 30, 2009
	2006	2007	2008

Corporate staff	113	348	316	293
Hotel-based staff	854	3,694	5,758	7,046
Hotel direct support staff(1)	27	76	155	249

Total	994	4,118	6,229	7,588

(1)	Includes call center staff, hotel bookkeepers and cashiers and regional laundry management personnel.

We have outsourced the human resources administration with respect to our employees below the level of assistant hotel manager to two specialized human resources companies owned and controlled by third parties. These human resources companies are responsible for managing, among others, payrolls, social insurance contributions and local residency permits of covered employees. Although these employees are recruited, hired and retained by us, they enter into employment contracts directly with these human resources companies. By outsourcing these functions, we are able to eliminate the need for local human resource managers for each of our hotels. We have not experienced any business interruptions due to these arrangements, and we believe we can switch human resources companies and transfer our employees to replacement companies, if necessary, without substantial business interruptions in the future.

None of our employees is represented by a labor union and we consider our relations with our employees to be good.

Competition

The lodging industry in China is highly fragmented and competitive, and we expect competition to persist and intensify. Competition is primarily based on hotel room rates, quality of accommodations, brand name recognition, convenience of location, geographic coverage, service quality, range of services and guest amenities. We believe we currently compete primarily with the five other leading national economy hotel chains—Home Inns & Hotels Management, Jinjiang Inn Co., Ltd., Shanghai Motel Hotel Management Co., Ltd., Hanting Inn & Hotels and Green Tree Inns Hotel (China) Co., Ltd.—based on scale and national coverage. There are also various regional and local economy hotel chains and local guest houses in the markets in which we operate, but we believe the leading national economy hotel chains will continue to capture market share at their expense. Currently, only about 15% of hotels of all types have a brand affiliation in China, versus about 68% in the United States, according to data from Smith Travel Research. We also compete with one-, two- and three-star hotels, as we offer rooms with standards comparable to many of those hotels and many of the amenities available at those hotels, while maintaining competitive pricing and high-quality services tailored to our guests. In addition, we also compete with other hotel brands for desirable locations and potential managed hotel owners based on the strength of our brand and the terms of our hotel management arrangements. In the future, we may face competition from new players in the economy hotel segment in China since developing or converting an economy hotel requires a smaller commitment of capital and human resources. This relatively low barrier to entry permits new competitors to enter our markets quickly and compete with our business. Furthermore, we may face competition from all other hotels for guests in each of our markets, as our guests may change their travel and spending patterns and choose to stay in hotels in different segments.

Intellectual property

Our brand, trade names, trademarks, trade secrets and other intellectual property rights distinguish and protect our technology platforms, services and products from those of our competitors, and contribute to our competitive advantage in the economy hotel segment of the lodging industry in China. To protect our brand and other intellectual property, we rely on a combination of patent, trademark, trade secret and copyright laws, as well as imposing confidentiality obligations on our employees, contractors and others. Our intellectual property rights include the following:

•	we have received copyright registration certificates for 12 software programs developed by us;

•	we have applied for an invention patent for a method of data transmission;

•	we have applied for two design patents for our modular bathroom;

•	we have applied for trademark registration of our “7 Days Inn” brand and logo in China, Hong Kong, the United States and Malaysia; and

•	we have registered more than 40 domain names.

Insurance

We hold property and liability insurance policies for our hotels with coverage features and insured limits that we believe are customary for similar companies in our industry in China. We carry property insurance that covers the assets that we own at our hotels and the buildings in which our leased-and-operated and managed hotels are operated. We also carry third-party personal injury and property damage insurance. We require our lessors and managed hotel owners to purchase customary insurance policies, but they may fail to satisfy these requirements. If we were held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage or if we suffer significant claims giving rise to increased premiums and deductibles, our business, results of operations and financial condition may be materially and adversely affected. We do not carry business interruption insurance.

Facilities

Our headquarters are located in Guangzhou, China, where we lease approximately 2,467 square meters of office space. As of September 30, 2009, we leased 235 out of our 283 hotels with an aggregate size of approximately 792,141 square meters. Our remaining 48 hotels are managed by us pursuant to managed hotel arrangements. For detailed information about the locations of our hotels, see “—Our 7 Days Inn national hotel chain.”

Legal proceedings

We are subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We do not expect any of these proceedings, investigations or claims, individually or in the aggregate, to have a material adverse effect on our business, financial condition or results of operations.

In October 2008, Tianjin Nanyang General Services Co., Ltd. brought a lawsuit against 7 Days Shenzhen before The First Intermediate People’s Court of Tianjin. The plaintiff claimed that

7 Days breached a lease agreement and damaged its property during a renovation and sought damages of RMB9.2 million (US$1.3 million). Although we cannot predict with certainty the result of such lawsuit, we believe that the final outcome will not have a material adverse effect on our business and results of operations.

Regulation

The hotel industry in China is subject to a number of laws and regulations, including laws and regulations relating specifically to hotel operation and management and commercial franchising, as well as those relating to environmental and consumer protection. The principal regulation governing foreign ownership of hotel businesses in the PRC is the Foreign Investment Industrial Guidance Catalogue, which became effective as of December 1, 2007. Under this regulation, the hotel industry belongs to the category of permitted foreign investment industry and there is no restriction on foreign investment in hotel businesses in China, other than regular business license and other permits that must be possessed by every lodging business in China. There are no regulatory ceilings on room rates in China. The market-based pricing is permissible for the hotel industry and room rates may be determined at the sole discretion of hotel management. Relative to other industries in China, regulation of the hotel industry in China is still developing and evolving. As a result, most legislative action has consisted of general measures such as industry standards, rules or circulars issued by different ministries rather than detailed legislation. Many of these standards, rules and circulars date from the late 1990’s, and it is expected that they may be amended, revised or expanded in the coming years as the hotel industry in China matures. This section summarizes the principal PRC regulations currently relevant to our business and operations.

Regulations on hotel operation

In November 1987, the Ministry of Public Security issued the Measures for the Control of Security in the Hotel Industry, and in June 2004, the State Council promulgated Decision of the State Council on Establishing Administrative License for the Administrative Examination and Approval Items Really Necessary To Be Retained. Under these two regulations, anyone who applies to operate a hotel is subject to examination and approval by the local public security authority and must obtain a Special Industry License. The Measures for the Control of Security in the Hotel Industry impose certain security control obligations on the operators. For example, the hotel must examine the identification card of any guest to whom accommodation is provided and make an accurate registration. The hotel must also report to the local public security authority if it discovers anyone violating the law, behaving suspiciously or an offender wanted by the public security authority.

In April 1987, the State Council promulgated the Public Area Hygiene Administration Regulations, according to which, a hotel must obtain a public area hygiene license before opening for business. In February 2009, China adopted the PRC Law on Food Safety, according to which any hotel that provides food must obtain a food distribution license. In April 1998, SCNPC enacted the Fire Prevention Law. The Fire Prevention Law requires that public gathering places such as hotels pass a fire prevention safety inspection by the local public security fire-fighting department prior to opening for business. In January 2006, the State Council promulgated the Regulations for Administration of Entertainment Places, and in March 2006, the Ministry of Culture issued the Circular on Carrying out the Regulations for Administration of Entertainment Places, under these regulations, hotels that provide entertainment facilities, such as discos or ballrooms, are required to obtain a license for entertainment business operations. The above regulations also set forth obligations concerning public security, hygiene, fire prevention, and other standards relating to the operation of public facilities. The relevant administrative authorities may impose penalties and even shut down hotels that violate the provisions.

In 2003, the National Tourist Administration, or the NTA, promulgated the Regulations on the Assessment of the Star Rating 0f Tourist Hotels, or the Star Rating Regulations. Under the Star Rating Regulations, all hotels with operations of over one year are eligible to apply for a star rating assessment. There are five ratings from one star to five stars for tourist hotels, assessed based on the level of facilities, management standards and quality of service. A star rating, once granted, is valid for five years.

Regulations on consumer protection

In October 1993, China adopted the Law on the Protection of the Rights and Interests of Consumers, or the Consumer Protection Law. Under the Consumer Protection Law, a business operator providing a commodity or service to a consumer is subject to a number of requirements, including the following:

(1)	to ensure that commodities and services meet with certain safety requirements;

(2)	to disclose serious defects of a commodity or a service and adopt preventive measures against damage occurrence;

(3)	to provide consumers with true information and to refrain from conducting false advertising;

(4)	not to set unreasonable or unfair terms for consumers or alleviate or release itself from civil liability for harming the legal rights and interests of consumers by means of standard contracts, circulars, announcements, shop notices or other means; and

(5)	not to insult or slander consumers or to search the person of, or articles carried by, a consumer or to infringe upon the personal freedom of a consumer.

Business operators may be subject to civil liabilities for failing to fulfill the obligations discussed above. These liabilities include restoring the consumer’s reputation, eliminating the adverse effects suffered by the consumer, and offering an apology and compensation for any losses incurred. The following penalties may also be imposed upon business operators for the infraction of these obligations: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operation, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

In December 2003, the Supreme People’s Court enacted the Interpretation of Some Issues concerning the Application of Law for the Trial of Cases on Compensation for Personal Injury, which further increases the liabilities of a business operator engaged in the operation of hotels, restaurants, or entertainment facilities and subjects such operators to compensatory liability for failing to fulfill their statutory obligation to a reasonable extent or to guarantee the personal safety of others.

Regulations on environmental protection

In June 2002, China adopted the Law on Promoting Clean Production which regulates service enterprises such as restaurants, entertainment establishments and hotels and requires them to use technologies and equipment that conserve energy and water, serve other environmental protection purposes, and reduce or stop the use of consumer goods that waste resources or pollute the environment.

Regulations on commercial franchising

Franchise activities are subject to the supervision and administration of the Ministry of Commerce and its local counterparts. Such activities are currently regulated by the Regulations for Administration of Commercial Franchising promulgated by the State Council and effective as of May 1, 2007. The Regulations for Administration of Commercial Franchising were later supplemented by the Administrative Measures for Archival Filing of Commercial Franchise and the Administrative Measures for Information Disclosure of Commercial Franchise, both of which were issued by the Ministry of Commerce and took effect on May 1, 2007.

Under these regulations, franchisors must satisfy certain requirements including, among other things, having mature business models, the capacity to provide operation instruction, technical support and training to franchisees and ownership of at least two self-operated shops that have been in operation for at least one year in China. Franchisors already engaged in franchising activities before May 1, 2007 are not subject to the requirement of owning at least two self-operated shops in operation for at least one year. Franchisors engaged in franchising activities without satisfying the above requirements may be subject to penalties such as the forfeit of illegal income and the imposition of monetary fines between RMB100,000 (US$14,649) and RMB500,000 (US$73,247). Franchise contracts shall include certain required provisions, such as terms, termination rights and payments.

Franchisors are generally required to file franchise contracts with the Ministry of Commerce or its local counterparts. Failure to report franchising activities may result in penalties such as fines up to RMB100,000 (US$14,649). In the first quarter of every year, franchisors are required to report to Ministry of Commerce or its local counterparts any franchising contracts they executed, canceled, renewed or amended in the previous year.

The term of the franchising contracts shall be no less than three years unless franchisees otherwise agree. The franchisee is entitled to terminate the franchise contract at his sole discretion after a period of time.

Pursuant to the Administrative Measures for Information Disclosure of Commercial Franchise, franchisors are also required to provide franchisees with basic information in writing and franchise contracts 30 days prior to the execution of such contracts. Failure to disclose or misrepresentation entitles the franchisee to terminate the franchise contact and may also result in fines for the franchisor of up to RMB100,000 (US$14,649). In addition, such noncompliance may be bulletined.

Regulations on trademarks

Both the PRC Trademark Law, adopted in 1982 and revised in 2001, and the Implementation Regulation of the PRC Trademark Law adopted by State Council in 2002, give protection to the holders of registered trademarks and trade names. The Trademark Office under the State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreement must be filed with the Trademark Office or its regional counterpart.

Regulations on foreign currency exchange

Under the Foreign Currency Administration Rules promulgated in 1996 and revised in 1997 and various regulations issued by SAFE, and other relevant PRC government authorities, the Renminbi is convertible for current account items, such as trade related receipts and payments, interest and dividend. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from SAFE or its local counterpart for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC.

Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB.

In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Notice 75, which became effective as of November 1, 2005, and was further supplemented by an implementation notice issued by SAFE on November 24, 2005. SAFE Notice 75 suspends the implementation of two prior regulations promulgated in January and April of 2005 by SAFE. SAFE Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them. The term “PRC legal person residents” as used in SAFE Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in SAFE Notice 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The SAFE implementation notice of November 24, 2005 further clarifies that the term “PRC natural person residents” as used under SAFE Notice 75 refers to those “PRC natural person residents” defined under the relevant PRC tax laws and those natural persons who hold any interests in domestic entities that are classified as “domestic-funding” interests.

PRC residents are required to complete amended registrations with the local SAFE branch upon: (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments, and providing security. PRC residents who have already incorporated or gained control of offshore entities that have made onshore investment in the PRC before SAFE Notice 75 was promulgated must register their shareholding in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under SAFE Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under SAFE Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Regulations on employee stock holding plan or stock option plans

On December 25, 2006, the People’s Bank of China issued the Administration Measures on Individual Foreign Exchange Control, and their Implementation Rules were issued by SAFE on January 5, 2007, both of which became effective on February 1, 2007. Under these regulations, all employee stock ownership plans, stock option plans and other similar plans with onshore individual participants and involving foreign exchange matters must be approved by SAFE or its authorized branch. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, PRC citizens who are granted stock options or restricted share units or issued restricted shares by an overseas publicly listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly listed company, to complete certain procedures and transactional foreign exchange matters upon the examination by, and approval of, SAFE. We and our PRC employees who have been granted stock options or restricted share units or issued restricted shares are subject to the Stock Option Rule.

Regulations on dividend distributions

Under the regulations governing dividend distributions by wholly foreign owned enterprises and Sino-foreign equity joint ventures, wholly foreign owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes.

Regulation on overseas listing

Six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and SAFE, jointly adopted the New M&A Rule, effective on September 8, 2006. This New M&A Rule purports, among others, to require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by special purpose vehicles seeking the CSRC’s approval of their overseas listings.

While the application of this new regulation remains unclear, we believe, based on the advice of our PRC counsel, Commerce & Finance Law Offices, that the CSRC’s approval is not required in the context of this offering because we established our PRC subsidiaries by means of direct investment or trusts. See “Risk factors—Risks related to the regulation of our business—Our failure to obtain the prior approval of the China Securities Regulatory Commission for this offering and the listing and trading of our ADSs on the Nasdaq Global Market could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs, and may also create uncertainties for this offering; the regulation also establishes more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions.”

Regulations on labor contracts

The new labor contract law that became effective on January 1, 2008 seeks to clarify the responsibilities of both employers and employees and codifies certain basic rights and protections of employees. Among others, the new labor contract law provides that after completing two fixed-term employment contracts, an employee that desires to continue working for an employer is entitled to require a non-fixed-term employment contract. In addition, employees who have been employed for more than 10 years by the same employer are entitled to require a non-fixed-term contract. The new labor contract law also requires that hiring employees through human resources outsourcing firms or labor secondment agencies be limited to temporary, auxiliary or substitute positions. Furthermore, an employer may be held jointly liable for any damages to its employees caused by its human resources outsourcing firm or labor secondment agent if it hires such employees through these entities.

It is expected that relevant PRC government authorities will issue implementing rules for the new labor contract law. Due to the limited period of effectiveness of the new labor contract law, we are uncertain how it will impact our current employment policies and practices. See “Risk factors—Risks relating to the regulation of our business—Our current employment practices may be restricted under a new labor contract law of the PRC and our labor costs may increase as a result.”

Management

Executive officers and directors

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position/Title

Boquan He	49	Founder and Chairman of the Board of Directors

Nanyan Zheng	41	Founder, Chief Executive Officer and Director

Harry Ren Zhang	41	Chief Operating Officer

Eric Haibing Wu	37	Chief Financial Officer

Yuezhou Lin	39	Senior Vice President and Chief Information Officer

Ji Huang	36	Senior Vice President

Huaisheng Zhou	45	Vice President

Minjian Shi	47	Director

Miao Chi	37	Director

Meng Ann Lim	46	Director

Wee Seng Tan	54	Independent Director Appointee

Bin Dai	42	Independent Director Appointee

Boquan He is one of our founders and has served as chairman of the board of directors since our inception in October 2004. Mr. He is the founder and chairman of the board of directors of Guangdong Nowaday Investment Co., Ltd., a private investment company specializing in greenfield investments in the Chinese retail and service industries. In 1989, he founded and, until 2002, served as chief executive officer of Robust Group, a food and beverage company, which is now a member of Danone Group. He also serves as chairman of the board of directors of Guangzhou Nowaday Office Box Co., Ltd., chairman of the board of directors of Shanghai 9diamond Co., Ltd., and vice chairman of the board of directors of Beijing Ikang Guobin Co., Ltd. Mr. He graduated from Guangdong Television Public University in China. Mr. He has received many awards for his entrepreneurship, including “The Best Angel Investor” at the 2009 Respected Venture Angels Awards sponsored by The Founder, a Chinese business magazine, and “2008 Top Ten Angel Investors” at the 2008 Entrepreneur China Annual Conference sponsored by Cyzone Media, which has the exclusive licensing partnership with Entrepreneur Media, Inc.

Nanyan Zheng is one of our founders and has been our chief executive officer and a director since October 2004. From 2000 to October 2004, Mr. Zheng worked for Ctrip.com and served as vice president and general manager of southern China, and later as vice president of marketing in charge of national marketing. During 2001, Mr. Zheng also worked for the computer center of the Economic and Trade Commission of Guangdong Province. In 1992, Mr. Zheng founded Lao Ye Computer Company and developed its Pegasus Management System. Mr. Zheng received a bachelor’s degree from Sun Yat-Sen University in China. Mr. Zheng has received many awards for his entrepreneurship in China, including “30 Most Influential People of the China Hotel Industry in the last 30 years” in the Fourth China Hotel Starlight Award Competition in 2009 and “Most

Innovative People of the Chinese Hotel Industry” awarded in 2007 at the China Hotels Starlight Awards hosted by the Guangzhou Daily, the Beijing Evening News, the Shanghai Morning Post and the Ming Pao Newspaper.

Harry Ren Zhang has served as our chief operating officer since September 2009. From 1995 to 2009, Mr. Zhang worked for Wal-Mart in China as one of its first Chinese managers and last held the position of Wal-Mart China’s senior director of operations. Prior to 1995, Mr. Zhang served as a manager at the Park’n Shop supermarket chain. Mr. Zhang received a degree from Shanghai International Studies University in China and an MBA degree from the University of Utah.

Eric Haibing Wu has served as our chief financial officer since October 2007. From May 2000 to October 2007, Mr. Wu worked for PricewaterhouseCoopers in the United States and later in China, and last held the position of senior manager, responsible for improvement of internal controls, risk management, corporate governance and audit support. Mr. Wu received a bachelor’s degree from Shanghai Jiao Tong University in China and an MBA degree from Michigan State University. He is a certified public accountant in the United States.

Yuezhou Lin has served as our senior vice president and chief information officer since 2004. Mr. Lin’s primary responsibilities include supervising the development of our IT system and membership programs. From 1993 to 2004, Mr. Lin worked for Guangzhou Wanxun Computer Software Co., Ltd. as a deputy general manager. Mr. Lin received a bachelor’s degree in computer science from Sun Yat-Sen University in China.

Ji Huang has served as our senior vice president since May 2006. Prior to joining us, Mr. Huang served as a chief representative of Asia and Pacific regions of Fetim b.v., a Netherlands company, responsible for product design and development, international trade, original equipment manufacturer management, logistics management and corporate expansion into east and south Asia. Mr. Huang received his bachelor’s degree in pharmacy from West China University of Medical Science in China and studied in a master’s program of IT in Charles Sturt University in Australia.

Huaisheng Zhou has served as our vice president since January 2007. From 2003 to 2004, Mr. Zhou worked as a marketing director and later a general manager of TCL Household Appliance Marketing Co. Ltd., responsible for marketing management and brand establishment. From August 2005 to June 2006, Mr. Zhou served as a deputy general manager of TCL Group Company Limited, brand management center. From June to December 2006, he worked as a deputy general manager of TCL Computer Technology Co., Ltd., and was responsible for marketing.

Minjian Shi has served as a director since September 2006. Since April 2005, Mr. Shi has served as managing director of Guangdong Nowaday Investment Co., Ltd. From 2000 to 2005, Mr. Shi was vice president of finance for Robust Group, now a member of Danone Group, and, from July 2007 to November 2007, Mr. Shi was a board member of ShanghaiMed Healthcare, Inc. He served on the boards of Shanghai Guo Bin Healthcare Holding Co., Ltd. from February 2006 to August 2008 and Shanghai Guo Bin Healthcare Center Co., Ltd from September 2006 to July 2008. Mr. Shi received a bachelor’s degree from Shanghai Jiao Tong University in China and a graduate diploma in accounting and a master of commerce degree from Macquarie University in Australia.

Miao Chi has served as a director since November 2006. Since 2005, Mr. Chi has served as a principal of Warburg Pincus based in Beijing. From August 2003 to January 2005, Mr. Chi was as investment services manager with CB Richard Ellis in Shanghai. Mr. Chi currently serves on the boards of Sichuan Sunshine 100 Real Estate Development Co., Ltd., Sunshine 100 Real Estate

(Liaoning) Co., Ltd., Tianjin Red Star Macalline Home Decoration Co., Ltd., Yangzhou ZK-Crescent Real Estate Co., Ltd., Beijing Hua Ping Sunshine Asset Management Co., Ltd., Yangzhou Crescent Infrastructure Construction Co., Ltd. and certain other private companies. Mr. Chi received a bachelor’s degree from Dalian Railway Institute in China and an MBA degree from the University of Chicago.

Meng Ann Lim has served as a director since April 2009. Since 2007, Mr. Lim has served as the partner and regional head for China and South East Asia for Actis LLP, a leading private equity fund in emerging markets. From 1997 to 2007, Mr. Lim worked as the executive and head of private equity investment activities in China for Government of Singapore Investment Corp. Mr. Lim was a board member of China National Offshore Oil Corp., and currently serves as a non-executive director of Li Ning, a leading Chinese sports brand company. Mr. Lim holds a Bachelor of Engineering degree from the University of London and an MBA from Strathclyde University in the United Kingdom. He is also a Chartered Financial Analyst.

Wee Seng Tan will serve as our independent director, commencing upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Tan currently serves on the boards of Renesola PLC, the Beijing City International School and Landgent Group, and serves as a principal of Value & Business Consulting. From January 2003 to November 2008, Mr. Tan served as executive director, chief financial officer and company secretary of Li Ning Company Limited, a sports brand company listed on the main board of the Hong Kong Stock Exchange. From 1999 to 2002, Mr. Tan was the senior vice president of the China, Mongolia and North Korea regions for Reuters and the chief representative of Reuters China. Mr. Tan won the “Best CFO” from China CFO Magazine in 2005 and he was a member of the board that won the “Best Board of Directors” from the Hong Kong Institute of Directors in 2007. Mr. Tan is a fellow member of the Chartered Institute of Management Accountants of the United Kingdom and a fellow member of the Hong Kong Institute of Directors.

Bin Dai will serve as our independent director, commencing upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Dai currently serves as vice president of China Tourism Academy, president of China Hospitality Institute and independent director of Huangshan Tourism Development Co., Ltd. and China CYTS Tours Holdings Co., Ltd. From 2005 to 2008, Mr. Dai was the president assistant and section chief of the Department of Science and Research of Beijing International Studies University. Mr. Dai is also a national inspector of the China National Tourism Administration’s Tourism Hotel Star-rating Committee, an executive director of the China Tourism Association, editor in chief of Tourism Management Magazine, an economic consultant of Chengde city, and a doctoral tutor of Hua Qiao University. Mr. Dai received a bachelor’s degree in management from Anhui Business College, a master’s degree in economics from Anhui University of Finance & Economics and a PhD in economics from the Graduate School of the Chinese Academy of Social Sciences.

Employment agreements

We have entered into an employment agreement with each of our senior executive officers. We may terminate a senior executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts of the officer, including, but not limited to, a conviction or plea of guilty to a felony, willful misconduct to our detriment or a failure to perform agreed duties. In addition, either we or an executive officer may terminate employment at any time without cause upon advance written notice to the other party. We will indemnify an executive officer for his or her losses based on or related to his or her acts and decisions made in the course of his or her performance of duties within the scope of his or her employment.

Each senior executive officer has agreed to hold in strict confidence any trade secrets or technical secrets of our company. Each officer also agrees to comply with all material applicable laws and regulations related to his or her responsibilities at our company as well as all material written corporate and business policies and procedures of our company.

Board of directors

Our board of directors currently consists of seven directors. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of officer of officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares of our company, including the registering of such shares in our share register.

A director is not required to hold any shares in the company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested.

Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages if a duty owed by our directors is breached.

Terms of directors and officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among others, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors or (ii) dies or is found by our company to be or becomes of unsound mind.

Committees of the board of directors

We have established two committees under the board of directors: the audit committee and the compensation committee. We currently do not plan to establish a nominating committee. After the completion of this offering, the independent directors of our company will select and recommend to the board for nomination by the board such candidates as the independent directors, in the exercise of their judgment, have found to be well qualified and willing and available to serve as our directors prior to each annual meeting of our shareholders at which meeting directors are to be elected or re-elected. In addition, our board of directors has resolved that director nominations at any time after the completion of this offering will be approved by a majority of the board as well as a majority of the independent directors of the board. In compliance with Section 303A of the NYSE Listed Company Manual, or Section 303A, a majority of the members of each of our board committees will be independent directors during the one-year transition period after our ADSs are listed on the NYSE and all of the committee members will be independent directors thereafter. We have adopted a charter for each of the board committees, which will become effective immediately upon the completion of this offering. Each committee’s members and functions are described below.

Audit committee

Our audit committee will consist of Messrs. Shi, Tan and Dai, commencing upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We have determined that Messrs. Tan and Dai satisfy the “independence” requirements of Rule 10A-3 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 303A. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among others:

•	selecting the independent auditors and pre-approving all audit and non-audit services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

•	meeting separately and periodically with management and the independent auditors.

Compensation committee

Our compensation committee will consist of Messrs. Lim, Chi and Dai, commencing upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We have determined that Messrs. Lim, Chi and Dai satisfy the “independence” requirements of Section 303A. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among others:

•	reviewing and approving the total compensation package for our three most senior executives;

•	reviewing and recommending to the board of directors with respect to the compensation of our directors; and

•	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Compensation of directors and executive officers

For the fiscal year ended December 31, 2008, we paid an aggregate of approximately RMB2.9 million (US$0.4 million) in cash to our senior executive officers, and we did not pay any cash compensation to our non-executive directors.

2007 employee share incentive plan

Our 2007 Plan was adopted by our board of directors in December 2007 and amended in August 2009. The 2007 Plan is intended to promote our success and to increase shareholder value by providing an additional means to attract, motivate, retain and reward selected directors, officers, employees and third-party consultants and advisors.

Under the 2007 Plan, as amended through August 2009, we are limited to issuing options exchangeable for no more than 8,925,000 ordinary shares.

Options granted under the 2007 Plan generally do not vest unless the grantee remains under our employment or in service with us on the given vesting date. However, in circumstances where there is a death or disability of the grantee, or, for certain option holders, a change in the control of our company, the vesting of options will be accelerated to permit immediate exercise of all options granted to a grantee.

Our compensation committee, which administers the 2007 Plan, has wide discretion to award options. Subject to the provisions of the 2007 Plan, our compensation committee determines who will be granted options, the type and timing of options to be granted, vesting schedules and other terms and conditions of options, including the exercise price. Any of our employees may be granted options. The number of options awarded to a person, if any, is based on the person’s potential ability to contribute to our success, the person’s position with us and other factors chosen by our board of directors. The number of options that vest for an employee in any given year is subject to performance requirements and evaluated by our human resources department.

Generally, to the extent an outstanding option granted under the 2007 Plan has not vested on the date the grantee’s employment by, or service with, us terminates, the unvested portion of the option will terminate and become unexercisable.

Our board of directors may amend or terminate the 2007 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. 2007 Plan amendments will be submitted to our shareholders for their approval as required by applicable law or any applicable listing agency.

The following table summarizes the options granted to our directors and executive officers and other individuals as a group and outstanding as of the date of this prospectus, without giving effect to options that were exercised or terminated:

Name	Options awarded and outstanding	Exercise price (US$/share)	Date of grant		Date of expiration

Nanyan Zheng	347,727	0.125	12/20/2007		6/30/2014
	200,000	0.64	12/20/2007		12/31/2016
Harry Ren Zhang	500,000	3.60	09/25/2009		09/24/2019
Eric Haibing Wu	300,000	1.90	12/20/2007		12/19/2017
Yuezhou Lin	300,000	0.125	7/29/2005	(1)	12/31/2013
	100,000	0.125	7/1/2006	(1)	12/31/2013
	70,000	1.90	12/20/2007		12/19/2017
Ji Huang	300,000	0.125	7/1/2006	(1)	12/31/2013
	100,000	1.90	12/20/2007		12/19/2017
Huaisheng Zhou	300,000	0.64	12/20/2007		12/31/2013
Other individuals as a group	450,000	0.125	7/29/2005	(1)	12/31/2013
	450,000	0.125	1/1/2006	(1)	12/31/2013
	824,375	0.125	7/1/2006	(1)	12/31/2013
	100,000	0.125	12/20/2007		12/31/2013
	539,625	0.64	12/20/2007		12/31/2013
	674,125	1.90	12/20/2007		12/19/2017
	495,500	3.25	5/15/2008	(2)	5/14/2018
	546,000	3.30	08/15/2009		12/30/2018
	524,600	3.30	08/15/2009		12/14/2019

Total	7,121,952

(1)	Reflects options granted prior to the adoption of our 2007 Plan under a power of attorney executed by a majority of our directors effective as of July 29, 2005, which were subsequently ratified by our board of directors on December 20, 2007.

(2)	Originally granted at a per share exercise price of $3.70 based on managements’ estimate of the fair value of our ordinary shares and reduced to $3.25 on October 21, 2008 following a retrospective valuation by an independent appraiser.

Principal shareholders

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of the date of this prospectus, by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

This table assumes:

•	conversion of all of our preferred shares into 45,120,035 ordinary shares;

•

the issuance of 8,000,000 ordinary shares upon the exercise of outstanding ordinary share purchase warrants which will be required to be exercised upon the closing of this offering at an assumed exercise price of US$0.833 per share, which represents a 75% discount to the midpoint of the estimated public offering price range, assuming payment of the aggregate exercise price is made by delivery of cash; and

•	share transfers among our existing shareholders in connection with this offering.

	Ordinary shares beneficially owned prior to this offering		Shares beneficially owned after this offering(1)
	Number(2)	%(3)	Number(2)	%(3)

Directors and executive officers:
Boquan He(4)	37,146,570	35.3	37,146,570	25.3
Nanyan Zheng(5)	14,071,971	13.4	14,071,971	9.6
Minjian Shi(6)	1,269,968	1.2	1,269,968	*
Miao Chi(7)	24,008,321	22.8	24,008,321	16.3
Eric Haibing Wu(8)	112,500	*	112,500	*
Yuezhou Lin(9)	410,000	*	410,000	*
Ji Huang(10)	275,000	*	275,000	*
Huaisheng Zhou(11)	187,500	*	187,500	*
Meng Ann Lim(12)	17,454,557	16.6	17,454,557	11.9
Wee Seng Tan	—	—	—	—
Bin Dai	—	—	—	—
All Directors and Executive Officers as a Group(13)	94,936,387	90.3	94,936,387	64.6

Principal shareholders:
Chien Lee(14)	6,349,841	6.0	6,349,841	4.3
Smartech Resources Limited(15)	5,291,534	5.0	5,291,534	3.6
Fortune News International Limited(16)	13,599,244	12.9	13,599,244	9.2
WP RE (Cayman) International Ltd(7)	24,008,321	22.8	24,008,321	16.3
Prototal Enterprises Limited(4)	37,146,570	35.3	37,146,570	25.3
Happy Travel Limited(12)	17,454,557	16.6	17,454,557	11.9

*	Less than 1%.

(1)	Assumes that the underwriters do not exercise the over-allotment option.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

(3)	For each person and group included in this table, percentage ownership prior to this offering is calculated by dividing the number of ordinary shares beneficially owned by such person or group by the sum of (i) the number of ordinary shares outstanding as of the date of this prospectus assuming conversion of all of our preferred shares into ordinary shares and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus. Percentage ownership after this offering is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) the number of ordinary shares outstanding immediately after the completion of this offering assuming conversion of all of our preferred shares into ordinary shares and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus, assuming that the underwriters will not exercise their option to purchase additional ADSs in the offering.

(4)	Includes 34,266,123 ordinary shares and 2,880,447 Series B preferred shares convertible into ordinary shares held by Prototal Enterprises Limited, a British Virgin Islands company. Prototal Enterprises Limited is wholly-owned by Mr. He. The registered address of Prototal Enterprises Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The business address of Mr. He is Floor 32, Metro Plaza, 183-187, Tianhe Road North, Guangzhou, Guangdong, People’s Republic of China.

(5)	Includes 12,587,755 ordinary shares and 1,011,489 Series B preferred shares convertible into ordinary shares held by Fortune News International Limited, a British Virgin Islands company, and 472,727 ordinary shares held directly by Mr. Zheng. Fortune News International Limited is wholly-owned by Hickdory Investments Limited, which is a British Virgin Islands company wholly-owned by Equity Trustee Limited as trustee of The Happy Family Trust, a trust formed under the laws of the British Virgin Islands. The sole settlor of The Happy Family Trust is Mr. Zheng. The beneficiaries of The Happy Family Trust are Mr. Zheng and his wife, Sha Li. The business address of Mr. Zheng is 10F, 705 GuangzhouDaDaoNan Road, Guangzhou, Guangdong, 510290, People’s Republic of China.

(6)	Includes 1,269,968 ordinary shares held directly by Mr. Shi. The business address of Mr. Shi is Floor 32, Metro Plaza, 183-187, Tianhe Road North, Guangzhou, Guangdong, People’s Republic of China.

(7)	Includes 54,180 ordinary shares, 15,724,432 Series A preferred shares convertible into ordinary shares, 3,260,466 Series B preferred shares convertible into ordinary shares and 4,969,243 Series C preferred shares convertible into ordinary shares held directly by WP RE, a Cayman Islands company wholly-owned by Warburg Pincus Real Estate I, L.P., a Delaware partnership, or WPRE I. Warburg Pincus Real Estate I GP, LLC, a Delaware limited liability company, or WPRE GP, is the general partner of WPRE I. Warburg Pincus Partners LLC, a New York limited liability company, or WP Partners, is the sole member of WPRE GP. WP Partners is a direct subsidiary of Warburg Pincus & Co., a New York general partnership, or WP. The address of the various Warburg Pincus entities identified above is 466 Lexington Avenue, New York, New York 10017. Charles R. Kaye and Joseph P. Landy are managing general partners of WP and managing members and co-presidents of WP LLC and may be deemed to control the various Warburg Pincus entities identified above. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities identified above. The registered address of WP RE is Q&H Corporate Services, Ltd., Third Floor, Harbour Centre, P.O. Box 1348, Grand Cayman KYL-1108, Cayman Islands.

(8)	Includes 112,500 ordinary shares held directly by Mr. Wu. The business address of Mr. Wu is 10F, 705 GuangzhouDaDaoNan Road, Guangzhou, Guangdong, 510290, People’s Republic of China.

(9)	Includes 410,000 ordinary shares held directly by Mr. Lin. The business address of Mr. Lin is 10F, 705 GuangzhouDaDaoNan Road, Guangzhou, Guangdong, 510290, People’s Republic of China.

(10)	Includes 275,000 ordinary shares held directly by Mr. Huang. The business address of Mr. Huang is 10F, 705 GuangzhouDaDaoNan Road, Guangzhou, Guangdong, 510290, People’s Republic of China.

(11)	Includes 187,500 ordinary shares held directly by Mr. Zhou. The business address of Mr. Zhou is 10F, 705 GuangzhouDaDaoNan Road, Guangzhou, Guangdong, 510290, People’s Republic of China.

(12)	Includes 180,599 ordinary shares, 709,814 Series B preferred shares convertible into ordinary shares and 16,564,144 Series C preferred shares convertible into ordinary shares held directly by Happy Travel Limited, a Mauritius company. Happy Travel Limited is owned by (i) Actis Emerging Markets 3 LP, Actis Emerging Markets 3 “A” LP, Actis Emerging Markets 3 “C” LP, Actis China 3 “S” LP, Actis China 3 “A” LP, Actis China 3 LP and Actis China Fund 2 LP, all English limited partnerships, or the Actis Funds, managed by Actis LLP, an English limited liability partnership owned by its members, and (ii) Actis Executive Co-Investment Plan LP and Actis Fund 3 Co-Investment Pool LP, both Guernsey limited partnerships managed by their general partner, Actis Co-Investment Plan Limited, a Guernsey registered limited company indirectly owned by Actis LLP. The limited partners of the Actis Funds have no voting or investment control over its investments, including the shares in Happy Travel Limited. Investment and voting decisions for the Actis Funds are made by their manager, Actis LLP, by unanimous decision of the members of the investment committee. The registered office of Actis LLP and the English limited partnerships managed by Actis LLP is More London Riverside, London SE1 2JT. The registered office of Actis Co-Investment Plan Limited and the Guernsey limited partnerships is PO Box 431, 13-15 Victoria Road, St Peter Port, Guernsey, Channel Islands, GY1 3ZD.

(13)	Includes ordinary shares and ordinary shares issuable upon conversion of outstanding preferred shares and exercise of all of the options that are exercisable within 60 days after the date of this prospectus held by all of our directors and senior executive officers as a group.

(14)	Includes 6,349,841 ordinary shares held directly by Mr. Lee, one of our founders and a former director. The business address of Mr. Lee is 4100 NE Second Avenue, Suite 318, Miami, Florida 33137.

(15)	Includes 5,291,534 ordinary shares held by Smartech Resources Limited, a British Virgin Islands company, is wholly-owned by Qiong Zhang, one of our founders and a former director. The registered address of Smartech Resources Limited is Commerce Chambers, Road Town, Tortola, British Virgin Islands.

(16)	Includes 12,587,755 ordinary shares and 1,011,489 Series B preferred shares convertible into ordinary shares held by Fortune News International Limited, a British Virgin Islands company, is wholly-owned by Hickdory Investments Limited, which is a British Virgin Islands company wholly-owned by Equity Trustee Limited as trustee of The Happy Family Trust, a trust formed under the laws of the British Virgin Islands. The sole settlor of The Happy Family Trust is Mr. Zheng. The beneficiaries of The Happy Family Trust are Mr. Zheng and his wife, Sha Li. The registered address of Fortune News International Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

In connection with this offering, the five largest holders of our currently outstanding ordinary shares (including our chairman and chief executive officer and other founders) will transfer to our Series C investors, WP RE and Happy Travel Limited, a total of 1,157,537 ordinary shares and Series B preferred shares owned by them for nominal consideration. The above table and related footnotes give effect to this transfer, which is being made by these shareholders proportionately based on their respective ordinary share ownership positions. See “Related party transactions—Share issuances and splits.”

As of the date of this prospectus, approximately 6.3% of our outstanding ordinary shares are held of record by one shareholder in the United States, and none of our Series A preferred shares, Series B preferred shares or Series C preferred shares are held by record holders in the United States.

Each of our shareholders, other than Happy Travel Limited, has mortgaged their respective shares in our company to DB Trustees (Hong Kong) Limited, as collateral agent under the indenture entered into in connection with the issuance of our senior notes. For a description of the terms of the senior notes, see “Related party transactions—Issuance of senior notes and warrants.”

None of our existing shareholders will have different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Related party transactions

Share issuances and splits

In October 2004, we issued an aggregate of 100 ordinary shares, including 98 ordinary shares to Mr. Boquan He, one of our founders and our chairman, one ordinary share to Mr. Nanyan Zheng, one of our founders and our chief executive officer and a director, and one ordinary share to Mr. Guangji Chen, one of our founders who subsequently left the company. The total consideration for these transactions, amounting to US$1.00 per share, was paid in December 2004.

In January 2005, we issued an aggregate of 900 additional ordinary shares, including 562 ordinary shares to Mr. He, 114 ordinary shares to Mr. Zheng, four ordinary shares to Mr. Chen, 120 ordinary shares to Mr. Chien Lee, one of our founders and a former director, and 100 ordinary shares to Smartech Resources Limited, or Smartech, a British Virgin Islands company wholly-owned by Ms. Qiong Zhang, one of our founders and a former director. The total consideration for these transactions, amounting to US$1.00 per share, was paid in advance in December 2004.

In July 2005, each of Messrs. He, Zheng and Chen and Smartech transferred all of their ordinary shares to Mr. Lee as nominee on behalf of Messrs. He, Zheng and Chen and Smartech.

In August 2006, Mr. Lee transferred the ordinary shares he held on behalf of Messrs. He and Zheng and Smartech back to them, and the shares he held on behalf of Mr. Chen to Mr. Zheng for consideration amounting to US$1.00 per share. Concurrent with these transfers, we, our shareholders and new investors undertook a series of interrelated transactions whereby: (i) Mr. Zheng transferred all of his ordinary shares to Fortune News International Limited, or Fortune News, a British Virgin Islands company wholly-owned by him at the time of the transfer; (ii) we effected an eight-for-one share split; and (iii) we issued an aggregate of 59,992,000 additional ordinary shares, including 39,594,720 ordinary shares to Mr. He, 7,199,040 ordinary shares to Fortune News, 7,199,040 ordinary shares to Mr. Lee and 5,999,200 ordinary shares to Smartech. The total consideration for the additional share issuance, amounting to US$0.125 per share, was paid between January 2005 and January 2006.

Pursuant to a shareholder resolution adopted in December 2005, in March 2007, each of Messrs. He and Lee and Smartech transferred 4,040,816 ordinary shares, 734,694 ordinary shares and 612,245 ordinary shares, respectively, to Fortune News in respect of a compensatory award for Mr. Zheng. The aggregate consideration for these transfers was US$3.00. We have recognized the grant date fair value of this award in the statement of operations on the date of grant, which was December 30, 2005.

In April 2007, Mr. He transferred 1,293,061 ordinary shares to Mr. Minjian Shi, one of our directors, for consideration amounting to US$0.125 per share in connection with individual transactions between Messrs. He and Shi which are unrelated to our company.

In October 2008, Mr. He transferred all of his ordinary shares and Series B preferred shares to Prototal Enterprises, a British Virgin Islands company wholly-owned by him at the time of transfer.

In November 2006, we issued an aggregate of 15,724,432 Series A preferred shares to Warburg Pincus Real Estate I, L.P., or Warburg Pincus, in a private placement for consideration amounting to approximately US$0.64 per share. Warburg Pincus was an unrelated third party to the issuance and sale of the Series A preferred shares. The value of the Series A preferred shares was determined based on arm’s-length negotiations between us and Warburg Pincus and the transaction was approved by our board of directors and shareholders. Each Series A preferred share will automatically convert into one ordinary share upon the closing of this offering.

In May 2007, we issued an aggregate of 7,862,216 Series B preferred shares to Warburg Pincus, Mr. He and Fortune News in a private placement for consideration amounting to approximately US$1.91 per share. The value of the Series B preferred shares was determined based on arm’s-length negotiations between us and the purchasers and the transaction was approved by our board of directors and shareholders. Each Series B preferred share will automatically convert into one ordinary share upon the closing of this offering.

In July 2007, Warburg Pincus transferred all of its Series A and Series B preferred shares to WP RE, a Cayman Islands company affiliated with Warburg Pincus.

In October 2008, we issued an aggregate of 21,533,387 Series C preferred shares to WP RE and Happy Travel Limited, a Mauritius company affiliated with Actis LLP, in a private placement for consideration amounting to approximately US$3.02 per share. The value of the Series C preferred shares was determined based on arm’s-length negotiations between us and the purchasers and the transaction was approved by our board of directors and shareholders. Each Series C preferred share will automatically convert into one ordinary share upon the closing of this offering.

In connection with this offering, our five largest ordinary shareholders, including Boquan He, Nanyan Zheng, Minjian Shi and Chien Lee (directly or through their controlled entities), will transfer to our Series C investors, WP RE and Happy Travel Limited, 1,157,537 ordinary shares and Series B preferred shares owned by them for nominal consideration. These transfers are being made by these shareholders proportionately based on their respective ordinary share ownership positions.

Issuance of senior notes and warrants

On September 10, 2007, we entered into a series of securities purchase agreements pursuant to which we issued an aggregate of 800 units to Merrill Lynch International, Indopark Holdings Limited and Deutsche Bank AG, London Branch, as initial purchasers, for aggregate consideration of US$80.0 million. Each unit consisted of a guaranteed senior floating rate note in the principal amount of US$100,000, due September 10, 2010 and bearing interest at an initial annual rate of LIBOR plus 5.5%, adjusted semi-annually, and a warrant with the right to purchase a certain number of our ordinary shares as determined by a formula set forth in a warrant agreement. In connection with the issuance of the units, we entered into an indenture with DB Trustees (Hong Kong) Limited, or DB Trustees, as trustee and collateral agent, for the benefit of the parties thereto and the holders of the notes. The indenture contains certain restrictions on our major corporate actions that may limit the manner in which we conduct our business, including payment of dividends to our shareholders, incurrence of additional debts and liens, payments to third parties, sale of our assets, transactions with our affiliates and issuance or sale of shares in our subsidiaries. We are also obligated to maintain certain operational and financial covenants under the indenture. The indenture and its related security instruments also contain restrictions on our shareholders’ ability to dispose of their ordinary shares.

In connection with the issuance of our Series C preferred shares in October 2008, we were required under the senior notes indenture to obtain consent from the senior note holders.

Concurrent with obtaining the consent from the senior note holders, we entered into a supplemental agreement with the senior note holders to increase the interest rate for the senior notes to LIBOR plus 8% per annum, beginning from July 1, 2009.

The entire outstanding principal and unpaid interest under the senior notes will become due and payable within 60 days after the completion of this offering and will be fully repaid with a portion of the proceeds from this offering.

The ordinary share purchase warrants are required to be exercised upon the closing of this offering. The aggregate number of ordinary shares issuable upon exercise of the ordinary share purchase warrants will be determined at the time of this offering and will be the greater of (i) 2.5% of our then-outstanding ordinary shares on a fully diluted basis or (ii) the product of the IPO dilution factor and our then-outstanding ordinary shares on a fully diluted basis. As defined in the warrant agreement, the “IPO dilution factor” means the quotient obtained by dividing (a) US$26.67 million by (b) our valuation at the time of this offering. In no event will the number of ordinary shares issued upon exercise of the ordinary share purchase warrants exceed 7.5% of our then-outstanding ordinary shares on a fully diluted basis. The exercise price of the ordinary share purchase warrants will be determined at the time of this offering and will be 25% of the per share price for this offering.

At an assumed initial public offering price of US$10.00 per ADS, the midpoint of the estimated public offering price range, our ordinary share purchase warrants are exercisable in the aggregate for a maximum of 8,000,000 ordinary shares at a per share exercise price of US$0.833 per share, representing a 75% discount to the assumed public offering price. Payment of the exercise price may be made by tendering warrants (with the value of such warrants based on the public offering price), by delivery of cash, by tendering our outstanding senior notes or by a combination thereof. If our outstanding ordinary share purchase warrants are exercised by tendering warrants, we would issue 6,000,000 ordinary shares upon the exercise of the warrants.

Our obligations under the units are secured by the following instruments:

•

a first equitable mortgage entered into by each of our shareholders other than Happy Travel Limited, pursuant to which such shareholders mortgaged all of their shares in our company to DB Trustees, as collateral agent;

•	a charge over debt service reserve account entered into by us, pursuant to which we charged our debt service reserve account in favor of DB Trustees, as collateral agent;

•	an onshore share pledge agreement entered into by us, pursuant to which we pledged our equity interest in 7 Days Shenzhen in favor of DB Trustees, as collateral agent;

•	an assignment of inter-company loans entered into by us, pursuant to which we pledged our rights under a loan from us to 7 Days Shenzhen in favor of DB Trustees, as collateral agent;

•

an escrow agreement entered into by us, pursuant to which US$45.7 million from the proceeds of the issuance of the units were initially deposited at the closing into an escrow account partially controlled by DB Trustees, on behalf of the holders of the senior notes; and

•

an account management agreement entered into by us, pursuant to which we granted Deutsche Bank AG, Hong Kong Branch the right to manage and administer our debt service reserve account for the benefit of DB Trustees, as collateral agent.

Following repayment in full of the senior notes, all remaining proceeds held in escrow will be released to us and the collateral arrangements will be terminated.

In connection with the issuance of the units, we also have entered into the following agreements with the initial purchasers of the units:

•	an information rights and inspection agreement, which gives the initial purchasers the right to receive periodic reports from us and to inspect our books and records;

•

a letter agreement, which gives us a right of first refusal to purchase or designate a permitted purchaser to purchase the senior notes and warrants in the event of a proposed transfer by any initial purchaser; and

•

a registration rights agreement, which gives the initial purchasers certain registration rights, including demand registration and Form F-3 or Form S-3 “short-form” registration rights, with respect to ordinary shares issuable upon exercise of the ordinary share purchase warrants. See “Description of share capital—Registration rights.”

Shareholders’ agreements

In October 2005, we entered into a shareholders’ agreement with Messrs. He, Zheng and Lee and Smartech, which was subsequently terminated and replaced by a new shareholders’ agreement among us, our existing shareholders and Warburg Pincus entered into in connection with the issuance of our Series A preferred shares. In May 2007 and October 2008, the new shareholders’ agreement was subsequently amended in connection with the issuance of our Series B preferred shares and our Series C preferred shares, respectively. Under the current shareholders’ agreement, as amended, our board of directors shall consist of up to 11 members, with one member to be designated by the holders of a majority of Series A preferred shares, one member to be designated by the holders of a majority of our Series C preferred shares, four members to be designated by the holders of a majority of our outstanding ordinary shares and any remaining members to be designated by mutual consent of the holders of our Series A preferred shares and Series C preferred shares. In addition, holders of ordinary shares are prohibited from transferring any of their ordinary shares prior to October 1, 2010 without the prior written consent of the holders of a majority of our outstanding preferred shares, and holders of our Series A preferred shares and Series C preferred shares are prohibited from transferring any of their outstanding Series A preferred shares or Series C preferred shares, as the case may be, prior to October 1, 2009 without the prior written consent of the holders of a majority of our outstanding ordinary shares. The current shareholders’ agreement, as amended, also provides that certain existing shareholders have preemptive rights with respect to any future issuances of securities by us, except with respect to this offering and certain other issuances, and we and certain existing shareholders have certain rights of first refusal and co-sale rights with respect to any proposed share transfers by any of our existing shareholders. In addition, the current shareholders’ agreement, as amended, our preferred shareholders also are entitled to certain registration rights, including demand registration and Form S-3 “short-form” registration rights. These registration rights will terminate five years after the date of this offering. See “Description of share capital—Registration rights.” Except for the registration rights described above, all rights under the shareholders’ agreement, as amended, will automatically terminate upon the completion of this offering.

Transactions related to our offshore holding company structure

Prior to November 2005, all of the outstanding equity interests of 7 Days Guangzhou were held in trust for our company by Mr. Nanyan Zheng, our chief executive officer, and Mr. Linde Huang, who was an employee of a company affiliated with Mr. Boquan He, one of our founders and our chairman. The equity interests in 7 Days Guangzhou held in trust for our company by Mr. Huang were previously held in trust for our company by Mr. Guangji Chen until Mr. Chen left our company. Our investment in 7 Days Guangzhou through this trust arrangement was not approved by the Bureau of Foreign Trade and Economic Cooperation of Guangzhou, which is required under PRC laws. In November 2005, our beneficial ownership in the equity interests in 7 Days Guangzhou were transferred to 7 Days Shenzhen pursuant to a trust agreement entered into among Messrs. Zheng and Huang and 7 Days Shenzhen, and the prior trust arrangement with our company was terminated. In addition, prior to October 2005, all of the outstanding equity interests in 7 Days Inn Guangzhou were held in trust for 7 Days Shenzhen by Messrs. Zheng and Huang. In October and November 2006, we completed the restructuring related to 7 Days Guangzhou and 7 Days Inn Guangzhou, as a result of which 7 Days Shenzhen now holds all of the outstanding equity interests of 7 Days Guangzhou and 7 Days Inn Guangzhou directly instead of through these trust arrangements. The completion of these formalities were registered with local government authorities in Guangzhou and our PRC counsel, Commerce & Finance Law Offices, has advised us that the completion of such formalities does not render the New M&A Rule applicable. Under the new M&A Rule, acquisitions by an offshore SPV of domestic equity interests related to it are subject to the approval of the Ministry of Commerce. We cannot guarantee you, however, that relevant PRC government authorities will not determine that approval of the Ministry of Commerce was required. If relevant PRC government authorities deem our transactions with 7 Days Guangzhou and 7 Days Inn Guangzhou to be an “acquisition” subject to the New M&A Rule, we may have violated the New M&A Rule and could be subject to administrative fines and other penalties from relevant PRC authorities, may be required to obtain approval for such transactions from the Ministry of Commerce or could be required to divest 7 Days Guangzhou and 7 Days Inn Guangzhou, in which case we would lose the benefit of the revenues from hotels operated by such entities. See “Risk factors—Risks related to the regulation of our business—The implementation of our offshore holding company structure related to the equity interests in Guangzhou 7 Days Hotel Management Co., Ltd. and Guangzhou 7 Days Inn Co., Ltd. may be challenged by PRC regulatory agencies to have violated a PRC regulation and, if challenged, we may be required to divest these equity interests and may be subject to administrative fines and other penalties.”

Advances, loans and transactions between the company and executive officers and related parties

Transactions with Wuxi Shenglong Hotel Management Co., Ltd.

Pursuant to an undated agreement between 7 Days Shenzhen and Mr. Zheng, 7 Days Shenzhen extended an interest-free loan to Mr. Zheng in the aggregate principal amount of RMB150,000 (US$21,974) for use in fulfilling his capital contribution obligation to Wuxi Shenglong which operates one of our hotels in Wuxi. As of the date of this prospectus, the aggregate amount outstanding under this loan was RMB150,000 (US$21,974), which also represents the largest amount outstanding under this loan since January 1, 2005. In March 2005, 7 Days Shenzhen and Wuxi Shenglong entered into entrustment management and brand use contracts, pursuant to which (i) Wuxi Shenglong entrusts 7 Days Shenzhen to manage the hotels mutually designated by

Wuxi Shenglong and 7 Days Shenzhen and (ii) 7 Days Shenzhen licenses to Wuxi Shenglong its brand names, trademarks, logos and operational know-how. Under these contracts, 7 Days Shenzhen is entitled to receive 15% of Wuxi Shenglong’s annual pre-tax profits for the management services and the licensing of the rights paid on an annual basis, which amounted to approximately RMB134,000, RMB146,000 (US$21,388) and RMB46,000 (US$6,739) in 2007, 2008 and for the nine months ended September 30, 2009, respectively. As of the date of this prospectus, 30% of the equity interest in Wuxi Shenglong is held directly by Mr. Zheng for the benefit of 7 Days Shenzhen pursuant to an agreement entered into between Mr. Zheng and 7 Days Shenzhen, and the remaining 70% of the equity interest is owned by Haokang Chen and Jun Shi, two individuals unrelated to our company.

Lease agreements with noncontrolling shareholders in subsidiaries

As of September 30, 2009, two of our hotels are leased from noncontrolling shareholders in our subsidiaries. Both of these leases were negotiated on an arms’ length basis. The table below sets forth certain terms relating to these lease agreements:

Hotel location	Lessee	Lessor	Term of lease	Rent

Shanghai	Shanghai Qijia Hotel Management Co., Ltd.	Shanghai Jiayi Real Estate Consulting Co., Ltd.	15 years and three months	RMB4.0 million per year; with rent increases of 3% every three years starting in the fourth year

Shenzhen	7 Days Shenzhen	Mr. Qineng Zhuang	10 years	RMB572,760 for the first year; RMB859,140 for the second year; with rent increases of 5% every two years starting in the third year

Employment agreements

See “Management—Employment agreements” for a description of the employment agreements we have entered into with our senior executive officers.

Share incentives

See “Management—2007 employee share incentive plan” for a description of share options we have granted to our directors, officers and other individuals as a group.

Description of share capital

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law.

As of the date of this prospectus, our authorized share capital consists of 150,000,000 ordinary shares, with a par value of US$0.125 each, 16,000,000 Series A preferred shares, with a par value of US$0.125 each, 8,000,000 Series B preferred shares, with a par value of US$0.125 each, and 21,533,387 Series C preferred shares, with a par value of US$0.125 each. As of the date of this prospectus, there are 60,000,000 ordinary shares issued and outstanding, 15,724,432 Series A preferred shares issued and outstanding, 7,862,216 Series B preferred shares issued and outstanding, and 21,533,387 Series C preferred shares issued and outstanding.

Our amended and restated memorandum and articles of association will become effective upon completion of this offering. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Ordinary shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to the Companies Law.

Voting rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.

A quorum required for a meeting of shareholders consists of shareholders who hold at least one-half of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least 51% of our ordinary shares. Advance notice of at least 21 calendar days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares.

Transfer of ordinary shares

Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	the ordinary shares transferred are free of any lien in favor of us; or

•	a fee of such maximum sum as the NYSE may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on ordinary shares and forfeiture of ordinary shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of ordinary shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors, by special resolution, may determine before the issue of shares.

Variations of rights of shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of books and records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where you can find additional information.”

Changes in capital

We may from time to time by ordinary resolutions:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•	sub-divide our existing shares, or any of them into shares of a smaller amount that is fixed by the amended and restated memorandum and articles of association; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Issuance of additional preferred shares

Our amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Actions requiring the approval of a supermajority of our board of directors

Certain actions require the approval of a supermajority of at least two-thirds of our board of directors, including:

•	the appointment or removal of either of our chief executive officer or chief financial officer;

•	any merger resulting in our shareholders immediately prior to such merger holding less than a majority of the voting power of the outstanding share capital of the surviving business entity;

•	the sale or transfer of all or substantially all of our assets; and

•	any change in the number of our board of directors.

Exempted company

We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue negotiable or bearer shares or shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. We will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. In addition, our amended and restated articles of association allow directors or shareholders to call special shareholder meetings pursuant to the procedures set forth in the articles. We believe that the differences with respect to being a Cayman Islands exempted company as opposed to a Delaware corporation do not pose additional material risks to investors, other than the risks described under “Risk factors—Risks related to this offering.”

Differences in corporate law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorised by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares (within four months), the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the Company to challenge (a) an act which is ultra vires the Company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the Company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from the willful neglect or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law, or DGCL, for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover provisions in our amended and restated memorandum and articles of association

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, for what they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit based on his position as director (unless the company permits him to do so); and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law and our amended and restated articles of association allow our shareholders holding not less than 51% of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our amended and restated articles of association require us to call such meetings.

Cumulative voting

Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under our amended and restated articles of association, directors can be removed by a special resolution of shareholders.

Transactions with interested shareholders

The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among others, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; winding up

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Law of the Cayman Islands and our amended and restated articles of association, our company may be dissolved, liquidated or wound up with the passing of a special resolution.

Variation of rights of shares

Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with a special resolution passed at a general meeting of the holders of shares of that class.

Amendment of governing documents

Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may be amended with a special resolution.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Nominating and corporate governance committee

A domestic U.S. company listed on the NYSE is required to have a nominating and corporate governance committee. As a Cayman Islands corporation, we are allowed to invoke the home country exemption from certain corporate governance requirements under the NYSE rules where there is no similar requirement under the laws of the Cayman Islands, and we intend to rely on this exemption from the requirement to have a nominating and corporate governance committee.

History of securities issuances

The following is a summary of our securities issuances since our inception in October 2004.

Ordinary shares

See “Related party transactions—Share issuances and splits” for a description of ordinary shares we have issued as of the date of this prospectus.

Preferred shares

See “Related party transactions—Share issuances and splits” for a description of preferred shares we have issued as of the date of this prospectus.

Share options

As of September 30, 2009, we had 7,121,952 ordinary shares issuable upon the exercise of outstanding share options under our 2007 Plan. See “Management—2007 employee share incentive plan.”

Senior notes and warrants

On September 10, 2007, we entered into a series of securities purchase agreements pursuant to which we issued an aggregate of 800 units to Merrill Lynch International, Indopark Holdings Limited and Deutsche Bank AG, London Branch, as initial purchasers, for aggregate consideration of US$80.0 million. Each unit consists of a guaranteed senior floating rate note in the principal amount of US$100,000, due September 10, 2010, and bearing interest at an initial annual rate of LIBOR plus 5.5%, adjusted semi-annually, and a warrant with the right to purchase a certain number of our ordinary shares as determined by a formula set forth in a warrant agreement. The interest rate was raised to LIBOR plus 8% on July 1, 2009. See “Related party transactions—Issuance of senior notes and warrants.” Our outstanding notes and related interest will become due and payable in full within 60 days after the completion of this offering.

Registration rights

Registration rights pursuant to our shareholders agreement

Pursuant to our current shareholders agreement entered into in October 2005, as last amended in October 2008, we have granted certain ordinary share registration rights as described below:

Demand registration rights.    At any time commencing six months after this offering, holders of (i) at least 50% of the registrable ordinary shares held by Messrs. Zheng, He, Zhang and Lee, Fortune News, Smartech and Prototal Enterprises, or, collectively, the Founders, (ii) at least 50% of the ordinary shares issued or issuable upon conversion of Series A preferred shares, or (iii) at least 50% of the ordinary shares issued or issuable upon conversion of Series C preferred shares, have the right to demand that we file a registration statement covering the offer and sale of their registrable ordinary shares. However, we are not obligated to effect more than two such demand registrations for each of the following categories of demanding shareholders: (x) Founders; (y) holders of Series A preferred shares; and (z) holders of Series C preferred shares. In addition, we are not obligated to effect a demand registration if we have already effected one demand registration within six months of such request. We have the right to defer the filing of a registration statement for up to 120 days if we provide the requesting holders a certificate signed by our president or chief executive officer stating that, in the good faith judgment of the board of directors, the filing of a registration statement will be materially detrimental to us and our shareholders. We cannot exercise the deferral right more than twice in any 12-month period.

Piggyback registration rights.    If we propose to file a registration statement for a public offering of our securities other than, among others, relating to a demand registration, pursuant to an F-3 registration statement, or other than relating to a stock option plan or a corporate reorganization, then we must offer holders of registrable ordinary shares an opportunity to include in the registration statement all or any part of their registrable ordinary shares. The underwriters of any underwritten offering will have the right to limit the number of such registrable ordinary shares to be included in the registration statement.

Form F-3 registration rights.    When we are eligible to use Form F-3, holders of our registrable ordinary shares have the right to request that we file a registration statement on Form F-3. We are not obligated to file a registration statement on Form F-3 if (i) the holders propose to sell registrable ordinary shares and such other securities (if any) at a public offering price resulting in gross proceeds less than US$1.0 million, (ii) we furnish a certificate signed by our president or chief executive officer stating that, in the good faith judgment of the board of directors, the filing of a registration statement on Form F-3 would be materially detrimental to us and our shareholders, (iii) we have already effected one registration in any 6-month period that has included such requesting shareholder’s registrable ordinary shares, or (iv) we would be required to qualify to do business or to execute a general consent to service of process in any particular jurisdiction in effecting such registration.

Expenses of registration.    We will pay all expenses, other than underwriting discounts, selling commissions and applicable share transfer taxes, relating to any demand, piggyback or F-3 registration.

A total of 105,120,035 of our ordinary shares are subject to the above registration rights.

Registration rights granted to the holders of our warrants

In connection with our issuance of the units in September 2007, we entered into an equity registration rights agreement pursuant to which we have granted certain registration rights to holders of the ordinary share purchase warrants as described below:

Demand registration rights.    At any time commencing 180 days from the effective date of this prospectus, holders of at least 33% of the shares issuable upon exercise of the ordinary share purchase warrants, or registrable warrant shares, have the right to demand that we file a registration statement covering the offer and sale of their registrable warrant shares. However, we are not obligated to effect a demand registration if (i) we have already effected one such demand registration, (ii) we in good faith estimate that we will file a company-initiated registration statement within 90 days of the demand request, or (iii) the registrable warrant shares may be immediately registered pursuant to the F-3 registration right described below. We have the right to defer filing of a registration statement for up to 90 days if we provide the requesting holders a certificate signed by our chief executive officer stating that, in the good faith judgment of the board of directors, the filing of a registration statement will be materially detrimental to us and our shareholders. We cannot exercise the deferral right more than once in any 12-month period.

Piggyback registration rights.    If we propose to file a registration statement for a public offering of our securities other than, among others, relating to a demand registration, pursuant to an F-3 registration statement, or other than relating to a stock option plan, on Form F-4, or on any other form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable warrant shares, then we must offer holders of registrable warrant shares an opportunity to include in the registration statement all or any part of their registrable warrant shares. The underwriters of any underwritten offering will have the right to limit the number of registrable warrant shares to be included in the registration statement.

Form F-3 registration rights.    When we are eligible for the use of Form F-3, holders of 25% of the registrable warrant shares then outstanding have the right to request that we file a registration statement under Form F-3, provided the anticipated proceeds of the public offering will be at least US$1.0 million. We are not obligated to file a registration statement on Form F-3 if (i) we have already effected one such demand registration, or (ii) we in good faith estimate that we will file a company-initiated registration statement within 90 days of such request.

Expenses of registration.    We will pay all expenses, other than underwriting discounts, selling commissions and applicable share transfer taxes, relating to any demand, piggyback or F-3 registration.

At an assumed initial public offering price of US$10.00 per ADS, the midpoint of the estimated public offering price range, a maximum of 8,000,000 ordinary shares issuable upon exercise of outstanding ordinary share purchase warrants are subject to the above registration rights.

Description of American depositary shares

Citibank, N.A. has agreed to act as the depositary for the American depositary shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American depositary shares are frequently referred to as “ADSs” and represent rights and interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American depositary receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, Hong Kong, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hong Hum, Kowloon, Hong Kong.

We will appoint Citibank as depositary pursuant to the deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6 (File No. 333-162949). You may obtain a copy of the deposit agreement from the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (http://www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive three ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, we nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system,” or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the Custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of ordinary shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate the U.S. securities laws or any other laws or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder would receive upon failing to make an election, as more fully described in the deposit agreement.

Other distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will timely notify the depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes affecting ordinary shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon deposit of ordinary shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of ordinary shares upon cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of share capital—Ordinary shares—Voting rights” above.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
• Issuance of ADSs	Up to US$0.05 per ADS issued

• Cancellation of ADSs	Up to US$0.05 per ADS canceled

• Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the Depositary

• Transfer of ADRs	US$1.50 per certificate presented for transfer

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•

fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands, for example upon deposit and withdrawal of ordinary shares).

•	expenses incurred for converting foreign currency into U.S. dollars.

•	expenses for cable, telex and fax transmissions and for delivery of securities.

•	taxes and duties upon the transfer of securities, for example when ordinary shares are deposited or withdrawn from deposit).

•	fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash, such as distributions of stock dividends or other rights, the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary may remit to us all or a portion of the depositary fees charged for the reimbursement of certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement upon such terms and conditions as we and the depositary may agree from time to time. We shall pay to the depositary such fees and charges and reimburse the depositary for such out-of-pocket expenses as we and the depositary may agree from time to time. Responsibility for payment of such charges and reimbursements may from time to time be changed by agreement between us and the depositary.

Amendments and termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated Memorandum and Articles of Association or in any provisions of securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-release transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, such as the need to receive collateral, the type of collateral required, the representations required from brokers, etc. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign currency conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; or

•	hold the foreign currency (without liability for interest) for the applicable holders.

Shares eligible for future sale

Upon completion of this offering, we will have 10,100,000 ADSs outstanding, representing approximately 20.6% of our ordinary shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while application has been made for the ADSs to be quoted on the NYSE, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or shares of ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

Our executive officers, directors and principal shareholders and the holders of our ordinary share purchase warrants have agreed that, subject to an exception for securities acquired after the consummation of this offering and certain other exceptions, they will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any ADSs or shares of ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or shares of ordinary shares, enter into a transaction that would have the same effect, or enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any of these transactions are to be settled by delivery of our ADSs or other securities, in cash or otherwise, without, in each case, the prior written consent of the underwriters for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our executive officers, directors and principal shareholders and the holders of our ordinary share purchase warrants may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day lock-up period is subject to adjustment under certain circumstances. If in the event that either (i) during the last 17 days of the relevant “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the relevant “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the relevant “lock-up” period, then in either case the expiration of the relevant “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not our affiliate at any time during the three months preceding a sale, and who has beneficially owned our ordinary shares,

in the form of ADSs or otherwise, proposed to be sold for at least six months, is entitled to sell those ordinary shares subject to the availability of current public information about us. In addition, a person who is not our affiliate at any time during the three months preceding a sale, and who has beneficially owned the ordinary shares, in the form of ADSs or otherwise, proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell those ordinary shares without complying with the current public information provisions referred to above. Therefore, unless otherwise restricted, such shares may be sold at any time.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of share capital—Registration rights.”

Taxation

The following summary of the material Cayman Islands, Hong Kong, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state, local and other tax laws. To the extent the discussion relates to matters of Cayman Islands tax law, it constitutes the opinion of Maples and Calder, our Cayman Islands counsel. To the extent the discussion relates to legal conclusions under current U.S. federal income tax law, and subject to qualifications herein, it represents the opinion of O’Melveny & Myers LLP, our special U.S. counsel.

Cayman Islands taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Hong Kong

We incorporated 7 Days Hong Kong in November 2007. 7 Days Hong Kong is subject to Hong Kong profits tax at a tax rate of 17.5% and 16.5% for the years ended December 31, 2007 and 2008, respectively. 7 Days Hong Kong currently has been dormant since its formation and does not have any income subject to Hong Kong profits tax.

People’s Republic of China taxation

If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a withholding tax of 10% for our non-PRC enterprise shareholders or potentially 20% for non-PRC individual shareholders may be imposed on dividends they receive from us and on gains they recognize from transferring our shares or ADSs. See “Risk factors—Risks relating to the regulation of our business—Under China’s new enterprise income tax law, we may be classified as a ‘resident enterprise’ of China which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

United States federal income taxation

This discussion describes certain material U.S. federal income tax consequences of the purchase, ownership and disposition of our ADSs or ordinary shares. This discussion does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our ADSs or ordinary shares. This discussion applies to U.S. Holders (as defined below) who beneficially own our ADSs or ordinary shares as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	banks or certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	partnerships or other entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons holding ADSs or ordinary shares through any such entities;

•	regulated investments companies or real estate investment trusts;

•	persons that hold ADSs or ordinary shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	persons whose functional currency is not the U.S. dollar;

•	persons liable for alternative minimum tax; or

•	persons who actually or constructively own 10% or more of the total combined voting power of all classes of our shares (including ADSs and ordinary shares) entitled to vote.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. In addition, this discussion relies on our assumptions regarding the value of our ADSs and ordinary shares and the nature of our business over time. Finally, this discussion is based in part upon representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

Prospective purchasers are urged to consult their own tax advisor concerning the particular U.S. federal income tax consequences to them of the purchase, ownership and disposition of our ADSs or ordinary shares, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

For purposes of the U.S. federal income tax discussion below, you are a “U.S. Holder” if you beneficially own ADSs or ordinary shares and are:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

For U.S. federal income tax purposes, income earned through a U.S. or non-U.S. partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds ADSs or ordinary shares, the tax treatment of the holder will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, as described below, applicable to dividends received by certain non-corporate holders. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate holders could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

ADSs

In general, if you hold ADSs, you will be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange ADSs for the underlying ordinary shares represented by those ADSs to the extent permitted under U.S. federal income tax law.

Dividends on ADSs or ordinary shares

We do not anticipate paying dividends on our ADSs and ordinary shares in the foreseeable future. See “Dividend policy.”

Subject to the “Passive Foreign Investment Company” discussion below, if we do make distributions and you are a U.S. Holder, the gross amount of any distributions you receive on your ADSs and ordinary shares will generally be includible in your gross income on the day you actually or constructively receive such income as dividend income if the distributions are made from our current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. We do not intend to determine our earnings and profits on the same basis as for U.S. federal income tax purposes. Accordingly, distributions paid on our ADSs or ordinary shares, if any, will generally be treated as dividend distributions for U.S. federal income tax purposes. With respect to non-corporate U.S. Holders, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rate of taxation. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our ADSs, which we have applied to list on the NYSE, but not our ordinary shares, will be readily tradable on an established securities market in the United States. You should consult your own tax advisor as to the rate of tax that will apply to you with respect to dividend distributions, if any, you receive from us.

If you are a corporation, you will not be entitled to claim a dividends-received deduction with respect to distributions made by us. Dividends generally will constitute foreign source passive income for purposes of the U.S. foreign tax credit rules. You should consult your own advisor as to your ability, and the various limitations on your ability, to claim foreign tax credits in connection with the receipt of dividends.

Sales and other dispositions of ADSs or ordinary shares

Subject to the “Passive foreign investment company” discussion below, when you sell or otherwise dispose of ADSs or ordinary shares, you will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs or ordinary shares. Your adjusted tax basis will generally equal the amount you paid for the ADSs or ordinary shares. Any gain or loss you recognize will be long-term capital gain or loss if your holding period in our ADSs or ordinary shares is more than one year at the time of disposition and generally will be U.S. source gain or loss for U.S. foreign tax credit purposes. If you are a non-corporate U.S. Holder, including an individual, any such long-term capital gain will be taxed at preferential rates (generally 15% for capital gain recognized before January 1, 2011). Your ability to deduct capital losses will be subject to various limitations.

Passive foreign investment company

If we are a passive foreign investment company or “PFIC” in any taxable year in which you hold our ADSs or ordinary shares, as a U.S. Holder, you would generally be subject to adverse U.S. tax consequences, in the form of increased tax liabilities and special U.S. tax reporting requirements.

In general, we will be classified as a PFIC in any taxable year if either: (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets or (b) 75% or more of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For purposes of the first test: (a) any cash and cash invested in short-term, interest bearing, debt instruments, or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income and (b) the total value of our assets is calculated based on our market capitalization.

Although the law in this area is in many instances unclear, we believe that we operate an active hotel business in China and do not expect to be a PFIC for the taxable year 2009. Our expectation regarding our status as a PFIC is based on assumptions as to our projections of the value of our outstanding stock during the year and our use of the proceeds of the initial public offering of our ADSs and ordinary shares and of other cash that we will hold and generate in the ordinary course of our business throughout taxable year 2009. Despite our expectation, there can be no assurance that we will not be a PFIC in 2009 or any future taxable year as PFIC status is tested each taxable year and will depend on the composition of our assets and income in such taxable year. In particular, in determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (determined by the sum of the aggregate value of our outstanding equity) plus our liabilities. In addition, our goodwill (determined by the sum of our market capitalization plus liabilities, less the value of known assets) should be treated as a non-passive asset. Therefore, a drop in the market price of our ADSs and ordinary shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test. Accordingly, we would likely become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash and cash equivalents. We could also be a PFIC for any taxable year if the gross income that we and our subsidiaries earn from investing the portion of the cash raised in our initial public offering that exceeds the immediate capital needs of our business is substantial in comparison with the gross income from our business operation. Our special U.S. counsel expresses no opinion with respect to our expectations contained in this paragraph.

If we were a PFIC for any taxable year during which you held ADSs or ordinary shares, certain adverse U.S. federal income tax rules would apply. You would generally be subject to additional taxes and interest charges on certain “excess” distributions we make and on any gain realized on the disposition or deemed disposition of your ADSs or ordinary shares, regardless of whether we continue to be a PFIC in the year in which you receive an “excess” distribution or dispose of or are deemed to dispose of your ADSs or ordinary shares. Distributions in respect of your ADSs or ordinary shares during a taxable year would generally constitute “excess” distributions if, in the aggregate, they exceed 125% of the average amount of distributions in respect of your ADSs or ordinary shares over the three preceding taxable years or, if shorter, the portion of your holding period before such taxable year.

To compute the tax on “excess” distributions or any gain, (a) the “excess” distribution or the gain would be allocated ratably to each day in your holding period, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to other taxable years would be taxable at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayment of taxes for any period described under (c) above would be imposed with respect to any portion of the “excess” distribution or gain that is allocated to such period. In addition, if we were a PFIC, no distribution that you receive from us would qualify for taxation at the preferential rate discussed in the “—Dividends on ADSs or ordinary shares” section above.

If we were a PFIC in any year, as a U.S. Holder, you would be required to make an annual return on IRS Form 8621 regarding your ADSs or ordinary shares. You should consult with your own tax advisor regarding reporting requirements with regard to your ADSs or ordinary shares.

If we were a PFIC in any year, you would generally be able to avoid the “excess” distribution rules described above by making a timely so-called “mark-to-market” election with respect to your ADSs provided our ADSs are “marketable.” Our ADSs will be “marketable” as long as they remain regularly traded on a national securities exchange, such as the NYSE. If you made this election in a timely fashion, you would generally recognize as ordinary income or ordinary loss the difference between the fair market value of your ADSs on the first day of any taxable year and their value on the last day of that taxable year. Any ordinary income resulting from this election would generally be taxed at ordinary income rates and would not be eligible for the reduced rate of tax applicable to qualified dividend income. Any ordinary losses would be limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any. Your basis in the ADSs would be adjusted to reflect any such income or loss. Gain on the sale or other disposition of the ADSs would be treated as ordinary income, and loss on the sale or other disposition of the ADSs would be treated as ordinary loss. You should consult with your own tax advisor regarding potential advantages and disadvantages to you of making a “mark-to-market” election with respect to your ADSs. We do not intend to provide you with the information you would need to make or maintain a “Qualified Electing Fund” election and you will, therefore, not be able to make or maintain such an election with respect to your ADSs or ordinary shares.

U.S. information reporting and backup withholding rules

In general, dividend payments with respect to the ADSs or ordinary shares and the proceeds received on the sale or other disposition of ADSs or ordinary shares may be subject to information reporting to the IRS and to backup withholding (currently imposed at a rate of 28%). Backup withholding will not apply, however, if you (a) are a corporation or come within certain other exempt categories and, when required, can demonstrate that fact or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules. To establish your status as an exempt person, you will generally be required to provide certification on IRS Form W-9. Any amounts withheld from payments to you under the backup withholding rules that exceed your U.S. federal income tax liability will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.

PROSPECTIVE PURCHASERS OF OUR ADSs OR ORDINARY SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF OUR ADSs OR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND INCLUDING ESTATE, GIFT AND INHERITANCE LAWS.

Underwriting

We are offering the ADSs described in this prospectus through several underwriters, for whom J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are acting as the representatives. J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are also the joint bookrunners for this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the respective number of ADSs listed next to its name in the following table:

Name	Number of ADSs
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Oppenheimer & Co. Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriters are committed to purchase all of the ADSs offered by us if they purchase any ADS. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. All sales of our ADSs in the United States will be made by U.S. registered broker/dealers. Sales of our ADSs outside the United States may be made by the underwriters directly or through their affiliated entities.

The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per ADS. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to $             per ADS from the initial public offering price. After the initial public offering of the ADSs, the offering price and other selling terms may be changed by the underwriters. The representative has advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the ADSs offered in this offering.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 505,000 ADSs to certain directors, officers, employees and associates of our company through a directed share program. These reserved ADSs account for 5% of the ADSs offered in the offering. Any ADSs not so purchased through the directed share program will be offered to the general public on the same basis as the ADSs offered hereby.

The underwriters have an option to buy from us up to 1,515,000 additional ADSs to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any ADSs are purchased with this over-allotment option, the underwriters will purchase the ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The following table sets forth the per ADS and total underwriting discounts and commissions to be paid by us in connection with this offering. The amounts in the following table are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Underwriting discounts and commissions

	Per ADS		Total
To be paid by	No exercise	Full exercise	No exercise	Full exercise
7 Days Inn	$	$	$	$

The underwriting discounts and commissions have been determined by negotiations between us and the representatives and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions were the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

We have agreed that, without the prior written consent of the representatives, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our ADSs or securities convertible into or exchangeable or exercisable for any of our ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors, executive officers and principal shareholders and the holders of our ordinary share purchase warrants have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, subject to an exception for securities acquired after the consummation of this offering and certain other exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the representatives, (1) offer, pledge, announce the intention to sell, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ADSs (including, without limitation, ADSs or ordinary shares which may be deemed to be beneficially owned with sole disposition power by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The underwriters have advised us that they have no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up agreement is considered on a case by case basis. The underwriters have further advised us that the factors they would consider in determining whether to release shares subject to a lock-up agreement include, but are not limited to, the length of time before the lock-up agreement expires, the number of shares involved, the reasons for the requested release, market conditions, the trading price of our ordinary shares, historical trading volumes of our ordinary shares and whether the person seeking the release is an officer, director or other affiliate of us.

In addition, we have agreed to instruct Citibank, N.A., as depositary, not to accept any deposit of any ordinary shares by, or issue any ADSs to, specified individuals who are our current shareholders or beneficial owners for 180 days after the date of this prospectus (other than in connection with this offering), including holders of options that have vested or will vest during that 180-day period, unless we otherwise instruct. The foregoing does not affect the right of ADS holders to cancel their ADSs, withdraw the underlying ordinary shares and re-deposit such shares.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have applied to have our ADSs approved for listing on the NYSE under the symbol SVN.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE or otherwise.

Prior to this offering, there has been no public market for our ADSs. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

The address of J.P. Morgan Securities Inc. is 383 Madison Avenue, Floor 4, New York, New York 10179. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013.

Selling restrictions

No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of our ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and our ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, our ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with this offering may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

We will not offer to sell any ordinary shares or ADSs to any member of the public in the Cayman Islands.

The ADSs may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made and only by a dealer duly registered under applicable laws in circumstances where an exemption from applicable registered dealer registration requirements is not available.

This prospectus has not been approved by an authorized person in the United Kingdom and has not been registered with the Registrar of Companies in the United Kingdom. The ADSs have not been offered or sold, and prior to the expiry of a period of six months from the latest date of the issue of the ADSs, the ADSs may not be offered or sold to any persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA, in connection with the issue or sale of any ADSs except in circumstances in which section 21 (I) of the FSMA does not apply.

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and there has not been any advertisement, invitation or document relating to the ADSs, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) and any rules made thereunder.

The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan and have not, directly or indirectly, been offered or sold and will not, directly or indirectly, be offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person, which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), and effective as of the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), no ADS has been offered or will be offered to the public in that Relevant Member State, except that the ADSs may, with effect from and including the Relevant Implementation Date, be offered to the public in that Relevant Member State:

(A)	in the period beginning on the date of publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(B)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(C)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet or more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(D)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Expenses relating to this offering

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the NYSE listing fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$7,104
NYSE listing fee	100,000
Financial Industry Regulatory Authority, Inc. filing fee	13,231
Printing and engraving expenses	145,000
Accounting fees and expenses	190,000
Legal fees and expenses	750,000
Miscellaneous	700,000

Total	$1,905,335

Legal matters

The validity of the ADSs and certain other legal matters as to United States federal and New York law in connection with this offering will be passed upon for us by O’Melveny & Myers LLP. Certain legal matters as to United States federal and New York law in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Zhong Lun Law Firm. O’Melveny & Myers LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law.

Experts

Our consolidated financial statements as of December 31, 2007 and 2008, and for each of the years in the three-year period ended December 31, 2008, included in this prospectus have been audited by KPMG, an independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong, People’s Republic of China.

Where you can find additional information

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov. The information on that website is not a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among others, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in accordance with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will distribute to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Index to consolidated financial statements

Consolidated financial statements
Report of independent registered public accounting firm	F-2
Consolidated balance sheets as of December 31, 2007 and 2008	F-3
Consolidated statements of operations for the years ended December 31, 2006, 2007 and 2008	F-5
Consolidated statements of equity (deficit) and comprehensive income (loss) for the years ended December 31, 2006, 2007 and 2008	F-6
Consolidated statements of cash flows for the years ended December 31, 2006, 2007 and 2008	F-8
Notes to consolidated financial statements	F-10

Unaudited condensed interim consolidated financial statements
Unaudited condensed consolidated balance sheets as of December 31, 2008 and September 30, 2009	F-45
Unaudited condensed consolidated statements of operations for the nine-month periods ended September 30, 2008 and 2009	F-47
Unaudited condensed consolidated statements of equity (deficit) and comprehensive income (loss) for the nine-month periods ended September 30, 2008 and 2009	F-48
Unaudited condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2008 and 2009	F-49
Notes to unaudited condensed consolidated financial statements	F-51

Report of independent registered public accounting firm

To the Board of Directors and Shareholders

7 Days Group Holdings Limited:

We have audited the accompanying consolidated balance sheets of 7 Days Group Holdings Limited and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 7 Days Group Holdings Limited and subsidiaries as of December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG

Hong Kong, China

May 8, 2009

7 Days Group Holdings Limited

Consolidated balance sheets

(Amounts in thousands, except share data)

	December 31,
	2007	2008	2008
	RMB	RMB	US$

ASSETS

Current assets:
Cash	179,174	283,850	41,582
Restricted cash	159,710	51,381	7,527
Pledged bank deposits	—	3,977	583
Accounts receivable	2,034	3,465	508
Prepaid rent	57,616	61,733	9,044
Other prepaid expenses and current assets	28,893	46,872	6,866
Amounts due from related parties	—	59	9
Deferred income taxes	22	1,864	273

Total current assets	427,449	453,201	66,392
Property and equipment, net	590,141	962,976	141,071
Rental deposits	29,059	39,117	5,730
Investment in and advances to an affiliate	1,379	1,358	199
Other assets	26,672	16,542	2,423
Deferred income taxes	225	2,221	325

Total assets	1,074,925	1,475,415	216,140

LIABILITIES AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	190,282	273,133	40,012
Bills payable	—	13,676	2,004
Short-term bank borrowings	30,000	—	—
Accrued expenses and other payables	61,190	108,074	15,832
Amounts due to related parties	1,875	162	24
Income taxes payable	2,037	1,844	270

Total current liabilities	285,384	396,889	58,142
Senior notes payable	517,048	504,142	73,854
Borrowings from related parties	7,514	7,101	1,040
Ordinary share purchase warrants	75,444	60,277	8,830
Accrued lease payments	62,513	99,373	14,558
Deferred revenue	6,418	5,732	840

Total liabilities	954,321	1,073,514	157,264

See accompanying notes to consolidated financial statements.

7 Days Group Holdings Limited

Consolidated balance sheets—(continued)

(Amounts in thousands, except share data)

	December 31,
	2007	2008	2008

	RMB	RMB	US$
Series A convertible preferred shares:
Par value: US$0.125
Authorized: 16,000,000 shares
Issued and outstanding: 15,724,432 shares	78,294	78,294	11,470

Series C convertible preferred shares:
Par value: US$0.125
Authorized: 21,533,387 shares
Issued and outstanding: 21,533,387 shares	—	436,428	63,934

Equity (deficit):
Series B convertible preferred shares:
Par value: US$0.125
Authorized: 15,000,000 and 8,000,000 shares as of December 31, 2007 and 2008, respectively
Issued and outstanding: 7,862,216 shares	7,523	7,523	1,102

Ordinary shares:
Par value: US$0.125
Authorized: 97,000,000 and 150,000,000 shares as of December 31, 2007 and 2008, respectively
Issued and outstanding: 60,000,000 shares	61,502	61,502	9,010
Subscription receivable	(1,418)	(1,418)	(208)
Additional paid-in capital	141,868	169,089	24,771
Accumulated other comprehensive income	3,034	30,304	4,439
Accumulated deficit	(170,441)	(380,971)	(55,810)

Total 7 Days Group Holdings Limited shareholders’ equity (deficit)	42,068	(113,971)	(16,696)
Noncontrolling interests	242	1,150	168

Total equity (deficit)	42,310	(112,821)	(16,528)

Commitments and contingencies

Total liabilities and equity (deficit)	1,074,925	1,475,415	216,140

See accompanying notes to consolidated financial statements.

7 Days Group Holdings Limited

Consolidated statements of operations

(Amounts in thousands, except share data)

	Year ended December 31,
	2006	2007	2008	2008

	RMB	RMB	RMB	US$

Revenues	54,852	252,799	721,434	105,686

Operating costs and expenses:
Hotel operating costs	(58,940)	(273,241)	(730,204)	(106,971)
Sales and marketing expenses	(4,168)	(13,690)	(36,897)	(5,405)
General and administrative expenses	(12,139)	(56,149)	(93,631)	(13,716)

Total operating costs and expenses	(75,247)	(343,080)	(860,732)	(126,092)

Loss from operations	(20,395)	(90,281)	(139,298)	(20,406)

Other income (expense):
Interest income	279	3,185	2,395	351
Interest expense	(568)	(31,233)	(84,470)	(12,374)
Change in fair value of ordinary share purchase warrants	—	(2,241)	10,484	1,536
Equity in income (loss) of an affiliate	(267)	167	186	27

Loss before income taxes	(20,951)	(120,403)	(210,703)	(30,866)

Income tax benefit (expense)	(535)	(3,262)	781	114

Net loss	(21,486)	(123,665)	(209,922)	(30,752)
Loss (income) attributable to noncontrolling interests	—	933	(608)	(89)

Net loss attributable to 7 Days Group Holdings Limited shareholders	(21,486)	(122,732)	(210,530)	(30,841)

Basic and diluted net loss per ordinary share	(0.87)	(2.05)	(3.51)	(0.51)

See accompanying notes to consolidated financial statements.

7 Days Group Holdings Limited

Consolidated statements of equity (deficit) and comprehensive income (loss)

(Amounts in thousands, except share data)

	7 Days Group Holdings Limited Shareholders										Comprehensive Income (Loss)
	Series B Preferred Shares		Ordinary Shares		Subscription Receivable	Additional Paid-in Capital	Accumulated Other Compre- hensive Income (Loss)	Accumulated Deficit	Non- controlling Interests	Total Equity (Deficit)	Attributable to 7 Days Group Holdings Limited Shareholders	Attributable to Non- controlling Interests	Total
	Number of Shares	Par Value	Number of Shares	Par Value

		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2006	—	—	8,000	8	—	17,264	(641)	(26,223)	—	(9,592)
Net loss	—	—	—	—	—	—	—	(21,486)	—	(21,486)	(21,486)	—	(21,486)
Foreign currency exchange translation adjustment, net of nil tax	—	—	—	—	—	—	(1,029)	—	—	(1,029)	(1,029)	—	(1,029)

											(22,515)	—	(22,515)

Issuance of ordinary shares, net of nil issuance costs	—	—	59,992,000	61,494	(1,418)	—	—	—	—	60,076
Share-based compensation	—	—	—	—	—	1,751	—	—	—	1,751

Balance as of December 31, 2006	—	—	60,000,000	61,502	(1,418)	19,015	(1,670)	(47,709)	—	29,720

Net loss	—	—	—	—	—	—	—	(122,732)	(933)	(123,665)	(122,732)	(933)	(123,665)
Capital contribution	—	—	—	—	—	—	—	—	1,175	1,175
Foreign currency exchange translation adjustment, net of nil tax	—	—	—	—	—	—	4,704	—	—	4,704	4,704	—	4,704

											(118,028)	(933)	(118,961)

Issuance of Series B convertible preferred shares, net of issuance costs of RMB360	7,862,216	7,523	—	—	—	107,220	—	—	—	114,743
Share-based compensation	—	—	—	—	—	15,633	—	—	—	15,633

Balance as of December 31, 2007	7,862,216	7,523	60,000,000	61,502	(1,418)	141,868	3,034	(170,441)	242	42,310

See accompanying notes to consolidated financial statements.

7 Days Group Holdings Limited

Consolidated statements of equity (deficit) and comprehensive income (loss)—(continued)

(Amounts in thousands, except share data)

	7 Days Group Holdings Limited Shareholders										Comprehensive Income (Loss)
	Series B Preferred Shares		Ordinary Shares		Subscription Receivable	Additional Paid-in Capital	Accumulated Other Compre- hensive Income (Loss)	Accumulated Deficit	Non- controlling Interests	Total Equity (Deficit)	Attributable to 7 Days Group Holdings Limited Shareholders	Attributable to Non- controlling Interests	Total
	Number of Shares	Par Value	Number of Shares	Par Value

		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2007	7,862,216	7,523	60,000,000	61,502	(1,418)	141,868	3,034	(170,441)	242	42,310
Net loss	—	—	—	—	—	—	—	(210,530)	608	(209,922)	(210,530)	608	(209,922)
Capital contribution	—	—	—	—	—	—	—	—	300	300
Foreign currency exchange translation adjustment, net of nil tax	—	—	—	—	—	—	27,270	—	—	27,270	27,270	—	27,270

											(183,260)	608	(182,652)

Share-based compensation	—	—	—	—	—	27,221	—	—	—	27,221

Balance as of December 31, 2008	7,862,216	7,523	60,000,000	61,502	(1,418)	169,089	30,304	(380,971)	1,150	(112,821)

Balance as of December 31, 2008 —in US$		1,102		9,010	(208)	24,771	4,439	(55,810)	168	(16,528)	(26,846)	89	(26,757)

See accompanying notes to consolidated financial statements.

7 Days Group Holdings Limited

Consolidated statements of cash flows

(Amounts in thousands)

	Year ended December 31,
	2006	2007	2008	2008

	RMB	RMB	RMB	US$

Cash flows from operating activities:
Net loss	(21,486)	(123,665)	(209,922)	(30,752)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,709	27,095	90,196	13,213
Loss on disposal of property and equipment	10	624	817	120
Deferred income tax expense (benefit)	(77)	224	(3,838)	(562)
Share-based compensation expense	1,751	15,633	27,221	3,988
Equity in loss (income) of an affiliate	267	(167)	(186)	(27)
Change in fair value of ordinary share purchase warrants	—	2,241	(10,484)	(1,536)
Change in fair value of interest rate derivative contract	—	802	523	77
Amortization of debt issuance costs	—	2,337	8,031	1,176
Amortization of discount on senior notes payable	—	6,024	20,702	3,033

Changes in operating assets and liabilities:
Pledged bank deposits	—	—	(3,977)	(583)
Accounts receivable	(133)	(1,861)	(1,431)	(210)
Prepaid rent	(13,001)	(44,293)	(4,117)	(603)
Other prepaid expenses and current assets	(3,272)	(22,870)	(17,979)	(2,634)
Amounts due from related parties	—	—	(59)	(9)
Rental deposits	(5,287)	(21,875)	(10,058)	(1,474)
Accounts payable	4,351	6,772	27,380	4,011
Bills payable	—	—	10,465	1,533
Accrued expenses and other payables	7,329	51,481	46,884	6,868
Amounts due to related parties	268	1,607	(1,713)	(251)
Income taxes payable	472	1,197	(193)	(28)
Accrued lease payments	9,944	50,059	36,860	5,400
Deferred revenue	1,227	5,077	(686)	(100)

Net cash provided by (used in) operating activities	(11,928)	(43,558)	4,436	650

Cash flows from investing activities:
Purchases of property and equipment	(84,478)	(338,412)	(405,166)	(59,354)
Acquisition of investment in an affiliate	(150)	—	—	—
Advances made to an affiliate	(1,717)	—	—	—
Collection of advances made to an affiliate	—	388	207	30
Collection of advances made to related parties	1,985	—	—	—

Net cash used in investing activities	(84,360)	(338,024)	(404,959)	(59,324)

See accompanying notes to consolidated financial statements.

7 Days Group Holdings Limited

Consolidated statements of cash flows—(continued)

(Amounts in thousands)

	Year ended December 31,
	2006	2007	2008	2008

	RMB	RMB	RMB	US$

Cash flows from financing activities:
Proceeds from shareholder advances	19,611	—	—	—
Proceeds from issuance of Series A convertible preferred shares	78,697	—	—	—
Issuance costs of Series A convertible preferred shares	(403)	—	—	—
Proceeds from issuance of Series B convertible preferred shares	—	85,660	—	—
Issuance costs of Series B convertible preferred shares	—	(360)	—	—
Proceeds from issuance of Series C convertible preferred shares	—	—	443,768	65,009
Issuance costs of Series C convertible preferred shares	—	—	(7,340)	(1,075)
Proceeds from issuance of senior notes	—	600,864	—	—
Debt issuance costs of senior notes	—	(29,216)	—	—
Increase in restricted cash	—	(409,411)	—	—
Decrease in restricted cash	—	242,587	103,719	15,194
Payment for interest rate derivative contract	—	(1,409)	—	—
Proceeds from short-term bank borrowings	—	50,000	170,000	24,904
Repayment of short-term bank borrowings	—	(20,000)	(200,000)	(29,299)
Proceeds from borrowings from related parties	40,876	123,315	1,650	242
Repayment of borrowings from related parties	(43,687)	(86,478)	(2,063)	(302)
Capital contributions from noncontrolling shareholders	—	1,175	300	44

Net cash provided by financing activities	95,094	556,727	510,034	74,717

Effect of foreign currency exchange rate changes on cash	(1,029)	(4,005)	(4,835)	(709)

Net (decrease) increase in cash	(2,223)	171,140	104,676	15,334
Cash at beginning of year	10,257	8,034	179,174	26,248

Cash at end of year	8,034	179,174	283,850	41,582

Supplemental disclosures of cash flow information:
Interest paid, net of capitalized interest (see Note 4)	300	775	62,272	9,122

Income taxes paid	140	1,841	3,250	476

Supplemental schedule of non-cash investing and financing activities:
Accounts payable for purchases of property and equipment at end of year	19,960	177,589	233,060	34,142

Bills payable for purchases of property and equipment at end of year	—	—	3,211	470

Issuance of Series B convertible preferred shares by exchange of shareholder borrowings (See Note 11)	—	29,443	—	—

Issuance of shares for advances from shareholders, net of issuance costs of nil	60,076	—	—	—

See accompanying notes to consolidated financial statements.

7 Days Group Holdings Limited

Notes to consolidated financial statements

(Amounts in thousands, except share data)

1. Principal activities and basis of presentation

(a) Principal activities

7 Days Group Holdings Limited (the “Company”) was incorporated as a limited liability company in the Cayman Islands on October 25, 2004. The Company and its subsidiaries (collectively, the “Group”) are principally engaged in the business of operating economy hotels in the People’s Republic of China (“PRC”) under the brand name “7 Days Inn”. As of December 31, 2007 and 2008, the Company operated 106 hotels in 20 cities and 223 hotels in 33 cities, respectively, in the PRC.

(b) Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations established by the Ministry of Finance of the PRC (“PRC GAAP”), the accounting standards used in the PRC. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with U.S. GAAP.

2. Summary of significant accounting policies

(a) Principles of consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Use of estimates

The preparation of the consolidated financial statements, in accordance with U.S. GAAP, requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the useful lives and salvage values of property and equipment, the recoverability of the carrying amount of property and equipment and investment in and advances to an affiliate, the valuation of share-based compensation, derivative and equity instruments, and accrued membership reward program costs. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from those estimates. The Group is also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as competition, litigation, legislation and regulations in the hotel industry.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

(c) Foreign currency transactions and translation

The Group’s reporting currency is the Renminbi (“RMB”). The functional currency of the Company is the U.S. dollar, whereas the functional currency of the Company’s subsidiaries is the RMB. Since the RMB is not a fully convertible currency, all foreign exchange transactions involving the RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at each balance sheet date. The resulting exchange differences are recorded in general and administrative expenses in the statement of operations.

Assets and liabilities of the Company are translated into RMB using the exchange rates at each balance sheet date. Revenues and expenses of the Company are translated at average rates prevailing during the reporting period. Gains and losses resulting from translation of the Company’s financial statements into the RMB are recorded as a separate component of accumulated other comprehensive income within equity (deficit).

For the convenience of the readers, the December 31, 2008 RMB amounts included in the accompanying consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00=RMB6.8262, being the noon buying rate for U.S. dollars in effect on September 30, 2009 in the city of New York for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other rate on September 30, 2009 or at any other date. The U.S. dollars convenience translation is not required under U.S. GAAP and all U.S. dollars convenience translation amounts in the accompanying consolidated financial statements are unaudited.

(d) Cash and restricted cash

Cash consists of cash on hand and cash at banks. As of December 31, 2007 and 2008, RMB153,300 and RMB276,480 (US$40,503), respectively, in cash was held in major financial institutions located in the PRC. Management believes that these major financial institutions are of high credit quality.

Restricted cash of RMB159,710 and RMB51,381 (US$7,527) as of December 31, 2007 and December 31, 2008, respectively, represents the remaining portion of cash proceeds received from the issuance of Senior Notes that are held in an escrow account. Based on the terms of the Senior Notes indenture agreement, such amount can only be used for capital expenditures, payment of interest on Senior Notes, working capital and general corporate purposes after obtaining consent from the representative of the holders of the Senior Notes.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

(e) Pledged bank deposits

Pledged bank deposits represent amounts held by financial institutions, which are not available for the Group’s use, as security for issuance of bills to the Group’s suppliers. Upon maturity of the bills, which generally occur within 3 months after the issuance of the bills, the deposits are released by the financial institutions and become available for use by the Group. Such pledged bank deposits are reported within cash flows from operating activities in the consolidated statement of cash flows.

(f) Accounts receivable

Accounts receivable primarily represent amounts due from customers and amounts due from banks relating to the amounts settled by customers’ debit and credit cards. The Group reviews its accounts receivable on a periodic basis and records allowances when there is a doubt as to the collectibility of the balance. In evaluating the collectibility of an account receivable balance, the Group considers various factors, including the age of the balance, customer specific facts and economic conditions. Accounts receivable balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. No allowance for doubtful accounts has been provided for any of the periods presented because management of the Group believes all accounts receivable are fully collectible. The Group does not have any off-balance-sheet credit exposure related to its customers.

(g) Long-lived assets

Property and equipment

Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, taking into consideration the assets’ estimated salvage value. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives. When items are retired or otherwise disposed of, income is charged or credited for the difference between the net book value and proceeds received thereon. Ordinary maintenance and repairs are charged to expense as incurred. The estimated useful lives of the Group’s property and equipment are as follows:

Leasehold improvements	4-15 years
Hotel fixtures and equipment	5 years
Motor vehicles	5 years

Costs incurred during the construction and installation of leasehold improvements are initially capitalized as construction in progress and transferred into leasehold improvements when the assets are ready for their intended use, at which time depreciation commences. These capitalized costs include interior and exterior decorations, floor and wall coverings and an allocation of interest cost incurred.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Impairment of long-lived assets

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent that the carrying amount of the asset exceeds its fair value. There were no impairment charges on long-lived assets for any of the periods presented. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

(h) Investment in an affiliate

Equity investments where the Company does not have a controlling financial interest, but has the ability to exercise significant influence over the operating and financial policies of the investee, are accounted for using the equity method of accounting. Under the equity method of accounting, the Group’s share of the investee’s results of operations is reported as equity in income (loss) of an affiliate in the statement of operations.

The Group recognizes an impairment loss when there is a decline in value below the carrying value of the equity investment that is considered to be other-than-temporary. The process of assessing and determining whether impairment on an investment is other-than-temporary requires a significant amount of judgment. To determine whether an impairment is other-than-temporary, management considers whether it has the ability and intent to hold the investment until recovery and whether evidence indicating the carrying value of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the decline in value, any change in value subsequent to the period end, and forecasted performance of the investee. Based on management’s evaluation, there were no impairment charges on the equity investment for any of the periods presented.

(i) Derivative contract

The Group entered into an interest rate derivative contract with a financial institution in September 2007 to limit the maximum interest rate on its Senior Notes payable. Such interest rate derivative contract is accounted for as a cash flow hedge in accordance with the requirements set out in Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). The effective portion of the gain or loss on the interest rate derivative contract is reported in accumulated other comprehensive income, and the ineffective portion and the portion that is excluded from the assessment of hedge effectiveness are recognized in the statement of operations.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

(j) Bills payable

Bills payable represent bills issued by financial institutions to the Group’s suppliers. The Group’s suppliers receive payments from the financial institutions directly upon maturity of the bills and the Group is obliged to repay the face value of the bills to the financial institutions.

(k) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in the statement of operations in the period that the change in tax rates or tax laws is enacted.

On January 1, 2007, the Group adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations. The adoption of FIN 48 as of January 1, 2007 did not have any effect on the Group’s consolidated financial statements.

(l) Revenue recognition

Substantially all of the revenues of the Group represent room accommodation charges and commodity sales. Revenues generated from room accommodation charges are recognized as earned, which is the date the customer occupies a room. Revenues from food and beverage sales and souvenir sales are recognized at the time of sale, which is the point in time when delivery occurs.

In April 2005, the Group established a life-time membership reward program. Membership is free of charge if registered through the internet. Prior to January 1, 2008, the Group charged a non-refundable one-time upfront membership fees from customers who purchased membership in the reward program at its hotels. The Group recognizes revenues from the membership fee over the expected term of the customer relationship of 10 years. Effective January 1, 2008, the Group

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

discontinued charging customers an upfront membership fee for participating in the membership reward program. For the years ended December 31, 2006, 2007 and 2008, the Group received membership fee of RMB1,291, RMB5,453 and nil, and recognized revenues of RMB64, RMB376 and RMB686 (US$100), respectively.

The Group is subject to business tax and surcharges in aggregate of approximately 5% to 6% on services provided in the PRC. Revenues are recorded net of business tax and surcharges of RMB3,530, RMB15,106 and RMB43,584 (US$6,385) for the years ended December 31, 2006, 2007 and 2008, respectively.

(m) Pre-operating expenses and advertising costs

Costs incurred prior to the commencement of commercial operations of the Group’s new hotels are classified as pre-operating expenses and are expensed as incurred. Pre-operating expenses, which are included in hotel operating costs and general and administrative expenses in the statement of operations, amounted to RMB16,974, RMB75,857 and RMB85,445 (US$12,517) for the years ended December 31, 2006, 2007 and 2008, respectively, of which RMB15,105, RMB70,608 and RMB98,681 (US$14,456) were included in hotel operating costs, and RMB1,869, RMB5,249 and RMB10,055 (US$1,473) were included in general and administrative expenses, respectively.

Advertising costs, which amounted to RMB406, RMB3,462 and RMB7,768 (US$1,138) for the years ended December 31, 2006, 2007 and 2008, respectively, are also expensed as incurred.

(n) Operating leases

The Group leases premises for hotels and corporate office space under non-cancellable operating leases. Minimum lease payments are expensed on a straight-line basis over the term of the lease, including any periods of free rent. For lease agreements that contain free rent or escalating payment terms, the Group recognizes accrued lease payments for the difference between the amount of expense recognized on a straight-line basis and the amount of minimum lease payments made. Under the terms of the lease agreements, the Group has no legal or contractual asset retirement obligations at the end of the leases.

(o) Accrued membership reward program costs

Under the Group’s membership reward program, members enjoy discounts on room rates, priority in hotel reservations, and accumulate membership credit points for their paid stays. When the credit points reach a specified level, members are eligible to redeem credit points earned for upgrades, free room nights or other gifts. The membership credit points expire after two years from the respective dates they are earned.

The estimated incremental costs to provide the services and gifts for the credit points earned by members are recorded in the balance sheets as accrued membership reward program costs and included in accrued expenses and other payables in the accompanying balance sheet with a

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

corresponding charge recognized as sales and marketing expenses in the accompanying statement of operations. Due to the limited history of the membership reward program, the Group cannot make reasonable and reliable estimates of the redemption levels of the credit points earned by members. Therefore, the Group has recognized a liability for membership reward program assuming all points will eventually be redeemed. The liability for membership reward program is reduced upon the redemption or expiration of the credit points.

(p) Retirement and other postretirement benefits

Pursuant to relevant PRC regulations, the Group’s subsidiaries are required to make contributions to various defined contribution plans organized by the PRC government. The contributions are made for each qualifying PRC employee at rates ranging from 8% to 12% on a standard salary base as determined by the PRC governmental authority. Contributions to the defined contribution plans are charged to the statement of operations as the related service is provided. For the years ended December 31, 2006, 2007 and 2008, contributions to the defined contribution plans were RMB1,319, RMB5,607 and RMB13,228 (US$1,938), respectively.

The Company has no other obligation for the payment of employee benefits associated with these plans beyond the contributions described above.

(q) Share-based payments

The Group accounts for share-based payments under the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”). Under SFAS No. 123R, the Group measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the costs over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. When no future services are required to be performed by the employee in exchange for an award of equity instruments, and if such award does not contain a performance or market condition, the cost of the award (as measured based on the grant-date fair value of the equity instrument) is expensed on the grant date.

(r) Series A and Series C convertible preferred shares

The Series A and the Series C convertible preferred shares agreements grant the holders of the Series A convertible preferred shares and the holders of the Series C convertible preferred shares certain rights, which we refer to as drag-along rights, that would result in a deemed liquidation in certain circumstances at the option of a majority of the holders of the Series A convertible preferred shares or a majority of the holders of the Series C convertible preferred shares. Consequently, the Series A convertible preferred shares and the Series C convertible preferred shares are classified outside of permanent equity. Accretion to the liquidation value is recognized when the exercise of the drag-along rights is considered probable.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

(s) Earnings (loss) per share

Basic earnings (loss) per ordinary share is computed by dividing net income (loss) attributable to 7 Days Group Holdings Limited shareholders by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income attributable to 7 Days Group Holdings Limited shareholders is allocated between ordinary shares and other participating securities based on participating rights in undistributed earnings. The Company’s Series A convertible preferred shares, Series B convertible preferred shares and Series C convertible preferred shares are participating securities since the holders of these securities participate in dividends on the same basis as ordinary shareholders.

Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to 7 Days Group Holdings Limited shareholders as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary and dilutive ordinary share equivalents outstanding during the year. Ordinary share equivalents consist of the ordinary shares issuable upon the exercise of the ordinary share purchase warrants and the outstanding share options (using the treasury stock method), and upon the conversion of the Group’s Series A convertible preferred shares, Series B convertible preferred shares and Series C convertible preferred shares (using if-converted method). Potential dilutive securities are not included in the calculation of diluted earnings (loss) per share if the impact is anti-dilutive.

(t) Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, fire prevention, environmental, public safety, health and sanitary requirements and tax matters. In accordance with SFAS No. 5, Accounting for Contingencies, an accrual for a loss contingency is recognized when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated.

(u) Statutory reserves

Under the PRC rules and regulations, the Company’s subsidiaries incorporated in the PRC are required to transfer 10% of the net profit, as determined in accordance with the relevant PRC laws and regulations, to a statutory surplus reserve annually until the reserve balance reaches 50% of the corresponding subsidiaries’ registered capital. The transfer to this reserve must be made before distribution of dividends to shareholders can be made. The statutory surplus reserve can be used to make good previous years’ losses, if any, and may be converted into share capital by the issue of new shares to shareholders in proportion to their existing shareholdings or by increasing the par value of the shares currently held by the shareholders, provided that the balance of the statutory surplus reserve after such issue is not less than 25% of the registered capital.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

As of December 31, 2007 and 2008, the statutory surplus reserve recorded by the Company’s subsidiaries incorporated in the PRC amounted to RMB68 and RMB158 (US$23), respectively.

(v) Segment reporting

The Company’s chief operating decision maker has been identified as its Chief Executive Officer. The Group has one operating segment, as defined by SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. All of the Group’s operations and customers are located in the PRC; consequently, no geographic information is presented.

(w) Fair Value Measurements

On January 1, 2008, the Company adopted the provisions SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP SFAS 157-1”) and FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP SFAS 157-2”). FSP SFAS 157-1 amends SFAS No. 157 to exclude SFAS No. 13, Accounting for Leases (“SFAS No. 13”) and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13 from the scope of SFAS No. 157. FSP FAS 157-2 delays the effective date of SFAS No. 157 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Management does not believe the adoption of FSP SFAS 157-1 and FSP SFAS 157-2 will have a material impact on the Group’s consolidated financial statements.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP SFAS 157-3”) which was effective immediately. FSP FAS 157-3 clarifies the application of SFAS No. 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. The Company has considered the guidance provided by FSP SFAS 157-3 in its determination of estimated fair values during 2008.

In April 2009, the FASB issued FASB Staff Position No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP SFAS 157-4”) which was effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. FSP SFAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, when the volume and level of activity for the asset or liability have significantly decreased. FSP SFAS 157-4 includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP SFAS 157-4 also emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. Management does not believe the adoption of FSP SFAS 157-4 will have a material impact on the Group’s consolidated financial statements.

(x) Reclassifications

Certain reclassifications have been made to the prior years’ consolidated financial statements to conform with the presentation for the year ended December 31, 2008.

(y) Recently issued accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to measure certain financial instruments and certain other items at fair value. The Statement requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Group on January 1, 2008, although earlier adoption is permitted. Management has elected not to adopt the fair value option, as permitted under SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised), Business Combinations (“SFAS No. 141(R)”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment to ARB No. 51 (“SFAS No. 160”). SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date.

In connection with the preparation and issuance of the Group’s unaudited interim consolidated financial statements for the nine-month period ended September 30, 2009, the Group adopted SFAS No. 160 on January 1, 2009. In accordance with the retrospective application provisions of SFAS No. 160, the Group’s consolidated financial statements as of December 31, 2007 and 2008

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

and for each of the years in the three-year period ended December 31, 2008 have been revised to present noncontrolling interests as a component of equity (deficit).

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. SFAS No. 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS No. 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management does not believe the adoption of SFAS No. 161 will have a material impact on the Group’s consolidated financial statements.

3. Other prepaid expenses and current assets

Other prepaid expenses and current assets consist of the following:

	December 31,
	2007	2008	2008
	RMB	RMB	US$
Hotel supplies	13,544	25,394	3,720
Utility and other deposits	4,813	4,658	682
Prepaid advertising	1,161	4,687	687
Advances to employees	2,607	2,813	412
Other	6,768	9,320	1,365

Total other prepaid expenses and current assets	28,893	46,872	6,866

4. Property and equipment

Property and equipment consist of the following:

	December 31,
	2007	2008	2008
	RMB	RMB	US$
Leasehold improvements	456,265	898,992	131,698
Hotel fixtures and equipment	73,948	141,270	20,695
Motor vehicles	540	540	79
Construction in progress	93,181	45,674	6,691

Total property and equipment	623,934	1,086,476	159,163
Less: Accumulated depreciation and amortization	(33,793)	(123,500)	(18,092)

Total property and equipment, net	590,141	962,976	141,071

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Depreciation and amortization expense of property and equipment was allocated to the following expense items:

	Year ended December 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Hotel operating costs	5,585	26,808	88,939	13,029
Sales and marketing expenses	20	22	57	8
General and administrative expenses	104	265	1,200	176

Total depreciation and amortization expense	5,709	27,095	90,196	13,213

For the years ended December 31, 2006, 2007 and 2008, interest cost capitalized amounted to RMB116, RMB3,795 and RMB5,284 (US$774), respectively.

5. Investment in and advances to an affiliate

The Group acquired a 30% equity interest in Wuxi Shenglong Hotel Management Limited (“Wuxi Shenglong”) in March 2006. Wuxi Shenglong is engaged in the business of operating an economy hotel in Jiangsu, PRC. The Group and other shareholders of Wuxi Shenglong make advances to Wuxi Shenglong in proportion to their respective percentage of equity interests in Wuxi Shenglong. As the Group owns only 30% of the equity interests in Wuxi Shenglong and contributed only its proportionate share of the advances to Wuxi Shenglong, the Group does not absorb a majority of the expected losses and, therefore, does not consolidate Wuxi Shenglong in the Group’s consolidated financial statements. As of December 31, 2007 and 2008, the advances, net of repayments, made by the Group to Wuxi Shenglong to fund its operations amounted to RMB1,329 and RMB1,122 (US$164), respectively.

6. Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	December 31,
	2007	2008	2008
	RMB	RMB	US$
Accrued payroll and employee benefits	22,074	53,542	7,844
Accrued interest expense	20,167	14,822	2,171
Accrued membership reward program costs	2,970	8,469	1,241
Accrued business and surcharges taxes	6,123	8,384	1,228
Accrued rent	408	6,816	998
Other	9,448	16,041	2,350

Total accrued expenses and other payables	61,190	108,074	15,832

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

7. Income taxes

The Company’s Hong Kong and PRC subsidiaries file separate income tax returns.

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon any payment of dividends by the Company, no Cayman Islands withholding tax is imposed.

Hong Kong

7 Days Inn Group (HK) Limited, a subsidiary of the Company, was incorporated in Hong Kong on November 29, 2007 and is subject to Hong Kong profits tax at rates of 17.5% and 16.5% for the years ended December 31, 2007 and 2008, respectively. As 7 Days Inn Group (HK) Limited did not have any income subject to Hong Kong profits tax, no provision for Hong Kong profits tax during the years ended December 31, 2007 and 2008 have been made.

PRC

Prior to January 1, 2008, the PRC’s statutory income tax rate was 33%. 7 Days Inn (Shenzhen) Co., Ltd. (“7 Days Shenzhen”) and Shenzhen 7 Days Baoda Hotel Management Co., Ltd. (“Shenzhen 7 Days Baoda”), which are located and operating within the Shenzhen Special Economic Zone in the PRC, and were therefore subject to a preferential tax rate of 15%. Being a qualified foreign invested enterprise engaging in the service industry in Shenzhen Special Economic Zone, 7 Days Shenzhen is further entitled to a 1-year full exemption followed by a 2-year 50% exemption tax holiday, which commenced from its first profit-making year after offsetting its accumulated tax losses.

On March 16, 2007, the PRC government enacted the new Enterprise Income Tax law (“new EIT law”), which unified the income tax rate to 25% for all enterprises. The new EIT law was effective as of January 1, 2008. The new EIT law provides a 5-year transition period from its effective date for those companies which were engaged in the service industry in Shenzhen Special Economic Zone and established before March 16, 2007 and which were entitled to a preferential lower tax rate under the then effective tax laws and regulations, as well as grandfathering tax holidays. The transitional tax rates are 18%, 20%, 22%, 24% and 25% for 2008, 2009, 2010, 2011 and 2012 onwards, respectively.

Based on the above, the Company’s PRC subsidiaries are subject to the new PRC statutory income tax rate of 25% except for the followings:

(i) 7 Days Shenzhen commenced its tax holiday in its first profit-making year in 2007 and thus was exempt from income tax in 2007. Its branch hotels located in Shenzhen Special Economic Zone are subject to income taxes at 9%, 10%, 22%, 24% and 25% for 2008, 2009, 2010, 2011 and 2012 onwards, respectively, while its branch hotels located outside Shenzhen Special Economic Zone are subject to income tax rate at 12.5%, 12.5%, 25%, 25% and 25% for 2008, 2009, 2010, 2011 and 2012 onwards, respectively.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

(ii) Shenzhen 7 Days Baoda, which was incorporated on March 20, 2007, is subject to income tax at 15% and 25% for 2007 and 2008 onwards, respectively.

The new EIT law also imposes a withholding income tax at 10%, unless reduced by a tax treaty, for dividends distributed by a PRC-resident enterprise to its immediate holding company outside the PRC for earnings accumulated beginning on January 1, 2008 and undistributed earnings generated prior to January 1, 2008 are exempt from such withholding income tax. The Company did not record any deferred tax liabilities because 7 Days Shenzhen did not have any cumulative undistributed earnings as of December 31, 2008.

The Group’s loss before income taxes consists of the following:

	Year ended December 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Loss subject to the Cayman Islands’ jurisdiction	(1,159)	(53,139)	(105,704)	(15,485)
Loss subject to the PRC’s jurisdiction	(19,792)	(67,264)	(104,997)	(15,381)
Loss subject to the Hong Kong’s jurisdiction	—	—	(2)	—

Total loss before income taxes	(20,951)	(120,403)	(210,703)	(30,866)

The Group’s income tax benefit (expense) in the consolidated statements of operations consists of the following:

	Year ended December 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
PRC
Current expense	(612)	(3,038)	(3,057)	(448)
Deferred benefit (expense)	77	(224)	3,838	562

Total income tax benefit (expense)	(535)	(3,262)	781	114

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The reconciliation between the actual income tax benefit (expense) reported in the consolidated statements of operations and the amounts computed by applying the PRC statutory tax rate of 33% for the years ended December 31, 2006 and 2007, and 25% for the year ended December 31, 2008, (used because substantially all the Group’s operations are in the PRC) to loss before income taxes is as follows:

	Year ended December 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Computed expected income tax benefit	6,914	39,733	52,676	7,717
Foreign income tax rate differential	(382)	(17,536)	(26,427)	(3,871)
Preferential income tax rate	(4,304)	(1,500)	(1,616)	(237)
Tax holiday (Note i)	—	4,175	—	—
Non-deductible expenses
—Salaries and staff costs exceeding allowable limit	(18)	(1,113)	(5,018)	(735)
—Entertainment expense exceeding allowable limit	(103)	(291)	(845)	(124)
—Interest expense exceeding allowable limit	—	—	(634)	(93)
—Other	(80)	(383)	(781)	(115)
Change in valuation allowance	(2,562)	(25,113)	(16,574)	(2,428)
Effect of change in enacted tax rate	—	(1,234)	—	—

Actual income tax benefit (expense)	(535)	(3,262)	781	114

Note:

(i)	Basic and diluted net loss per ordinary share effect of 7 Days Shenzhen’s tax holiday for the years ended December 31, 2007 and 2008 was RMB0.07 and nil, respectively.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities as of December 31, 2007 and 2008 are presented below:

	December 31,
	2007	2008	2008
	RMB	RMB	US$
Deferred tax assets:
—Accrued lease payments	15,462	11,594	1,699
—Pre-operating expenses	8,825	2,534	371
—Tax loss carryforwards	3,443	31,932	4,678
—Deferred revenue	1,420	1,340	196
—Accrued membership reward program costs	743	2,117	310
—Accrued expenses	155	2,103	308

Total gross deferred tax assets	30,048	51,620	7,562
Less: valuation allowance	(28,928)	(45,502)	(6,666)

Net deferred tax assets	1,120	6,118	896

Deferred tax liabilities:
—Property and equipment	(873)	(2,033)	(298)

Total gross deferred tax liabilities	(873)	(2,033)	(298)

Net deferred tax asset	247	4,085	598

Classification on consolidated balance sheets:
Deferred tax assets
—Current	22	1,864	273
—Non-current	225	2,221	325

The realization of the future tax benefits of a deferred tax asset is dependent on future taxable income against which such tax benefits can be applied or utilized, the consideration of the scheduled reversal of deferred tax liabilities and any available tax planning strategies. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. All available evidence is considered in the determination of whether sufficient future taxable income will exist since the ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax loss carryforwards are utilized. Such evidence includes, but is not limited to, the financial performance of the subsidiaries, the market environment in which these subsidiaries operate and the length of relevant carryforward periods. Sufficient negative evidence, such as a history of operating loss, losses expected in early future years and cumulative net losses in recent years, may require that a valuation allowance be established with respect to existing and future deferred tax assets. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Group will realize the benefits of the deferred tax assets, net of the valuation allowances as of December 31, 2007 and 2008. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

As of December 31, 2008, tax loss carryforwards of the loss-making subsidiaries amounted to RMB130,151 (US$19,066), which will expire in the years from 2011 to 2013.

As of January 1, 2007, and for the years ended December 31, 2007 and 2008, the Group did not have any unrecognized tax benefits, and thus no interest and penalties related to unrecognized tax benefits were recorded. In addition, it does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months.

The Company’s subsidiaries file their income tax returns in the PRC and Hong Kong. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances where the underpayment of taxes is more than RMB100 (US$15). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Accordingly, the PRC income tax returns for the Company’s PRC subsidiaries for the years beginning in 2005 are open to examination by the PRC state and local tax authorities. The Hong Kong profits tax return for 7 Days Inn Group (HK) Limited for the years beginning in 2007 is open to examination by the Hong Kong tax authority.

8. Senior notes payable

On September 10, 2007, the Company issued senior notes and 800 warrants to purchase ordinary shares for a total consideration of US$80,000 (RMB600,864). Because each of the senior notes and warrants is transferable separately and there are no terms requiring the surrender of senior notes when the warrants are exercised, and the Company may be required to redeem the warrants for cash under the “put option” or “alternative put option” requirements, these warrants are classified as liabilities and considered to be detachable from the senior notes.

The senior notes have a principal amount of US$80,000 and bear interest at a floating rate of London Inter Bank Offered Rate (“LIBOR”) plus 5.5% per annum (8.6225% as of December 31, 2008) payable on a semi-annual basis and are due on September 10, 2010. In connection with the issuance of the Company’s Series C convertible preferred shares in October 2008, the Company was required under the senior notes indenture agreement to obtain consent from the senior note holders. Concurrent with obtaining the consent from the senior note holders, the Company entered into a supplemental agreement with the senior note holders to increase the interest rate for the senior notes to LIBOR plus 8% per annum, beginning from July 1, 2009.

Pursuant to the senior notes indenture agreement, all the Company’s equity interests in 7 Days Shenzhen, the wholly owned-subsidiary of the Company which holds the equity interests of the Group’s other subsidiaries in the PRC, were pledged in order to secure the senior notes. While the senior notes remain outstanding, the Company is not permitted to pay dividends to their shareholders without the consent of the holders of senior notes. The Company and its subsidiaries are not permitted to redeem their ordinary shares or any securities exchangeable for or convertible into ordinary shares. Further, the Company is subject to certain restrictions on its major corporate actions, including incurrence of additional debts and liens, sales of the assets,

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

transactions with the affiliates, and issuance or sale of shares in the subsidiaries. The Company is also subject to certain covenants, which require the Company and its subsidiaries to comply with certain financial ratios and open a minimum number of hotels in each of the years from 2007 to 2010. As of December 31, 2008, the Company and its subsidiaries were in compliance with all of these requirements.

Debt issuance costs of senior notes, which are included in other assets in the accompany balance sheet, amounted to US$3,890 (RMB29,216) and are amortized over the term of senior notes using the effective interest method. The amortization of debt issuance costs of RMB2,337 and RMB8,031 (US$1,176) for the period from the issuance date to December 31, 2007 and for the year ended December 31, 2008, respectively, was recorded as interest expense in the statement of operations.

The Company recognized a discount on senior notes based on the estimated fair value of the related warrants at the issuance date of US$10,027 (RMB75,453), which was recorded as a reduction of the carrying value of the senior notes payable and is amortized over the term of the senior notes using the effective interest method. The amortization of discount on senior notes of RMB6,024 and RMB20,702 (US$3,033) for the period from the issuance date to December 31, 2007 and for the year ended December 31, 2008, respectively, was recorded as interest expense in the statement of operations.

The estimated fair value of the warrants at the commitment date was estimated using weighted probability method under the Black-Scholes model with the following assumptions: expected dividend yield of 0%, expected volatility rates of 31.21% to 35.08%, risk-free interest rates of 3.78% to 3.84%, and an expected contractual term of 4 years. Because the Company’s ordinary shares did not have a trading history at the time the senior notes and ordinary share purchase warrants were issued, the expected volatility of the ordinary share underlying the purchase warrants was based on the historical volatilities of comparable publicly traded shares of companies engaged in a similar industry. Different expected volatility rates and risk-free interest rates were adopted under different scenarios for the possible exercise of ordinary share purchase warrants or the possible redemption of ordinary share purchase warrants under the put options. The resulting amount under each scenario was then multiplied by management’s estimation of its percentage of probability of the warrants being exercised or being redeemed under the put option to compute the weighted average fair value of the warrants as of the commitment date. The estimated fair value of the underlying ordinary shares at the commitment date was determined by management based on a retrospective valuation performed by Jones Lang Lasalle Sallmanns Limited, an unrelated and independent valuation firm, supported by the forecasted operating results and cash flows of the Group’s business.

In the event of the consummation of an initial public offering of the Company’s shares (“IPO”) on a recognized stock exchange, the senior notes and the unpaid interest will become due and payable 60 days after the completion of such an IPO. Prior to the occurrence of an IPO or the maturity date of the senior notes, the Company may choose to redeem part or all of the senior notes at 109% of the principal amount plus any accrued and unpaid interest determined as if accrued through March 11, 2009.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

On September 25, 2007, the Company entered into an interest rate derivative contract with a financial institution to limit the maximum interest rate exposure of the LIBOR portion of the senior notes to 6.0% per annum. The initial cost of such interest rate derivative contract was US$184 (RMB1,409). The estimated fair value of the interest rate derivative contract on the balance sheet date was determined by management based on a quotation obtained from a commercial bank, which is the quoted price for a similar derivative contract in active market with the same remaining unexpired period, and was included in other assets in the accompanying balance sheet. The change in the fair value of RMB802 and RMB523 (US$77) for the period from the contract commencement date to December 31, 2007 and for the year ended December 31, 2008, respectively, was recognized in interest expense in the statement of operations. The Group did not have any interest rate derivative contracts during the year ended December 31, 2006.

9. Ordinary share purchase warrants

On September 10, 2007, in conjunction with the issuance of senior notes, the Company issued 800 warrants to purchase ordinary shares. The warrants have a four year term and are required to be exercised upon the occurrence of an IPO, or a Block Trade which is defined as either (i) the sale, transfer, or other disposition of substantially all of the Company’s assets; or (ii) any transaction by any sponsor or its affiliates pursuant to which 25% or more of the ordinary shares of the Company then held by such sponsor or its affiliates is sold or transferred to any person that is not an affiliate or sponsor of the Company. “Sponsor” is defined as either Mr. He Boquan, who is a director and major shareholder of the Company, Mr. Zheng Nanyan, who is Chief Executive Officer and director of the Company, or WP RE (Cayman) International Ltd., the holder of Series A convertible preferred shares (see Note 10), and any of their respective affiliates. The exercise price of the warrants is calculated using a predetermined formula based on the date of exercise and price per ordinary share of the IPO or Block Trade, and ranges from 20% to 50% of the IPO or Block Trade price.

The total number of ordinary shares issuable upon the exercise of the 800 warrants is calculated as:

(i) in the event of a Block Trade prior to an IPO, the number of ordinary shares issuable is the lower of (1) 7.5% of the Ordinary Share Equivalents (as defined below) and (2) Dilution Factor (as defined below) multiplied by the Ordinary Share Equivalents;

(ii) in the event of an IPO, the number of ordinary shares issuable is the higher of (1) 2.5% of the Ordinary Share Equivalents and (2) Dilution Factor multiplied by the Ordinary Share Equivalents; and

(iii) in no event the number of ordinary shares issuable should exceed 7.5% of the Ordinary Share Equivalents.

Ordinary Share Equivalents is defined as the then-outstanding number of ordinary shares plus all ordinary shares issuable upon the exercise of the Company’s warrants and other securities.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Dilution Factor is defined as the quotient obtained by dividing US$26,667 by the Group’s market capitalization upon the occurrence of an IPO or fair market value upon the occurrence of a Block Trade.

Put Option

In the event a Qualifying IPO (defined as an IPO on a recognized stock exchange with minimum gross proceeds of US$80,000 and at least 20% of the Company’s issued and outstanding share capital is held by the public) is not completed by September 10, 2010, each holder of warrants may require the Company to repurchase the warrants at a price of US$9 per warrant.

Alternative Put Option

Upon the occurrence of a Block Trade prior to any IPO, in lieu of exercising the right to purchase the ordinary shares, each holder of the senior notes and warrants may require the Company to repurchase any of the then-outstanding senior notes and warrants at an aggregate repurchase price equal to 115% of the principal amount of the senior notes, plus any accrued and unpaid interest on the senior notes as of the date of redemption.

Measurement

As the Company may be required to redeem the warrants under the “put option” or “alternative put option” requirements, the warrants were initially recorded as a liability on the date of issuance at a fair value of US$10,027 (RMB75,453). The increase and decrease in the fair value of the warrants of RMB2,241 and RMB10,484 (US$1,536) was charged to and credited to the statement of operations for the years ended December 31, 2007 and 2008, respectively.

The estimated fair value of the warrants as of December 31, 2007 and 2008 was estimated using weighted probability method under the Black-Scholes model with the following assumptions:

	December 31, 2007	December 31, 2008
Expected dividend yield	0%	0%
Expected volatility rates	34.18% to 40.66%	62.40% to 90.56%
Risk-free interest rates	3.05% to 3.19%	0.23% to 0.77%
Expected remaining contractual term	3.69 years	2.69 years

Different expected volatility rates and risk-free interest rates were adopted under different scenarios for the possible exercise of ordinary share purchase warrants or the possible redemption of ordinary share purchase warrants under the put options. The resulting amount under each scenario was then multiplied by management’s estimation of its percentage of probability of the warrants being exercised or being redeemed under the put option to compute the weighted average fair value of the warrants as of December 31, 2007 and 2008, respectively. The estimated fair value of the underlying ordinary shares as of December 31, 2007 and 2008 was determined by management based on a retrospective valuation performed by Jones Lang Lasalle Sallmanns Limited, an unrelated and independent valuation firm, supplemented by the forecasted profitability and cash flows of the Group’s business.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

10. Series A and Series C convertible preferred shares

Pursuant to the Series A Preferred Share Subscription Agreement dated November 7, 2006, the Company issued 15,724,432 Series A convertible preferred shares (“Series A Preferred Shares”) to WP RE (Cayman) International Ltd. for US$10,000 (RMB78,697) in aggregate or US$0.64 (RMB5.00) per share (“the Series A issue price”), exclusive of issuance costs of RMB403.

The Series A Preferred Shares are not redeemable at the option of their holders or the Company. The Company has determined that there was no embedded beneficial conversion feature attributable to the Series A Preferred Shares at the issuance date since the initial conversion price of the Series A Preferred Shares of US$0.64 (RMB5.00) per share was greater than the estimated fair value of the Company’s ordinary shares of US$0.38 (RMB3.02) per share as of November 7, 2006. The estimated fair value of the underlying ordinary shares on November 7, 2006 was determined by management based on a retrospective valuation performed by Jones Lang Lasalle Sallmanns Limited, an unrelated and independent valuation firm, using income approach, which requires the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in a similar industry to convert such future cash flows to a single present value.

Pursuant to the Series C Preferred Share Subscription Agreement dated October 1, 2008, the Company issued 16,564,144 Series C convertible preferred shares (“Series C Preferred Shares”) to Happy Travel Limited, a third party investor on October 10, 2008, and 4,969,243 Series C Preferred Shares to WP RE (Cayman) International Ltd. at a price of US$3.02 (RMB20.62) per share (“the Series C issue price”) for a total consideration of US$65,000 (RMB443,768), exclusive of issuance costs of RMB7,340.

The Series C Preferred Shares are not redeemable at the option of their holders or the Company. The Company has determined that there was no embedded beneficial conversion feature attributable to the Series C Preferred Shares at the issuance date since the initial conversion price of the Series C Preferred Shares of US$3.02 (RMB20.62) per share was greater than the estimated fair value of the Company’s ordinary shares of US$1.88 (RMB12.86) per share as of October 10, 2008. The estimated fair value of the underlying ordinary shares on October 10, 2008 was determined by management based on a retrospective valuation conducted by Jones Lang Lasalle Sallmanns Limited, an unrelated and independent valuation firm, using income approach, which requires the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in a similar industry to convert such future cash flows to a single present value.

The significant terms of the Series A and Series C Preferred Shares are as follows:

Conversion

Holders of the Series A and Series C Preferred Shares have the right to convert all or any portion of the Series A and Series C Preferred Shares to ordinary shares on a one-for-one basis (conversion ratio) at any time, subject to a contingent conversion price adjustment if there are additional ordinary shares issued or deemed to be issued at a price lower than the Series A or

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Series C issue price. The contingent conversion price adjustment, if any, is determined with reference to the difference between the Series A and Series C issue price and the issue price of the additional ordinary shares issued or deemed to be issued. The contingent conversion price adjustment may provide the holders of the Series A and Series C Preferred Shares with a beneficial conversion feature; however, any such beneficial conversion feature relating to the conversion price adjustment, if any, will only be recognized when the contingency is resolved. As of December 31, 2008, there were no additional ordinary shares issued or deemed to be issued at a price lower than the Series A or Series C issue price, which triggers the contingent conversion price adjustment.

Each Series A and Series C Preferred Share automatically converts into an ordinary share at the conversion ratio upon the closing of a “Qualified IPO” of the Company’s ordinary shares. According to the Memorandum and Articles of Association amended in October 2008, a Qualified IPO is defined as an initial public offering of the Company’s shares on a recognized stock exchange with (1) at least 20% of the Company’s outstanding equity interests being listed on such stock exchange; and (2) a minimum market capitalization of US$580,000 upon completion of such offering, or in case the public offering is consummated on or before June 30, 2009, the conversion price of the Company’s Series C convertible preferred shares is not higher than 75% of the final price per ordinary share issued and sold upon the closing of such initial public offering.

Voting rights

Each Series A and Series C Preferred Share has voting rights equivalent to the number of ordinary shares into which each Series A and Series C Preferred Share is convertible.

Dividends

No dividends or other distributions shall be paid or declared on any other shares of the Company unless a dividend in like amount (calculated on an if-converted basis) is first paid in full on each of the Series A and Series C Preferred Shares.

Drag-along rights

Pursuant to the Memorandum and Articles of Association of the Company amended on November 7, 2006, after the issuance of Series A Preferred Shares, holders of a majority of the Series A Preferred Shares have a drag-along right whereby they can require all other equity holders to approve a third-party offer to directly or indirectly purchase all, or substantially all, of the equity interests or assets of the Company, provided that the transaction proceeds are at least US$300,000 (if the sale is completed prior to November 7, 2008), US$400,000 (if the sale is completed on or after November 7, 2008 and before November 7, 2009) or US$500,000 (if the sale is completed on or after November 7, 2009), adjusted under certain circumstances. The founders of the Company holding 20% of the outstanding ordinary shares have a similar right. Triggering of this drag-along right results in a deemed liquidation of the Company with a required distribution of the transaction proceeds in accordance with the Company’s Memorandum of Association.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Subject to the right of first refusal for the benefit of holders of the Company’s ordinary shares (described below), holders of a majority of the Series A Preferred Shares have a drag-along right beginning on November 8, 2008 whereby they can require all other equity holders to approve a third-party offer to directly or indirectly purchase all, or substantially all, of the equity interests or assets of the Company, provided that holders of at least 75% of the Company’s voting securities consent to the transaction and the transaction consideration is at least 5.5 times the Company’s EBITDA (which is defined to mean, for any period, net income for such period plus, to the extent deducted in calculating such net income, (i) interest expense, (ii) income taxes, (iii) depreciation expense, (iv) amortization expense and (v) any other non-cash items reducing net income (other than non-cash items in a period which reflects cash expenses paid or to be paid in another period), less all non-cash items increasing net income, all as determined in conformity with International Financial Reporting Standards) for the 24 months immediately preceding the completion of such sale. In addition, at any time beginning on November 8, 2011, any holder of Series A Preferred Shares may exercise the drag-along right without either the 75% shareholder approval requirement or EBITDA threshold being applicable, provided that such holder of Series A Preferred Shares delivered written notice of its intention to exercise the drag-along right at least six months before November 8, 2011. Triggering of this drag-along right results in a deemed liquidation of the Company with transaction proceeds distributed first to holders of the Series A Preferred Shares in an amount equal to US$10,000 plus an internal rate of return of 15% capped at US$20,000 (the “Preference Distribution Amount”); then to holders of ordinary shares equal to a specified percentage of the Preference Distribution Amount (such percentage generally equal to a fraction, the numerator of which is the number of ordinary shares then outstanding and the denominator of which is the number of ordinary shares into which all outstanding Series A Preferred Shares may be converted); and then pro rata to the Series A Preferred and ordinary shareholders on an as-converted basis. If any Series A Preferred Shareholder triggers this drag-along right, holders of the Company’s ordinary shares have a right of first refusal to acquire all (but not less than all) of the Series A Preferred Shares held by the triggering holder at the same price agreed to be paid by the third-party in the proposed transaction.

Subsequently, pursuant to the Memorandum and Articles of Association of the Company amended on October 10, 2008 after the issuance of Series C Preferred Shares, holders of a majority of the Series A Preferred Shares or holders of a majority of the Series C Preferred Shares have drag-along rights whereby they can require all other equity holders to approve a third-party offer to directly or indirectly purchase all, or substantially all, of the equity interests or assets of the Company, provided that the transaction proceeds are at least US$530,000 (if the sale is completed on or before October 10, 2010), or US$680,000 (if the sale is completed after October 10, 2010), adjusted under certain circumstances. The founders of the Company holding more than 20% of the voting securities have a similar right. To complete the proposed sale transaction triggered by such drag-along rights, such holders of Series A Preferred Shares, holders of Series C Preferred Shares or founders of the Company holding more than 20% of the voting securities need to deliver written notice of its intention to exercise the drag-along right at least 30 business days before the completion date of the proposed transaction. Triggering of the drag-along rights result in a deemed liquidation of the Company with a required distribution of the transaction proceeds in accordance with the Company’s Memorandum and Articles of Association.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

In the event a Qualified IPO is not completed by October 10, 2013, holders of a majority of the Series A Preferred Shares or holders of a majority of the Series C Preferred Shares have a drag-along right whereby they can require all other equity holders to approve a third-party offer to directly or indirectly purchase all, or substantially all, of the equity interests or assets of the Company, provided that such holders of Series A Preferred Shares or such holders of Series C Preferred Shares delivered written notice of its intention to exercise the drag-along rights at least 60 calendar days before the completion date of the proposed transaction. Triggering of the drag-along rights result in a deemed liquidation of the Company with a required distribution of the transaction proceeds in accordance with the Company’s Memorandum and Articles of Association.

If any holders of Series A Preferred Shares, holders of Series C Preferred Shareholder or founders of the Company holding 20% of the voting securities trigger the above-mentioned drag-along rights, all other holders of ordinary shares or preferred shares of the Company have a right of first refusal to acquire all (but not less than all) of the preferred shares and/or ordinary shares held by the triggering holders at the same price agreed to be paid by the third-party in the proposed transaction.

All of the foregoing drag-along rights terminate upon the closing of a Qualified IPO.

11. Series B convertible preferred shares

Pursuant to the Series B Preferred Share Subscription Agreement dated May 22, 2007, the Company issued 7,862,216 Series B convertible preferred shares (“Series B Preferred Shares”) to three parties, including Mr. He Boquan, Fortune News International Limited, which is a company owned by Mr. Zheng Nanyan, and WP RE (Cayman) International Ltd., at a price of US$1.91 (RMB14.64) per share (“the Series B issue price”) for a cash consideration of US$11,154 (equivalent to RMB85,660) and the exchange of shareholder borrowings of HK$30,000 (equivalent to RMB29,443) from Mr He Boquan, exclusive of issuance costs of RMB360.

The Series B Preferred Shares are not redeemable at the option of their holders. If the Company elects to redeem the Series B Preferred Shares, the redemption price will be determined by mutual agreement among the Company and the holders of Series B Preferred Shares. The Company has determined that there was no embedded beneficial conversion feature attributable to the Series B Preferred Shares at the issuance date since the initial conversion price of the Series B Preferred Shares of US$1.91 (RMB14.64) per share was negotiated and agreed between the Company and the three parties on an arm’s length basis and was greater than the estimated fair value of the Company’s ordinary shares of US$1.41 (RMB10.79) per share. The estimated fair value of the underlying ordinary shares on May 22, 2007 was determined by management based on a retrospective valuation conducted by Jones Lang Lasalle Sallmanns Limited, an unrelated and independent valuation firm, using income approach, which requires the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in a similar industry to convert such future cash flows to a single present value.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The significant terms of the Series B Preferred Shares are the same as those for the Series A Preferred Shares, except that holders of the Series B Preferred Shares do not have the stand-alone drag-along right as disclosed in Note 10 above.

12. Ordinary shares

Upon incorporation, the Company’s authorized shares were 50,000 ordinary shares with a par value of US$1 per share. In August 2006, the Company approved an 8-for-1 stock split and an increase in the number of authorized ordinary shares from 400,000 ordinary shares (post split) to 81,300,000. All share and per share amounts for all periods presented have been adjusted to reflect the share split.

During the period from December 2004 to January 2006, the shareholders paid cash to the Company with the intention to subscribe ordinary shares of the Company after the number of the Company’s authorized ordinary shares was increased. The total cash paid by the shareholders during 2004, 2005 and 2006 amounted to US$952 (RMB7,881), US$3,939 (RMB32,592) and US$2,431 (RMB19,611), respectively. The total number of ordinary shares issued by the Company during 2004, 2005 and 2006 was 800, 7,200 and 59,992,000, respectively.

As of December 31, 2007 and 2008, the difference of RMB1,418 between the total amounts received from the shareholders of US$7,322 (RMB 60,084) and the total issue price of the ordinary shares issued of US$7,500 (RMB61,502) was recorded as subscription receivable and presented as a reduction of equity (deficit).

13. Revenues

Revenues by each major category are analyzed as follows:

	Year ended December 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Room accommodation	54,061	249,287	688,160	100,812
Souvenir sales	—	—	19,804	2,901
Food and beverage sales	727	3,002	11,423	1,674
Revenue from managed hotels	—	134	1,361	199
Membership reward program	64	376	686	100

Total revenues	54,852	252,799	721,434	105,686

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

14. Hotel operating costs

Hotel operating costs consist of the following:

	Year ended December 31,
	2006	2007	2008	2008
	RMB	RMB	RMB	US$
Rent expense	26,748	130,933	295,595	43,303
Staff costs	10,280	49,050	164,922	24,160
Depreciation and amortization	5,585	26,808	88,939	13,029
Hotel supplies	5,772	21,739	49,331	7,227
Utilities	4,301	19,059	57,511	8,425
Laundry expenses	1,727	7,518	19,844	2,907
Internet and telecommunication expense	455	2,118	8,570	1,256
Costs of souvenir, food and beverage	126	1,478	16,082	2,356
Other	3,946	14,538	29,410	4,308

Total hotel operating costs	58,940	273,241	730,204	106,971

Other mainly includes repairs and maintenance expense, staff uniform costs and traveling expense.

15. Share-based payments

During the years ended December 31, 2005 and 2006, the Company granted a total of 2,615,000 share options to the Group’s executives and employees with contractual terms ranging from 7.5 to 8.5 years. The exercise price of the share options is US$0.125 per share and the grant date fair value of these share options amounted to US$621 (RMB4,994). The vesting period is 4 years with one fourth of the share options becoming vested each year subsequent to the share option grants.

On December 20, 2007, the Company modified the vesting period of the share options granted during the years ended December 31, 2005 and 2006. The modified vesting period is 49 months with one fourth of the share options becoming vested on the first anniversary of the grant dates, and one eighth of the share options becoming vested at the end of a 7-month period subsequent to the first anniversary of the grant dates, and one eighth of the share options becoming vested every 6 months thereafter. At the date of modification, the share options were expected to vest under the original service period, therefore, the Company determined that there was no incremental compensation cost for the modification in vesting terms.

On December 20, 2007, the Company granted a total of 491,614 share options to the CEO and certain management employees with contractual terms ranging from 6 to 9 years. The exercise prices of the share options range from US$0.125 to US$0.64 per share. These share options were granted in recognition of the employees’ past services to the Company and were fully vested on January 1, 2008. The grant date fair value of these share options of US$1,663 (RMB12,648) was charged to the statement of operations as general and administrative expenses for the year ended December 31, 2007.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Further, on December 20, 2007, 2,347,113 share options were granted to the CEO and certain management employees with terms ranging from 6 to 10 years. The exercise prices of these share options range from US$0.125 to US$1.90 per share and the grant date fair value of these share options amounted to US$6,357 (RMB46,422). These share options vest on dates ranging from January 2008 through January 2012.

On May 15, 2008, the Company granted a total of 581,000 share options to certain management employees with a contractual term of 10 years. The exercise price of these share options is US$3.70 per share and the grant date fair value of these share options amounted to US$602 (RMB4,215). These share options vest on dates ranging from April 2009 through April 2012.

On October 21, 2008, the Company modified the exercise price of the 581,000 share options granted on May 15, 2008 from US$3.70 to US$3.25 per share. At the date of modification, all the 581,000 share options were unvested and expected to vest under the original service period. The Company determined the incremental compensation cost of US$27 (RMB182) for the modification by comparing the fair value of the modified award to the fair value of the original award measured immediately before the exercise price was modified, and recognized such incremental compensation cost ratably over the remaining vesting period of the award.

A summary of the share options granted during the three-year period ended December 31, 2008 is as follows:

	Number of Options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate Intrinsic value
Outstanding as of January 31, 2006	750,000	US$0.125
Granted on January 1, 2006	600,000	US$0.125
Granted on July 1, 2006	1,265,000	US$0.125
Forfeited	(150,000)	US$0.125

Outstanding as of December 31, 2006	2,465,000	US$0.125
Granted on December 20, 2007	2,838,727	US$1.100
Forfeited	(25,000)	US$0.125

Outstanding as of December 31, 2007	5,278,727	US$0.649
Granted on May 15, 2008	581,000	US$3.25 (Note i)
Forfeited	(116,375)	US$0.662

Outstanding as of December 31, 2008	5,743,352	US$0.912	6.4 years	US$5,659

Exercisable as of December 31, 2008	2,441,670	US$0.404	5.6 years	US$3,212

Note:

(i)	The exercise price of these 581,000 share options was US$3.70 per share on the date of grant of May 15, 2008, and subsequently modified to US$3.25 per share on October 21, 2008.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The fair value of the share options on the date of grant is estimated by using a binomial option valuation model based on the assumptions in the following table.

	Awards granted on January 1, 2006	Awards granted on July 1, 2006	Awards granted on December 20, 2007	Awards granted on May 15, 2008

Expected volatility	39.15%	38.29%	31.53%	36.98%
Expected dividend yield	0%	0%	0%	0%
Weighted average risk-free interest rate	4.20%	5.07%	3.9%	3.89%
Weighted average expected life (in years)	8.0	7.5	8.0	10.0
Estimated forfeiture rate	1.5%	1.5%	1.5%	1.5%
Estimated fair value of underlying ordinary shares	3.15	2.68	27.86	21.71
Grant-date fair value of share options	2.24	1.80	20.81	7.26

Because the Company’s ordinary shares did not have a trading history at the time the options were issued, the expected volatility was based on the historical volatilities of comparable publicly traded companies engaged in a similar industry. The Company uses historical data to estimate employee termination within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

The estimated fair value of the underlying ordinary shares on each date of grant was determined by management based on a retrospective valuation conducted by Jones Lang Lasalle Sallmanns Limited, an unrelated and independent valuation firm, using income approach, which requires the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in a similar industry to convert such future cash flows to a single present value.

A summary of the share-based compensation expense is as follows:

	Year ended December 31,
	2006	2007	2008	2008

	RMB	RMB	RMB	US$
Hotel operating costs	111	898	3,584	525
Sales and marketing expenses	204	227	1,163	170
General and administrative expenses	1,436	14,508	22,474	3,293

Total share-based compensation expense	1,751	15,633	27,221	3,988

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

As of December 31, 2008, there were unrecognized compensation costs of approximately RMB17,451 (US$2,556) related to non-vested share options. These costs are expected to be recognized over the remaining weighted average vesting period of 1.2 years.

16. Financial instruments

The Group adopted SFAS No. 157 on January 1, 2008 for financial assets and financial liabilities, and for the fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used in measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that management has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. A quoted price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available.

•

Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The following table summarizes the assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, segregated by the level in the fair value hierarchy within which those measurements fall.

	December 31, 2008		Fair Value Measurement Using
	Carrying value	Estimated Fair Value	Level 1	Level 2	Level 3

Asset
Interest rate derivative contract	6	6	—	6	—

Liability
Ordinary share purchase warrants	(60,277)	(60,277)	—	(60,277)	—

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

As of December 31, 2008, the Group did not have any assets and liabilities that are measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

The fair values of cash, restricted cash, accounts receivable, amounts due from related parties, accounts payable, bills payable, accrued expenses and other payables, and amounts due to related parties approximate their respective carrying amounts due to their short-term nature.

The following table summarizes the carrying amounts and the estimated fair values of the Group’s senior notes payable and borrowings from related parties:

	December 31,
	2007		2008
	Carrying value	Estimated Fair Value	Carrying value	Estimated Fair Value

Senior notes payable	517,048	510,135	504,142	501,453
Borrowings from related parties	7,514	7,601	7,101	7,190

The amounts of fair values were estimated by discounting the future cash flows using interest rates which approximate the rate for which financial institutions would charge borrowers with similar credit ratings and remaining maturities.

17. Net loss per share

For the purpose of calculating basic and diluted net loss per share, the number of ordinary shares used in the calculation has been retroactively adjusted to reflect the share split in August 2006 as if it had occurred at the beginning of the earliest period presented and such shares had been outstanding for all periods.

	Year ended December 31,
	2006	2007	2008	2008

	RMB	RMB	RMB	US$
Numerator:
Net loss attributable to 7 Days Group Holdings Limited shareholders	(21,486)	(122,732)	(210,530)	(30,841)

Denominator:
Basic and diluted weighted average number of ordinary shares	24,826,608	60,000,000	60,000,000	60,000,000

Basic and diluted net loss per ordinary share	(0.87)	(2.05)	(3.51)	(0.51)

The net loss has not been allocated to the Series A, B or C Preferred Shares because the holders of these shares do not have an obligation to share in such losses.

The Company’s potential dilutive shares outstanding consisted of 15,724,432 ordinary shares (for the years ended December 31, 2006, 2007 and 2008) issuable upon the conversion of the Series A Preferred Shares, 7,862,216 ordinary shares (for the years ended December 31, 2007 and 2008)

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

issuable upon the conversion of the Series B Preferred Shares and 21,533,387 ordinary shares (for the year ended December 31, 2008) issuable upon the conversion of the Series C Preferred Shares, using the if-converted method, and ordinary shares issuable upon the exercise of the Group’s ordinary share purchase warrants (for the years ended December 31, 2007 and 2008) and ordinary shares issuable upon the exercise of employee share options (for the years ended December 31, 2006, 2007 and 2008), using the treasury stock method.

The computation of diluted net loss per share for the years ended December 31, 2006, 2007 and 2008 did not assume the ordinary shares issuable from ordinary share equivalents because the inclusion of such securities would be anti-dilutive.

18. Related party transactions

The significant related party transactions are summarized as follows:

			Year ended December 31,
			2006	2007	2008	2008

			RMB	RMB	RMB	US$
Revenue from managed hotel	Note	(a)	—	134	146	21
Rent expense	Note	(b)	—	5,302	5,429	795
Borrowings from related parties	Note	(c)	40,876	123,315	1,650	242
Repayment of borrowings from related parties	Note	(c)	43,687	86,478	2,063	302
Interest expense on borrowings	Note	(c)	568	4,507	589	86

As discussed in Note 11, the Company issued Series B Preferred Shares to Mr. He Boquan (Note (d)), Fortune News International Limited, a company controlled by Zheng Nanyan (Note (e)), and WP RE (Cayman) International Ltd.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The amounts due from and due to the related parties are summarized as follows:

		December 31,
		2007	2008	2008

		RMB	RMB	US$
Amounts due from related parties—current
He Boquan	Note (d)	—	49	7
Zheng Nanyan	Note (e)	—	10	2

Total amounts due from related parties—current		—	59	9

Amounts due to related parties—current	Note (c)
He Boquan	Note (d)	1,713	—	—
Guangdong Nowaday Investment Co., Ltd.	Note (f)	162	162	24

Total amounts due to related parties—current		1,875	162	24

Borrowings from related parties—non-current	Note (c)
Beijing Impression Hotel Management Co., Ltd.	Note (g)	2,970	2,572	377
Shanghai Jiayi Real Estate Consulting Co., Ltd.	Note (g)	2,190	1,125	165
Nanjing Xin Sabo Investment Management & Consulting Co., Ltd.	Note (g)	1,904	1,304	191
Zhuang Qineng and Zhuang Shishi	Note (g)	450	450	66
Qise Tiandi (Beijing) Consulting Co., Ltd.	Note (g)	—	1,650	241

Total borrowings from related parties—non-current		7,514	7,101	1,040

Notes:

(a)	Wuxi Shenglong entered into a hotel management agreement with the Group under which Wuxi Shenglong is required to pay management and service fees based on a percentage of profit before income taxes.

(b)	The Group entered into operating lease agreements with certain noncontrolling shareholders of the Group’s subsidiaries. The related rent expense incurred during the years ended December 31, 2007 and 2008 amounted to RMB5,302 and RMB5,429 (US$795), respectively.

(c)	During the year ended December 31, 2007, the Group borrowed US$10,000 (RMB75,712) from WP RE (Cayman) International Ltd., a holder of Series A Preferred Shares and Series B Preferred Shares, RMB40,089 from He Boquan and RMB7,514 from the noncontrolling shareholders of the Group’s subsidiaries, and the Group repaid US$10,000 (RMB75,712) to WP RE (Cayman) International Ltd. and RMB10,646 to He Boquan, respectively. The remaining balance due to He Boquan of RMB29,443 was settled as part of the consideration for the issuance of Series B Preferred shares as discussed in Note 11.

The amounts due to related parties as of December 31, 2007 and 2008 represented interest payable on borrowings. Borrowings from related parties as of December 31, 2007 and 2008 consisted of debt borrowed from the noncontrolling shareholders of the Group’s subsidiaries by the respective subsidiaries with repayment terms ranging from 10 to 15 years with interest rates ranging from 8 to 10% per annum. Details of the noncontrolling shareholders for such borrowings are listed out in note (g) below.

(d)	He Boquan is director of the Company and a holder of the Company’s ordinary shares and Series B Preferred Shares through Prototal Enterprises Limited. Amount due from He Boquan as of December 31, 2008 represented the payment made by the Company on behalf of He Boquan.

(e)	Zheng Nanyan is the Chief Executive Officer of the Company and a holder of the Company’s ordinary shares and Series B Preferred Shares through Fortune News International Limited. The amount due from Zheng Nanyan represented the payment made by the Company on behalf of Zheng Nanyan.

(f)	Guangdong Nowaday Investment Co., Ltd. is owned by He Boquan. The amount due to Guangdong Nowaday Investment Co., Ltd. represented interest payable on borrowings, the principal of which was repaid in 2006.

(g)	Beijing Impression Hotel Management Co., Ltd. is the 30% shareholder of one of the Group’s subsidiaries, Beijing 7 Days Impression Hotel Management Co., Ltd.

Shanghai Jiayi Real Estate Consulting Co., Ltd. is the 30% shareholder of one of the Group’s subsidiaries, Shanghai Qijia Hotel Management Co., Ltd.

Nanjing Xin Sabo Investment Management & Consulting Co., Ltd. is the 35% shareholder of one of the Group’s subsidiaries, Nanjing 7 Days Sabo Hotel Management Co., Ltd.

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Zhuang Qineng and Zhuang Shishi are the noncontrolling shareholders of one of the Group’s subsidiaries, Shenzhen 7 Days Baoda. As of December 31, 2008, Zhuang Qineng and Zhuang Shishi, in aggregate, owned 35% of the equity interest in Shenzhen 7 Days Baoda.

Qise Tiandi (Beijing) Consulting Co., Ltd. is the 30% shareholder of one of the Group’s subsidiaries, Beijing Four Seasons Hotel Management Co., Ltd.

19. Commitments and contingencies

(a) Operating lease commitments

The Group leases real-estate properties on which it develops and operates hotels under operating lease agreements with most of the lease terms ranging from 10 to 15 years. Future minimum lease payments under these non-cancellable operating lease agreements as of December 31, 2008 were as follows:

Year ending December 31,	RMB	US$

2009	307,719	45,079
2010	351,107	51,435
2011	357,197	52,327
2012	364,160	53,347
2013	368,981	54,054
Thereafter	2,457,361	359,990

Total	4,206,525	616,232

(b) Capital commitments

As of December 31, 2008 the Group had contractual capital commitments of RMB40,986 (US$6,004) for purchases of leasehold improvements.

20. Unaudited pro forma financial information

If a Qualified IPO, as defined in Note 10, is completed prior to a deemed liquidation, the 15,724,432 Series A Preferred Shares issued by the Company on November 7, 2006, the 7,862,216 Series B Preferred Shares issued by the Company on May 22, 2007 and the 21,533,387 Series C Preferred Shares issued by the Company on October 10, 2008 will automatically convert into 15,724,432, 7,862,216 and 21,533,387 ordinary shares as of the closing of the offering, respectively. Further, if a Qualifying IPO, as defined in Note 9, is completed prior to September 10, 2010, the 800 warrants issued by the Company on September 10, 2007 are required to be exercised in exchange for 8,721,219 ordinary shares as of the closing of the offering. If the IPO is completed on or before July 31, 2009, the exercise price of the ordinary share purchase warrants will be 50% of the IPO price. If the IPO is completed after July 31, 2009 but on or before July 31, 2010, the exercise price will be 25% of the IPO price. If the IPO is completed after July 31, 2010, the exercise price will be 20% of the IPO price.

The pro forma condensed balance sheet assumes the conversion of all Series A, B and C Preferred Shares, and the exercise of all the warrants as of December 31, 2008. The exercise price adopted for the ordinary share purchase warrants is based on the assumptions that the IPO is completed as of December 31, 2008, and that the IPO price equals the Company’s estimated fair value of underlying ordinary shares of US$1.698 (RMB11.602) per share as of December 31, 2008, which was determined by management based on a retrospective valuation conducted by Jones Lang Lasalle Sallmanns Limited, an unrelated and independent valuation firm. The increase in cash in the pro forma condensed balance sheet is calculated using the assumed exercise price of RMB5.801 per share (representing 50% of the Company’s estimated fair value of underlying

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

ordinary shares of RMB11.602 per share) multiplied by 8,721,219 ordinary shares to be issued upon exercise of the ordinary share purchase warrants. The pro forma condensed statement of operations and the calculation of pro forma net loss per share assume the conversion of all Series A, B and C Preferred Shares, and the exercise of all the warrants as of the beginning of the year ended December 31, 2008 or the dates of their respective issuance, if later. The pro forma financial information does not reflect the receipt or use of proceeds from the proposed IPO.

The pro forma condensed balance sheet is as follows:

	Actual December 31, 2008	Pro Forma Adjustment for Conversion of Preferred Shares	Pro Forma Adjustment for Exercise of Warrants	Pro Forma December 31, 2008

	RMB	RMB	RMB	RMB	US$
Cash	283,850	—	50,593	334,443	48,993
Restricted cash	51,381	—	—	51,381	7,527
Pledged bank deposits	3,977	—	—	3,977	583
Accounts receivable	3,465	—	—	3,465	508
Prepaid rent	61,733	—	—	61,733	9,044
Other prepaid expenses and current assets	46,872	—	—	46,872	6,866
Amounts due from related parties	59	—	—	59	9
Deferred income taxes	1,864	—	—	1,864	273

Total current assets	453,201	—	50,593	503,794	73,803
Non-current assets	1,022,214	—	—	1,022,214	149,749

Total assets	1,475,415	—	50,593	1,526,008	223,552

Current liabilities	396,889	—	—	396,889	58,142

Senior notes payable	504,142	—	—	504,142	73,854
Borrowings from related parties	7,101	—	—	7,101	1,040
Ordinary share purchase warrants	60,277	—	(60,277)	—	—
Accrued lease payments	99,373	—	—	99,373	14,558
Deferred revenue	5,732	—	—	5,732	840

Total liabilities	1,073,514	—	(60,277)	1,013,237	148,434

Series A convertible preferred shares	78,294	(78,294)	—	—	—

Series C convertible preferred shares	436,428	(436,428)	—	—	—

Equity (deficit):
Series B convertible preferred shares	7,523	(7,523)	—	—	—
Ordinary shares	61,502	41,368	7,451	110,321	16,162
Subscription receivable	(1,418)	—	—	(1,418)	(208)
Additional paid-in capital	169,089	480,877	103,419	753,385	110,367
Accumulated other comprehensive income	30,304	—	—	30,304	4,439
Accumulated deficit	(380,971)	—	—	(380,971)	(55,810)

Total 7 Days Group Holdings Limited shareholders’ equity (deficit)	(113,971)	514,722	110,870	511,621	74,950
Noncontrolling interests	1,150	—	—	1,150	168

Total equity (deficit)	(112,821)	514,722	110,870	512,771	75,118

Total liabilities and equity (deficit)	1,475,415	—	50,593	1,526,008	223,552

7 Days Group Holdings Limited

Notes to consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The pro forma condensed statement of operations is as follows:

	Actual Year ended December 31, 2008	Pro Forma Adjustment for Conversion of Preferred Shares	Pro Forma Adjustment for Exercise of Warrants	Pro Forma Year ended December 31, 2008
	RMB	RMB	RMB	RMB	US$

Loss from operations	(139,298)	—	—	(139,298)	(20,406)

Other income (expense):
Interest income	2,395	—	—	2,395	351
Interest expense	(84,470)	—	—	(84,470)	(12,374)
Change in fair value of ordinary share purchase warrants	10,484	—	(10,484)	—	—
Equity in income of an affiliate	186	—	—	186	27

Loss before income taxes	(210,703)	—	(10,484)	(221,187)	(32,402)
Income tax benefit	781	—	—	781	114

Net loss	(209,922)	—	(10,484)	(220,406)	(32,288)
Net income attributable to noncontrolling interests	(608)	—	—	(608)	(89)

Net loss attributable to 7 Days Group Holdings Limited shareholders	(210,530)	—	(10,484)	(221,014)	(32,377)

The pro forma basic and diluted net loss per ordinary share is calculated as follows:

	Year ended December 31, 2008
	RMB	US$
Numerator:
Net loss attributable to 7 Days Group Holdings Limited shareholders	(210,530)	(30,841)
Pro forma adjustment for exercise of ordinary share purchase warrants	(10,484)	(1,536)

	(221,014)	(32,377)

Denominator:
Weighted average number of ordinary shares outstanding	60,000,000	60,000,000
Weighted average number of ordinary shares issuable upon conversion of Series A, B and C preferred shares	28,469,902	28,469,902
Weighted average number of ordinary shares issuable upon the exercise of warrants	6,860,616	6,860,616

	95,330,518	95,330,518

Pro forma basic and diluted net loss per ordinary share	(2.32)	(0.34)

7 Days Group Holdings Limited

Unaudited condensed consolidated balance sheets

(Amounts in thousands, except share data)

	December 31, 2008	September 30, 2009	September 30, 2009
	RMB	RMB	US$

ASSETS

Current assets:
Cash	283,850	276,995	40,578
Restricted cash	51,381	57,906	8,483
Pledged bank deposits	3,977	232	34
Accounts receivable	3,465	3,857	565
Prepaid rent	61,733	60,716	8,895
Other prepaid expenses and current assets	46,872	50,444	7,390
Amounts due from related parties	59	—	—
Deferred income taxes	1,864	7,205	1,055

Total current assets	453,201	457,355	67,000
Property and equipment, net	962,976	1,032,970	151,324
Rental deposits	39,117	40,766	5,972
Investment in and advances to an affiliate	1,358	1,436	210
Other assets	16,542	9,110	1,335
Deferred income taxes	2,221	16,764	2,456

Total assets	1,475,415	1,558,401	228,297

LIABILITIES AND DEFICIT

Current liabilities:
Accounts payable	273,133	186,172	27,273
Bills payable	13,676	774	113
Short-term bank borrowings	—	80,000	11,720
Accrued expenses and other payables	108,074	128,873	18,879
Amounts due to related parties	162	162	24
Senior notes payable	—	522,868	76,597
Income taxes payable	1,844	5,482	803

Total current liabilities	396,889	924,331	135,409
Long-term bank borrowings	—	30,000	4,395
Senior notes payable	504,142	—	—
Accrued lease payments	99,373	113,260	16,592
Ordinary share purchase warrants	60,277	66,644	9,763
Refundable deposits	—	13,836	2,027
Deferred revenue	5,732	5,217	764
Borrowings from related parties	7,101	4,117	603

Total liabilities	1,073,514	1,157,405	169,553

See accompanying notes to unaudited condensed consolidated financial statements.

7 Days Group Holdings Limited

Unaudited condensed consolidated

balance sheets—(continued)

(Amounts in thousands, except share data)

	December 31, 2008	September 30, 2009	September 30, 2009
	RMB	RMB	US$

Series A convertible preferred shares:
Par value: US$0.125 Authorized: 16,000,000 shares
Issued and outstanding: 15,724,432 shares	78,294	78,294	11,470

Series C convertible preferred shares:
Par value: US$ 0.125 Authorized: 21,533,387 shares
Issued and outstanding: 21,533,387 shares	436,428	436,428	63,934

Deficit:
Series B convertible preferred shares:
Par value: US$0.125 Authorized: 8,000,000 shares
Issued and outstanding: 7,862,216 shares	7,523	7,523	1,102
Ordinary shares:
Par value: US$0.125 Authorized: 150,000,000 shares
Issued and outstanding: 60,000,000 shares	61,502	61,502	9,010
Subscription receivable	(1,418)	—	—
Additional paid-in capital	169,089	175,857	25,762
Accumulated other comprehensive income	30,304	30,533	4,473
Accumulated deficit	(380,971)	(391,538)	(57,358)

Total 7 Days Group Holdings Limited shareholders’ deficit	(113,971)	(116,123)	(17,011)
Noncontrolling interests	1,150	2,397	351

Total deficit	(112,821)	(113,726)	(16,660)

Commitments and contingencies

Total liabilities and deficit	1,475,415	1,558,401	228,297

See accompanying notes to unaudited condensed consolidated financial statements.

7 Days Group Holdings Limited

Unaudited condensed consolidated statements of operations

(Amounts in thousands, except share data)

	Nine-month period ended September 30,
	2008	2009	2009
	RMB	RMB	US$

Revenues	487,186	830,777	121,704

Operating costs and expenses:
Hotel operating costs	(516,649)	(711,364)	(104,211)
Sales and marketing expenses	(26,544)	(21,486)	(3,147)
General and administrative expenses	(73,104)	(50,901)	(7,457)

Total operating costs and expenses	(616,297)	(783,751)	(114,815)

Profit (loss) from operations	(129,111)	47,026	6,889

Other income (expense):
Interest income	1,548	2,956	433
Interest expense	(61,023)	(63,690)	(9,330)
Change in fair value of ordinary share purchase warrants	4,707	(6,419)	(940)
Equity in income of an affiliate	127	44	6

Loss before income taxes	(183,752)	(20,083)	(2,942)
Income tax benefit (expense)	(1,050)	10,763	1,577

Net loss	(184,802)	(9,320)	(1,365)
Income attributable to noncontrolling interests	(420)	(1,247)	(183)

Net loss attributable to 7 Days Group Holdings Limited shareholders	(185,222)	(10,567)	(1,548)

Basic and diluted net loss per ordinary share	(3.09)	(0.18)	(0.03)

See accompanying notes to unaudited condensed consolidated financial statements.

7 Days Group Holdings Limited

Unaudited condensed consolidated statements of equity (deficit) and comprehensive income (loss)

(Amounts in thousands, except share data)

	7 Days Group Holdings Limited Shareholders										Comprehensive Income (Loss)
	Series B Preferred Shares		Ordinary Shares		Subscription Receivable	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non controlling Interests	Total Equity (Deficit)	Attributable to 7 Days Group Holdings Limited Shareholders	Attributable to Non controlling Interests	Total
	Number of Shares	Par Value	Number of Shares	Par Value
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2007	7,862,216	7,523	60,000,000	61,502	(1,418)	141,868	3,034	(170,441)	242	42,310
Net loss	—	—	—	—	—	—	—	(185,222)	420	(184,802)	(185,222)	420	(184,802)
Foreign currency exchange translation adjustment, net of nil tax	—	—	—	—	—	—	28,072	—	—	28,072	28,072	—	28,072

											(157,150)	420	(156,730)

Capital contribution	—	—	—	—	—	—	—	—	300	300
Share-based compensation	—	—	—	—	—	22,201	—	—	—	22,201

Balance as of September 30, 2008	7,862,216	7,523	60,000,000	61,502	(1,418)	164,069	31,106	(355,663)	962	(91,919)

Balance as of December 31, 2008	7,862,216	7,523	60,000,000	61,502	(1,418)	169,089	30,304	(380,971)	1,150	(112,821)
Net loss	—	—	—	—	—	—	—	(10,567)	1,247	(9,320)	(10,567)	1,247	(9,320)
Foreign currency exchange translation adjustment, net of nil tax	—	—	—	—	—	—	229	—	—	229	229	—	229

											(10,338)	1,247	(9,091)

Reclassification of subscription receivable	—	—	—	—	1,418	(1,418)	—	—	—	—
Acquisition of noncontrolling interest	—	—	—	—	—	(445)	—	—	—	(445)
Share-based compensation	—	—	—	—	—	8,631	—	—	—	8,631

Balance as of September 30, 2009	7,862,216	7,523	60,000,000	61,502	—	175,857	30,533	(391,538)	2,397	(113,726)

Balance as of September 30, 2009 —US$		1,102		9,010	—	25,762	4,473	(57,358)	351	(16,660)	(1,515)	183	(1,332)

See accompanying notes to unaudited condensed consolidated financial statements.

7 Days Group Holdings Limited

Unaudited condensed consolidated statements of cash flows

(Amounts in thousands)

	Nine-month period ended September 30,
	2008	2009	2009
	RMB	RMB	US$

Cash flows from operating activities:
Net loss	(184,802)	(9,320)	(1,365)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	62,135	106,172	15,554
Loss on disposal of property and equipment	232	1,089	160
Equity in income of an affiliate	(127)	(44)	(6)
Deferred income taxes	(531)	(19,884)	(2,913)
Share-based compensation expense	22,201	8,631	1,264
Change in fair value of ordinary share purchase warrants	(4,707)	6,419	940
Change in fair value of interest rate derivative contract	109	(6)	(1)
Amortization of debt issuance costs	5,873	7,428	1,088
Amortization of discount on senior notes payable	15,138	19,147	2,805
Changes in operating assets and liabilities:
Pledged bank deposits	(1,395)	3,745	548
Accounts receivable	(4,140)	(392)	(57)
Prepaid rent	(3,146)	1,017	149
Other prepaid expenses and current assets	(2,317)	(3,572)	(523)
Amounts due from related parties	—	59	9
Rental deposits	(5,636)	(1,649)	(242)
Accounts payable	18,072	1,317	192
Bills payable	2,753	(9,691)	(1,420)
Accrued expenses and other payables	17,054	20,799	3,047
Amounts due to related parties	(53)	—	—
Income taxes payable	(750)	3,638	533
Accrued lease payments	31,678	13,887	2,034
Refundable deposits	—	13,836	2,027
Deferred revenue	(515)	(515)	(75)

Net cash provided by (used in) operating activities	(32,874)	162,111	23,748

Cash flows from investing activities:
Purchases of property and equipment	(305,211)	(268,744)	(39,369)
Advances made to an affiliate	—	(50)	(7)
Collection of advances made to an affiliate	207	16	2

Net cash used in investing activities	(305,004)	(268,778)	(39,374)

See accompanying notes to unaudited condensed consolidated financial statements.

7 Days Group Holdings Limited

Unaudited condensed consolidated statements of

cash flows—(continued)

(Amounts in thousands)

	Nine-month period ended September 30,
	2008	2009	2009
	RMB	RMB	US$

Cash flows from financing activities:
(Increase) decrease in restricted cash held in escrow	129,381	(6,566)	(962)
Proceeds from short-term bank borrowings	110,000	80,000	11,720
Repayment of short-term bank borrowings	(30,500)	—
Proceeds from long-term bank borrowings	—	30,000	4,395
Proceeds from borrowings from related parties	1,650	—
Repayment of borrowings from related parties	(1,487)	(2,984)	(437)
Acquisition of noncontrolling interest	—	(445)	(66)
Capital contributions from noncontrolling shareholders	300	—

Net cash provided by financing activities	209,344	100,005	14,650

Effect of foreign currency exchange rate changes on cash	(3,637)	(193)	(28)
Net decrease in cash	(132,171)	(6,855)	(1,004)
Cash at beginning of period	179,174	283,850	41,582

Cash at end of period	47,003	276,995	40,578

Supplemental disclosures of cash flow information:
Interest paid, net of capitalized interest	60,310	49,105	7,194

Income taxes paid	2,331	5,483	803

Supplemental schedule of non-cash investing and financing activities:
Accounts payable for purchases of property and equipment at end of period	174,302	144,782	21,210

Bills payable for purchases of property and equipment at end of period	3,211	—	—

Reclassification of subscription receivable	—	1,418	208

See accompanying notes to unaudited condensed consolidated financial statements.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated

financial statements

(Amounts in thousands, except share data)

1 Principal activities and basis of presentation

(a) Principal activities

7 Days Group Holdings Limited (the “Company”) was incorporated as a limited liability company in the Cayman Islands on October 25, 2004. The Company and its subsidiaries (collectively, the “Group”) are principally engaged in the business of operating economy hotels in the People’s Republic of China (“PRC”) under the brand name “7 Days Inn”. The Group leases real estate properties on which it develops and operates hotels, and also licenses the “7 Days Inn” brand to hotel owners and manages these hotels. The former type of hotels is referred to as “leased-and-operated hotels” and the latter type of hotels is referred to as “managed hotels”.

Leased-and-operated hotels

The Group leases hotel properties from property owners and develops these hotels directly by hiring, training and supervising the managers and employees to operate the hotels. The Group is responsible for hotel development, hotel operating costs and expenses, and management of hotel properties over the term of the leases.

Managed hotels

The Group enters into management agreements with certain property owners for which the Group is responsible for managing the hotels, including hiring and appointment of the hotel management personnel of each managed hotel. Under the management agreements, each owner of a managed hotel is required to (1) place an upfront deposit with the Group which is refundable upon termination of the management agreement; and (2) pay management and service fees over the term of the management agreement which is based on a percentage of the revenues or the profit before income taxes of the managed hotel. The owner of a managed hotel is responsible for the costs of hotel development and operations. The term of the management agreement ranges from 3 to 15 years and is renewable upon mutual agreement between the Group and the managed hotel owner.

As of September 30, 2009, the Company has 283 operating hotels that are located in 41 cities in the PRC, 48 of which are managed hotels.

(b) Basis of presentation

The accompanying unaudited condensed consolidated financial statements consist of the financial statements of the Group, which have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations established by the Ministry of Finance of the PRC, the accounting standards

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

used in the PRC. The accompanying unaudited condensed consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with U.S. GAAP.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheets of the Company as of December 31, 2007 and 2008, and the related consolidated statements of operations, equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008 included elsewhere.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of September 30, 2009, and the results of operations and cash flows for the nine-month periods ended September 30, 2008 and 2009, have been made.

The preparation of the consolidated financial statements, in accordance with U.S. GAAP, requires management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the useful lives and salvage values of property and equipment, the recoverability of the carrying amount of property and equipment and investment in and advances to an affiliate, the valuation of share-based compensation, derivative and equity instruments, and accrued membership reward program costs. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from those estimates. The Group is also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as competition, litigation, legislation and regulations in the hotel industry.

As of September 30, 2009, the Group had a working capital deficit of RMB466,976. This working capital deficit was primarily caused by the reclassification during the current interim period of the Group’s senior notes payable of RMB522,868, due on September 10, 2010, from non-current liabilities to current liabilities. As of September 30, 2009, the Group has unutilized long-term bank loan facilities of RMB170,000, and management is currently in process of raising funds by means of an initial public offering of the Company’s shares (“IPO”) on a recognized stock exchange in order to repay the senior notes. In the event an IPO is not completed before September 10, 2010, the Group intends to pursue alternative sources of financing such as obtaining new loan facilities from financial institutions as well as issuing debt securities in order to meet the repayment obligation on the maturity date of the senior notes.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

There can be no guarantee that the capital raising or refinancing plans will be successfully implemented. Unless the Group is able raise funds sufficient to repay or refinance the senior notes due September 2010 through proceeds from an IPO or other capital transactions, the Group may be unable to repay such amounts as they come due, which raises substantial doubt about the Group’s ability to continue as a going concern. The unaudited condensed consolidated financial statements have been prepared on the basis that the Group will be able to continue as a going concern, and do not include any adjustments that might result from the outcome of this uncertainty.

For the convenience of the readers, the September 30, 2009 Renminbi (“RMB”) amounts included in the accompanying unaudited condensed consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00=RMB6.8262, being the noon buying rate for U.S. dollars in effect on September 30, 2009 for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other rate on September 30, 2009 or at any other date.

2 Recently adopted accounting pronouncements

On January 1, 2009, the Group adopted the disclosure requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 815-10, Derivatives and Hedging—Overall (“FASB ASC Subtopic 815-10”). FASB ASC Subtopic 815-10 requires enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under FASB ASC Topic 815, Derivatives and Hedging, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The disclosures for the Company’s derivative instrument in accordance with FASB ASC Subtopic 815-10 are set out in Note 10 to the unaudited condensed consolidated financial statements.

On January 1, 2009, the Group adopted the presentation and disclosure requirements for noncontrolling interests in consolidated financial statements as codified in FASB ASC Subtopic 810-10, Consolidations—Overall (“FASB ASC Subtopic 810-10”). FASB ASC Subtopic 810-10 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FASB ASC Subtopic 810-10 defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. FASB ASC Subtopic 810-10 requires, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. The presentation and disclosure requirements of FASB ASC Subtopic 810-10 are applied retrospectively. Other than the change in

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

presentation of noncontrolling interests, the requirement of FASB ASC Subtopic 810-10 had no impact on these unaudited condensed consolidated financial statements.

In May 2009, the FASB issued FASB ASC Topic 855, Subsequent Events (“FASB ASC Topic 855”). FASB ASC Topic 855 sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. FASB ASC Topic 855 is effective for interim or annual financial periods ending after June 15, 2009 and shall be applied prospectively. The Group has evaluated the period beginning October 1, 2009 to October 26, 2009, the date the unaudited condensed consolidated financial statements were issued, and concluded there were no events or transactions occurring during this period beginning October 1, 2009 to October 26, 2009 that required recognition or disclosure in the unaudited condensed consolidated financial statements.

On January 1, 2009, the Group adopted the requirements for determining whether instruments granted in share-based payment transactions are participating securities as codified in FASB ASC Subtopic 260-10, Earnings per Share—Overall (“FASB ASC Subtopic 260-10”). FASB ASC 260-10 states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The adoption of the requirements for determining whether instruments granted in share-based payment transactions are participating securities as codified in FASB ASC Subtopic 260-10 did not have any impact on these unaudited condensed consolidated financial statements.

In June 2009, the FASB issued FASB ASC Topic 105—Generally Accepted Accounting Principles (“FASB ASC Topic 105”). According to FASB ASC Topic 105, the FASB Accounting Standards Codification will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting literature. The FASB Accounting Standards Codification reorganizes GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Codification includes reference to relevant SEC guidance organized using the same topical structure in separate sections, but does not change the authority of SEC pronouncements. FASB ASC Topic 105 is effective for financial statements issued for reporting periods ending after September 15, 2009. For reporting periods ending after September 15, 2009, references to authoritative accounting literature included in the Company’s financial statements have been adjusted to include references to the new FASB Accounting Standards Codification.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

3 Property and equipment

Property and equipment consist of the following:

	December 31, 2008	September 30, 2009	September 30, 2009

	RMB	RMB	US$
Leasehold improvements	898,992	1,084,442	158,865
Hotel fixtures and equipment	141,270	168,245	24,647
Motor vehicles	540	542	79
Construction in progress	45,674	8,029	1,176

Total property and equipment	1,086,476	1,261,258	184,767
Less: Accumulated depreciation and amortization	(123,500)	(228,288)	(33,443)

Total property and equipment, net	962,976	1,032,970	151,324

Depreciation and amortization expense of property and equipment is allocated to the following expense items:

	Nine-month period ended September 30,
	2008	2009	2009

	RMB	RMB	US$
Hotel operating costs	61,307	104,933	15,372
Sales and marketing expenses	40	66	10
General and administrative expenses	788	1,173	172

Total depreciation and amortization expense	62,135	106,172	15,554

For the nine-month periods ended September 30, 2008 and 2009, interest cost capitalized amounted to RMB4,650 and RMB881 (US$129), respectively.

4 Income taxes

The Group’s loss before income taxes consists of the following:

	Nine-month period ended September 30,
	2008	2009	2009

	RMB	RMB	US$
Loss subject to the Cayman Islands’ jurisdiction	(84,277)	(77,110)	(11,296)
Profit (loss) subject to the PRC’s jurisdiction	(99,474)	57,046	8,357
Loss subject to Hong Kong’s jurisdiction	(1)	(19)	(3)

Total loss before income taxes	(183,752)	(20,083)	(2,942)

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The Group’s income tax benefit (expense) in the consolidated statements of operations consists of the following:

	Nine-month period ended September 30,
	2008	2009	2009
	RMB	RMB	US$

PRC
Current expense	(1,581)	(9,121)	(1,336)
Deferred benefit	531	19,884	2,913

Total income tax benefit (expense)	(1,050)	10,763	1,577

The Group recorded an income tax benefit of RMB10,763 (US$1,577) for the nine-month period ended September 30, 2009 compared to an income tax expense of RMB1,050 for the same period in 2008. The significant increase in the income tax benefit recorded in the nine-month period ended September 30, 2009 was primarily due to the changes in the proportional amount of losses generated in different tax jurisdictions (mainly the Cayman Islands and the PRC) with different tax rates and the discrete tax benefit recorded due to the reduction of valuation allowance in the nine-month period ended September 30, 2009 for the subsidiaries in the PRC that file separate income tax returns. In 2008, the significant subsidiaries in the PRC did not record any income tax benefit for their losses incurred as it was considered more likely than not that these subsidiaries would not realize such tax benefits. During the nine months ended September 30, 2009, management reassessed the financial performance of these PRC subsidiaries since they have begun to generate pretax income, eliminating the past significant negative evidence of cumulative losses. Based on current business plans, management believes it is more likely than not that these subsidiaries will continue to generate profits in the future, and thus, the Group recorded a tax benefit in the amount of RMB25,617 (US$3,753) related to the reduction of valuation allowance during the nine-month period ended September 30, 2009. The Group had RMB19,885 (US$2,913) remaining valuation allowance as of September 30, 2009.

5 Bank borrowings

Bank borrowings consist of the following:

	December 31, 2008	September 30, 2009	September 30, 2009
	RMB	RMB	US$
Shorter-term bank borrowings (a)	—	80,000	11,720
Long-term bank borrowings (b)	—	30,000	4,395

Total bank borrowings	—	110,000	16,115

(a)

As of September 30, 2009, the Group has short-term bank borrowings of RMB80,000 (US$11,720) bearing interest rates ranging from 5.576% to 5.841% per annum. The bank borrowings were obtained for general working capital purposes. RMB30,000 (US$4,395) and RMB50,000 (US$7,325) of these bank borrowings are due in April 2010 and June 2010, respectively. The bank borrowing of RMB50,000 (US$7,325) is guaranteed by Zheng Nanyan, the Chief Executive Officer of the

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Company and a holder of the Company’s ordinary shares and Series B convertible preferred shares through Fortune News International Limited. Zheng Nanyan did not receive any compensation from the Company for serving as a guarantor.

(b)	As of September 30, 2009, the Group has long-term bank borrowings of RMB30,000 (US$4,395) bearing interest at a floating rate calculated at 105% of a benchmark rate published by the People’s Bank of China per annum (5.670% as of September 30, 2009). The long-term bank borrowings were obtained from a financial institution for general working capital purposes and are due in September 2012. The long-term bank borrowings were borrowed by 7 Days Inn (Shenzhen) Co., Ltd. (“7 Days Shenzhen”), and guaranteed by Guangzhou 7 Days Hotel Management Co., Ltd. (“7 Days Guangzhou”) under a RMB200,000 long-term bank loan facility agreement. Both 7 Days Shenzhen and 7 Days Guangzhou are the Company’s wholly owned subsidiaries.

6 Subscription receivable

Pursuant to a resolution reached by the Board of Directors of the Company on September 29, 2009, and in accordance with the laws of the Cayman Islands, the Company forgave the subscription receivable of RMB1,418 from some of its ordinary shareholders. The Company recorded this transaction as a waiver of receivable from related parties and charge the amount to additional paid-in capital.

7 Revenues

Revenues by each major category are analyzed as follows:

	Nine-month period ended September 30,
	2008	2009	2009
	RMB	RMB	US$
Room accommodation	469,505	789,033	115,589
Souvenir sales	9,400	19,371	2,838
Food and beverage sales	7,257	17,396	2,548
Revenue from managed hotels	509	4,462	654
Membership reward program	515	515	75

Total revenues	487,186	830,777	121,704

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

8 Hotel operating costs

Hotel operating costs consist of the following:

	Nine-month period ended September 30,
	2008	2009	2009
	RMB	RMB	US$
Rent expense	215,759	263,289	38,570
Staff costs	113,357	150,784	22,089
Depreciation and amortization	61,307	104,933	15,372
Hotel supplies	38,145	42,253	6,190
Utilities	39,496	66,185	9,696
Laundry expense	13,485	22,608	3,312
Internet and telecommunication expense	5,507	11,874	1,739
Costs of souvenir, food and beverage	10,659	16,751	2,454
Other	18,934	32,687	4,789

Total hotel operating costs	516,649	711,364	104,211

Other mainly includes repairs and maintenance expense, staff uniform costs and traveling expenses.

9 Share-based payments

Employee Share Options Grants

Prior to 2009, there were 5,743,352 outstanding share options granted to the Group’s executives and employees, under the Company’s 2007 Employee Share Incentive Plan.

On August 15, 2009, the Company granted a total of 923,300 share options to certain management employees with contractual terms ranging from 9.4 to 10.3 years. The exercise price of these share options is US$3.30 per share. These share options vest on dates ranging from December 2009 through August 2013.

In addition, on September 25, 2009, the Company granted 300,000 share options to the Company’s Chief Operating Officer with a contractual term of 10 years. The exercise price of these share options is US$3.60 per share. These share options vest on dates ranging from September 2010 through September 2013.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

A summary of the employee share options granted during the nine-month period ended September 30, 2009 is as follows:

	Number of options	Weighted average exercise price		Weighted average remaining contractual term	Aggregate intrinsic value
Outstanding as of December 31, 2008	5,743,352	US$	0.912
Granted on August 15, 2009	923,300	US$	3.30
Granted on September 25, 2009	300,000	US$	3.60
Forfeited	(192,000)	US$	2.235

Outstanding as of September 30, 2009	6,774,652	US$	1.319	6.3 years	US$	10,712

Exercisable as of September 30, 2009	3,804,977	US$	0.570	5.1 years	US$	8,366

The fair value of the employee share options on the date of grant is estimated by using a binomial option valuation model based on the assumptions in the following table.

	Awards granted on August 15, 2009	Awards granted on September 25, 2009
Expected volatility	56.52%	56.73%
Expected dividend yield	0%	0%
Weighted average risk-free interest rate	2.56%	2.39%
Weighted average expected life (in years)	9.8	10.0
Estimated forfeiture rate	1.5%	1.5%
Estimated fair value of underlying ordinary shares	17.40	18.79
Grant-date fair value of share options	6.27	7.43

Because the Company does not have a trading history at the time the options were issued, the expected volatility was based on the historical volatilities of comparable publicly traded companies engaged in a similar industry. The Company uses historical data to estimate employee termination within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

The estimated fair value of the underlying ordinary shares on the date of grant was determined by management based on a contemporaneous valuation conducted by Jones Lang Lasalle Sallmanns Limited, an independent valuation firm, using income approach, which requires the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in a similar industry to convert such future cash flows to a single present value.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

A summary of the share-based compensation expense for the employee share options is as follows:

	Nine-month period ended September 30,
	2008	2009	2009
	RMB	RMB	US$
Hotel operating costs	2,865	1,202	176
Sales and marketing expenses	870	520	76
General and administrative expenses	18,466	6,836	1,002

Total share-based compensation expense	22,201	8,558	1,254

As of September 30, 2009, there were unrecognized compensation costs of approximately RMB13,976 (US$2,047) related to non-vested share options. These costs are expected to be recognized over a remaining weighted average vesting period of 2.7 years.

Conditional Share Options Grants

On August 15, 2009, the Company granted 147,300 share options to certain management employees with a contractual term of 10.3 years. The exercise price of these share options is US$3.30 per share. These share options vest on dates ranging from August 2010 through August 2013.

In addition, on September 25, 2009, the Company granted 200,000 share options to the Company’s Chief Operating Officer with a contractual term of 10 years. The exercise price of these share options is US$3.60 per share. These share options vest on dates ranging from September 2010 through September 2013.

The vesting of the above share options are contingent upon meeting performance criteria set by the Company over an assessment period of 1 year from the respective grant dates. The performance criteria are linked to the optionees’ daily job performance. At the end of the performance period, the Company determines on its sole discretion whether each optionee has met all performance criteria appropriate to merit the vesting of the share options. The performance criteria do not affect the exercise price or factors other than vesting or exercisability.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

There were no conditional share options granted prior to 2009. A summary of the conditional share options granted during the nine-month period ended September 30, 2009 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value

Granted on August 15, 2009	147,300	US$3.300
Granted on September 25, 2009	200,000	US$3.600

Outstanding as of September 30, 2009	347,300	US$3.473	10.1 years	—

Exercisable as of September 30, 2009	—	—	—	—

The fair value of the conditional share options is estimated on the respective grant dates using the same option valuation model used for the employee share options and assumes the performance criteria will be achieved. If such performance criteria are not met, no compensation cost is recognized. The assumptions used in estimating the fair value of the conditional share options are the same as those noted in the table related to employee share options. The grant-date fair value of the conditional share options are set out below:

	Awards granted on August 15, 2009	Awards granted on September 25, 2009

Grant-date fair value of share options	6.33	7.43

The grant-date fair value of the conditional share options is recognized in the statement of operations on a graded vesting schedule for each tranche to the extent that the awards are probable. Based on management’s current assessment, it is probable that all the optionees will meet the performance criteria over the assessment period, and compensation expense of RMB70 (US$10) is recognized for these conditional share options.

A summary of the share-based compensation expense for the conditional share options is as follows:

	Nine-month period ended September 30,
	2008	2009	2009
	RMB	RMB	US$
Hotel operating costs	—	52	7
Sales and marketing expenses	—	—	—
General and administrative expenses	—	21	3

Total share-based compensation expense	—	73	10

As of September 30, 2009, there were unrecognized compensation costs of approximately RMB2,191 (US$321) related to non-vested conditional share options. These costs are expected to be recognized over a remaining weighted average vesting period of 3.9 years.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

10 Financial instruments

The Group adopted FASB ASC Subtopic 820-10, Fair Value Measurements and Disclosures—General (“FASB ASC Subtopic 820-10”), on January 1, 2008 for financial assets and financial liabilities, and for the fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. FASB ASC Subtopic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that management has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. A quoted price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available.

•

Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair values of cash, restricted cash, pledged bank deposits, accounts receivable, amounts due from related parties, accounts payable, bills payable, short-term bank borrowings, accrued expenses and other payables, and amounts due to related parties approximate their respective carrying amounts due to their short-term nature.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The following table summarizes the assets and liabilities measured at fair value on a recurring basis as of September 30, 2009, segregated by the level in the fair value hierarchy within which those measurements fall.

	September 30, 2009		Fair Value Measurement Using
	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3

Asset
Interest rate derivative contract	12	12	—	12	—

Liability
Ordinary share purchase warrants	66,644	66,644	—	66,644	—

The Group entered into an interest rate derivative contract with a financial institution in September 2007 to limit the maximum interest rate on its senior notes payable. Such interest rate derivative contract is accounted for as a cash flow hedge in accordance with the requirements set out in FASB ASC Subtopic 815-30, Derivatives and Hedging—Cash Flow Hedges. The estimated fair value of the interest rate derivative contract on the balance sheet date was determined by management based on a quotation obtained from a commercial bank, which is the quoted price for a similar derivative contract in active market with the same remaining unexpired period, and was included in other assets in the accompanying balance sheet. The increase (decrease) in the fair value of RMB(109) and RMB6 (US$1) for the nine-month periods ended September 30, 2008 and 2009, respectively, was credited (charged) to interest expense in the statement of operations.

The fair value of ordinary share purchase warrants as of September 30, 2009 was estimated using weighted probability method under the Black-Scholes model with the following assumptions:

September 30, 2009

Expected dividend yield	0%
Expected volatility rates	81.53% to 91.72%
Risk-free interest rates	0.40%
Expected remaining contractual term	1.94 years

As of September 30, 2009, the Group did not have any assets and liabilities that are measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

The following table summarizes the carrying amounts and estimated fair values of the Group’s senior notes payable, long-term bank borrowings and borrowings from related parties:

	September 30, 2009
	Carrying Value	Estimated Fair Value

Senior notes payable	522,868	519,508
Long-term bank borrowings	30,000	30,009
Borrowings from related parties	4,117	4,184

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The fair values of senior notes payable, long-term bank borrowings and borrowings from related parties were estimated by discounting the future cash flows using interest rates which approximate the rate for which financial institutions would charge borrowers with similar credit ratings and remaining maturities.

11 Net loss per share

	Nine-month period ended September 30,
	2008	2009	2009

	RMB	RMB	US$

Numerator:
Net loss attributable to 7 Days Group Holdings Limited shareholders	(185,222)	(10,567)	(1,548)

Denominator:
Basic and diluted weighted average number of ordinary shares	60,000,000	60,000,000	60,000,000

Basic and diluted net loss per ordinary share	(3.09)	(0.18)	(0.03)

The net loss attributable to 7 Days Group Holdings Limited shareholders has not been allocated to the Series A, B or C convertible preferred shares because the holders of these shares do not have an obligation to share in such losses.

The Company’s potential dilutive shares outstanding consisted of 15,724,432 ordinary shares (for the nine-month periods ended September 30, 2008 and 2009) issuable upon the conversion of the Series A convertible preferred shares, 7,862,216 ordinary shares (for the nine-month periods ended September 30, 2008 and 2009) issuable upon the conversion of the Series B convertible preferred shares, and 21,533,387 ordinary shares (for the nine-month period ended September 30, 2009) issuable upon the conversion of the Series C convertible preferred shares, using the if-converted method, and ordinary shares issuable upon the exercise of the Company’s ordinary share purchase warrants (for the nine-month periods ended September 30, 2008 and 2009) and ordinary shares issuable upon the exercise of employee share options (for the nine-month periods ended September 30, 2008 and 2009), using the treasury stock method.

The computation of diluted net loss per share for the nine-month periods ended September 30, 2008 and 2009 did not assume the ordinary shares issuable from ordinary share equivalents because the inclusion of such securities would be anti-dilutive.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

12 Related party transactions

The significant related party transactions are summarized as follows:

			Nine-month period ended September 30,
			2008	2009	2009

			RMB	RMB	US$
Revenue from managed hotels	Note	(a)	108	46	7
Rent expense	Note	(b)	4,072	3,848	564
Repayment of borrowings from related parties	Note	(f)	1,487	2,984	437
Interest expense on borrowings	Note	(f)	434	315	46

The amounts due from and to the related parties are summarized as follows:

		December 31, 2008	September 30, 2009	September 30, 2009

		RMB	RMB	US$

Amounts due from related parties—current
He Boquan	Note (c)	49	—	—
Zheng Nanyan	Note (d)	10	—	—

Total amounts due from related parties—current		59	—	—

Amounts due to related parties—current
Guangdong Nowaday Investment Co., Ltd.	Note (e)	162	162	24

Total amounts due to related parties—current		162	162	24

Borrowings from related parties—non-current
Beijing Impression Hotel Management Co., Ltd.	Note (f)	2,572	2,010	294
Shanghai Jiayi Real Estate Consulting Co., Ltd.	Note (f)	1,125	263	39
Nanjing Xin Sabo Investment Management & Consulting Co., Ltd.	Note (f)	1,304	—	—
Zhuang Qineng and Zhuang Shishi	Note (f)	450	405	59
Qise Tiandi (Beijing) Consulting Co., Ltd.	Note (f)	1,650	1,439	211

Total borrowings from related parties—non-current		7,101	4,117	603

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

Notes:

(a)	The Group acquired a 30% equity interest in Wuxi Shenglong Hotel Management Limited (“Wuxi Shenglong”) in March 2006. Wuxi Shenglong is engaged in the business of operating an economy hotel in Jiangsu, PRC. Wuxi Shenglong entered into a hotel management agreement with the Group under which Wuxi Shenglong is required to pay management and service fees based on a percentage of profit before income taxes.

(b)	The Group entered into operating lease agreements with certain noncontrolling shareholders of the Company’s subsidiaries. The related rent expense incurred during the nine-month periods ended September 30, 2008 and 2009 amounted to RMB4,072 and RMB3,848 (US$564), respectively.

(c)	He Boquan is director of the Company and a holder of the Company’s ordinary shares and Series B convertible preferred shares through Prototal Enterprises Limited. Amount due from He Boquan as of December 31, 2008 represented the payment made by the Company on behalf of He Boquan.

(d)	Zheng Nanyan is the Chief Executive Officer of the Company and a holder of the Company’s ordinary shares and Series B convertible preferred shares through Fortune News International Limited. The amount due from Zheng Nanyan represented the payment made by the Company on behalf of Zheng Nanyan.

(e)	Guangdong Nowaday Investment Co., Ltd. is owned by He Boquan. The amount due to Guangdong Nowaday Investment Co., Ltd. represented interest payable on borrowings, the principal of which was repaid in 2006.

(f)	Borrowings from related parties consisted of debt borrowed from the noncontrolling shareholders of the Company’s subsidiaries with repayment terms ranging from 10 to 15 years with interest rates ranging from 8% to 10% per annum. Details of the noncontrolling shareholders are set out below.

Beijing Impression Hotel Management Co., Ltd. is the 30% shareholder of one of the Company’s subsidiaries, Beijing 7 Days Impression Hotel Management Co., Ltd.

Shanghai Jiayi Real Estate Consulting Co., Ltd. is the 30% shareholder of one of the Company’s subsidiaries, Shanghai Qijia Hotel Management Co., Ltd.

In 2008, Nanjing 7 Days Sabo Hotel Management Co., Ltd. (“Nanjing 7 Days”) was owned by 7 Days Inn (Shenzhen) Co., Ltd. (“7 Days Shenzhen”), the Company’s wholly owned subsidiary, and Nanjing Xin Sabo Investment Management & Consulting Co., Ltd. (“Nanjing Xin Sabo”), each then owning 65% and 35% equity interest in Nanjing 7 Days, respectively. In January 2009, the Group acquired the 35% equity interest in Nanjing 7 Days from Nanjing Xin Sabo for cash consideration of RMB445. The acquisition of the additional equity interest in Nanjing 7 Days from the noncontrolling shareholder was accounted for as an equity transaction under FASB ASC Subtopic 810-10. The difference between the consideration paid and the noncontrolling interest is recognized as a charge to additional paid-in capital attributable to 7 Days Group Holdings Limited shareholders. The borrowings from Nanjing Xin Sabo of RMB1,304 were repaid in 2009.

Zhuang Qineng and Zhuang Shishi are the noncontrolling shareholders of one of the Company’s subsidiaries, Shenzhen 7 Days Baoda Hotel Management Co., Ltd. (“Shenzhen 7 Days Baoda”). As of September 30, 2009, Zhuang Qineng and Zhuang Shishi, in aggregate, owned 35% of the equity interest in Shenzhen 7 Days Baoda.

Qise Tiandi (Beijing) Consulting Co., Ltd. is the 30% shareholder of one of the Company’s subsidiaries, Beijing Four Seasons Hotel Management Co., Ltd.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

13 Commitments and contingencies

(a) Operating lease commitments

The Group leases real estate properties on which it develops and operates hotels under operating lease agreements with most of the lease terms ranging from 10 to 15 years. Future minimum lease payments under these non-cancellable operating lease agreements as of September 30, 2009 are as follows:

	RMB	US$

Period from October 1, 2009 to December 31, 2009	56,764	8,316

Year ending December 31,
2010	342,826	50,222
2011	355,985	52,150
2012	363,186	53,205
2013	368,213	53,941
2014	375,042	54,942
Thereafter	2,065,831	302,632

Total	3,927,847	575,408

(b) Capital commitments

As of September 30, 2009, the Group has contractual capital commitments of RMB 26,288 for purchases of leasehold improvements.

14 Unaudited pro forma financial information

If a “Qualified IPO”, as defined below, is completed prior to a deemed liquidation, the 15,724,432 Series A convertible preferred shares issued by the Company on November 7, 2006, the 7,862,216 Series B convertible preferred shares issued by the Company on May 22, 2007 and the 21,533,387 Series C convertible preferred shares issued by the Company on October 10, 2008 will automatically convert into 15,724,432, 7,862,216 and 21,533,387 ordinary shares of the Company as of the closing of the offering, respectively. A Qualified IPO is defined as an initial public offering of the Company’s shares on a recognized stock exchange with (1) at least 20% of the Company’s outstanding equity interests being listed on such stock exchange; and (2) a minimum market capitalization of US$580,000 upon completion of such offering. Further, if a Qualifying IPO is completed prior to September 10, 2010, the 800 ordinary share purchase warrants issued by the Company on September 10, 2007 are required to be exercised in exchange for 8,831,758 ordinary shares as of the closing of the offering. If the IPO is completed on or before July 31, 2009, the exercise price of the ordinary share purchase warrants will be 50% of the IPO price. If the IPO is completed after July 31, 2009 but on or before July 31, 2010, the exercise price will be 25% of the IPO price. If the IPO is completed after July 31, 2010, the exercise price will be 20% of the IPO price.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The pro forma condensed balance sheet assumes the conversion of all Series A, B and C convertible preferred shares, and the exercise of all the ordinary share purchase warrants as of September 30, 2009. The exercise price adopted for the ordinary share purchase warrants is based on the assumptions that the IPO is completed as of September 30, 2009, and that the IPO price equals the Company’s estimated fair value of underlying ordinary shares of US$2.751 (RMB18.79) per share as of September 30, 2009, which was determined by management based on a contemporaneous valuation conducted by Jones Lang Lasalle Sallmanns Limited, an unrelated and independent valuation firm. The increase in cash in the pro forma condensed balance sheet is calculated using the assumed exercise price of RMB4.70 per share (representing 25% of the Company’s estimated fair value of underlying ordinary shares of RMB18.79 per share) multiplied by 8,831,758 ordinary shares to be issued upon exercise of the ordinary share purchase warrants. The pro forma condensed statement of operations and the calculation of pro forma net loss per share assume the conversion of all Series A, B and C convertible preferred shares, and the exercise of all the warrants as of the beginning of the nine-month period ended September 30, 2009. The pro forma financial information does not reflect the receipt or use of proceeds from the proposed IPO.

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The pro forma condensed balance sheet is as follows:

	Actual September 30, 2009	Pro Forma Adjustment for Conversion of Preferred Shares	Pro Forma Adjustment for Exercise of Warrants	Pro Forma September 30, 2009	Pro Forma September 30, 2009

	RMB	RMB	RMB	RMB	US$
Cash	276,995	—	41,484	318,479	46,655
Restricted cash	57,906	—	—	57,906	8,483
Pledged bank deposits	232			232	34
Accounts receivable	3,857	—	—	3,857	565
Prepaid rent	60,716	—	—	60,716	8,895
Other prepaid expenses and current assets	50,444	—	—	50,444	7,390
Deferred income taxes	7,205	—	—	7,205	1,055

Total current assets	457,355	—	41,484	498,839	73,077
Non-current assets	1,101,046	—	—	1,101,046	161,297

Total assets	1,558,401	—	41,484	1,599,885	234,374

Current liabilities	924,331	—	—	924,331	135,409

Long-term bank borrowings	30,000			30,000	4,395
Accrued lease payments	113,260	—	—	113,260	16,592
Ordinary share purchase warrants	66,644	—	(66,644)	—	—
Refundable deposits	13,836	—	—	13,836	2,027
Deferred revenue	5,217	—	—	5,217	764
Borrowings from related parties	4,117	—	—	4,117	603

Total liabilities	1,157,405	—	(66,644)	1,090,761	159,790

Series A convertible preferred shares	78,294	(78,294)	—	—	—

Series C convertible preferred shares	436,428	(436,428)	—	—	—

Equity (deficit)
Series B convertible preferred shares	7,523	(7,523)	—	—	—
Ordinary shares	61,502	38,516	7,539	107,557	15,757
Additional paid-in capital	175,857	483,729	100,589	760,175	111,361
Accumulated other comprehensive income	30,533	—	—	30,533	4,473
Accumulated deficit	(391,538)	—	—	(391,538)	(57,358)

Total 7 Days Group Holdings Limited shareholders’ equity (deficit)	(116,123)	514,722	108,128	506,727	74,233
Noncontrolling interests	2,397	—	—	2,397	351

Total equity (deficit)	(113,726)	514,722	108,128	509,124	74,584

Total liabilities and equity (deficit)	1,558,401	—	41,484	1,599,885	234,374

7 Days Group Holdings Limited

Notes to unaudited condensed consolidated financial statements—(continued)

(Amounts in thousands, except share data)

The pro forma condensed statement of operations is as follows:

	Actual Nine-month period ended September 30, 2009	Pro Forma Adjustment for Conversion of Preferred Shares	Pro Forma Adjustment for Exercise of Warrants	Pro Forma Nine-month period ended September 30, 2009	Pro Forma Nine-month period ended September 30, 2009
	RMB	RMB	RMB	RMB	US$

Profit from operations	47,026	—	—	47,026	6,889

Other income (expense)
Interest income	2,956	—	—	2,956	433
Interest expense	(63,690)	—	—	(63,690)	(9,330)
Change in fair value of ordinary share purchase warrants	(6,419)	—	6,419	—	—
Equity in income of an affiliate	44	—	—	44	6

Loss before income taxes	(20,083)	—	6,419	(13,664)	(2,002)
Income tax benefit	10,763	—	—	10,763	1,577

Net loss	(9,320)	—	6,419	(2,901)	(425)
Income attributable to noncontrolling interests	(1,247)	—	—	(1,247)	(183)

Net loss attributable to 7 Days Group Holdings Limited shareholders	(10,567)	—	6,419	(4,148)	(608)

The pro forma basic and diluted net loss per ordinary share is calculated as follows:

	Nine-month period ended September 30, 2009
	RMB	US$

Numerator:
Net loss attributable to 7 Days Group Holdings Limited shareholders	(10,567)	(1,548)
Pro forma adjustment for exercise of ordinary share purchase warrants	6,419	940

	(4,148)	(608)

Denominator:
Weighted average number of ordinary shares outstanding	60,000,000	60,000,000
Weighted average number of ordinary shares issuable upon conversion of Series A, B and C convertible preferred shares	45,120,035	45,120,035
Weighted average number of ordinary shares issuable upon the exercise of warrants	8,721,219	8,721,219

	113,841,254	113,841,254

Pro forma basic and diluted net loss per ordinary share	(0.04)	(0.01)

Consistent, quality and value-for-money accommodations

Nationally recognized brand and industry leading technology

7 Days Club

Over eight million members

Largest membership loyalty program in the Chinese economy hotel industry

Travel discounts and reward incentives to promote loyalty

Partnership programs with leading Chinese airlines and banks

eCommerce Platform

*Top ranked website among Chinese economy hotel chains**

24/7 customer support

One-stop convenience - ability to locate hotels and make reservations online or by WAP or SMS

Online game and members' discussion forum to provide feedback

Continuous Innovation

Introduced the first real-time online economy hotel reservation system in China

Proprietary IT system allowing centralized financial and operational management

Centralized laundry facilities distributing seal-packaged towels

7 Days Inn

**By internet traffic at September 30, 2009, according to Alexa.com*

10,100,000 American Depositary Shares

Representing 30,300,000 Ordinary Shares

7 Days Group Holdings Limited

Prospectus

J.P. Morgan	Citi

Oppenheimer & Co.

            , 2009

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADSs.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Until                     , 2009, all dealers that buy, sell or trade in our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

Item 6. Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the form of indemnification agreements to be filed as Exhibit 10.14 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent sales of unregistered securities.

During the past three years, we have issued and sold the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances were exempt from registration under the Securities Act in reliance on Regulation S thereunder regarding transactions not involving a public offering. This is based on our understanding that, with respect to each issuance listed below of our unregistered securities: (i) there was no “substantial U.S. market interest” (as defined in Rule 902 of Regulation S) in the class of our securities being offered or sold; (ii) there was no offer made to a person in the United States; (iii) at the time of the subscription, we reasonably believed that the recipient of our unregistered securities was outside the United States; and (iv) there had been no public offer, nor any “directed selling efforts” (as defined in Rule 902 of Regulation S) made in the United States by us, a distributor, any of our or their affiliates, or any person acting on behalf of the foregoing.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration	Underwriting Discount and Commission
Warburg Pincus Real Estate I, L.P	11/07/06	15,724,432 Series A preferred shares	US$10.0 million	N/A

Boquan He	05/22/07	3,555,918 Series B preferred shares	US$6,784,191	N/A

Fortune News International Limited	05/22/07	1,258,776 Series B preferred shares	US$2,401,586	N/A

WP RE (Cayman) International Ltd	05/22/07	3,047,522 Series B preferred shares	US$5,814,236	N/A

	07/19/07	US$10.0 million convertible promissory note	US$10.0 million	N/A

	10/01/2008	4,969,243 Series C preferred shares	US$15.0 million	N/A

Happy Travel Limited	10/01/2008	16,564,144 Series C preferred shares	US$50.0 million	N/A

Merrill Lynch International	09/10/07	200 units(1)	US$20.0 million	N/A

Indopark Holdings Limited	09/10/07	200 units(1)	US$20.0 million	N/A

Deutsche Bank AG, London Branch	09/10/07	400 units(1)	US$40.0 million	N/A

Certain directors, officers and employees	From 12/20/07 to 09/25/09	Options to purchase 7,121,952 ordinary shares	Exercise prices ranging from US$0.125 to US$3.60 per share	N/A

(1)	Each unit consists of a guaranteed senior floating rate note in the principal amount of US$100,000, due September 10, 2010, and a warrant with the right to purchase a certain number of our ordinary shares as determined by a formula set forth in a warrant agreement.

Item 8. Exhibits and financial statement schedules.

(a) Exhibits

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.

3.1†	Memorandum and Articles of Association of the Registrant, as currently in effect.

3.2	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, to be effective upon the completion of this offering.

4.1	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).

4.2†	Registrant’s Specimen Certificate for Ordinary Shares.

4.3(1)	Form of deposit agreement among the Registrant, the depositary and holders and beneficial owners of the American depositary shares issued thereunder.

4.4†	Series A Preferred Share Subscription Agreement, dated November 7, 2006, among the Registrant, Warburg Pincus Real Estate I, L.P. and the other parties thereto.

4.5†	Series B Preferred Share Subscription Agreement, dated May 22, 2007, among the Registrant, Warburg Pincus Real Estate I, L.P. and the other parties thereto.

4.6†	Securities Purchase Agreement, dated September 4, 2007, among the Registrant, Merrill Lynch International and the other parties thereto.

4.7†	Securities Purchase Agreement, dated September 4, 2007, among the Registrant, Indopark Holdings Limited and the other parties thereto.

4.8†	Securities Purchase Agreement, dated September 4, 2007, among the Registrant, Deutsche Bank AG, London Branch and the other parties thereto.

4.9†	Warrant Agreement, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as warrant agent.

4.10†	Equity Registration Right Agreement, dated September 10, 2007, among the Registrant and the initial purchasers party thereto.

4.11†	Letter Agreement on Right of First Offer, dated September 10, 2007, among the Registrant, Merrill Lynch International, Indopark Holdings Limited and Deutsche Bank AG, London Branch.

4.12†	Series C Preferred Share Subscription Agreement, dated October 1, 2008, among the Registrant, Happy Travel Limited, WP RE (Cayman) International Ltd. and the other parties thereto.

4.13†	Amended and Restated Shareholders Agreement, dated October 1, 2008, among the Registrant and its shareholders party thereto.

5.1	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the validity of the ordinary shares being registered.

5.2	Form of opinion of Commerce & Finance Law Offices, counsel to the Registrant, regarding compliance with PRC law.

8.1	Opinion of O’Melveny & Myers LLP regarding certain U.S. tax matters.

8.2	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding certain Cayman Islands tax matters (included in Exhibit 5.1).

10.1	2007 Employee Share Incentive Plan.

10.2†	Indenture, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as trustee and collateral agent.

Exhibit Number	Description of Document
10.3†	Charge Over Debt Service Reserve Account, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as collateral agent.

10.4†	Onshore Share Pledge Agreement, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as collateral agent.

10.5†	Intercompany Loan Agreement, dated September 10, 2007, among the Registrant and 7 Days Inn (Shenzhen) Co., Ltd.

10.6†	Assignment of Intercompany Loan, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as collateral agent.

10.7†	Escrow Agreement, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as trustee and collateral agent.

10.8†	Account Management Agreement, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as collateral agent, and Deutsche Bank AG, Hong Kong Branch, as account manager.

10.9†	First Supplemental Indenture and Limited Waiver regarding Delivery of Financial Statements, dated July 8, 2008, among the Registrant and DB Trustees (Hong Kong) Limited, as trustee.

10.10†

Second Supplemental Indenture and Consent, dated October 10, 2008, among the Registrant, DB Trustees (Hong Kong) Limited, as trustee and collateral agent, and Deutsche Bank AG, Hong Kong Branch, as the account manager.

10.11†	Third Supplemental Indenture, dated April 21, 2009, among the Registrant and DB Trustees (Hong Kong) Limited, as trustee and collateral agent.

10.12†	Amendment Deed relating to the Charge Over Debt Service Reserve Account, dated April 21, 2009, between the Registrant and DB Trustees (Hong Kong) Limited.

10.13†

Hedging Monies Escrow Agreement, dated April 21, 2009, among the Registrant, DB Trustees (Hong Kong) Limited, as trustee and collateral agent and DB International Trust (Singapore) Limited, as escrow agent.

10.14	Form of Indemnification Agreement with the Registrant’s directors and officers.

10.15	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant.

10.16†	English translation of the Brand Use and Management Entrustment Contract, undated, among 7 Days Inn (Shenzhen) Co., Ltd. and Wuxi Shenglong Hotel Management Co., Ltd.

10.17†	English translation of the Agreement between 7 Days Inn (Shenzhen) Co., Ltd. and Mr. Nanyan Zheng.

10.18†	English translation of the Form of Management Agreement.

21.1†	List of subsidiaries of the Registrant.

23.1	Consent of KPMG.

23.2	Consent of Maples and Calder (included in Exhibit 5.1).

23.3	Consent of Commerce and Finance Law Offices (included in Exhibit 5.2).

23.4	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1).

Exhibit Number	Description of Document
23.5†	Consent of Datamonitor Pty Ltd.

23.6†	Consent of Smith Travel Research.

23.7†	Consent of Jones Lang Lasalle Sallmanns Limited.

23.8†	Consent of iResearch Consulting Group.

23.9†	Consent of CEIC Data Company Limited.

23.10†	Consent of China Hotel Association.

23.11†	Consent of Independent Director Appointee, Bin Dai.

23.12†	Consent of Independent Director Appointee, Wee Seng Tan.

24.1†	Powers of Attorney (included in signature pages in Part II of this Registration Statement).

99.1	Code of Ethics for Senior Executive and Financial Officers of the Registrant.

*	To be filed by amendment.
†	Previously filed.

(1)	Incorporated by reference to the registration statement on Form F-6 (File No. 333-162949), which is to be filed with the Securities and Exchange Commission with respect to American depositary shares representing ordinary shares.

(b) Financial Statement Schedules

Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, People’s Republic of China, on November 6, 2009.

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ Nanyan Zheng
Name:	Nanyan Zheng
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Name: Boquan He		Chairman of the Board of Directors	November 6, 2009

/s/ Nanyan Zheng Name: Nanyan Zheng		Chief Executive Officer and Director (principal executive officer)	November 6, 2009

/s/ Eric Haibing Wu Name: Eric Haibing Wu		Chief Financial Officer (principal financial and accounting officer)	November 6, 2009

* Name: Minjian Shi		Director	November 6, 2009

* Name: Miao Chi		Director	November 6, 2009

* Name: Meng Ann Lim		Director	November 6, 2009

*By	/s/ Nanyan Zheng Attorney-in-fact

Signature of authorized representative in the United States

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of 7 Days Group Holdings Limited, has signed this Registration Statement or amendment thereto in Newark, Delaware, on November 6, 2009.

Authorized Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

7 Days Group Holdings Limited

Exhibit index

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.

3.1†	Memorandum and Articles of Association of the Registrant, as currently in effect.

3.2	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, to be effective upon the completion of this offering.

4.1	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).

4.2†	Registrant’s Specimen Certificate for Ordinary Shares.

4.3(1)	Form of deposit agreement among the Registrant, the depositary and holders and beneficial owners of the American depositary shares issued thereunder.

4.4†	Series A Preferred Share Subscription Agreement, dated November 7, 2006, among the Registrant, Warburg Pincus Real Estate I, L.P. and the other parties thereto.

4.5†	Series B Preferred Share Subscription Agreement, dated May 22, 2007, among the Registrant, Warburg Pincus Real Estate I, L.P. and the other parties thereto.

4.6†	Securities Purchase Agreement, dated September 4, 2007, among the Registrant, Merrill Lynch International and the other parties thereto.

4.7†	Securities Purchase Agreement, dated September 4, 2007, among the Registrant, Indopark Holdings Limited and the other parties thereto.

4.8†	Securities Purchase Agreement, dated September 4, 2007, among the Registrant, Deutsche Bank AG, London Branch and the other parties thereto.

4.9†	Warrant Agreement, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as warrant agent.

4.10†	Equity Registration Right Agreement, dated September 10, 2007, among the Registrant and the initial purchasers party thereto.

4.11†	Letter Agreement on Right of First Offer, dated September 10, 2007, among the Registrant, Merrill Lynch International, Indopark Holdings Limited and Deutsche Bank AG, London Branch.

4.12†	Series C Preferred Share Subscription Agreement, dated October 1, 2008, among the Registrant, Happy Travel Limited, WP RE (Cayman) International Ltd. and the other parties thereto.

4.13†	Amended and Restated Shareholders Agreement, dated October 1, 2008, among the Registrant and its shareholders party thereto.

5.1	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the validity of the ordinary shares being registered.

5.2	Form of opinion of Commerce & Finance Law Offices, counsel to the Registrant, regarding compliance with PRC law.

8.1	Opinion of O’Melveny & Myers LLP regarding certain U.S. tax matters.

8.2	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding certain Cayman Islands tax matters (included in Exhibit 5.1).

10.1	2007 Employee Share Incentive Plan.

Exhibit Number	Description of Document
10.2†	Indenture, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as trustee and collateral agent.

10.3†	Charge Over Debt Service Reserve Account, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as collateral agent.

10.4†	Onshore Share Pledge Agreement, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as collateral agent.

10.5†	Intercompany Loan Agreement, dated September 10, 2007, among the Registrant and 7 Days Inn (Shenzhen) Co., Ltd.

10.6†	Assignment of Intercompany Loan, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as collateral agent.

10.7†	Escrow Agreement, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as trustee and collateral agent.

10.8†	Account Management Agreement, dated September 10, 2007, among the Registrant and DB Trustees (Hong Kong) Limited, as collateral agent, and Deutsche Bank AG, Hong Kong Branch, as account manager.

10.9†	First Supplemental Indenture and Limited Waiver regarding Delivery of Financial Statements, dated July 8, 2008, among the Registrant and DB Trustees (Hong Kong) Limited, as trustee.

10.10†

Second Supplemental Indenture and Consent, dated October 10, 2008, among the Registrant, DB Trustees (Hong Kong) Limited, as trustee and collateral agent, and Deutsche Bank AG, Hong Kong Branch, as the account manager.

10.11†	Third Supplemental Indenture, dated April 21, 2009, among the Registrant and DB Trustees (Hong Kong) Limited, as trustee and collateral agent.

10.12†	Amendment Deed relating to the Charge Over Debt Service Reserve Account, dated April 21, 2009, between the Registrant and DB Trustees (Hong Kong) Limited.

10.13†

Hedging Monies Escrow Agreement, dated April 21, 2009, among the Registrant, DB Trustees (Hong Kong) Limited, as trustee and collateral agent and DB International Trust (Singapore) Limited, as escrow agent.

10.14	Form of Indemnification Agreement with the Registrant’s directors and officers.

10.15	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant.

10.16†	English translation of the Brand Use and Management Entrustment Contract, undated, among 7 Days Inn (Shenzhen) Co., Ltd. and Wuxi Shenglong Hotel Management Co., Ltd.

10.17†	English translation of the Agreement between 7 Days Inn (Shenzhen) Co., Ltd. and Mr. Nanyan Zheng.

10.18†	English translation of the Form of Management Agreement.

21.1†	List of subsidiaries of the Registrant.

23.1	Consent of KPMG.

23.2	Consent of Maples and Calder (included in Exhibit 5.1).

23.3	Consent of Commerce and Finance Law Offices (included in Exhibit 5.2).

Exhibit Number	Description of Document
23.4	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1).

23.5†	Consent of Datamonitor Pty Ltd.

23.6†	Consent of Smith Travel Research.

23.7†	Consent of Jones Lang Lasalle Sallmanns Limited.

23.8†	Consent of iResearch Consulting Group.

23.9†	Consent of CEIC Data Company Limited.

23.10†	Consent of China Hotel Association.

23.11†	Consent of Independent Director Appointee, Bin Dai.

23.12†	Consent of Independent Director Appointee, Wee Seng Tan.

24.1†	Powers of Attorney (included in signature pages in Part II of this Registration Statement).

99.1	Code of Ethics for Senior Executive and Financial Officers of the Registrant.

*	To be filed by amendment.
†	Previously filed.
(1)	Incorporated by reference to the registration statement on Form F-6 (File No. 333-162949), which is to be filed with the Securities and Exchange Commission with respect to American depositary shares representing ordinary shares.